Filed Pursuant to Rule 424(b)(3)
Securities Act File No. 333-274497
File No. 814-00908
Prospectus
Prospect Floating Rate and Alternative Income Fund, Inc.
Supplement No. 2 dated September 5, 2025

to

Prospectus dated February 7, 2025
This Supplement No. 2 dated September 5, 2025 (this “Supplement”) contains information which amends, supplements or modifies certain information contained in the prospectus of Prospect Floating Rate and Alternative Income Fund, Inc. (the “Company”, “our”, “us” or “we”), dated February 7, 2025 (as previously supplemented and amended, the “Prospectus”). This Supplement is a part of, and should be read in conjunction with, the Prospectus. The Prospectus has been filed with the U.S. Securities and Exchange Commission (the “SEC”), and is available free of charge at www.sec.gov or by calling (877) 822-4276. Capitalized terms used in this Supplement have the same meanings as in the Prospectus, unless otherwise stated herein.
Before investing in shares of our common stock, you should read carefully the Prospectus and this Supplement and consider carefully our investment objective, risks, charges and expenses. You should also carefully consider the “Risk Factors” beginning on page 32 of the Prospectus before you decide to invest.

Filing of Form 10-K
On September 3, 2025, we filed our Annual Report on Form 10-K for the year ended June 30, 2025 (the "Form 10-K") with the SEC. We have attached the Form 10-K, excluding the exhibits thereto, to this Supplement as Annex A, which is incorporated herein by reference.

Annex A

Our Form 10-K for the year ended June 30, 2025 is available on the EDGAR Database on the SEC’s Internet site at www.sec.gov.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 10-K

☒    ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended June 30, 2025
OR
☐    TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Commission File Number 814-00908
Prospect Floating Rate and Alternative Income Fund, Inc.
(Exact name of Registrant as specified in its charter)

Maryland	45-2460782
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

10 East 40th Street, 42nd Floor
New York, NY	10016
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (212) 448-0702

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
None	None	None
Securities registered pursuant to Section 12(g) of the Act:
Class A Common Stock, $0.001 par value per share
Class S Common Stock, $0.001 par value per share
Class D Common Stock, $0.001 par value per share
Class I Common Stock, $0.001 par value per share

Indicate by check mark if the Registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act. Yes No ☒
Indicate by check mark if the Registrant is not required to file reports pursuant to Section 13 or Section 15(d) of the Act. Yes No ☒
Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes ☒ No ☐
Indicate by check mark whether the Registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§232.405 of this chapter) during the preceding 12 months (or for such shorter period that the Registrant was required to submit such files). Yes ☒ No ☐
Indicate by check mark whether the Registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See definitions of "large accelerated filer", "accelerated filer", "smaller reporting company", and "emerging growth company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐
If an emerging growth company, indicate by check mark if the Registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐
Indicate by check mark whether the Registrant has filed a report on and attestation to its management’s assessment of the effectiveness of its internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act (15 U.S.C. 7262(b)) by the registered public accounting firm that prepared or issued its audit report.
If securities are registered pursuant to Section 12(b) of the Act, indicate by check mark whether the financial statements of the Registrant included in the filing reflect the correction of an error to previously issued financial statements.
Indicate by check mark whether any of those error corrections are restatements that required a recovery analysis of incentive-based compensation received by any of the Registrant’s executive officers during the relevant recovery period pursuant to §240.10D-1(b).

Indicate by check mark whether the Registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act). Yes ☐ No ☒

As of September 3, 2025, the Registrant had 8,983,852 and 2,237 shares of Class A and Class I Common Stock outstanding, $0.001 par value per share, respectively. As of September 3, 2025, there were no shares of Class S or Class D Common Stock outstanding, $0.001 par value per share, respectively.
Documents Incorporated by Reference
Portions of the Registrant’s definitive Proxy Statement relating to its 2025 Annual Meeting of Stockholders, to be filed with the Securities and Exchange Commission not later than 120 days after the end of the fiscal year covered by this Annual Report on Form 10-K, are incorporated by reference in Part III of this Annual Report on Form 10-K to the extent described herein.

PROSPECT FLOATING RATE AND ALTERNATIVE INCOME FUND, INC.
TABLE OF CONTENTS

Forward-Looking Statements
Some of the statements in this annual report on Form 10-K (the "Annual Report") constitute forward-looking statements, which relate to future events or our performance or financial condition. The forward-looking statements contained in this Annual Report involve risks, uncertainties and other factors, some of which are beyond our control, including, but not limited to, statements as to:
•our, or our portfolio companies’, future operating results;
•our business prospects and the prospects of our portfolio companies;
•the return or impact of current or future investments that we expect to make;
•our contractual arrangements and relationships with third parties;
•the willingness of our investment adviser to waive fees;
•the dependence of our future success on the general economy and its impact on the industries in which we invest;
•the impact of global events outside of our control, including the consequences of the ongoing conflict between Russia and Ukraine and in the Middle East, on our and our portfolio companies’ businesses and the global economy;
•the impact of alternative reference rates on our business and certain of our investments;
•uncertainty surrounding inflation and the financial stability of the United States, Europe, and China;
•trade negotiations and related government actions may create regulatory uncertainty for our portfolio companies and our investment strategies and adversely affect the profitability of our portfolio companies;
•the financial condition and ability of our current and prospective portfolio companies to achieve their objectives;
•difficulty in obtaining financing or raising capital, especially in the current credit and equity environment, and the impact of a protracted decline in the liquidity of credit markets on our and our portfolio companies’ business;
•the level, duration and volatility of prevailing interest rates and credit spreads, magnified by the current turmoil in the credit markets;
•the impact of alternative reference rates on our business and certain of our investments;
•adverse developments in the availability of desirable loan and investment opportunities whether they are due to competition, regulation or otherwise;
•a compression of the yield on our investments and the cost of our liabilities, as well as the level of leverage available to us;
•the impact of changes in laws or regulations governing our operations or the operations of our portfolio companies;
•our regulatory structure and tax treatment, including our ability to operate as a business development company and a regulated investment company;
•the adequacy of our cash resources and working capital;
•the timing of cash flows, if any, from the operations of our portfolio companies;
•the ability of our investment adviser to locate suitable investments for us and to monitor and administer our investments;
•the timing, form and amount of any dividend distributions;
•authoritative generally accepted accounting principles or policy changes from such standard-setting bodies as the Financial Accounting Standards Board, the Securities and Exchange Commission (the "SEC"), Internal Revenue Service, and other authorities that we are subject to, as well as their counterparts in any foreign jurisdictions where we might do business; and
•any of the other risks, uncertainties and other factors we identify in this Annual Report.
Such forward-looking statements may include statements preceded by, followed by or that otherwise include the words "trend," "opportunity," "pipeline," "believe," "comfortable," "expect," "anticipate," "current," "intention," "estimate," "position," "assume," "potential," "outlook," "continue," "remain," "maintain," "sustain," "seek," "achieve," and similar expressions, or future or conditional verbs such as "will," "would," "should," "could," "may," or similar expressions. The forward looking statements contained in this Annual Report involve risks and uncertainties and undue reliance should not be placed on them. Our actual results could differ materially from those implied or expressed in the forward-looking statements for any reason, including the factors set forth as "Risk Factors" in this Annual Report and our other SEC filings.
We have based the forward-looking statements included in this report on information available to us on the date of this Annual Report, and we assume no obligation to update any such forward-looking statements. Actual results could differ materially from those anticipated in our forward-looking statements, and future results could differ materially from historical performance. Although we undertake no obligation to revise or update any forward-looking statements, whether as a result of new information, future events or otherwise, you are advised to consult any additional disclosures that we may make directly to you or through reports that we have filed or in the future may file with the SEC, including quarterly reports on Form 10-Q, annual reports on Form 10-K, and current reports on Form 8-K.

Item 1. Business
In this report, the terms "PFLOAT," the "Company," "we," "us" and "our" mean Prospect Floating Rate and Alternative Income Fund, Inc. and all entities included in our consolidated financial statements, unless the context specifically requires otherwise.
We were formed as a Maryland corporation on April 29, 2011. We are an externally managed, closed-end, non-diversified management investment company that has elected to be regulated as a business development company ("BDC"), under the Investment Company Act of 1940, as amended (the "1940 Act"). We are therefore required to comply with certain regulatory requirements. We have elected to be taxed for U.S. federal income tax purposes, and intend to qualify annually as a regulated investment company ("RIC"), under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"). Prospect Capital Management L.P. (the "Adviser" or "Prospect Capital Management") is registered as an investment adviser with the Securities and Exchange Commission, or SEC, under the Investment Advisers Act of 1940 (the "Advisers Act"). Our Adviser manages our portfolio and makes all investment decisions for us, subject to supervision by our Board of Directors (the "Board" or "Board of Directors"). On June 25, 2014, we satisfied our minimum offering requirement of selling at least $2.5 million in common stock and on October 1, 2014, we commenced our investment operations. Effective September 19, 2022, the Company engaged Preferred Capital Securities, LLC (the "Dealer Manager") as the Company’s dealer manager for the Company’s offering to "accredited investors" (within the meaning of Rule 501(a) under the Securities Act) of shares of its common stock (the "Private Offering") on the terms and conditions set forth in the Company’s confidential private placement memorandum. The Company is relying on the exemption provided by Rule 506(b) of Regulation D and Section 4(a)(2) of the Securities Act in connection with the Private Offering. On September 13, 2023, the Company filed with the SEC an initial registration statement on Form N-2 for the offer and sale of up to $300,000,000 shares of its Class S, Class D and Class I common stock (the "Multi-Class Offering"). In connection with the Multi-Class Offering, the Company authorized the issuance of separate classes of its common stock and designated such classes Class S, Class D and Class I common stock, respectively. The registration statement was declared effective by the SEC on May 10, 2024.
On and effective August 5, 2020, we changed our name to Prospect Flexible Income Fund, Inc. from TP Flexible Income Fund, Inc. by filing Articles of Amendment to our Fourth Articles of Amendment and Restatement, as amended and supplemented.
On and effective January 10, 2022, we changed our name to Prospect Sustainable Income Fund, Inc. from Prospect Flexible Income Fund, Inc. by filing Articles of Amendment to our Fourth Articles of Amendment and Restatement, as amended and supplemented.
On and effective September 16, 2022, we changed our name to Prospect Floating Rate and Alternative Income Fund, Inc. from Prospect Sustainable Income Fund, Inc. by filing Articles of Amendment to our Fourth Articles of Amendment and Restatement, as amended and supplemented.
On April 20, 2021, we entered into an investment advisory agreement (the "Investment Advisory Agreement") with the Adviser, which was approved by our Board of Directors, including by all of the directors who are not “interested persons” (as defined in the 1940 Act). Our stockholders approved the Investment Advisory Agreement at a Special Meeting of Stockholders held on March 31, 2021. The Investment Advisory Agreement replaces our prior investment advisory agreement, dated March 31, 2019 (the "Former Investment Advisory Agreement”), with Prospect Flexible Income Management, LLC, our former investment adviser ("PFIM"), which terminated effective April 20, 2021. The Investment Advisory Agreement is identical in all material respects to the Former Investment Advisory Agreement, except for its date of effectiveness, term and the Adviser serving as our investment adviser instead of PFIM. As such, the Former Investment Advisory Agreement and the Investment Advisory Agreement contain the same terms, provisions, conditions and fee rates, and provide for the same management services to be conducted by the Adviser as were conducted by PFIM.
On November 5, 2021, we amended and restated the Investment Advisory Agreement (the "Amended and Restated Advisory Agreement") to reduce the base management fee and eliminate the incentive fee payable to the Adviser thereunder, effective as of January 1, 2022 and until the one year anniversary of the listing of the Company’s common stock on a national securities exchange. The Amended and Restated Advisory Agreement was most recently approved by our Board of Directors, including all of our directors who are not “interested persons” (as defined in the 1940 Act), on June 14, 2024.
Investment Objectives and Strategy
Our investment objective is to generate current income and, as a secondary objective, capital appreciation by targeting investment opportunities with favorable risk-adjusted returns. Under normal market conditions, we will invest at least 80% of our net assets (plus any borrowings for investment purposes) in floating rate loans and other income producing investments. We intend to meet our investment objective by primarily lending to and investing in the debt of privately-owned U.S. middle market companies, which we define as companies with annual revenue between $50 million and $2.5 billion. We may on occasion invest in smaller or larger companies if an attractive opportunity presents itself, especially when there are dislocations in the capital markets. We expect to focus primarily on directly originating senior secured first lien loans and senior secured second lien loans and making investments in syndicated senior secured first lien loans, syndicated senior secured second lien loans, and to a lesser extent, subordinated debt, of middle market companies in a broad range of industries. Syndicated secured loans refer to commercial loans provided by a group of lenders that are structured, arranged, and administered by one or several commercial or investment banks, known as arrangers. These loans are then sold (or syndicated) to other banks or institutional investors. Syndicated secured loans may have a first priority lien on a borrower’s assets (i.e., senior secured first lien loans), a second priority lien on a borrower’s assets (i.e., senior secured second lien loans), or a lower lien or unsecured position on the borrower’s assets (i.e., subordinated debt). Our target credit investments are expected to typically have initial maturities between three and ten years and generally range in size between $1 million and $100 million, although the investment size may vary with the size of our capital base. We expect that the majority of our debt investments will bear interest at floating interest rates, but our portfolio may also include fixed-rate investments. We expect to make our investments directly through the primary issuance by the borrower or in the secondary market.
Our principal focus is to directly originate senior secured first lien loans and senior secured second lien loans and invest in syndicated senior secured first lien loans, syndicated senior secured second lien loans, and to a lesser extent, subordinated debt of private middle market U.S. companies in a broad range of industries. In addition, we expect to invest up to 30% of our portfolio of investments in other securities, including private equity (both common and preferred), dividend-paying equity, royalties, and the equity and junior debt tranches of a type of pools of broadly syndicated loans know as collateralized loan obligations, or "CLOs" which we referred to as "Subordinated Structured Notes" or "SSNs". The senior secured loans underlying our SSN investments are expected typically to be BB or B rated (non-investment grade, which are often referred to as “high yield” or “junk”) and in limited circumstances, unrated, senior secured loans.
As part of our strategy, we intend to dynamically allocate our assets in varying types of investments based on our analysis of the credit markets. These investments include senior secured first lien loans, senior secured second lien loans, subordinated debt, equity and equity-related securities, non-U.S. securities, subordinated structured notes and other securities.
We will be subject to certain regulatory restrictions in making our investments. On January 13, 2020, (amended on August 2, 2022), we received a co-investment exemptive order from the SEC (the “Order”) granting us the ability to negotiate terms other than price and quantity of co-investment transactions with other funds managed or owned by our Adviser or certain affiliates, including Prospect Capital Corporation and Priority Income Fund, Inc., where co-investing would otherwise be prohibited under the 1940 Act, subject to the conditions included therein. Under the terms of the Order, a majority of our independent directors who have no financial interest in the transaction must make certain conclusions in connection with a co-investment transaction, including that (1) the terms of the proposed transaction, including the consideration to be paid, are reasonable and fair to us and our stockholders and do not involve overreaching of us or our stockholders on the part of any person concerned and (2) the transaction is consistent with the interests of our stockholders and is consistent with our investment objective and strategies. The Order also imposes reporting and record keeping requirements and limitations on transactional fees. We may only co-invest with other funds managed or owned by our Adviser or certain affiliates in accordance with such Order and existing regulatory guidance.
Potential Market Opportunity
We believe that there are and will continue to be significant investment opportunities in the senior secured first lien loan and senior secured second lien loan asset classes, as well as investments in debt and equity securities of middle market companies.
Potential Opportunity in Middle Market Private Companies
We believe the middle market lending environment provides opportunities for us to meet our objective of making investments that generate attractive risk-adjusted returns as a result of a combination of the following factors:
Large Addressable Market. According to Leveraged Commentary & Data, institutional leveraged loan issuance (senior secured loans and second lien secured loans) is attracting inflows due to the Federal Reserve’s indication of rising interest rates over 2022 and beyond. We believe that there exists a large number of prospective lending opportunities for lenders, which should allow us to generate substantial investment opportunities and build an attractive portfolio of investments
Strong Demand for Debt Capital. We expect that private equity firms will continue to be active investors in middle market companies. These private equity funds generally seek to leverage their investments by combining their capital with loans provided by other sources, and we believe that our investment strategy positions us well to invest alongside such private equity investors. In addition, we believe the large amount of uninvested capital held by private equity buyout firms in North America, estimated by Preqin Ltd., an alternative assets industry data and research company, to be $541 billion as of August 2022, will continue to drive deal activity.
Attractive Market Segment. We believe that the underserved nature of such a large segment of the market can at times create a significant opportunity for investment. In many environments, we believe that middle market companies are more likely to offer attractive economics in terms of transaction pricing, up-front and ongoing fees, prepayment penalties and security features in the form of stricter covenants and quality collateral than loans to larger companies. In addition, as compared to larger companies, middle market companies often have simpler capital structures and carry less leverage, thus aiding the structuring and negotiation process and allowing us greater flexibility in structuring favorable transactions.
Attractive Deal Structure and Terms
We believe senior secured debt provides strong defensive characteristics. Because this debt has priority in payment among an issuer’s security holders (i.e., holders are due to receive payment before junior creditors and equity holders), they carry less potential risk than other investments in the issuer’s capital structure. Further, these investments are secured by the issuer’s assets, which may be seized in the event of a default, if necessary. They generally also carry restrictive covenants aimed at ensuring repayment before junior creditors, such as most types of unsecured bondholders, and other security holders and preserving collateral to protect against credit deterioration.
The chart below illustrates examples of the collateral used to secure senior secured first lien debt and senior secured second lien debt.

Investments in Floating Rate Debt
A large portion of the investments we expect to make in middle market companies are expected to be in the form of floating rate debt instruments. These floating rate debt instruments are expected to be below investment grade rated (which are often referred to as “high yield” or “junk”). Floating rate loans have a base rate that adjusts periodically plus a spread over the base rate. The base rate typically resets every 30-90 days. As the reference rate increases, the income stream from these floating rate instruments will also increase. Syndicated floating rate debt offers certain benefits:

Adjustable coupon payment. Floating rate loans are structured so that interest rates reset on a predetermined schedule. As a result, when interest rates rise, coupon payments increase, and vice versa, with little lag time (typically 90 days or less). This feature greatly reduces the interest rate risk, or duration risk, inherent in high yield bonds, as the value of high yields bonds may decline in an increasing interest rate environment because their interest rates do not reset. For example, as short-term rates rise, the value of a high yield bond typically will decline while the value of a floating rate loan typically will remain stable because its interest rate will reset.

Priority in event of default. In the event of a default, floating rate loans typically have a higher position in a company’s capital structure, have first claim to assets and greater covenant protection than high yield bonds. As a result, floating rate loans have generally recovered a greater percentage of value than high yield bonds. Also, the default rate for floating rate loans has historically been lower than defaults of high yield bonds.

Reduced volatility. The return of floating rate loans has historically had a low correlation to most asset classes and a negative correlation with some asset classes. Therefore, adding floating rate loans to a portfolio should reduce volatility and risk.
Investment Types
Our portfolio is expected to be comprised primarily of investments in directly originated or syndicated senior secured first lien loans, directly originated or syndicated senior secured second lien loans, and to a lesser extent, subordinated debt of private middle market U.S. companies. In addition, a portion of our portfolio may be comprised of other securities, including private equity (both common and preferred), dividend-paying equity, royalties, and the equity and junior debt tranches of SSNs. Our Adviser will seek to tailor our investment focus as market conditions evolve. Depending on market conditions, we may increase or decrease our exposure to less senior portions of the capital structure, where returns tend to be stronger in a more stable or growing economy, but less secure in weak economic environments. Below is a diagram illustrating where these investments lie in a typical portfolio company’s capital structure. Senior secured first lien debt is situated at the top of the capital structure and typically has the first claim on the assets and cash flows of the company, followed by senior secured second lien debt, subordinated debt, preferred equity and, finally, common equity. Due to this priority of cash flows, an investment’s risk increases as it moves further down the capital structure. Investors are usually compensated for this risk associated with junior status in the form of higher returns, either through higher interest payments or potentially higher capital appreciation. We will rely on our Adviser’s experience to structure investments, possibly using all levels of the capital structure, which we believe will perform in a broad range of economic environments.

Typical Leveraged Capital Structure Diagram

Senior Secured First Lien Loans
Senior secured first lien loans are situated at the top of the capital structure. Because these loans generally have priority in payment, they carry the least risk among all investments in a firm. Generally, our senior secured first lien loans are expected to have initial maturities of three to seven years, offer some form of amortization, and have first priority security interests in the assets of the borrower. Generally, we expect that the interest rate on our senior secured first lien loans typically will have variable rates ranging between 3.0% and 8.0% over a standard benchmark, such as the prime rate or the Secured Overnight Financing Rate ("SOFR").
Senior Secured Second Lien Loans
Senior secured second lien loans are immediately junior to senior secured first lien loans and have substantially the same collateral and covenant structures as senior secured first lien loans. Generally, our senior secured second lien loans are expected to have initial maturities of three to eight years. Senior secured second lien loans, however, are granted a second priority security interest in the assets of the borrower, which means that any realization of collateral will generally be applied to pay senior secured first lien loans in full before senior secured second lien loans are paid and the value of the collateral may not be sufficient to repay in full both senior secured first lien loans and senior secured second lien loans. In return for this junior ranking, senior secured second lien loans generally offer higher returns compared to senior secured first lien debt. These higher returns come in the form of higher interest. Generally, we expect that the interest rate on our senior secured second lien loans typically will have variable rates ranging between 6.0% and 11.0% over a standard benchmark, such as the prime rate or SOFR.
Senior Secured Bonds
Senior secured bonds are generally secured by collateral on a senior, pari passu or junior basis with other debt instruments in an issuer’s capital structure and have similar covenant structures as senior secured loans. Generally, we expect these investments to carry a fixed rate of 6.0% to 12.0% and have initial maturities of three to ten years.

Subordinated Debt
In addition to syndicated senior secured first lien loans, syndicated senior secured second lien loans and senior secured bonds, we may invest a portion of our assets in subordinated debt. Subordinated debt investments usually rank junior in priority of payment to senior debt and are often unsecured, but are situated above preferred equity and common equity in the capital structure. In return for their junior status compared to senior debt, subordinated debt investments typically offer higher returns through both higher interest rates and possible equity ownership in the form of warrants, enabling the lender to participate in the capital appreciation of the borrower. These warrants typically require only a nominal cost to exercise. We generally will target subordinated debt with interest-only payments throughout the life of the security, with the principal due at maturity. Typically, subordinated debt investments have maturities of five to ten years. Generally, we expect these securities to carry a fixed rate, or a floating current yield of 8.0% to 18.0% over a standard benchmark. In addition, we may receive additional returns from any warrants we may receive in connection with these investments. In some cases, a portion of the total interest may accrue or be payment-in-kind ("PIK").
Equity and Equity-Related Securities
While we intend to maintain our focus on investments in debt securities, from time to time, when we see the potential for extraordinary gain, or in connection with securing particularly favorable terms in a debt investment, we may enter into investments in preferred or common equity, typically in conjunction with a private equity sponsor we believe to be sophisticated and seasoned. With respect to any preferred or common equity investments, we expect to target an annual investment return of at least 15%.
Non-U.S. Securities
We may invest in non-U.S. securities, which may include securities denominated in U.S. dollars or in non-U.S. currencies, to the extent permitted by the 1940 Act. For example, the SSNs in which we may invest generally consist of a special purpose vehicle (typically formed in the Cayman Islands or another similar foreign jurisdiction) formed to purchase the senior secured loans and issue rated debt securities and equity tranches and/or unrated debt securities (generally treated as equity interests).
Subordinated Structured Notes
We may invest in subordinated structured notes or SSNs, which are a form of securitization where payments from multiple loans are pooled together. Investors may purchase one or more tranches of an SSN and each tranche typically reflects a different level of seniority in payment from the SSN.
Other Securities
We may also invest from time to time in royalties, derivatives, including total return swaps and credit default swaps, that seek to modify or replace the investment performance of a particular reference security or other asset. These transactions are typically individually negotiated, non-standardized agreements between two parties to exchange payments, with payments generally calculated by reference to a notional amount or quantity. Swap contracts and similar derivative contracts are not traded on exchanges; rather, banks and dealers act as principals in these markets. We anticipate that any use of derivatives would primarily be as a substitute for investing in conventional securities.
Cash and Cash Equivalents
We may maintain a certain level of cash or equivalent instruments, including money market funds, to make follow-on investments, if necessary, in existing portfolio companies or to take advantage of new opportunities.
Sources of Income
The primary means through which our stockholders will receive a return of value is through interest income, dividends and capital gains generated by our investments. In addition to these sources of income, we may receive fees paid by our portfolio companies, including one-time closing fees paid at the time each investment is made. Closing fees typically range from 1.0% to 2.0% of the purchase price of an investment. In addition, we may generate revenues in the form of non-recurring commitment, origination, structuring or diligence fees, fees for providing managerial assistance, consulting fees and performance-based fees.
Risk Management
We seek to limit the downside potential of our investment portfolio by:
•applying our investment strategy guidelines for portfolio investments;
•requiring a total return on investments (including both interest and potential appreciation) that adequately compensates us for credit risk;
•allocating our portfolio among various issuers and industries, size permitting, with an adequate number of companies, across different industries, with different types of collateral; and

•negotiating or seeking debt investments with covenants or features that protect us while affording portfolio companies flexibility in managing their businesses consistent with preservation of capital, which may include affirmative and negative covenants, default penalties, lien protection, change of control provisions and board rights.
We may also enter into interest rate hedging transactions at the sole discretion of our Adviser. Such transactions will enable us to selectively modify interest rate exposure as market conditions dictate.
Affirmative Covenants
Affirmative covenants require borrowers to take actions that are meant to ensure the solvency of the company, facilitate the lender’s monitoring of the borrower, and ensure payment of interest and loan principal due to lenders. Examples of affirmative covenants include covenants requiring the borrower to maintain adequate insurance, accounting and tax records, and to produce frequent financial reports for the benefit of the lender.
Negative Covenants
Negative covenants impose restrictions on the borrower and are meant to protect lenders from actions that the borrower may take that could harm the credit quality of the lenders’ investments. Examples of negative covenants include restrictions on the payment of dividends and restrictions on the issuance of additional debt or making capital expenditures without the lenders’ approval. In addition, certain covenants may restrict a borrower’s activities by requiring it to meet certain earnings interest coverage ratio and leverage ratio requirements. These covenants are also referred to as financial or maintenance covenants.
Investment Process
The investment professionals utilized by our Adviser have spent their careers developing the resources necessary to invest in private companies. Our transaction process is highlighted below.

Our Transaction Process

Sourcing
In order to source transactions, our Adviser will generate investment opportunities through syndicate and club deals and, subject to regulatory constraints, through the proprietary origination channels of the investment team at our Adviser and its affiliates. In club deals, we along with other investors (including our affiliates) pool assets together to purchase securities collectively. With respect to syndicate and club deals, the investment professionals of our Adviser have built a network of relationships with commercial and investment banks, finance companies and other investment funds as a result of the long track record of its investment professionals in the leveraged finance marketplace. With respect to our Adviser’s proprietary origination channel, our Adviser will seek to leverage the relationships with private equity sponsors and financial intermediaries. We believe that the broad networks of our Adviser and its affiliates will produce a significant pipeline of investment opportunities for us.
Evaluation
Initial review. In its initial review of an investment opportunity, our Adviser’s professionals examine information furnished by the target company and external sources, such as rating agencies, if applicable, to determine whether the investment meets our basic investment criteria and other guidelines specified by our Adviser, within the context of proper portfolio diversification, and offers an acceptable probability of attractive returns with identifiable downside risk. For the majority of securities available on the secondary market, a comprehensive analysis is conducted and continuously maintained by a dedicated research analyst, the results of which are available for the investment team to review. In the case of a primary or secondary transaction, our Adviser will conduct detailed due diligence investigations as necessary.
Credit analysis/due diligence. Before undertaking an investment, the transaction team expects to conduct a thorough due diligence review of the opportunity to ensure the company fits our investment strategy, which may include:
•a full operational analysis to identify the key risks and opportunities of the company’s business, including a detailed review of historical and projected financial results;
•a detailed analysis of industry dynamics, competitive position, regulatory, tax and legal matters;
•on-site visits, if deemed necessary;

•background checks to further evaluate management and other key personnel;
•a review by legal and accounting professionals, environmental or other industry consultants, if necessary;
•financial sponsor due diligence, including portfolio company and lender reference checks, if necessary; and
•a review of management’s experience and track record.
Execution
Recommendation. The professionals of our Adviser will recommend investment opportunities for its approval. Our Adviser seeks to maintain a defensive approach toward its investment recommendations by emphasizing risk control in its investment process, which includes (i) the pre-review of each opportunity by one of its investment professionals to assess the general quality, value and fit relative to our portfolio and (ii) where possible, transaction structuring with a focus on preservation of capital in varying economic environments.
Approval. After completing its internal transaction process, our Adviser will make formal recommendations for review and approval by our Adviser’s investment committee. In connection with its recommendation, it will transmit any relevant underwriting material and other information pertinent to the decision-making process. The consummation of a transaction will require unanimous approval of the members of our Adviser’s investment committee.
Post-Investment Monitoring
Portfolio Monitoring. Our Adviser monitors our portfolio with a focus toward anticipating negative credit events. To maintain portfolio company performance and help to ensure a successful exit, our Adviser expects to work closely with, as applicable, the lead equity sponsor, loan syndicator or agent bank, portfolio company management, consultants, advisers and other security holders to discuss financial position, compliance with covenants, financial requirements and execution of the company’s business plan. In addition, depending on the size, nature and performance of the transaction, we may occupy a seat or serve as an observer on a portfolio company’s Board of Directors or similar governing body.
Typically, our Adviser will receive financial reports detailing operating performance, sales volumes, margins, cash flows, financial position and other key operating metrics on a quarterly basis from our portfolio companies. Our Adviser intends to use this data, combined with due diligence gained through contact with the company’s customers, suppliers, competitors, market research, and/or other methods, to conduct an ongoing, rigorous assessment of the company’s operating performance and prospects.
Valuation Process. Each quarter, we will value investments in our portfolio, and such values will be disclosed each quarter in reports filed with the SEC. The fair values of the Company’s investments are determined in good faith by the Company’s Board of Directors. The Company’s Board of Directors is solely responsible for the valuation of the Company’s portfolio investments at fair value as determined in good faith pursuant to the Company’s valuation policy and consistently applied valuation process. Investments for which market quotations are readily available will be recorded at such market quotations. With respect to investments for which market quotations are not readily available, our Board of Directors will determine the fair value of such investments in good faith, utilizing the input of our valuation committee, our Adviser and any other professionals or materials that our Board of Directors deems worthy and relevant, including independent third-party pricing services and independent third-party valuation services, if applicable.
Managerial Assistance. As a BDC, we must offer, and provide upon request, managerial assistance to certain of our portfolio companies. This assistance could involve, among other things, monitoring the operations of our portfolio companies, participating in board and management meetings, consulting with and advising officers of portfolio companies and providing other organizational and financial guidance. Depending on the nature of the assistance required, our Adviser will provide such managerial assistance on our behalf to portfolio companies that request this assistance. To the extent fees are paid for these services, we, rather than our Adviser, will retain any fees paid for such assistance.
Exit
We will attempt to invest in securities that may be sold in the privately negotiated over-the-counter market, providing us a means by which we may exit our positions. We expect that a large portion of our portfolio may be sold on this secondary market for the foreseeable future, depending on market conditions. For any investments that are not able to be sold within this market, we will focus primarily in investing in companies whose business models and growth prospects offer attractive exit possibilities, including repayment of our investments, an initial public offering of equity securities, a merger, a sale or a recapitalization.
Potential Competitive Strengths
We believe that we offer investors the following potential competitive strengths:

Established platform with seasoned investment professionals. We believe that we will benefit from the wide resources of our Adviser, which is focused on sourcing, structuring, executing, monitoring and exiting a broad range of investments. We believe the personnel of our Adviser possess market knowledge, experience and industry relationships that enable them to identify potentially attractive investment opportunities in companies pursuant to our investment strategy.
Long-term investment horizon. Our long-term investment horizon gives us greater flexibility, which we believe will allow us to maximize returns on our investments. Unlike private equity and venture capital funds, we are not subject to standard periodic capital return requirements. Such requirements typically stipulate that capital invested in these funds, together with any capital gains on such investment, can be invested only once and must be returned to investors after a pre-determined time period. We believe that our ability to make investments with a longer-term view and without the capital return requirements of traditional private investment vehicles will provide us with greater flexibility to seek investments that can generate attractive returns on invested capital.
Disciplined, income-oriented investment philosophy. Our Adviser is expected to employ an investment approach focused on current income and long-term investment performance. This investment approach involves a multi-stage selection process for each investment opportunity, as well as ongoing monitoring of each investment made, with particular emphasis on early detection of deteriorating credit conditions at portfolio companies, which could result in adverse portfolio developments. This strategy is designed to maximize current income and minimize the risk of capital loss while maintaining potential for long-term capital appreciation.
Investment expertise across all levels of the corporate capital structure. Our Adviser believes that its broad expertise and experience investing at all levels of a company’s capital structure will enable us to manage risk while affording us the opportunity for significant returns on our investments. Our Adviser will attempt to capitalize on this expertise in an effort to produce and maintain an investment portfolio that will perform in a broad range of economic conditions.
We generally will not be required to pay corporate-level U.S. federal income taxes on income and capital gains distributed to stockholders. As a RIC, we generally will not be required to pay corporate-level U.S. federal income taxes on any ordinary income or capital gains that we recognize from our investments and timely distribute to our stockholders as dividends. Furthermore, tax-exempt investors in our shares who do not finance their acquisition of our shares with indebtedness should not be required to recognize unrelated business taxable income (“UBTI”) unlike certain direct investors in master limited partnerships (“MLPs”). We expect to form wholly owned taxable subsidiaries to make or hold certain investments in non-traded limited partnerships or other entities classified as partnership for U.S. federal tax purposes. Although, as a RIC, dividends received by us from taxable entities and distributed to our stockholders will not be subject to corporate-level U.S. federal income taxes, any taxable entities we own will generally be subject to federal and state income taxes on their income. As a result, the net return to us on such investments that are held by such subsidiaries will be reduced to the extent that the subsidiaries are subject to income taxes.
Qualifying Assets
Under the 1940 Act, a business development company may not acquire any asset other than assets of the type listed in Section 55(a) of the 1940 Act, which are referred to as “qualifying assets,” unless, at the time the acquisition is made, qualifying assets represent at least 70% of the company’s total assets. The principal categories of qualifying assets relevant to our business are the following:
1.Securities purchased in transactions not involving any public offering from the issuer of such securities, which issuer (subject to certain limited exceptions) is an eligible portfolio company, or from any person who is, or has been during the preceding 13 months, an affiliated person of an eligible portfolio company, or from any other person, subject to such rules as may be prescribed by the SEC. An eligible portfolio company is defined in the 1940 Act as any issuer which:
a.is organized under the laws of, and has its principal place of business in, the United States;
b.is not an investment company (other than a small business investment company wholly owned by the business development company) or a company that would be an investment company but for certain exclusions under the 1940 Act; and
c.satisfies any of the following:
i.does not have any class of securities that is traded on a national securities exchange;
ii.has a class of securities listed on a national securities exchange, but has an aggregate market value of outstanding voting and non-voting common equity of less than $250 million;

iii.is controlled by a business development company or a group of companies including a business development company and the business development company has an affiliated person who is a director of the eligible portfolio company; or
iv.is a small and solvent company having total assets of not more than $4.0 million and capital and surplus of not less than $2.0 million.
2.Securities of any eligible portfolio company that we control.
3.Securities purchased in a private transaction from a U.S. issuer that is not an investment company or from an affiliated person of the issuer, or in transactions incident thereto, if the issuer is in bankruptcy and subject to reorganization or if the issuer, immediately prior to the purchase of its securities was unable to meet its obligations as they came due without material assistance other than conventional lending or financing arrangements.
4.Securities of an eligible portfolio company purchased from any person in a private transaction if there is no ready market for such securities and we already own 60% of the outstanding equity of the eligible portfolio company.
5.Securities received in exchange for or distributed on or with respect to securities described in (1) through (4) above, or pursuant to the exercise of warrants or rights relating to such securities.
6.Cash, cash equivalents, U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment.
In addition, a BDC must have been organized and have its principal place of business in the United States and must be operated for the purpose of making investments in the types of securities described in (1), (2) or (3) above.
Managerial Assistance
In order to count portfolio securities as qualifying assets for the purpose of the 70% test, we must either control the issuer of the securities or must offer to make available to the issuer of the securities (other than small and solvent companies described above) significant managerial assistance; except that, where we purchase such securities in conjunction with one or more other persons acting together, one of the other persons in the group may make available such managerial assistance. Making available managerial assistance means, among other things, any arrangement whereby the business development company, through its directors, officers or employees, offers to provide, and, if accepted, does so provide, significant guidance and counsel concerning the management, operations or business objectives and policies of a company.
Temporary Investments
Pending investment in other types of “qualifying assets,” as described above, our investments may consist of cash, cash equivalents, U.S. government securities or high-quality debt securities maturing in one year or less from the time of investment, which we refer to, collectively, as temporary investments, so that 70% of our assets are qualifying assets. Typically, we will invest in U.S. Treasury bills or in repurchase agreements, provided that such agreements are fully collateralized by cash or securities issued by the U.S. government or its agencies. A repurchase agreement involves the purchase by an investor, such as us, of a specified security and the simultaneous agreement by the seller to repurchase it at an agreed-upon future date and at a price that is greater than the purchase price by an amount that reflects an agreed-upon interest rate. There is no percentage restriction on the proportion of our assets that may be invested in such repurchase agreements. However, if more than 25% of our total assets constitute repurchase agreements from a single counterparty, we would not meet the Diversification Tests in order to qualify as a RIC for U.S. federal income tax purposes. Thus, we do not intend to enter into repurchase agreements with a single counterparty in excess of this limit. Our Adviser will monitor the creditworthiness of the counterparties with which we enter into repurchase agreement transactions.
Senior Securities
We are permitted, under specified conditions, to issue multiple classes of debt and one class of stock senior to our Class A Shares if our asset coverage, as defined in the 1940 Act, is at least equal to 200% immediately after each such issuance. However, recent legislation has modified the 1940 Act by allowing a BDC to increase the maximum amount of leverage it may incur from an asset coverage ratio of 200% to an asset coverage ratio of 150%, if certain requirements are met. Under the legislation, we are allowed to increase our leverage capacity if stockholders representing at least a majority of the votes cast, when quorum is met, approve a proposal to do so.
At the 2019 Annual Meeting, Triton Pacific Investment Corporation, Inc.'s ("TPIC") stockholders approved a proposal allowing us to modify our asset coverage ratio requirement from 200% to 150%. As a result, and subject to certain additional disclosure requirements as well as the repurchase obligations, both as described below, the 150% minimum asset coverage ratio has applied to the Company effective as of March 16, 2019, the day immediately after the 2019 Annual Meeting. As a result, we are required to make certain disclosures on our website and in SEC filings regarding, among other things, the receipt of approval to increase our leverage, our leverage capacity and usage, and risks related to leverage. As a non-traded BDC, we are also required to offer to repurchase our outstanding shares at the rate of 25% per quarter over four calendar quarters.
In addition, while any senior securities remain outstanding, we must make provisions to prohibit any distribution to our stockholders or the repurchase of such securities or shares unless we meet the applicable asset coverage ratios at the time of the distribution or repurchase. We may also borrow amounts up to 5% of the value of our total assets for temporary or emergency purposes without regard to asset coverage. For a discussion of the risks associated with leverage, see “Item 1A. Risk Factors—Risks Relating to Business Development Companies.”
Code of Ethics
We have adopted a code of ethics in accordance with Rule 17j-1 under the 1940 Act that establishes procedures for personal investments and restricts certain personal securities transactions. Personnel subject to the code may invest in securities for their personal investment accounts, including securities that may be purchased or held by us, so long as such investments are made in accordance with the code’s requirements. At a meeting held on April 22, 2019, the Company’s Board of Directors unanimously agreed to amend and restate the Company’s Code of Ethics in its entirety. The Code of Ethics was amended and restated to reflect current best practices. Specifically, the amendments included clarifications and enhancements to the description of the duties and responsibilities of the Company’s Chief Compliance Officer ("CCO"), increased reporting and certification requirements, and an enhanced description of the restrictions on the outside business activities of the directors and officers of the Company and its investment adviser. The code of ethics is attached as Exhibit 14.1 to the Company's Form 8-K filed with the SEC on April 26, 2019, and is also available on the EDGAR Database on the SEC’s Internet site at www.sec.gov.
Compliance Policies and Procedures
We and the Investment Adviser have adopted and implemented written policies and procedures reasonably designed to prevent violation of the U.S. federal securities laws and are required to review these compliance policies and procedures annually for their adequacy and the effectiveness of their implementation and to designate a Chief Compliance Officer to be responsible for administering the policies and procedures. Kristin L. Van Dask serves as our Chief Compliance Officer.
Proxy Voting Policies and Procedures
We anticipate delegating our proxy voting responsibility to our Adviser. The proxy voting policies and procedures that we anticipate that our Adviser will follow are set forth below. The guidelines will be reviewed periodically by our Adviser and our non-interested directors, and, accordingly, are subject to change.
As an investment adviser registered under the Advisers Act, our Adviser has a fiduciary duty to act solely in the best interests of its clients. As part of this duty, it recognizes that it must vote client securities in a timely manner free of conflicts of interest and in the best interests of its clients. These policies and procedures for voting proxies for the investment advisory clients of our Adviser are intended to comply with Section 206 of the Advisers Act and Rule 206(4)-6 thereunder.
Proxy Policies
Our Adviser will vote proxies relating to portfolio securities in the best interest of its clients’ stockholders. It will review on a case-by-case basis each proposal submitted for a stockholder vote to determine its impact on the portfolio securities held by its clients. Although our Adviser will generally vote against proposals that may have a negative impact on its clients’ portfolio securities, it may vote for such a proposal if compelling long-term reasons to do so exist.
The proxy voting decisions of our Adviser are made by the senior officers who are responsible for monitoring each of its clients’ investments. To ensure that its vote is not the product of a conflict of interest, it will require that: (a) anyone involved in the decision-making process disclose to its chief compliance officer any potential conflict that he or she is aware of and any contact that he or she has had with any interested party regarding a proxy vote; and (b) employees involved in the decision making process or vote administration are prohibited from revealing how our Adviser intends to vote on a proposal in order to reduce any attempted influence from interested parties.
Proxy Voting Records
You may obtain information, without charge, regarding how our Adviser voted proxies with respect to our portfolio securities by making a written request for proxy voting information to our CCO, Kristin Van Dask or by calling us at (212) 448-0702. The SEC also maintains a website at that contains such information.
Other Matters
 We will be periodically examined by the SEC for compliance with the 1940 Act.
We are required to provide and maintain a bond issued by a reputable fidelity insurance company to protect us against larceny and embezzlement. Further, as a business development company, we are prohibited from protecting any director or officer against any liability to us or our stockholders arising from willful misconduct, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such person’s office. The SEC takes the position that indemnification against liabilities arising under the Securities Act is against public policy and is unenforceable.
Securities Exchange Act and Sarbanes-Oxley Act Compliance
We will be subject to the reporting and disclosure requirements of the Exchange Act, including the filing of quarterly, annual and current reports, proxy statements and other required items. In addition, we will be subject to the Sarbanes-Oxley Act, which imposes a wide variety of regulatory requirements on publicly-held companies and their insiders. Many of these requirements will affect us. For example:
•pursuant to Rule 13a-14 of the Exchange Act, our chief executive officer and chief financial officer will be required to certify the accuracy of the financial statements contained in our periodic reports;
•pursuant to Item 307 of Regulation S-K, our periodic reports will be required to disclose our conclusions about the effectiveness of our disclosure controls and procedures; and
•pursuant to Item 308 of Regulation S-K and Rule 13a-15 under the Exchange Act, our periodic reports must disclose whether there were significant changes in our internal controls over financial reporting or in other factors that could significantly affect these controls subsequent to the date of their evaluation, including any corrective actions with regard to significant deficiencies and material weaknesses.
The Sarbanes-Oxley Act requires us to review our current policies and procedures to determine whether we comply with the Sarbanes-Oxley Act and the regulations promulgated thereunder. We intend to monitor our compliance with all regulations that are adopted under the Sarbanes-Oxley Act and will take actions necessary to ensure that we are in compliance therewith.
Compensation of the Dealer Manager and Selected Broker-Dealers
Through the Dealer Manager, a FINRA-registered broker-dealer, we are conducting our continuous Multi-Class Offering of our Class S shares, Class D shares, and Class I shares, in a maximum aggregate amount of $300,000,000. Because the Multi-Class Offering is a “best efforts” offering, the Dealer Manager is only required to use its best efforts to sell the shares, which means that no underwriter, broker or other person will be obligated to purchase any shares.
Pursuant to the terms of the Dealer Manager Agreement, we pay the Dealer Manager over time a shareholder servicing and/or distribution fee with respect to our outstanding Class S and Class D shares equal to 0.85% and 0.25%, respectively, per annum of the aggregate NAV of our outstanding Class S and Class D shares, including any Class S and Class D shares issued pursuant to our distribution reinvestment plan, which is included in the 10% underwriting compensation limit, as discussed below. The shareholder servicing and/or distribution fees are paid monthly in arrears. The Dealer Manager reallows (pays) all or a portion of the shareholder servicing and/or distribution fees to participating brokers for ongoing shareholder services performed by such participating brokers.
Our Adviser or an affiliate may also pay directly, or reimburse the Dealer Manager if the Dealer Manager pays on our behalf, any organization and offering expenses (other than any underwriting compensation, including upfront selling commissions and shareholder servicing and/or distribution fees, subject to FINRA Rule 2310). Additionally, our Adviser will pay the Dealer Manager a distribution services fee of 0.848% of the sales price of each share sold, except for sales arranged by our Adviser, an affiliate of our Adviser, or their respective personnel.
We will cease paying the shareholder servicing and/or distribution fee on the Class S and Class D shares on the earlier to occur of the following: (i) a listing of Class A shares, (ii) our merger or consolidation with or into another entity, or the sale or other disposition of all or substantially all of our assets or (iii) the date following the completion of the primary portion of the Multi-Class Offering on which, in the aggregate, underwriting compensation from all sources in connection with the Multi-Class Offering including selling commissions, the shareholder servicing and/or distribution fee and other underwriting compensation, is equal to 10% of the gross proceeds from our primary offering.
In addition, consistent with the exemptive relief allowing us to offer multiple classes of shares, at the end of the month in which the Dealer Manager in conjunction with the transfer agent determines that underwriting compensation, including upfront placement fees or brokerage commissions, and shareholder servicing and/or distribution fees paid with respect to shares held in a shareholder’s account would exceed, in the aggregate, 10% of the gross proceeds from the sale of such shares (or a lower limit as determined by the Dealer Manager or the applicable participating broker), we will cease paying the shareholder servicing and/or distribution fee on either (i) each such share that would exceed such limit or (ii) all Class S shares and Class D shares in such common shareholder’s account. We may modify this requirement if permitted by applicable exemptive relief. At the end of such month, the applicable Class S shares or Class D shares in such common shareholder’s account will convert into a number of Class I shares (including any fractional shares), with an equivalent aggregate NAV as such Class S or Class D shares.

The Multi-Class Offering is being made in compliance with FINRA Rule 2310. Under FINRA rules, all items of underwriting compensation to be paid in connection with the Multi-Class Offering, including any selling commissions such as the transaction or other fees, including upfront placement fees or brokerage commissions charged by certain participating dealers; the distribution services fee paid to the Dealer Manager; shareholder servicing and/or distribution fees; permissible forms of non-cash compensation, such as gifts, business entertainment, training and education expenses and the national and regional sales conferences of the participating brokers; and all other forms of underwriting compensation, if paid by or reimbursed by us, will not exceed 10% of the gross offering proceeds (excluding shares purchased through our distribution reinvestment plan).
The Company has also engaged the Dealer Manager as the Company’s dealer manager for the Company’s Private Offering to "accredited investors" (within the meaning of Rule 501(a) under the Securities Act) on the terms and conditions set forth in the Company’s confidential private placement memorandum. The Company is relying on the exemption provided by Rule 506(b) of Regulation D and Section 4(a)(2) of the Securities Act in connection with the Private Offering.
Status of Our Multi-Class Offering
Since commencing the Multi-Class Offering and through September 3, 2025, we have sold 0 Class S shares, 0 Class D shares, and 2,237 Class I shares.
Administration
We have entered into an administration agreement with Prospect Administration LLC, (our "Administrator") (as amended and restated, the “Administration Agreement”) pursuant to which our Administrator performs certain administrative functions on our behalf.
We compensate our Administrator by payment of service fees approved by our independent directors which will reimburse the Administrator for our allocable portion of its overhead and other expenses incurred in performing its obligations under the Administration Agreement, including rent and our allocable portion of the cost of our chief compliance officer and chief financial officer and their respective staffs. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
About Our Adviser
Prospect Capital Management L.P. serves as our investment adviser. Our Adviser is registered as an investment adviser under the Advisers Act and provides services to us pursuant to the terms of the Investment Advisory Agreement. Our Adviser’s investment professionals have significant experience and an extensive track record of investing in companies, managing high-yielding debt and equity investments in infrastructure companies and have developed an expertise in using all levels of a firm’s capital structure to produce income-generating investments, while focusing on risk management. Such parties also have extensive knowledge of the managerial, operational and regulatory requirements of publicly traded investment companies. Most of the finance professionals of our Adviser were closely involved with the operation of Pathway Capital Opportunity Fund, Inc. (“PWAY”) which merged with and into us on March 13, 2019. In addition, most of our finance professionals are also involved in the operation, management and regulatory compliance of two affiliated funds, Prospect Capital Corporation, a BDC that is listed for trading on the Nasdaq Stock Market that had total assets of approximately $6.8 billion as of June 30, 2025, and Priority Income Fund, Inc., an externally managed, non-diversified, closed-end management investment company that invests primarily in senior secured loans, including via SSN investments, of companies whose debt is rated below investment grade or, in limited circumstances, unrated.
Prospect Capital Management L.P. is led by John F. Barry III and M. Grier Eliasek, two senior executives with significant investment advisory and business experience. Both Messrs. Barry and Eliasek spend a significant amount of their time in their roles at Prospect Capital Management working on our behalf. The principal executive offices of Prospect Capital Management are 700 S Rosemary Ave, Suite 204, West Palm Beach, FL 33401. We depend on the due diligence, skill and network of business contacts of the senior management of our Adviser. We also depend, to a significant extent, on the Adviser’s investment professionals and the information and deal flow generated by those investment professionals in the course of their investment and portfolio management activities. Our Adviser’s senior management team evaluates, negotiates, structures, closes, monitors and services our investments. Our future success depends to a significant extent on the continued service of the senior management team, particularly John F. Barry III and M. Grier Eliasek. The departure of any of the senior managers of the Adviser could have a materially adverse effect on our ability to achieve our investment objective. In addition, we can offer no assurance that Prospect Capital Management will remain our investment adviser or that we will continue to have access to its investment professionals or its information and deal flow. Under the Investment Advisory Agreement, we pay Prospect Capital Management investment advisory fees, which consist of an annual base management fee based on our gross assets as well as a two-part incentive fee based on our performance. Mr. Barry currently controls Prospect Capital Management.
Our Board of Directors includes a majority of independent directors and oversees and monitors the activities of our Adviser as well as our investment portfolio and performance, and annually reviews the compensation paid to our Adviser. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations." In addition to managing our portfolio, our Adviser provides on our behalf managerial assistance to those of our portfolio companies to which we are required to provide such assistance.  We have the right to terminate the Investment Advisory Agreement upon 60 days’ written notice to our Adviser, and our Adviser has the right to terminate the Investment Advisory Agreement upon 120 days’ written notice to us.
Human Capital
We do not currently have any employees and do not expect to have any employees. The services necessary for the operation of our business are provided by investment professionals and personnel of our Adviser and by the officers and the employees of the Administrator pursuant to the terms of the Investment Advisory Agreement and the Administration Agreement, respectively, each as further described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”
Each of our executive officers is an employee or affiliate of our Adviser or our Administrator. Our day-to-day investment activities are managed by our Adviser, the investment professionals of which focus on origination, transaction development, investment and the ongoing monitoring of our investments. We reimburse both our Adviser and our Administrator for a certain portion of expenses incurred in connection with such staffing. Because we have no employees, we do not have a formal employee relations policy.
Corporate Information
Our executive offices are located at 10 East 40th Street, 42nd Floor, New York, NY 10016 and our telephone number is (212) 448-0702.
Available Information
As required because of our election of BDC status, we will file annual, quarterly and current reports on Forms 10-K, 10-Q and 8-K, respectively, proxy statements and other reports required by the federal securities laws with the SEC via the SEC’s EDGAR filing system. These reports will be available upon filing on the SEC’s website at www.sec.gov. These reports will also be available free of charge on our website at www.pfloat.com. You may access and print all documents provided through this service.
Certain U.S. Federal Income Tax Considerations
The following discussion is a general summary of certain U.S. federal income tax considerations applicable to us and to an investment in our shares. This summary does not purport to be a complete description of the income tax considerations applicable to us or our investors on such an investment. For example, we have not described tax consequences that we assume to be generally known by investors or certain considerations that may be relevant to certain types of holders subject to special treatment under U.S. federal income tax laws, including stockholders subject to the alternative minimum tax, tax-exempt organizations, insurance companies, dealers in securities, pension plans and trusts, financial institutions, U.S. stockholders (as defined below) whose functional currency is not the U.S. dollar, persons who mark-to-market our shares, persons who hold our shares as part of a “straddle,” “hedge” or “conversion” transaction, partnerships or other pass-through entities, regulated investment companies, real estate investment trusts, personal holding companies, persons who acquire our common stock in connection with the performance of services, persons required to accelerate the recognition of any item of gross income as a result of such income being recognized on an applicable financial statement, persons who have ceased to be U.S. citizens or to be taxed as resident aliens, and individual non-U.S. stockholders present in the United States for 183 days or more during a taxable year. This summary assumes that investors hold our common stock as capital assets (within the meaning of the Code). The discussion is based upon the Code, Treasury regulations, and administrative and judicial interpretations, each as of the date of this annual report on Form 10-K and all of which are subject to change, possibly retroactively, which could affect the continuing validity of this discussion. We have not sought and will not seek any ruling from the Internal Revenue Service, or the IRS, regarding our offering. This summary does not discuss any aspects of U.S. estate or gift tax or foreign, state or local tax. It does not discuss the special treatment under U.S. federal income tax laws that could result if we invested in tax-exempt securities or certain other investment assets.
For purposes of our discussion, a “U.S. stockholder” means a beneficial owner of shares of our common stock that is for U.S. federal income tax purposes:
•a citizen or individual resident of the United States;
•a corporation or other entity treated as a corporation, created or organized in or under the laws of the United States or any State, or the District of Columbia;
•a trust, if a court in the United States has primary supervision over its administration and one or more U.S. persons have the authority to control all substantial decisions of the trust, or the trust has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•an estate, the income of which is subject to U.S. federal income taxation regardless of its source.
For purposes of our discussion, a “Non-U.S. stockholder” means a beneficial owner of shares of our common stock that is neither a U.S. stockholder nor a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes).
If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds shares of our common stock, the tax treatment of a partner or member of the partnership will generally depend upon the status of the partner and the activities of the partnership. A prospective stockholder that is a partner in a partnership holding shares of our common stock should consult his, her or its tax advisors with respect to the purchase, ownership and disposition of shares of our common stock.
Tax matters are very complicated and the tax consequences to an investor of an investment in our shares will depend on the facts of his, her or its particular situation. We encourage investors to consult their own tax advisors regarding the specific consequences of such an investment, including tax reporting requirements, the applicability of U.S. federal, state, local and foreign tax laws, eligibility for the benefits of any applicable tax treaty and the effect of any possible changes in the tax laws.
Taxation as a RIC
We have elected to be taxed, and intend to qualify each taxable year as a RIC under Subchapter M of the Code. Provided that we continue to qualify as a RIC, we will not be subject to U.S. federal income tax on the portion of our investment company taxable income and net capital gain (which is generally our net long-term capital gain in excess of net short-term capital loss) that we timely distribute to stockholders. We will be subject to U.S. federal income tax at the regular corporate rates on any income or capital gain not distributed (or deemed distributed) to our stockholders.
In addition, we will be subject to a 4% nondeductible U.S. federal excise tax on certain undistributed income of RICs unless we distribute in a timely manner an amount at least equal to the sum of (1) 98% of our ordinary income for each calendar year, (2) 98.2% of our recognized capital gain in excess of recognized capital loss for the one-year period ending October 31 in that calendar year and (3) any ordinary income or capital gains recognized, but not distributed, in preceding years and on which we paid no U.S. federal income tax. We generally will endeavor in each taxable year to avoid any U.S. federal excise tax on our earnings. No assurance can be provided, however, that our distributions will be sufficient to avoid entirely the imposition of this tax. In that case, we will be liable for the tax only on the amount by which the Company does not meet the foregoing distribution requirement.
In order to qualify as a RIC for U.S. federal income tax purposes, we must, among other things:
•have an election in place to be regulated as a BDC at all times during our taxable year;
•derive in each taxable year at least 90% of our gross income from dividends, interest, payments with respect to certain securities loans, gains from the sale or other disposition of stock or other securities or foreign currencies or other income derived with respect to our business of investing in such stock, securities or currencies and net income derived from an interest in a “qualified publicly-traded partnership” (as defined in the Code), or the “90% Income Test”;
•diversify our holdings so that at the end of each quarter of the taxable year:
◦at least 50% of the value of our assets consists of cash, cash equivalents, U.S. Government securities, securities of other RICs, and other securities if such other securities of any one issuer do not represent more than 5% of the value of our assets and we do not hold more than 10% of the outstanding voting securities of the issuer (which for these purposes includes the equity securities of a “qualified publicly-traded partnership”); and
◦no more than 25% of the value of our assets is invested in (i) the securities, other than U.S. Government securities or securities of other RICs, of one issuer, (ii) the securities, other than the securities of other RICs, of two or more issuers that are controlled, as determined under applicable tax rules, by us and that are engaged in the same or similar or related trades or businesses or (iii) the securities of one or more “qualified publicly-traded partnerships,” or the “Diversification Tests.”'
•distribute to our stockholders, for each taxable year, at least 90% of our “investment company taxable income,” which is generally our net ordinary income plus the excess, if any, of realized net short-term capital gain over realized net long-term capital loss, or the “Annual Distribution Requirement.”
To the extent that we invest in entities treated as partnerships for U.S. federal income tax purposes (other than a “qualified publicly-traded partnership”), we generally must include the items of gross income derived by the partnerships for purposes of the 90% Income Test, and the income that is derived from a partnership (other than a “qualified publicly-traded partnership”)

will be treated as qualifying income for purposes of the 90% Income Test only to the extent that such income is attributable to items of income of the partnership which would be qualifying income if realized by us directly.
In order to meet the 90% Income Test, we may establish one or more special purpose corporations to hold assets from which we do not anticipate earning dividend, interest or other qualifying income under the 90% Income Test. Any investments held through a special purpose corporation would generally be subject to U.S. federal income and other taxes, and therefore we can expect to achieve a reduced after-tax yield on such investments.
We may be required to recognize taxable income in circumstances in which we do not receive a corresponding payment in cash. For example, if we hold debt obligations that are treated under applicable tax rules as having original issue discount (such as debt instruments with payment-in-kind interest, or issued with warrants, or, in certain cases, with increasing interest rates), we must include in income each year a portion of the original issue discount that accrues over the life of the obligation, regardless of whether cash representing such income is received by us in the same taxable year. We may also have to include in income other amounts that we have not yet received in cash, such as deferred loan origination fees that are paid after origination of the loan or are paid in non-cash compensation such as warrants or stock. We anticipate that a portion of our income may constitute original issue discount or other income required to be included in taxable income prior to receipt of cash.
Because any original issue discount or other amounts accrued will be included in our investment company taxable income for the year of the accrual, we may be required to make a distribution to our stockholders in order to satisfy the Annual Distribution Requirement and to avoid U.S. federal income and excise taxes, even though we will not have received any corresponding cash amount. In order to raise capital to satisfy these distribution obligations, we may have to sell some of our investments at times and/or at prices we would not consider advantageous, raise additional debt or equity capital or forgo new investment opportunities for this purpose. If we are not able to obtain cash from other sources, we may fail to qualify as a RIC and thus become subject to U.S. federal income tax.
Under the 1940 Act, we are not permitted to make distributions to stockholders while any senior securities are outstanding unless the Company meets the applicable asset coverage ratios. See “Business—Senior Securities.” In addition, we may be subject to certain financial covenants under loan and credit agreements that could, under certain circumstances, restrict our ability to make distributions necessary to satisfy the Annual Distribution Requirement and to avoid corporate-level U.S. federal income and excise taxes. If we are prohibited from making distributions, we could fail to qualify as a RIC, and thus become subject to U.S. federal income tax imposed at corporate rates on all our taxable income (including gains) regardless of whether or not such income and gains are distributed to stockholders.
We are authorized to sell assets in order to comply with the Diversification Tests. However, our ability to dispose of assets to meet the Diversification Tests may be limited by the illiquid nature of the Company’s portfolio. If we dispose of assets in order to meet the Diversification Tests, we may make such dispositions at times that, from an investment standpoint, are not advantageous and may result in substantial losses.
Furthermore, a company may face financial difficulty that requires us to work-out, modify or otherwise restructure our investment in the company. Any such restructuring may result in unusable capital losses and future non-cash income. Any restructuring may also result in our recognition of a substantial amount of non-qualifying income for purposes of the 90% Income Test.
Gain or loss realized by us from warrants acquired by us as well as any loss attributable to the lapse of such warrants generally will be treated as capital gain or loss. Such gain or loss generally will be long-term or short-term, depending on how long we held a particular warrant.
Our investment in non-U.S. securities may be subject to non-U.S. income, withholding and other taxes. In that case, our yield on those securities would be decreased. Stockholders will generally not be entitled to claim a credit or deduction with respect to non-U.S. taxes paid by us.
We anticipate that the CLO vehicles in which we invest may constitute PFICs. Because we acquire shares in PFICs, we may be subject to U.S. federal income tax on the portion of any “excess distribution” or gain from the disposition of such shares. Additional charges in the nature of interest may be imposed on us in respect of deferred taxes arising from such distributions or gains. This additional tax and interest may apply even if we make a distribution in an amount equal to any "excess distribution" or gain from the disposition of such shares as a taxable dividend by us to our shareholders. If we invest in a PFIC and elect to treat the PFIC as a “qualified electing fund” under the code, or QEF, in lieu of the foregoing requirements, we will be required to include in income each year a portion of the original earnings and net capital gain of the QEF, even if such income is not distributed to it. Alternatively, we can elect to mark-to-market at the end of each taxable year our shares in a PFIC; in this case, we will recognize as ordinary income any increase in the value of such shares and as ordinary loss any decrease in such value to the extent it does not exceed prior increases included in income. Under either election, we may be required to recognize in a year income in excess of our distributions from PFICs and our proceeds from dispositions of PFIC stock during that year, and such income will nevertheless be subject to the Annual Distribution Requirement and will be taken into account for purposes of the 4% excise tax.
If we hold, directly or indirectly, more than 10% of the shares in a foreign corporation that is treated as a controlled foreign corporation, or “CFC,” we may be treated as receiving a deemed distribution (taxable as ordinary income) each year from such foreign corporation in an amount equal to our pro rata share of the corporation’s income for the tax year (including both ordinary earnings and capital gains), whether or not the corporation makes an actual distribution during such year. In general, a foreign corporation will be classified as a CFC if more than 50% of the shares of the corporation, measured by reference to combined voting power or value, is owned (directly, indirectly or by attribution) by U.S. Shareholders. A “U.S. Shareholder,” for this purpose, is any U.S. person that possesses (actually, indirectly or constructively) 10% or more of the combined voting power of all classes of shares of a corporation or 10% or more of the total value of shares of all classes of stock of such corporation . If we are treated as receiving a deemed distribution from a CFC, we will be required to include such distribution in our investment company taxable income regardless of whether we receive any actual distributions from such CFC, and we must distribute such income to satisfy the Annual Distribution Requirement and the Excise Tax Avoidance Requirement.
Under Section 988 of the Code, gain or loss attributable to fluctuations in exchange rates between the time we accrue income, expenses, or other liabilities denominated in a foreign currency and the time we actually collect such income or pay such expenses or liabilities is generally treated as ordinary income or loss. Similarly, gain or loss on foreign currency forward contracts and the disposition of debt denominated in a foreign currency, to the extent attributable to fluctuations in exchange rates between the acquisition and disposition dates, are also treated as ordinary income or loss.
A RIC is limited in its ability to deduct expenses in excess of its investment company taxable income. If our expenses in a given year exceed investment company taxable income, we would experience a net operating loss for that year. However, a RIC is not permitted to carry forward net operating losses to subsequent years. In addition, expenses can be used only to offset investment company taxable income, not net capital gain. Due to these limits on the deductibility of expenses, we may, for tax purposes, have aggregate taxable income for several years that we are required to distribute and that is taxable to stockholders even if such income is greater than our aggregate net income actually earned during those years. Such required distributions may be made from our cash assets or by liquidation of investments, if necessary. We may realize gains or losses from such liquidations. In the event we realize net capital gains from such transactions, stockholders may receive a larger capital gain distribution than they would have received in the absence of such transactions. U.S. federal income tax law generally permits RICs to carry forward net capital losses indefinitely. However, future transactions we engage in may cause our ability to use any capital loss carryforwards, and unrealized losses once realized, to be limited under Section 382 of the Code.
Certain of our investment practices may be subject to special and complex U.S. federal income tax provisions that may, among other things, (i) disallow, suspend or otherwise limit the allowance of certain losses or deductions, (ii) convert lower taxed long-term capital gain and qualified dividend income into higher taxed short-term capital gain or ordinary income, (iii) convert an ordinary loss or a deduction into a capital loss (the deductibility of which is more limited), (iv) cause us to recognize income or gain without a corresponding receipt of cash, (v) adversely affect the time as to when a purchase or sale of stock or securities is deemed to occur, (vi) adversely alter the characterization of certain complex financial transactions, and (vii) produce income that will not be qualifying income for purposes of the 90% Income Test. We will monitor our transactions and may make certain tax elections in order to mitigate the effect of these provisions.
We may invest in preferred securities or other securities the U.S. federal income tax treatment of which may not be clear or may be subject to recharacterization by the IRS. To the extent the U.S. federal income tax treatment of such securities or the income from such securities differs from the expected tax treatment, it could affect the timing or character of income recognized, requiring us to purchase or sell securities, or otherwise change our portfolio, in order to comply with the tax rules applicable to RICs under the Code.
If we fail to qualify as a RIC, and certain curative provisions are not applicable, we would be subject to U.S. federal income tax on all of our taxable income (including net capital gains) at the regular corporate rate. We would not be able to deduct distributions to shareholders, nor would they be required to be made. Distributions, including distributions of net long-term capital gain, would generally be taxable to our shareholders as ordinary dividend income to the extent of our current and accumulated earnings and profits. Subject to certain holding period and other limitations under the Code, our corporate shareholders may be eligible to claim a dividend received deduction with respect to such dividend; and our non-corporate shareholders may generally be able to treat such dividends as “qualified dividend income,” which is subject to reduced rates of U.S. federal income tax. Distributions in excess of our current and accumulated earnings and profits would be treated first as a return of capital to the extent of the shareholder’s adjusted tax basis, and any remaining distributions would be treated as a capital gain. In order to requalify as a RIC, in addition to the other requirements discussed above, we would be required to distribute all of our previously undistributed earnings attributable to the period we failed to qualify as a RIC by the end of the first year that we intend to requalify as a RIC. If we fail to requalify as a RIC for a period greater than two taxable years, we may be subject to U.S. federal income tax at the regular corporate tax rate on any net built-in gains with respect to certain of our assets (i.e., the excess of the aggregate gains, including items of income, over aggregate losses that would have been realized with respect to such assets if we had been liquidated) that we elect to recognize on requalification or when recognized over the next five years.
The remainder of this discussion assumes that we will qualify as a RIC for each taxable year.
Taxation of U.S. Stockholders
Whether an investment in shares of our common stock is appropriate for a U.S. stockholder will depend upon that person’s particular circumstances. An investment in shares of our common stock by a U.S. stockholder may have adverse tax consequences. U.S. stockholders should consult their own tax advisors before making an investment in our common stock.
Distributions by us generally are taxable to U.S. stockholders as ordinary income or capital gains. Distributions of our “investment company taxable income” (which is generally our net ordinary income plus realized net short-term capital gains in excess of realized net long-term capital losses) will be taxable as ordinary income to U.S. stockholders to the extent of our current or accumulated earnings and profits, whether paid in cash or reinvested in additional common stock. To the extent such distributions paid by us to non-corporate stockholders (including individuals) are attributable to dividends from U.S. corporations and certain qualified foreign corporations, such distributions, or, Qualifying Dividends, may be eligible for a maximum tax rate of 20%. Qualifying Dividends may also be subject to the 3.8% net investment income tax for applicable taxpayers. In this regard, it is anticipated that distributions paid by us will generally not be attributable to dividends and, therefore, generally will not qualify for the preferential maximum rate applicable to Qualifying Dividends. Distributions of our net capital gains (which is generally our realized net long-term capital gains in excess of realized net short-term capital losses) properly reported by us as “capital gain dividends” will be taxable to a U.S. stockholder as long-term capital gains that are currently generally taxable at a maximum rate of 20% in the case of individuals, trusts or estates, regardless of a U.S. stockholder’s holding period for his, her or its common stock and regardless of whether paid in cash or reinvested in additional common stock. Capital gain dividends may also be subject to the 3.8% net investment income tax for applicable taxpayers. Distributions in excess of our earnings and profits first will reduce a U.S. stockholder’s adjusted tax basis in such stockholder’s common stock and, after the adjusted tax basis is reduced to zero, will constitute capital gains to such U.S. stockholder.
We may decide to retain some or all of our long-term capital gain, but designate the retained amount as a “deemed distribution.” In that case, among other consequences, we will pay tax on the retained amount, each U.S. stockholder will be required to include his, her or its proportionate share of the deemed distribution in income as if it had been actually distributed to the U.S. stockholder, and the U.S. stockholder will be entitled to claim a credit equal to his, her or its allocable share of the tax paid thereon by us. The amount of the deemed distribution net of such tax will be added to the U.S. stockholder’s tax basis for his, her or its common stock. If the amount of tax that individual stockholders will be treated as having paid and for which they will receive a credit exceeds the tax they owe on the retained net capital gain, such excess generally may be claimed as a credit against the U.S. stockholder’s other U.S. federal income tax obligations or may be refunded to the extent it exceeds a U.S. stockholder’s liability for U.S. federal income tax. In order to utilize the deemed distribution approach, we must provide written notice to our stockholders prior to the expiration of 60 days after the close of the relevant taxable year. We cannot treat any of our investment company taxable income as a “deemed distribution.”
For purposes of determining (1) whether the Annual Distribution Requirement is satisfied for any year and (2) the amount of capital gain dividends paid for that year, we may, under certain circumstances, elect to treat a distribution that is paid during the following taxable year as if it had been paid during the taxable year in question. If we make such an election, the U.S. stockholder will still be treated as receiving the distribution in the taxable year in which the distribution is made. However, any distribution declared by us in October, November or December of any calendar year, payable to stockholders of record on a specified date in any such month and actually paid during January of the following year, will be treated as if it had been received by our stockholders on December 31 of the year in which the distribution was declared.
We may distribute taxable distributions that are payable in cash or shares of our common stock at the election of each U.S. stockholder. Under certain applicable IRS guidance, distributions by publicly offered RICs that are payable in cash or in shares of stock at the election of stockholders are treated as taxable distributions. The IRS has published a revenue procedure indicating that this rule will apply where the total amount of cash to be distributed is not less than 20% of the total distribution. Under this revenue procedure, if too many stockholders elect to receive their distributions in cash, the cash available for distribution must be allocated among the stockholders electing to receive cash (with the balance of the distribution paid in stock). In no event will any stockholder electing to receive cash, receive less than the lesser of (a) the portion of the distribution such stockholder has elected to receive in cash or (b) an amount equal to his, her or its entire distribution times the percentage limitation on cash available for distribution. If we decide to make any distributions consistent with this guidance that are payable in part in our stock, taxable U.S. stockholders receiving such distributions will be required to include the full amount of the distribution (whether received in cash, our stock, or a combination thereof) as ordinary income (or as long-term capital gain to the extent such distribution is properly reported as a capital gain distribution) to the extent of our current and accumulated earnings and profits for U.S. federal income tax purposes. As a result, a U.S. stockholder may be required to pay tax with respect to such distributions in excess of any cash received. If a U.S. stockholder sells the stock it receives as a distribution in order to pay this tax, the sales proceeds may be less than the amount included in income with respect to the distribution, depending on the market price of our stock at the time of the sale. In addition, if a significant number of our stockholders determine to sell shares of our stock in order to pay taxes owed on distributions, it may put downward pressure on the trading price of our stock.
If a U.S. stockholder has elected to participate in our dividend reinvestment plan, the U.S. stockholder will have all cash distributions automatically reinvested in additional shares of our common stock. Any distributions reinvested under the plan will nevertheless remain taxable to the U.S. stockholder. The U.S. stockholder will have an adjusted tax basis in the additional shares of common stock purchased through the plan equal to the amount of the reinvested distribution. The additional shares of common stock will have a new holding period commencing on the day following the day on which the shares are credited to the U.S. stockholder’s account.
If an investor purchases shares of our common stock shortly before the record date of a distribution, the price of the shares will include the value of the distribution and the investor will be subject to U.S. federal income tax on the distribution even though it represents a return of his, her or its investment.
A U.S. stockholder generally will recognize taxable gain or loss if the stockholder sells or otherwise disposes of his, her or its shares of our common stock. The amount of gain or loss will be measured by the difference between such stockholder’s adjusted tax basis in the common stock sold and the amount of the proceeds received in exchange. Any gain arising from such sale or disposition generally will be treated as long-term capital gain or loss if the stockholder has held his, her or its shares for more than one year. Otherwise, it will be classified as short-term capital gain or loss. However, any capital loss arising from the sale or disposition of shares of our common stock held for six months or less will be treated as long-term capital loss to the extent of the amount of capital gain dividends received, or undistributed capital gain deemed received, with respect to such shares. In addition, all or a portion of any loss recognized upon a disposition of shares of our common stock may be disallowed if other substantially identical shares are purchased (whether through reinvestment of distributions or otherwise) within 30 days before or after the disposition. The ability to otherwise deduct capital loss may be subject to other limitations under the Code.
In general, individual U.S. stockholders currently are generally subject to a maximum U.S. federal income tax rate of 20% on their net capital gain (i.e., the excess of realized net long-term capital gains over realized net short-term capital losses), including any long-term capital gain derived from an investment in our shares. Such rate is lower than the maximum rate on ordinary income currently payable by individuals. An additional 3.8% Medicare tax is imposed on certain net investment income (including ordinary dividends and capital gain distributions received from us and net gains from redemptions or other taxable dispositions of our common stock) of U.S. individuals, estates and trusts to the extent that such person’s “modified adjusted gross income” (in the case of an individual) or “adjusted gross income” (in the case of an estate or trust) exceeds certain threshold amounts. Corporate U.S. stockholders currently are subject to U.S. federal income tax on net capital gain at the 21% rate also applied to ordinary income. Non-corporate U.S. stockholders with net capital losses for a year (i.e., capital losses in excess of capital gains) generally may deduct up to $3,000 of such losses against their ordinary income each year; any net capital losses of a non-corporate U.S. stockholder in excess of $3,000 generally may be carried forward and used in subsequent tax years as provided in the Code. Corporate U.S. stockholders generally may not deduct any net capital losses for a year, but may carry back such losses for three years or carry forward such losses for five years.
A “publicly offered regulated investment company” is a regulated investment company whose shares are either (i) continuously offered pursuant to a public offering, (ii) regularly traded on an established securities market or (iii) held by at least 500 persons at all times during the taxable year. If we are not a publicly offered regulated investment company for any period, a non-corporate stockholder’s pro rata portion of our affected expenses, including our management fees, will be treated as an additional distribution to the U.S. stockholder and will not be deductible by such stockholder. While we anticipate that we will constitute a publicly offered regulated investment company for our current taxable year, there can be no assurance that we will in fact so qualify for any of our taxable years.
We or the applicable withholding agent will send to each of our U.S. stockholders, as promptly as possible after the end of each calendar year (but no later than 75 days after the end of each calendar year), a notice detailing the amounts includible in such U.S. stockholder’s taxable income for such year as ordinary income and as long-term capital gain as well as such other information about us necessary for the preparation of our U.S. stockholders’ federal income tax returns. In addition, the U.S. federal tax status of each year’s distributions generally will be reported to the IRS. Distributions paid by us generally will not be eligible for the dividends-received deduction or the preferential tax rate applicable to qualifying dividends. Distributions may also be subject to additional state, local and foreign taxes depending on a U.S. stockholder’s particular situation.
We may be required to withhold U.S. federal income tax, or backup withholding, from all distributions to any noncorporate U.S. stockholder (1) who fails to furnish us with a correct taxpayer identification number or a certificate that such stockholder is exempt from backup withholding or (2) with respect to whom the IRS notifies us that such stockholder has failed to properly report certain interest and dividend income to the IRS and to respond to notices to that effect. An individual’s taxpayer identification number generally is his or her social security number. Backup withholding tax is not an additional tax, and any amount withheld may be refunded or credited against the U.S. stockholder’s U.S. federal income tax liability, provided that proper information is timely provided to the IRS.
Under U.S. Treasury regulations, if a U.S. stockholder recognizes a loss with respect to shares of our stock of $2 million or more for a non-corporate U.S. stockholder or $10 million or more for a corporate stockholder in any single taxable year (or a greater loss over a combination of years), the stockholder must file with the IRS a disclosure statement on IRS Form 8886 (or successor form). Direct stockholders of portfolio securities in many cases are exempted from this reporting requirement, but under current guidance, stockholders of a RIC are not exempted. Future guidance may extend the current exception from this reporting requirement to stockholders of most or all RICs. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer’s treatment of the loss is proper. Significant monetary penalties apply to a failure to comply with this reporting requirement. States may also have a similar reporting requirement. U.S. stockholders should consult their own tax advisors to determine the applicability of these regulations in light of their individual circumstances.
Taxation of Tax-Exempt U.S. Investors.
A U.S. stockholder that is a tax-exempt organization for U.S. federal income tax purposes and therefore generally exempt from U.S. federal income taxation may nevertheless be subject to taxation to the extent that it is considered to derive unrelated business taxable income (“UBTI”). The direct conduct by a tax-exempt U.S. stockholder of the activities in which we are engaged or may engage in the future could give rise to UBTI. However, a RIC is a corporation for U.S. federal income tax purposes and its business activities generally will not be attributed to its stockholders for purposes of determining their treatment under current law. Therefore, a tax-exempt U.S. stockholder generally should not be subject to U.S. taxation solely as a result of the stockholder’s ownership of shares of our common stock and receipt of dividends with respect to such shares. Moreover, under current law, if we incur indebtedness, such indebtedness will not be attributed to a tax-exempt U.S. stockholder. Therefore, a tax-exempt U.S. stockholder should not be treated as earning income from “debt-financed property” as defined in the Code and dividends paid by us should not be treated as “unrelated debt-financed income” as defined in the Code solely as a result of indebtedness that we incur. Proposals periodically are made to change the treatment of so-called “blocker” investment vehicles interposed between tax-exempt investors and non-qualifying investments. In the event that any such proposals were to be adopted and applied to RICs, the treatment of dividends payable to tax-exempt U.S. stockholders could be adversely affected. In addition, special rules would apply if we were to invest in certain real estate investment trusts or other taxable mortgage pools, which we do not currently plan to do, that could result in a tax- exempt U.S. shareholders recognizing income that would be treated as UBTI.
Taxation of Non-U.S. Stockholders
Whether an investment in our shares is appropriate for a Non-U.S. stockholder will depend upon that person’s particular circumstances. An investment in our shares by a Non-U.S. stockholder may have adverse tax consequences. Non-U.S. stockholders should consult their tax advisors before investing in our common stock.
Distributions of our investment company taxable income to Non-U.S. stockholders (including interest income and realized net short-term capital gains in excess of realized long-term capital losses, which generally would be free of withholding if paid to Non-U.S. stockholders directly) will be subject to withholding of U.S. withholding tax imposed at a 30% rate (or lower rate provided by an applicable treaty) to the extent of our current and accumulated earnings and profits unless an applicable exception applies. No withholding generally is required if (i) the distributions are properly reported to our stockholders as “interest-related dividends” or “short-term capital gain dividends,” (ii) the distributions were derived from sources specified in the Code for such dividends and (iii) certain other requirements were satisfied. No assurance can be given as to whether any of our distributions will be reported as eligible for this exemption from withholding.
If the distributions are effectively connected with the conduct of a trade or business of the Non-U.S. stockholder in the United States (and if an income tax treaty applies, such distributions are attributable to a permanent establishment maintained by the Non-U.S. Shareholder within the United States), we will not be required to withhold U.S. federal tax if the Non-U.S. stockholder complies with applicable certification and disclosure requirements, although the distributions will be subject to U.S. federal income tax at the rates applicable to U.S. persons. (Special certification requirements apply to a Non-U.S. stockholder that is a foreign partnership or a foreign trust, and such entities are urged to consult their own tax advisors.)
Actual or deemed distributions of our net capital gains to a Non-U.S. stockholder, and gains realized by a Non-U.S. stockholder upon the sale or other disposition of our common stock, will not be subject to U.S. withholding tax and generally will not be subject to U.S. federal income tax unless (i) the distributions or gains, as the case may be, are effectively connected with the conduct of a trade or business of the Non-U.S. stockholder in the United States (and, if an income tax treaty applies, are attributable to a permanent establishment maintained by the Non-U.S. stockholder in the United States) or (ii) in the case of an Non-U.S. individual stockholder, the stockholder is present in the United States for a period or periods aggregating 183 days or more during the year of the sale or the receipt of the distributions or gains and certain other conditions are met.

If we distribute our net capital gains in the form of deemed rather than actual distributions, a Non-U.S. stockholder will be entitled to a U.S. federal income tax credit or tax refund equal to the stockholder’s allocable share of the tax we pay on the capital gains deemed to have been distributed. In order to obtain the refund, the Non-U.S. stockholder must obtain a U.S. taxpayer identification number and file a U.S. federal income tax return even if the Non-U.S. stockholder would not otherwise be required to obtain a U.S. taxpayer identification number or file a U.S. federal income tax return. For a corporate Non-U.S. stockholder, distributions (both actual and deemed), and gains realized upon the sale of our common stock that are effectively connected to the conduct of a trade or business of the Non-U.S. Stockholder in the United States may, under certain circumstances, be subject to an additional “branch profits tax” at a 30% rate (or at a lower rate if provided for by an applicable treaty). Accordingly, investment in the shares may not be appropriate for a Non-U.S. stockholder.
We must generally report to its Non-U.S. stockholders and the IRS the amount of dividends paid during each calendar year and the amount of any tax withheld. Information reporting requirements may apply even if no withholding was required because the distributions were effectively connected with the Non-U.S. stockholder’s conduct of a United States trade or business or withholding was reduced or eliminated by an applicable income tax treaty. This information also may be made available under a specific treaty or agreement with the tax authorities in the country in which the Non-U.S. stockholder resides or is established. Under U.S. federal income tax law, interest, dividends and other reportable payments may, under certain circumstances, be subject to “backup withholding” at the then applicable rate (currently 24%). Backup withholding, however, generally will not apply to distributions to a Non-U.S. stockholder, provided the Non-U.S. stockholder furnishes to us the required certification as to its non-U.S. status, such as by providing a valid IRS Form W-8BEN or IRS Form W-8BEN-E, or certain other requirements are met. Backup withholding is not an additional tax but can be credited against a Non-U.S. stockholder’s U.S. federal income tax, and may be refunded to the extent it results in an overpayment of tax and the appropriate information is timely supplied to the IRS.
Legislation commonly referred to as the “Foreign Account Tax Compliance Act,” or “FATCA,” generally imposes a 30% withholding tax on payments of certain types of income to foreign financial institutions, or “FFIs” unless such FFIs either (i) enter into an agreement with the U.S. Treasury to report certain required information with respect to accounts held by certain specified U.S. persons (or held by foreign entities that have certain specified U.S. persons as substantial owners) or (ii) reside in a jurisdiction that has entered into an intergovernmental agreement, or “IGA” with the United States to collect and share such information and are in compliance with the terms of such IGA and any enabling legislation or regulations. The types of income subject to the tax include U.S. source interest and dividends. While the Code would also require withholding on payments of the gross proceeds from the sale of any property that could produce U.S. source interest and dividends, the U.S. Treasury Department has indicated in subsequent proposed regulations its intent to eliminate this requirement. The information required to be reported includes the identity and taxpayer identification number of each account holder that is a specified U.S. person and transaction activity within the holder’s account. In addition, subject to certain exceptions, this legislation also imposes a 30% withholding on certain payments to certain foreign entities that are not FFIs unless the foreign entity certifies that it does not have a greater than 10% owner that is a specified U.S. person or provides the withholding agent with identifying information on each greater than 10% owner that is a specified U.S. person. Depending on the status of a Non-U.S. stockholder and the status of the intermediaries through which they hold their shares, Non-U.S. stockholders could be subject to this 30% withholding tax with respect to distributions on their shares. Under certain circumstances, a Non-U.S. stockholder might be eligible for refunds or credits of such taxes.
Non-U.S. persons should consult their own tax advisors with respect to the U.S. federal income tax and withholding tax, and state, local and foreign tax consequences of an investment in the shares.
Important Tax Information

We generate certain types of income that may be exempt from U.S. withholding tax when distributed to non-U.S. stockholders. Under IRC Section 871(k), a RIC is permitted to report distributions of qualified interest income and short-term capital gains as exempt from U.S. withholding tax when paid to non-U.S. stockholders with proper documentation. For the 2024 calendar year, 93.53% of our taxable dividends qualified as interest-related dividends which are exempt from U.S. withholding tax applicable to non-U.S. stockholders. For the 2023 calendar year, none of our distributions were reported as taxable dividends and accordingly our distributions did not qualify as interest-related dividends.

Certain distributions reported by us as Section 163(j) interest dividends may be treated as interest income by U.S. stockholders for purposes of the tax rules applicable to interest expense limitations under Section 163(j) of the Code. Such treatment by U.S. stockholders is generally subject to holding period requirements and other potential limitations, although the holding period requirements are generally not applicable to dividends declared by money market funds and certain other funds that declare dividends daily and pay such dividends on a monthly or more frequent basis. The amount that we are eligible to report as a Section 163(j) dividend for a tax year is generally limited to the excess of our business interest income over the sum of our (i) business interest expense and (ii) other deductions properly allocable to our business interest income. For the 2024 calendar year, 87.14% of our taxable ordinary dividends qualified as section 163(j) interest dividends. For the 2023 calendar year, none of our distributions were designated as taxable dividends and accordingly our distributions did not qualify as section 163(j)

interest dividends.
Failure to Maintain RIC Tax Treatment
If we were unable to maintain tax treatment as a RIC, we would be subject to corporate-level U.S. federal income tax on all of our taxable income at the regular corporate rate. We would not be able to deduct distributions to stockholders, nor would they be required to be made. Distributions, including distributions of net long term capital gain, would generally be taxable to our stockholders as ordinary dividend income to the extent of our current and accumulated earnings and profits. Subject to certain limitations under the Code, corporate distributees would be eligible for the dividends-received deduction. Distributions in excess of our current and accumulated earnings and profits would be treated first as a return of capital to the extent of a stockholder’s tax basis, and any remaining distributions would be treated as a capital gain.
If we fail to meet the RIC requirements for more than two consecutive years and then seek to re-qualify as a RIC, we would be required to recognize gain to the extent of any unrealized appreciation in our assets unless we made a special election to pay corporate-level U.S. federal income tax on any such unrealized appreciation during the succeeding 5-year period.
Possible Legislative or Other Actions Affecting Tax Considerations
Prospective investors should recognize that the present U.S. federal income tax treatment of an investment in our stock may be modified by legislative, judicial or administrative action at any time, and that any such action may affect investments and commitments previously made. The rules dealing with U.S. federal income taxation are constantly under review by persons involved in the legislative process any by the IRS and the U.S. Treasury Department, resulting in revisions of regulations and revised interpretations of established concepts as well as statutory changes. Revisions in U.S. federal tax laws and interpretations thereof could adversely affect the tax consequences of an investment in our stock.
The discussion set forth herein does not constitute tax advice, and potential investors should consult their own tax advisors concerning the tax considerations relevant to their particular situation.
Item 1A. Risk Factors
Investing in our common stock involves a number of significant risks. In addition to the other information contained in this Annual Report, you should consider carefully the following information before making an investment in us. The following should not be considered a complete summary of all the risks associated with an investment, but if any of the following events occur, our business, financial condition and results of operations could be materially and adversely affected. In such case, the net asset value per share of our common stock could decline, and you may lose all or part of your investment.
Risk Factor Summary
The following is a summary of the principal risks that you should carefully consider before investing in our securities.
Risks Relating to Our Business and Structure
•A failure on our part to maintain our qualification as a business development company would significantly reduce our operating flexibility.
•Regulations governing our operation as a business development company and RIC will affect our ability to raise, and the way in which we raise, additional capital or borrow for investment purposes, which may have a negative effect on our growth.
•A significant portion of our investment portfolio will be recorded at fair value as determined in good faith by our Board of Directors for quarter-end periods and by our Valuation Designee (as defined below) for intra-quarter periods and, as a result, there could be uncertainty as to the actual market value of our portfolio investments.
•Because our business model depends to a significant extent upon the business relationships of our Adviser, the inability of our Adviser to maintain or develop these relationships, or the failure of these relationships to generate investment opportunities, could adversely affect our business.
•The amount and timing of distributions are uncertain and distributions may be funded from the proceeds of the Multi-Class Offering and any future offerings and may represent a return of capital.
•We will be subject to U.S. federal income tax if we are unable to qualify as a RIC under Subchapter M of the Code or do not satisfy the annual distribution requirement.
•Because we intend to distribute substantially all of our income to our stockholders in connection with our election to be treated as a RIC, we will continue to need additional capital to finance our growth. If additional funds are unavailable or not available on favorable terms, our ability to grow will be impaired.

Risks Relating to Our Adviser and Its Affiliates
•We will rely on our Adviser and its investment personnel for the selection of our assets and the monitoring of our investments.
•There are significant potential conflicts of interest which could adversely impact our investment returns.
•Our fee structure may induce our Adviser to cause us to borrow and make speculative investments.
Risks Relating to Our Investments
•Our investments in prospective portfolio companies may be risky, and we could lose all or part of our investment.
•Investing in small and mid-sized companies involves a number of significant risks.
•An investment strategy focused primarily on privately-held companies presents certain challenges, including the lack of available information about these companies.
•Defaults by our portfolio companies will harm our operating results.
•We generally will not control the portfolio companies in which we make debt investments.
•The lack of liquidity in our investments may adversely affect our business.
•We may not have the funds or ability to make additional investments in the companies in which we invest.
•Our portfolio companies may be highly leveraged.
•Rising interest rates may adversely affect the value of our portfolio investments which could have an adverse effect on our business, financial condition and results of operations.
Risks Relating to Our Investments in CLOs
•Our investments in CLOs may be riskier and less transparent to us and our stockholders than direct investments in the underlying companies.
•Our financial results may be affected adversely if one or more of our significant equity or junior debt investments in a CLO vehicle defaults on our payment obligations or fails to perform as we expect.
•CLOs typically will have no significant assets other than their underlying senior secured loans; payments on CLO investments are and will be payable solely from the cash flows from such senior secured loans.
•Our CLO investments will be exposed to leveraged credit risk.
•The payment of underlying portfolio manager fees and other charges on CLO investments could adversely impact our return on our CLO investments.
•The inability of a CLO collateral manager to reinvest the proceeds of the prepayment of senior secured loans may adversely affect us.
•Our CLO investments are subject to prepayments and calls, increasing re-investment risk.
•We will have no influence on management of underlying investments managed by non-affiliated third party CLO collateral managers.
Risks Relating to Economic Conditions
•Adverse economic conditions or increased competition for investment opportunities could delay deployment of our capital, reduce returns and result in losses.
•Economic recessions or downturns could impair a company in which we invest and harm our operating results.
•Changes in interest rates may adversely affect our cost of capital, net investment income and ability to borrow money.
Risks Relating to Our Offering and Our Common Stock
•If we conduct an offering and are unable to raise substantial funds, we will be limited in the number and type of investments we may make, and the value of your investment in us may be reduced in the event our assets under-perform.

•The shares sold in any offering will not be listed on an exchange or quoted through a quotation system for the foreseeable future, if ever. Therefore, if you purchase shares in the Multi-Class Offering or any future offering, you will have limited liquidity.
•Although we have offered to repurchase your shares on a quarterly basis through our share repurchase program, the terms of any such repurchases will be limited. As a result, you will have limited opportunities to sell your shares.
•The timing of our share repurchase offers pursuant to our share repurchase program may be at a time that is disadvantageous to our stockholders.
•Our Distribution Reinvestment Plan will dilute the interest of those who do not opt-in.
Risks Relating to Debt Financing
•Our use of borrowed funds to make investments will expose us to risks typically associated with leverage.
•If we default under our credit facility or any subsequent credit facility or are unable to amend, repay or refinance any such facility on commercially reasonable terms, or at all, we may suffer material adverse effects on our business, financial condition, results of operations and cash flows.
Risks Relating to Business Development Companies
•The requirement that we invest a sufficient portion of our assets in qualifying assets could preclude us from investing in accordance with our current business strategy; conversely, the failure to invest a sufficient portion of our assets in qualifying assets could result in our failure to maintain our status as a BDC.
•We may incur additional leverage.
U.S. Federal Income Tax Risks
•Legislative or other actions relating to taxes could have a negative effect on us.
•We may be subject to U.S. federal income tax if we fail to qualify as a RIC.
•We may have difficulty paying our required distributions if we recognize income before or without receiving cash representing such income.
•You may receive shares of our common stock as distributions, which could result in adverse tax consequences to you.
•If we do not qualify as a “publicly offered regulated investment company,” as defined in the Code, you will be taxed as though you received a distribution of some of our expenses.
General Risk Factors
•Global economic, political and market conditions may adversely affect our business, results of operations and financial condition, including our revenue growth and profitability.
•We are dependent on information systems and systems failures could significantly disrupt our business, which may, in turn, negatively affect our liquidity, financial condition or results of operations.
•Inflation can adversely impact our cost of capital and the value of our portfolio investments.
•The prolonged Russian invasion of Ukraine and the resulting international response may have a material adverse impact on us and our portfolio companies.
•Until we raise sufficient capital to build an investment portfolio that generates sufficient revenue to cover our operating expenses, our continued operations are dependent upon the Expense Limitation Agreement ("ELA") entered into with the Adviser.
•Trade negotiations and related government actions may create regulatory uncertainty for our portfolio companies and our investment strategies and adversely affect the profitability of our portfolio companies.
Risks Relating to Our Business and Structure
Except for the investments described in this Annual Report, we have not identified specific investments that we will make with the proceeds of the Multi-Class Offering or any future offering, and you will not have the opportunity to evaluate our future investments prior to purchasing shares of our common stock in the Multi-Class Offering or any future offering.
Except for the investments described in this Annual Report, neither we nor our Adviser has identified, made or contracted to make any investments. As a result, you will not be able to evaluate the economic merits, transaction terms or other financial or operational data concerning our future investments prior to purchasing shares of our common stock in the Multi-Class Offering or any future offering we may conduct. You must rely on our Adviser and our Board of Directors to implement our investment policies, evaluate our investment opportunities and structure the terms of our investments. Because investors are not able to evaluate our future investments in advance of purchasing shares of our common stock, other than those investments described in this Annual Report, our offering may entail more risk than other types of offerings. This may hinder your ability to achieve your own personal investment objectives related to portfolio diversification, risk-adjusted investment returns and other objectives.
We have not established any limit on the amount of funds we may use from available sources, such as borrowings, if any, or proceeds from the Multi-Class Offering or any future offering, to fund distributions (which may reduce the amount of capital we ultimately invest in assets).
For a significant time after the commencement of the Multi-Class Offering or any future offering, a substantial portion of our distributions, if any, will result from expense waivers from our Adviser, which are subject to repayment by us, and may also consist, in whole or in part, of a return of capital. In addition, we may fund our cash distributions to stockholders from any sources of funds legally available to us, including offering proceeds, and borrowings. If we borrow money to fund cash distributions, the costs of such borrowings will be borne by us and, indirectly, by our stockholders. Stockholders should understand that any such distributions are not based on our investment performance, and can only be sustained if we achieve positive investment performance in future periods and/or our Adviser continues to make such expense waivers. Stockholders should also understand that our future repayments may reduce the distributions that stockholders would otherwise receive. There can be no assurance that we will achieve such performance in order to sustain these distributions, or be able to pay distributions at all.
A failure on our part to maintain our qualification as a business development company would significantly reduce our operating flexibility.
If we fail to continuously qualify as a business development company, we might become subject to regulation as a registered closed-end investment company under the 1940 Act, which would significantly decrease our operating flexibility. In addition, failure to comply with the requirements imposed on business development companies by the 1940 Act could cause the SEC to bring an enforcement action against us. For additional information on the qualification requirements of a business development company, see “Item 1. Business”.
Regulations governing our operation as a business development company and RIC will affect our ability to raise, and the way in which we raise, additional capital or borrow for investment purposes, which may have a negative effect on our growth.
In order to qualify as a RIC for U.S. federal income tax purposes, we must, among other things, satisfy an annual distribution requirement. As a result, in order to fund new investments, we may need to periodically access the capital markets to raise cash. We may do so by issuing “senior securities,” including borrowing money from banks or other financial institutions and issuing preferred stock, up to the maximum amount allowed under the 1940 Act—which allows us to borrow only in amounts such that our asset coverage, as defined in the 1940 Act, equals at least 150% of our gross assets less all of our liabilities not represented by senior securities, immediately after each issuance of senior securities. Our ability to issue different types of securities is also limited. Compliance with these requirements may unfavorably limit our investment opportunities and reduce our ability, in comparison to other companies, to profit from favorable spreads between the rates at which we can borrow and the rates at which we can lend. As a BDC, therefore, we may need to issue equity more frequently than our privately-owned competitors, which may lead to greater stockholder dilution.
If the value of our assets declines, we may be unable to satisfy the asset coverage test, which would prohibit us from making distributions and could prevent us from qualifying as a RIC. If we cannot satisfy the asset coverage test, we may be required to sell a portion of our investments and, depending on the nature of our debt financing, repay a portion of our indebtedness at a time when such sales may be disadvantageous.
If we issue preferred stock, it would rank senior to our common stock in our capital structure and preferred stockholders would have separate voting rights on certain matters and might have other rights, preferences (including as to distributions) and privileges more favorable than those of our common stockholders. The presence of preferred stock could have the effect of delaying or preventing a change in control or other transaction that might provide a premium price of our common stockholders or otherwise be in your best interest. Holders of our common stock would directly or indirectly bear all of the costs associated with offering and servicing any preferred stock that we issue. We currently do not intend to issue any preferred stock.
We generally are not able to issue or sell our common stock at a price below net asset value per share, which may be a disadvantage as compared with other public companies. We may, however, sell our common stock, or warrants, options or rights to acquire our common stock, at a price below the current net asset value per share of the common stock if our Board of Directors and independent directors determine that such sale is in our best interests and the best interests of our stockholders, and our stockholders (as well as those stockholders that are not affiliated with us) approve such sale. In any such case, the price at which our securities are to be issued and sold may not be less than a price that, in the determination of our Board of Directors, closely approximates the market value of such securities (less any underwriting commission or discount). If our common stock trades at a discount to our net asset value per share, this restriction could adversely affect our ability to raise capital.
We also may make rights offerings to our stockholders at prices less than net asset value per share, subject to applicable requirements of the 1940 Act. If we raise additional funds by issuing more shares of our common stock or issuing senior securities convertible into, or exchangeable for, our common stock, the percentage ownership of our stockholders may decline at that time and our stockholders may experience dilution. Moreover, we can offer no assurance that we will be able to issue and sell additional equity securities in the future on terms favorable to us or at all.
In addition, we may in the future seek to securitize our portfolio securities to generate cash for funding new investments. To securitize loans, we would likely create a wholly-owned subsidiary and contribute a pool of loans to the subsidiary. We would then sell interests in the subsidiary on a non-recourse basis to purchasers and we would retain all or a portion of the equity in the subsidiary. An inability to successfully securitize our loan portfolio could limit our ability to grow our business or fully execute our business strategy and may decrease our earnings, if any. The securitization market is subject to changing market conditions and we may not be able to access this market when we would otherwise deem appropriate. Moreover, the successful securitization of our portfolio might expose us to losses as the residual investments in which we do not sell interests will tend to be those that are riskier and more apt to generate losses. The 1940 Act also may impose restrictions on the structure of any securitization.
A significant portion of our investment portfolio will be recorded at fair value as determined in good faith by our Board of Directors for quarter-end periods and by our Valuation Designee (discussed below) for intra-quarter periods and, as a result, there could be uncertainty as to the actual market value of our portfolio investments.
Under the 1940 Act, we are required to carry our portfolio investments at market value or, if there is no readily available market value, at fair value, as determined by our Board of Directors. Since most of our investments will not be publicly-traded or actively traded on a secondary market, our Board of Directors will determine their fair value in good faith for quarter-end periods. The Adviser, designated by our Board of Directors as the valuation designee (the “Valuation Designee”) pursuant to Rule 2a-5 under the 1940 Act, will determine the fair value of our investments for intra-quarter periods.
Factors that may be considered in determining the fair value of our investments include: dealer quotes for securities traded on the secondary market for institutional investors, the nature and realizable value of any related collateral, the earnings of the portfolio company and its ability to make payments on its indebtedness, the markets in which the portfolio company does business, comparison to comparable publicly-traded companies, discounted cash flow and other relevant factors. Because such valuations, and particularly valuations of private securities and private companies, are inherently uncertain, may fluctuate over short periods of time and may be based on estimates, our determinations of fair value may differ materially from the values that would have been used if a ready market for these securities existed. Due to this uncertainty, our fair value determinations may cause our net asset value per share on a given date to materially understate or overstate the value that we may ultimately realize upon the sale of one or more of our investments.
Because our business model depends to a significant extent upon the business relationships of our Adviser, the inability of our Adviser to maintain or develop these relationships, or the failure of these relationships to generate investment opportunities, could adversely affect our business.
We expect that our Adviser will depend on its relationships and those of its affiliates with private sponsors, investment banks and commercial banks, and we may rely to a significant extent upon these relationships to provide us with potential investment opportunities. If our Adviser or its affiliates fail to maintain their existing relationships or develop new relationships with other sponsors or sources of investment opportunities, we may not be able to grow our investment portfolio. In addition, individuals with whom our Adviser’s and its affiliates’ professionals have relationships are not obligated to provide us with investment opportunities, and, therefore, there is no assurance that such relationships will generate investment opportunities for us.
The amount and timing of distributions are uncertain and distributions may be funded from the proceeds of the Multi-Class Offering or future offerings and may represent a return of capital.
The amount of any distributions we pay is uncertain. We cannot assure you that we will achieve investment results that will allow us to make a specified level of cash distributions or year-to-year increases in cash distributions. Our distributions to our stockholders may exceed our earnings, particularly during the period before we have substantially invested the net proceeds from offerings we may conduct in the future. We may fund distributions from the uninvested proceeds of any future public offerings and borrowings, and we have not established limits on the amount of funds we may use from net offering proceeds or borrowings to make any such distributions. If we borrow money to fund distributions, the costs of such borrowings will be borne by us and, indirectly, by our stockholders. Therefore, portions of the distributions that we pay may represent a return of your capital rather than a return on your investment, which will lower your adjusted tax basis in your shares and reduce the amount of funds we have for investment in targeted assets.
We may not be able to pay you distributions, and our distributions may not grow over time. Our ability to pay distributions might be adversely affected by, among other things, the effect of one or more of the risk factors described in this Annual Report. Under such circumstances, our distributions may not be consistent with historical levels, may not grow over time, and may partially comprise a return of capital; and it is possible that investors may not receive distributions at all.
We will be subject to U.S. federal income tax if we are unable to qualify as a RIC under Subchapter M of the Code or do not satisfy the annual distribution requirement.
To maintain RIC status and be relieved of U.S. federal taxes on the income and gains we distribute to our stockholders, we must meet the following annual distribution, source-of-income and asset-diversification requirements.
•The annual distribution requirement for a RIC generally will be satisfied if we distribute to our stockholders with respect to each taxable year at least 90% of our net ordinary income and realized net short-term capital gains in excess of realized net long-term capital losses, if any. See “Item 1. Business - Certain U.S. Federal Income Tax Considerations.” Because we may use debt financing, we are subject to an asset coverage ratio requirement under the 1940 Act and we may be subject to certain financial covenants under our debt arrangements that could, under certain circumstances, restrict us from making distributions necessary to satisfy the distribution requirement. If we are unable to obtain cash from other sources or are prohibited from making distributions, we could fail to qualify as a RIC and thus become subject to U.S. federal income tax on our income imposed at corporate rates. See “Item 1A. Risk Factors -Risks Relating to Debt Financing.”
•The source-of-income requirement generally will be satisfied if we obtain at least 90% of our gross income for each year from dividends, interest, gains from the sale of stock or securities or similar sources.
•The asset-diversification requirement will be satisfied if we meet certain asset-diversification requirements at the end of each quarter of our taxable year. To satisfy this requirement, at least 50% of the value of our assets must consist of cash, cash equivalents, U.S. government securities, securities of other RICs, and other acceptable securities; and no more than 25% of the value of our assets can be invested in (i) the securities, other than U.S. government securities or securities of other RICs, of one issuer, (ii) the securities, other than the securities of other RICs, of two or more issuers that are controlled, as determined under applicable Code rules, by us and that are engaged in the same or similar or related trades or businesses, or (iii) the securities of certain “qualified publicly-traded partnerships.” Failure to meet these requirements may result in our having to dispose of certain investments quickly in order to prevent the loss of RIC status. Because most of our investments will be in private companies, and therefore will be relatively illiquid, any such dispositions could be made at disadvantageous prices and could result in substantial losses.
If we fail to qualify for or maintain RIC status or to meet the annual distribution requirement for any reason and are subject to U.S. federal income tax, the resulting taxes could substantially reduce our net assets, the amount of income available for distribution and the amount of our distributions.
Our Board of Directors may change our operating policies and strategies without prior notice or stockholder approval, the effects of which may be adverse.
Our Board of Directors has the authority to modify or waive our current operating policies, investment criteria and strategies without prior notice and without stockholder approval. We cannot predict the effect any changes to our current operating policies, investment criteria and strategies would have on our business, net asset value per share, operating results and value of our stock. However, the effects might be adverse, which could negatively impact our ability to pay you distributions and cause you to lose all or part of your investment.
Our Board of Directors will have discretion over the use of the proceeds of the Multi-Class Offering or any future offering.
Our Board of Directors will have flexibility in investing the net proceeds of the Multi-Class Offering and any future offering and may use a portion of the net proceeds from such offering in ways with which investors may not agree or for purposes other than those contemplated at the time of such offering.
If we borrow money, the potential for gain or loss on amounts invested in us will be magnified and may increase the risk of investing in us.
Borrowings, also known as leverage, magnify the potential for gain or loss on invested equity capital. The use of leverage to partially finance our investments, through borrowings from banks and other lenders, will increase the risk of investing in our common stock. If the value of our assets decreases, leveraging would cause our net asset value per share to decline more sharply than it otherwise would have had we not leveraged. Similarly, any decrease in our income would cause net income to decline more sharply than it would have had we not borrowed. Such a decline could negatively affect our ability to make distributions. Leverage is generally considered a speculative investment technique.
Because we intend to distribute substantially all of our income to our stockholders in connection with our election to be treated as a RIC, we will continue to need additional capital to finance our growth. If additional funds are unavailable or not available on favorable terms, our ability to grow will be impaired.
In order to qualify for the tax benefits available to RICs and to eliminate our liability for U.S. federal income and excise taxes, we intend to distribute to our stockholders substantially all of our annual investment company taxable income and capital gains, except that we may retain certain net capital gains for investment, and treat such amounts as deemed distributions to our stockholders. If we elect to treat any amounts as deemed distributions, we must pay U.S. federal income tax at the corporate rate on such deemed distributions on behalf of our stockholders. As a result of these requirements, we will likely need to raise capital from other sources to grow our business. As a BDC, we generally are required to meet a coverage ratio of total assets, less liabilities and indebtedness not represented by senior securities, to total senior securities, which includes all of our borrowings and any outstanding preferred stock, of at least 150%. At the 2019 Annual Meeting, TPIC’s stockholders approved a proposal allowing us to modify our asset coverage ratio requirement from 200% to 150%. These requirements limit the amounts we may borrow. Because we will continue to need capital to grow our investment portfolio, these limitations may prevent us from incurring debt and require us to raise additional equity at a time when it may be disadvantageous to do so.
While we expect to be able to borrow and to issue additional debt and equity securities, we cannot assure you that debt and equity financing will be available to us on favorable terms or at all. Also, as a business development company, we generally will not be permitted to issue equity securities at a price below net asset value per share without stockholder approval. If additional funds are not available to us, we could be forced to curtail or cease new investment activities, and our net asset value per share and share price could decline. Lastly, any additional equity raised will dilute the interest of current investors.
In selecting and structuring investments appropriate for us, our Adviser will consider the investment and tax objectives of the Company and our stockholders as a whole, not the investment, tax or other objectives of any stockholder individually.
Our stockholders may have conflicting investment, tax and other objectives with respect to their investments in us. The conflicting interests of individual stockholders may relate to or arise from, among other things, the nature of our investments, the structure or the acquisition of our investments, and the timing of disposition of our investments. As a consequence, conflicts of interest may arise in connection with decisions made by our Adviser, including with respect to the nature or structuring of our investments that may be more beneficial for one stockholder than for another stockholder, especially with respect to stockholders’ individual tax situations.
We may pursue strategic acquisitions.
We may pursue growth through acquisitions of other BDCs or registered investment companies, acquisitions of critical business partners or other strategic initiatives. Attempts to expand our business involve a number of special risks, including some or all of the following:
•the required investment of capital and other resources;
•the assumption of liabilities in any acquired business;
•the disruption of our ongoing business; and
•increasing demands on our operational and management systems and controls.
If we are unable to consummate or successfully integrate development opportunities, acquisitions or joint ventures, we may not be able to implement our growth strategy successfully.
Our growth strategy may include the selective development or acquisition of other BDCs, funds, asset management businesses, advisory businesses or other businesses or financial products complementary to our business where we think it can add substantial value or generate substantial returns. The success of this strategy will depend on, among other things: (a) the availability of suitable opportunities, (b) the level of competition from other companies that may have greater financial resources, (c) our ability to value potential development or acquisition opportunities accurately and negotiate acceptable terms for those opportunities, (d) our ability to identify and enter into mutually beneficial relationships with venture partners and (e) our ability to properly manage conflicts of interest. Moreover, even if we are able to identify and successfully complete an acquisition, we may encounter unexpected difficulties or incur unexpected costs associated with integrating and overseeing the operations of the new business or activities. If we are not successful in implementing our growth strategy, our business and results of operations may be adversely affected.
We entered into a non-exclusive, royalty-free license to use the “Prospect” name, which may be terminated if our Adviser or another affiliate of the Adviser is no longer our investment adviser.

We entered into a royalty-free license agreement with an affiliate of our Adviser, pursuant to which we were granted a non-exclusive license to use the “Prospect” name. Under this license agreement, we have the right to use the “Prospect.” name for so long as our Adviser or another affiliate of the Adviser is our investment adviser. Other than with respect to this limited license, we have no legal right to the “Prospect” name or logo.
Risks Relating to Our Adviser and Its Affiliates
We will rely on our Adviser and its investment personnel for the selection of our assets and the monitoring of our investments.
We will have no internal employees. We will depend on the ability, diligence, skill and network of business contacts of our Adviser and its investment committee to identify potential investments, to negotiate such acquisitions, to oversee the management of the investments, and to arrange their timely disposition. The departure of any of the members of our Adviser could have a material adverse effect on our ability to achieve our investment objectives. There can be no assurances that the individuals affiliated with the Adviser who will manage our portfolio will continue to be affiliated with the Adviser, or that the Adviser will be able to obtain suitable replacements if they leave. In addition, we can offer no assurance that our Adviser will remain our investment adviser, or that we will continue to have access to its investment professionals or their information and deal flow. Further, we do not intend to separately maintain key person life insurance on any of these individuals.
There are significant potential conflicts of interest which could adversely impact our investment returns.
Our executive officers and directors, and the principals of our Adviser, serve or may serve as officers, directors or principals of entities that operate in the same or a related line of business as we do or of investment funds managed by their affiliates. Accordingly, they may have obligations to investors in those entities, the fulfillment of which might not be in the best interests of us or our stockholders. In addition, the principals of our Adviser may manage other funds which may from time to time have overlapping investment objectives with ours and, accordingly, may invest in asset classes similar to those targeted by us. If this should occur, the principals of our Adviser may face conflicts of interest in the allocation of investment opportunities to us and such other funds. Although our Adviser’s investment professionals may endeavor to create independent teams to represent conflicting parties and to allocate investment opportunities in a fair and equitable manner, it is possible that we may not be given the opportunity to participate in certain investments made by such other funds. Finally, our Adviser and its respective affiliates, including our officers and certain of our directors, face conflicts of interest as a result of compensation arrangements between us and certain of our portfolio companies, which could result in actions that are not in the best interests of our stockholders. In light of such potential conflicts, and as required under the Advisers Act, our Adviser has adopted a Code of Ethics that, among other things, is intended to provide a framework of principles and procedures for resolving conflicts of interest in a manner consistent with our Adviser’s fiduciary obligations to its clients.
The involvement of our Adviser’s investment professionals in our valuation process may create conflicts of interest.
Our portfolio investments will generally not be in publicly-traded securities. As a result, the value of these securities will not be readily available. We will value these securities at fair value as determined in good faith by our Board of Directors for quarter-end periods and by our Adviser as Valuation Designee for intra-quarter periods. In connection with that determination, investment professionals from our Adviser will prepare valuations based upon the most recent financial statements and projected financial results available from our investments. The participation of our Adviser’s investment professionals in our valuation process could result in a conflict of interest as our Adviser’s management fee is based, in part, on our average total assets.
Our fee structure may induce our Adviser to cause us to borrow and make speculative investments.
We will pay management and incentive fees to our Adviser based on our total assets, including indebtedness. As a result, investors in our common stock will invest on a “gross” basis and receive distributions on a “net” basis after payment of such fees and other expenses resulting in a lower rate of return than one might achieve through direct investments. Our base management fee is payable based upon our average total assets, which would include any borrowings. This may encourage our Adviser to use leverage to make additional investments and grow our asset base, which would involve the risks attendant to leverage discussed elsewhere in this Annual Report. In addition, the incentive fee payable by us to our Adviser may create an incentive for it to use leverage and make investments on our behalf that are riskier or more speculative than would be the case in the absence of such compensation arrangement, which could result in higher investment losses, particularly during cyclical economic downturns.
The incentive fee payable by us to our Adviser also may create an incentive for our Adviser to favor investments that have a deferred interest feature or no interest income, but higher potential total returns. As our Adviser has agreed to waive any incentive fee on current income which it could have received in accordance with the Advisers Act until the Listing Anniversary (as defined below) and as our Adviser has waived fees under the ELA that are subject to repayment to our Adviser, it could potentially be incentivized to seek riskier investments with greater capital gains, while eschewing investments with an increased current income feature.

In view of these factors, among other things, our Board of Directors is charged with protecting our interests by monitoring how our Adviser addresses these and other potential conflicts of interests associated with its services and compensation. While our Board of Directors will not review or approve each investment, our independent directors will periodically review our Adviser’s services and portfolio decisions and performance, as well as the appropriateness of its compensation in light of such factors.
Risks Relating to Our Investments
Our investments in prospective portfolio companies may be risky, and we could lose all or part of our investment.
Our directly originated loans and our investments in syndicated senior secured first lien loans, syndicated senior secured second lien loans, senior secured bonds, subordinated debt and equity of private U.S. companies, including middle market companies, may be risky and there is no limit on the amount of any such investments in which we may invest.
Directly Originated Loans, Syndicated Senior Secured First Lien Loans, Syndicated Senior Secured Second Lien Loans and Senior Secured Bonds. There is a risk that any collateral pledged by portfolio companies in which we have taken a security interest may decrease in value over time or lose its entire value, may be difficult to sell in a timely manner, may be difficult to appraise and may fluctuate in value based upon the success of the business and market conditions, including as a result of the inability of the portfolio company to raise additional capital. To the extent our debt investment is collateralized by the securities of a portfolio company’s subsidiaries, such securities may lose some or all of their value in the event of the bankruptcy or insolvency of the portfolio company. Also, in some circumstances, our security interest may be contractually or structurally subordinated to claims of other creditors. In addition, deterioration in a portfolio company’s financial condition and prospects, including its inability to raise additional capital, may be accompanied by deterioration in the value of the collateral for the debt. Secured debt that is under-collateralized involves a greater risk of loss. In addition, second lien secured debt is granted a second priority security interest in collateral, which means that any realization of collateral will generally be applied to pay senior secured debt in full before second lien secured debt is paid. Consequently, the fact that debt is secured does not guarantee that we will receive principal and interest payments according to the debt’s terms, or at all, or that we will be able to collect on the debt should we be forced to enforce its remedies.
Subordinated Debt. Our subordinated debt investments will generally rank junior in priority of payment to senior debt and will generally be unsecured. This may result in a heightened level of risk and volatility or a loss of principal, which could lead to the loss of the entire investment. These investments may involve additional risks that could adversely affect our investment returns. To the extent interest payments associated with such debt are deferred, such debt may be subject to greater fluctuations in valuations, and such debt could subject we and its stockholders to non-cash income. Because we will not receive any principal repayments prior to the maturity of some of its subordinated debt investments, such investments will be of greater risk than amortizing loans.
Equity Investments. We may make select equity investments. In addition, in connection with our debt investments, we may on occasion receive equity interests such as warrants or options as additional consideration. The equity interests we receive may not appreciate in value and, in fact, may decline in value. Accordingly, we may not be able to realize gains from our equity interests, and any gains that we do realize on the disposition of any equity interests may not be sufficient to offset any other losses we experiences.
Non-U.S. Securities. We may invest in non-U.S. securities, which may include securities denominated in U.S. dollars or in non-U.S. currencies, to the extent permitted by the 1940 Act. For example, the SSNs in which we may invest generally consist of a special purpose vehicle (typically formed in the Cayman Islands or another similar foreign jurisdiction) formed to purchase the senior secured loans and issue rated debt securities and equity tranches and/or unrated debt securities (generally treated as equity interests). Because evidences of ownership of such securities usually are held outside the United States, we would be subject to additional risks if we invested in non-U.S. securities, which include possible adverse political and economic developments, seizure or nationalization of foreign deposits and adoption of governmental restrictions which might adversely affect or restrict the payment of principal and interest on the non-U.S. securities to investors located outside the country of the issuer, whether from currency blockage or otherwise. Because non-U.S. securities may be purchased with and payable in foreign currencies, the value of these assets as measured in U.S. dollars may be affected unfavorably by changes in currency rates and exchange control regulations.
Below Investment Grade Risk. In addition, we may invest in securities that are rated below investment grade by rating agencies or that would be rated below investment grade if they were rated. Below investment grade securities, which are often referred to as “high yield” or “junk,” have predominantly speculative characteristics with respect to the issuer’s capacity to pay interest and repay principal. They may also be difficult to value and illiquid.
Investing in small and mid-sized companies involves a number of significant risks.
Investing in small and mid-sized companies involves a number of significant risks. Among other things, these companies:

•May have shorter operating histories, narrower product lines, smaller market shares and/or significant customer concentrations than larger businesses, which tend to render them more vulnerable to competitors’ actions and market conditions, as well as general economic downturns;
•May have limited financial resources and limited access to capital markets and may be unable to meet their obligations under their debt instruments, some of which we may hold or may be senior to us;
•Are more likely to depend on the management talents and efforts of a small group of persons; therefore, the death, disability, resignation or termination of one or more of these persons could have a material adverse impact on the company and, in turn, on us. As well, limited resources may make it difficult to attract the necessary talent or invest in the necessary infrastructure to help the company grow;
•Generally have less predictable operating results, may from time to time be parties to litigation, may be engaged in rapidly changing businesses with products subject to a substantial risk of obsolescence, and may require substantial additional capital to support their operations, finance expansion or maintain their competitive position; and
•Generally have less publicly available information about their businesses, operations and financial condition. If we are unable to uncover all material information about these companies, we may not make a fully informed investment decision, and may lose all or part of our investment.
In addition, in the course of providing significant managerial assistance to certain of our portfolio companies, certain of our officers and directors may serve as directors on the boards of such companies. To the extent that litigation arises out of our investments in these companies, our officers and directors may be named as defendants in such litigation, which could result in an expenditure of funds (through our indemnification of such officers and directors) and the diversion of management time and resources.
An investment strategy focused primarily on privately-held companies presents certain challenges, including the lack of available information about these companies.
We will invest primarily in privately-held companies. These investments are typically illiquid. As such, we may have difficulty exiting an investment promptly at a desired price or outside of a normal amortization schedule for debt investments. Private companies also have reduced access to the capital markets, resulting in diminished capital resources and ability to withstand financial distress. In addition, little public information generally exists about these companies, which may include a lack of audited financial statements and ratings by third parties. We must therefore rely on the ability of our Adviser to obtain adequate information to evaluate the potential risks of investing in these companies. These companies and their financial information may not be subject to the Sarbanes-Oxley Act and other rules that govern public companies. If we are unable to uncover all material information about these companies, we may not make a fully informed investment decision, and we may lose money on our investments. These factors could affect our investment returns.
Defaults by our portfolio companies will harm our operating results.
The failure of a portfolio company in which we make a debt investment to satisfy financial or operating covenants imposed by it or other lenders could lead to defaults and, potentially, termination of its loans and foreclosure on its secured assets, which could trigger cross-defaults under other agreements and jeopardize the ability of the company to meet its obligations under the debt or equity securities that we holds. We may incur expenses to the extent necessary to seek recovery upon default or to negotiate new terms with a defaulting portfolio company, which may include the waiver of certain financial covenants.
Our portfolio companies may incur debt that ranks equally with, or senior to, our debt investments in such companies.
For our debt investments, we intend to invest primarily in first lien, second lien and, to a lesser extent, subordinated debt issued by private U.S. companies, including middle market private U.S. companies. Our portfolio companies may have, or may be permitted to incur, other debt that ranks equally with, or senior to, the debt in which we invest. By their terms, such debt instruments may entitle the holders to receive payment of interest or principal on or before the dates on which we are entitled to receive payments with respect to the debt instruments in which we invest. Also, in the event of insolvency, liquidation, dissolution, reorganization or bankruptcy of a portfolio company, holders of debt instruments ranking senior to our investment in that portfolio company would typically be entitled to receive payment in full before we receive any proceeds. After repaying such senior creditors, such portfolio company may not have any remaining assets to use for repaying its obligation to us. In the case of debt ranking equally with debt instruments in which we invest, we would have to share on a proportionate basis any distributions with other creditors holding such debt in the event of an insolvency, liquidation, dissolution, reorganization or bankruptcy of the relevant portfolio company.
If we make unsecured investments, those investments might not generate sufficient cash flow to service their debt obligations to us.

We may make unsecured debt investments and debt investments that are subordinated to other obligations of the obligor. Unsecured investments often reflect a greater possibility that adverse changes in the financial condition of the obligor or in general economic conditions (including, for example, a substantial period of rising interest rates or declining earnings) or both may impair the ability of the obligor to make payment of principal and interest. If we make an unsecured investment in a company, that company may be highly leveraged, and its relatively high debt-to-equity ratio may create increased risks that its operations might not generate sufficient cash flow to service its debt obligations to us and to more senior lenders.
If we invest in the securities and obligations of distressed and bankrupt issuers, we might not receive interest or other payments.
We are authorized to invest in the securities and obligations of distressed and bankrupt issuers, including debt obligations that are in covenant or payment default. Such investments generally are considered speculative. The repayment of defaulted obligations is subject to significant uncertainties. Defaulted obligations might be repaid only after lengthy workout or bankruptcy proceedings, during which the issuer of those obligations might not make any interest or other payments.
There may be circumstances where our debt investments could be subordinated to claims of other creditors or we could be subject to lender liability claims.
If one of our portfolio companies were to go bankrupt, depending on the facts and circumstances, including the extent to which we actually provided managerial assistance to that portfolio company, a bankruptcy court might re-characterize our debt investment and subordinate all or a portion of our claim to that of other creditors. We may also be subject to lender liability claims for actions taken by us with respect to a borrower’s business or in instances where we exercise control over the borrower or render significant managerial assistance.
We generally will not control the portfolio companies in which we make debt investments.
We do not expect to control our portfolio companies in which we make debt investments, even though we may have board representation or board observation rights, and our debt agreements with such portfolio companies may contain certain restrictive covenants. As a result, we are subject to the risk that a portfolio company in which we make debt investments may make business decisions with which we disagree and the management of such company, as representatives of the holders of their common equity, may take risks or otherwise act in ways that do not serve our interests as debt investors. Due to the lack of liquidity for our debt investments in non-traded companies, we may not be able to dispose of our interests in our portfolio companies as readily as we would like or at an appropriate valuation. As a result, a portfolio company may make decisions that could decrease the value of our portfolio holdings.
To the extent original issue discount (“OID”) and payment in kind (“PIK”) interest constitute a portion of our income, we will be exposed to typical risks associated with such income being required to be included in taxable and accounting income prior to receipt of cash representing such income.
Our investments may include OID instruments and PIK interest arrangements, which represents contractual interest added to a loan balance and due at the end of such loan’s term. To the extent OID or PIK interest constitute a portion of our income, we are exposed to typical risks associated with such income being required to be included in taxable and accounting income prior to receipt of cash, including the following:
•OID instruments may create heightened credit risks because the inducement to trade higher rates for the deferral of cash payments typically represents, to some extent, speculation on the part of the borrower.
•For accounting purposes, any cash distributions to stockholders representing OID and PIK income are not treated as coming from paid-in capital, even if the cash to pay them comes from offering proceeds. As a result, despite the fact that a distribution representing OID and PIK income could be paid out of amounts invested by our stockholders, the 1940 Act does not require that stockholders be given notice of this fact by reporting it as a return of capital.
•Capitalizing PIK interest to loan principal may increase our gross assets, thus increasing our Adviser’s future base management fees, and increases future investment income, thus increasing our Adviser’s future income incentive fees at a compounding rate.
•OID creates risk of non-refundable cash payments to our Adviser based on non-cash accruals that may never be realized.
•Interest rates payable on OID instruments, including PIK loans are higher because the deferred interest payments are discounted to reflect the time-value of money and because PIK instruments generally represent a significantly higher credit risk than coupon loans.
•OID and PIK instruments may have unreliable valuations because the accruals require judgments about collectability of the deferred payments and the value of the associated collateral.

•An election to defer PIK interest payments by adding them to the principal of such instruments increases our total assets, which increases future base management fees, and, because interest payments will then be payable on a larger principal amount, the election also increases our Adviser’s future income incentive fees at a compounding rate.
•Market prices of PIK instruments and other zero coupon instruments are affected to a greater extent by interest rate changes, and may be more volatile than instruments that pay interest periodically in cash. While PIK instruments are usually less volatile than zero coupon debt instruments, PIK instruments are generally more volatile than cash-pay securities.
•The deferral of PIK interest on a loan increases its loan-to-value ratio, which is a measure of the riskiness of a loan.
•Even if the conditions for income accrual under GAAP are satisfied, a borrower could still default when actual payment is due upon the maturity of such loan.
•The required recognition of OID, including PIK, interest for U.S. federal income tax purposes may have a negative impact on liquidity, because it represents a non-cash component of our investment company taxable income that must, nevertheless, be distributed in cash to investors to avoid it being subject to U.S. federal income and excise taxes.
The lack of liquidity in our investments may adversely affect our business.
We will make investments primarily in companies whose securities are not publicly-traded, and whose securities will be subject to legal and other restrictions on resale or will otherwise be less liquid than publicly-traded securities. The illiquidity of these investments may make it difficult for us to sell these investments when desired. In addition, if we are required to liquidate all or a portion of our portfolio quickly, we may realize significantly less than the value at which we had previously recorded these investments. Our investments will usually be subject to contractual or legal restrictions on resale or are otherwise illiquid because there is usually no established trading market for such investments. The illiquidity of most of our investments may make it difficult for us to dispose of them at a favorable price, and, as a result, we may suffer losses.
We may not have the funds or ability to make additional investments in the companies in which we invest.
After our initial investment in a portfolio company, we may be called upon from time to time to provide additional funds to the company or have the opportunity to increase our investment. There is no assurance that we will make, or will have sufficient funds to make, follow-on investments. Any decisions not to make a follow-on investment or any inability on our part to make such an investment may have a negative effect on a portfolio company in need of such an investment, may result in a missed opportunity for us to increase our participation in a successful operation, may dilute our interest in the company or may reduce the expected yield on the investment.
The companies in which we invest may incur debt that ranks equally with, or senior to, our investments in such companies.
We will invest in all levels of the capital structure of our portfolio companies. These companies may have, or may be permitted to obtain, additional financing which may rank equally with, or senior to, our investment. By their terms, such financings may entitle the holders to receive payments of interest or principal on or before the dates on which we are entitled to receive such payments. Also, in the event of insolvency, liquidation, dissolution, reorganization or bankruptcy of a company, holders of instruments ranking senior to our investment would typically be entitled to receive payment in full before we receive any distribution. After repaying such senior investors, the portfolio company may not have any remaining assets to use for repaying its obligation to us. In the case of financing ranking equally with our investments, we would have to share on a proportionate basis any distributions with other investors holding such financing in the event of an insolvency, liquidation, dissolution, reorganization or bankruptcy of the portfolio company.
The disposition of our investments may result in contingent liabilities.
Most of our investments will involve private securities. In connection with their disposition, we may be required to make representations about the business and financial affairs of the portfolio company typical of those made in connection with the sale of a business. We may also be required to indemnify the purchasers of such investment to the extent that our representations turn out to be inaccurate or with respect to certain potential liabilities. These indemnification obligations may require us to pay money to the purchasers of our equity securities as satisfaction of their indemnity claims, which claims must be satisfied through our return of certain distributions previously made to us.
Second priority liens on collateral securing loans that we make to a company may be subject to control by senior creditors with first priority liens. If there is a default, the value of the collateral may not be sufficient to repay in full both the first priority creditors and us.
Certain loans that we make to portfolio companies will be secured on a second priority basis by the same collateral securing such companies’ senior secured debt. The first priority liens on the collateral will secure the obligations of the companies to their senior lenders and may secure certain other future debt that may be permitted to be incurred by the company under the agreements governing the senior loans. The holders of senior secured obligations will generally control the liquidation of the collateral and be entitled to receive proceeds from any realization of the collateral to repay their obligations in full before we receive any funding. In addition, the value of the collateral in the event of liquidation will depend on market and economic conditions, the availability of buyers and other factors. There can be no assurance that the proceeds, if any, from the sale or sales of all of the collateral would be sufficient to satisfy the loan obligations secured by second priority liens after payment in full of all senior secured obligations. If such proceeds are not sufficient to repay amounts owed to junior lenders, then we, to the extent we are not repaid from the proceeds of the sale of the collateral, will only have an unsecured claim against the company’s remaining assets, if any.
The rights we may have with respect to the collateral securing the loans we make to a company with outstanding senior debt may also be limited pursuant to the terms of one or more intercreditor agreements that we enter into with the senior lenders. Under such agreements, at any time that senior secured obligations are outstanding, any of the following actions that may be taken in respect of the collateral will be at the direction of the holders of the senior secured obligations: the ability to cause the commencement of enforcement proceedings against the collateral; the ability to control the conduct of such proceedings; the approval of amendments to collateral documents; releases of liens on the collateral; and waivers of past defaults under collateral documents. We may not have the ability to control or direct such actions, even if our rights are adversely affected.
We generally will not control companies to which we provide debt.
We do not expect to control portfolio companies in which we make debt investments, even though we may have board representation or board observation rights and our debt agreements may contain certain restrictive covenants. As a result, we are subject to the risk that the management of such a portfolio company may make business decisions with which we disagree or, as representative of the holders of their common equity, may take risks or otherwise act in ways that do not serve our interests as debt investors. Due to the lack of liquidity for our investments in non-publicly-traded companies, we may not be able to dispose of our interests in a portfolio company as readily as we would like or at an appropriate valuation. As a result, a company may make decisions that could decrease the value of our holdings.
We may incur lender liability as a result of our lending activities.
In recent years, a number of judicial decisions have upheld the right of borrowers and others to sue lending institutions on the basis of various evolving legal theories generally referred to as “lender liability.” Lender liability is generally based on the idea that a lender has either violated a contractual or implied duty of good faith and fair dealing owed to the borrower or has assumed a degree of control over the borrower resulting in the creation of fiduciary duties owed to the borrower, its stockholders and its other creditors. As a lender, we may be subject to allegations of lender liability, which could be costly to defend and a distraction to our management and could result in significant liability.
We may not realize gains from our private equity investments.
We may make direct private equity investments in portfolio companies. In addition, when we invest in certain debt investments, we may acquire warrants to purchase equity securities. Our goal in such investments will be primarily to realize gains upon our disposition of such equity interests. However, our equity interests may not appreciate in value and, in fact, may decline in value. Accordingly, we may not be able to realize gains from our private equity investments, and any gains that we do realize on the disposition of any equity interests may not be sufficient to offset any other losses we experience. We also may be unable to realize any value if a company does not have a liquidity event, such as a sale of the business, recapitalization or public offering, which would allow us to sell the underlying equity interests.
We may focus our investments in companies in a particular industry or industries.
If we focus our investments in companies in a particular industry or industries, any adverse conditions that disproportionately impact that industry or industries may have a magnified adverse effect on our operating results.
Our portfolio companies may be highly leveraged.
Some of our portfolio companies may be highly leveraged, which may have adverse consequences to these companies and to we as an investor. These companies may be subject to restrictive financial and operating covenants and the leverage may impair these companies’ ability to finance their future operations and capital needs. As a result, these companies’ flexibility to respond to changing business and economic conditions and to take advantage of business opportunities may be limited. Further, a leveraged company’s income and net assets will tend to increase or decrease at a greater rate than if borrowed money were not used.
Rising interest rates may adversely affect the value of our portfolio investments which could have an adverse effect on our business, financial condition and results of operations.
Our debt investments may be based on floating rates, such as SOFR, EURIBOR, the Federal Funds Rate or the Prime Rate. General interest rate fluctuations may have a substantial negative impact on our investments, the value of our common stock and our rate of return on invested capital. A reduction in the interest rates on new investments relative to interest rates on current investments could also have an adverse impact on our net interest income. An increase in interest rates could decrease the value of any investments we hold which earn fixed interest rates, including subordinated loans, senior and junior secured and unsecured debt securities and loans and high-yield bonds, and also could increase our interest expense, thereby decreasing our net investment income. Also, an increase in interest rates available to investors could make investment in our common stock less attractive if we are not able to increase our dividend rate, which could reduce the value of our common stock.
Because we have borrowed money our net investment income depends, in part, upon the difference between the rate at which we borrow funds and the rate that our investments yield. As a result, we can offer no assurance that a significant change in market interest rates will not have a material adverse effect on our net investment income. In periods of rising interest rates, our cost of funds would increase, which could reduce our net investment income.
You should also be aware that a change in the general level of interest rates can be expected to lead to a change in the interest rate we receive on many of our debt investments.
Interest rates have risen in recent months, and the risk that they may continue to do so is pronounced.
Risks Relating to Our Investments in CLOs
Our investments in CLOs may be riskier and less transparent to us and our stockholders than direct investments in the underlying companies.
Under our investment strategy, we may invest up to 30% of our investment in CLOs, including private equity (both common and preferred), dividend-paying equity, royalties, and the equity and junior debt tranches of CLOs, which involve a significant number of risks. Generally, there may be less information available to us regarding the underlying debt investments held by CLOs than if we had invested directly in the debt of the underlying companies. As a result, our stockholders will not know the details of the underlying securities of the CLOs in which we will invest. Our investments in the equity and junior debt tranches of CLOs are subject to the risk of leverage associated with the debt issued by such CLOs and the repayment priority of senior debt holders in such CLOs. Our investments in portfolio companies may be risky, and it could lose all or part of our investment.
The accounting and tax implications of such investments are complicated. In particular, reported earnings from the equity tranche investments of these CLO vehicles are recorded under GAAP based upon an effective yield calculation. Current taxable earnings on these investments, however, will generally not be determinable until after the end of the fiscal year of each individual CLO vehicle that ends within the Company’s fiscal year, even though the investments are generating cash flow. In general, the tax treatment of these investments may result in higher distributable earnings in the early years and a capital loss at maturity, while for reporting purposes the totality of cash flows are reflected in a constant yield to maturity.
Some instruments issued by CLO vehicles may not be readily marketable and may be subject to restrictions on resale. Securities issued by CLO vehicles are generally not listed on any U.S. national securities exchange and no active trading market may exist for the securities of CLO vehicles in which we may invest. Although a secondary market may exist for our investments in CLO vehicles, the market for our investments in CLO vehicles may be subject to irregular trading activity, wide bid/ask spreads and extended trade settlement periods. As a result, these types of investments may be more difficult to value.
Our investments in portfolio companies may be risky, and we could lose all or part of our investment.
Our financial results may be affected adversely if one or more of our significant equity or junior debt investments in a CLO vehicle defaults on our payment obligations or fails to perform as we expect.
Under our investment strategy, we may invest up to 30% of our portfolio in private equity (both common and preferred), dividend-paying equity, royalties, and the equity and junior debt tranches of CLOs, which involve a number of significant risks. CLOs are typically highly levered up to approximately 10 times, and therefore the junior debt and equity tranches that we will invest in are subject to a higher risk of total loss. We will generally have the right to receive payments only from the CLOs, and will generally not have direct rights against the underlying borrowers or the entities that sponsored the CLOs. Although it is difficult to predict whether the prices of indices and securities underlying CLOs will rise or fall, these prices, and, therefore, the prices of the CLOs, will be influenced by the same types of political and economic events that affect issuers of securities and capital markets generally.
The investments we make in CLOs will generally be thinly traded or have only a limited trading market. CLO investments are typically privately offered and sold, in the primary and secondary markets. As a result, investments in CLOs may be characterized as illiquid securities. In addition to the general risks associated with investing in debt securities, CLOs carry additional risks, including, but not limited to: (i) the possibility that distributions from the underlying senior secured loans will not be adequate to make interest or other payments; (ii) the quality of the underlying senior secured loans may decline in value or default; and (iii) the complex structure of the security may not be fully understood at the time of investment and may produce disputes with the CLO or unexpected investment results. Further, our investments in equity and junior debt tranches of CLOs would be subordinate to the senior debt tranches thereof.

Investments in structured vehicles, including equity and junior debt instruments issued by CLOs, involve risks, including credit risk and market risk. Changes in interest rates and credit quality may cause significant price fluctuations. Additionally, changes in the underlying senior secured loans held by a CLO may cause payments on the instruments we hold to be reduced, either temporarily or permanently. Structured investments, particularly the subordinated interests in which we invest, are less liquid than many other types of securities and may be more volatile than the senior secured loans underlying the CLOs in which we invests.
CLOs typically will have no significant assets other than their underlying senior secured loans; payments on CLO investments are and will be payable solely from the cash flows from such senior secured loans.
CLOs typically will have no significant assets other than their underlying senior secured loans. Accordingly, payments on CLO investments are and will be payable solely from the cash flows from such senior secured loans, net of all management fees and other expenses. Payments to us as a holder of CLO junior securities are and will be made only after payments due on the senior secured notes, and, where appropriate, the junior secured notes, have been made in full. This means that relatively small numbers of defaults of senior secured loans may adversely impact our return on our CLO investments.
Our CLO investments will be exposed to leveraged credit risk.
Generally, when we invest in CLOs, it will be in a subordinated position with respect to realized losses on the senior secured loans underlying our investments in the equity and junior debt tranches of CLOs. The leveraged nature of CLOs, in particular, magnifies the adverse impact of senior secured loan defaults. CLO investments represent a leveraged investment with respect to the underlying senior secured loans. Therefore, changes in the market value of the CLO investments could be greater than the change in the market value of the underlying senior secured loans, which are subject to credit, liquidity and interest rate risk.
There is the potential for interruption and deferral of cash flow from CLO investments.
If certain minimum collateral value ratios and/or interest coverage ratios are not met by a CLO, primarily due to senior secured loan defaults, then cash flow that otherwise would have been available to pay distributions to we on our investments in the equity and junior debt tranches of CLOs may instead be used to redeem any senior notes or to purchase additional senior secured loans, until the ratios again exceed the minimum required levels or any senior notes are repaid in full. This could result in an elimination, reduction or deferral in the distribution and/or principal paid to the holders of the CLO investments, which would adversely impact our return on our CLO investments.
Investments in foreign securities may involve significant risks in addition to the risks inherent in U.S. investments.
Our CLO investment strategy will allow investments in foreign CLOs. Investing in foreign entities may expose we to additional risks not typically associated with investing in U.S. issuers. These risks include changes in exchange control regulations, political and social instability, expropriation, imposition of foreign taxes, less liquid markets and less available information than is generally the case in the United States, higher transaction costs, less government supervision of exchanges, brokers and issuers, less developed bankruptcy laws, difficulty in enforcing contractual obligations, lack of uniform accounting and auditing standards and greater price volatility. Further, we, and the CLOs in which it invests, may have difficulty enforcing creditor’s rights in foreign jurisdictions. In addition, the underlying companies of the CLOs in which we invest may be foreign, which may create greater exposure for us to foreign economic developments.
The payment of underlying portfolio manager fees and other charges on CLO investments could adversely impact our return on our CLO investments.
We may invest in CLO investments where the underlying portfolio securities may be subject to management, administration and incentive or performance fees, in addition to those payable by us. Payment of such additional fees could adversely impact the returns we achieve on our CLO investments.
The inability of a CLO collateral manager to reinvest the proceeds of the prepayment of senior secured loans may adversely affect us.
There can be no assurance that for any CLO investment, in the event that any of the senior secured loans of a CLO underlying such investment are prepaid, the CLO collateral manager will be able to reinvest such proceeds in new senior secured loans with equivalent investment returns. If the CLO collateral manager cannot reinvest in new senior secured loans with equivalent investment returns, the interest proceeds available to pay interest on the rated liabilities and investments may be adversely affected, which in turn could affect our return on such investment.
Our CLO investments are subject to prepayments and calls, increasing re-investment risk.
Our CLO investments and/or the underlying senior secured loans may prepay more quickly than expected, which could have an adverse impact on their value. Prepayment rates are influenced by changes in interest rates and a variety of economic, geographic and other factors beyond our control and consequently cannot be predicted with certainty. In addition, for a CLO collateral manager there is often a strong incentive to refinance well performing portfolios once the senior tranches amortize.

The yield to maturity of the investments will depend on the amount and timing of payments of principal on the loans and the price paid for the investments. Such yield may be adversely affected by a higher or lower than anticipated rate of prepayments of the debt.
Furthermore, our CLO investments generally will not contain optional call provisions, other than a call at the option of the holders of the equity tranches for the senior notes and the junior secured notes to be paid in full after the expiration of an initial period in the deal (referred to as the “non-call period”).
The exercise of the call option is by the relevant percentage (usually a majority) of the holders of the equity tranches and, therefore, where we does not hold the relevant percentage it will not be able to control the timing of the exercise of the call option. The equity tranches also generally have a call at any time based on certain tax event triggers. In any event, the call can only be exercised by the holders of equity tranches if they can demonstrate (in accordance with the detailed provisions in the transaction) that the senior notes and junior secured notes will be paid in full if the call is exercised.
Early prepayments and/or the exercise of a call option otherwise than at our request may also give rise to increased re-investment risk with respect to certain investments, as we may realize excess cash earlier than expected. If we are unable to reinvest such cash in a new investment with an expected rate of return at least equal to that of the investment repaid, this may reduce our net income and, consequently, could have an adverse impact on our ability to pay dividends.
We will have limited control of the administration and amendment of senior secured loans owned by the CLOs in which we invest.
The terms and conditions of target securities may be amended, modified or waived only by the agreement of the underlying security holders. Generally, any such agreement must include a majority or a super majority (measured by outstanding amounts) or, in certain circumstances, a unanimous vote of the security holders. Consequently, the terms and conditions of the payment obligation arising from the CLOs in which we invest be modified, amended or waived in a manner contrary to our preferences.
Senior secured loans of CLOs may be sold and replaced resulting in a loss to us. The senior secured loans underlying our CLO investments may be sold and replacement collateral purchased within the parameters set out in the relevant CLO indenture between the CLO and the CLO trustee and those parameters may typically only be amended, modified or waived by the agreement of a majority of the holders of the senior notes and/or the junior secured notes and/or the equity tranche once the CLO has been established. If these transactions result in a net loss, the magnitude of the loss from the perspective of the equity tranche would be increased by the leveraged nature of the investment.
In addition, we will not be able to directly enforce any rights and remedies in the event of a default of a senior secured loan held by a CLO vehicle. In addition, the terms and conditions of the senior secured loans underlying our CLO investments may be amended, modified or waived only by the agreement of the underlying lenders. Generally, any such agreement must include a majority or a super majority (measured by outstanding loans or commitments) or, in certain circumstances, a unanimous vote of the lenders. Consequently, the terms and conditions of the payment obligations arising from senior secured loans could be modified, amended or waived in a manner contrary to our preferences.
 We will have limited control of the administration and amendment of any CLO in which we invest.
The terms and conditions of target securities may be amended, modified or waived only by the agreement of the underlying security holders. Generally, any such agreement must include a majority or a super majority (measured by outstanding amounts) or, in certain circumstances, a unanimous vote of the security holders. Consequently, the terms and conditions of the payment obligation arising from the CLOs in which we invest may be modified, amended or waived in a manner contrary to our preferences.
Senior secured loans of CLOs may be sold and replaced resulting in a loss to us. The senior secured loans underlying our CLO investments may be sold and replacement collateral purchased within the parameters set out in the relevant CLO indenture between the CLO and the CLO trustee and those parameters may typically only be amended, modified or waived by the agreement of a majority of the holders of the senior notes and/or the junior secured notes and/or the equity tranche once the CLO has been established. If these transactions result in a net loss, the magnitude of the loss from the perspective of the equity tranche would be increased by the leveraged nature of the investment.
Non-investment grade debt involves a greater risk of default and higher price volatility than investment grade debt.
The senior secured loans underlying our CLO investments are expected typically to be BB or B rated (non-investment grade, which are often referred to as “high-yield” or “junk”) and in limited circumstances, unrated, senior secured loans. Non-investment grade securities are predominantly speculative with respect to the issuer’s capacity to pay interest and repay principal when due and therefore involve a greater risk of default and higher price volatility than investment grade debt.

Certain collateral quality test failures in our CLO investments may result in diversion of CLO payments and harm our operating results.
Because we expect to hold CLO investments that are subordinated in the capital structure, we expect our investments to be impacted if the CLOs fail to maintain certain financial thresholds related to overcollateralization and/or interest coverage tests. CLO indentures typically do not allow full par credit for assets rated “CCC+” or lower (or their equivalent) in excess of applicable limits for purposes of calculation of the CLO’s overcollateralization tests. As a result, negative rating migration of underlying loans could cause a CLO to be out of compliance with its overcollateralization tests. In the event that a CLO fails these collateral quality tests or otherwise defaults, holders of CLO senior debt may be entitled to payments that would, in turn, reduce or terminate the payments we, as holder of equity and junior debt tranches, would otherwise be entitled to receive from periodic distributions. Separately, we may incur expenses to the extent necessary to seek recovery upon default or to negotiate new terms, which may include the waiver of certain financial covenants, with a defaulting CLO or any other investment we may make. If any of these occur, it could materially and adversely affect our operating results, NAV and cashflows.
We will have no influence on management of underlying investments managed by non-affiliated third party CLO collateral managers.
We are not responsible for and will have no influence over the asset management of the portfolios underlying the CLO investments we hold as those portfolios are managed by non-affiliated third-party CLO collateral managers. Similarly, we will not be responsible for and have no influence over the day-to-day management, administration or any other aspect of the issuers of the individual securities. As a result, the values of the portfolios underlying our CLO investments could decrease as a result of decisions made by third party CLO collateral managers.
The application of the risk retention rules under Section 941 of the Dodd-Frank Act to CLOs may have broader effects on the CLO and loan markets in general, potentially resulting in fewer or less desirable investment opportunities for us.
On December 24, 2016, the final rules implementing the credit risk retention requirements of Section 941 of of the Wall Street Reform and Consumer Protection Act (“Dodd-Frank Act”) (the “U.S. Risk Retention Rules”) became effective and generally require one of the “sponsors” of asset-backed securities or a “majority-owned affiliate” thereof to retain not less than five percent of the credit risk of the assets collateralizing the issuer's securities. On February 9, 2018, the U.S. Court of Appeals for the District of Columbia Circuit held that the federal agencies responsible for the U.S. Risk Retention Rules exceeded their statutory authority when designating the collateral manager of an “open-market CLO” (described in the DC Circuit Ruling as a CLO where assets are acquired from “arms-length negotiations and trading on an open market”) as the securitizer of the open-market CLO (such decision, the “DC Circuit Ruling”), and subsequently issued a mandate to the lower court (the “District Court”) requiring the District Court to implement the DC Circuit Ruling. As a result of this decision, certain CLO managers of “open market CLOs” will no longer be required to comply with the U.S. risk retention rules solely because of their roles as managers of “open market CLOs”, and there may be no “sponsor” of such securitization transactions and no party may be required to acquire and retain an economic interest in the credit risk of the securitized assets of such transactions.
There can be no assurance or representation that any of the transactions, structures or arrangements currently under consideration by or currently used by CLO market participants will comply with the U.S. risk retention rules to the extent such rules are reinstated or otherwise become applicable to open market CLOs. The ultimate impact of the U.S. risk retention rules on the loan securitization market and the leveraged loan market generally remains uncertain, and any negative impact on secondary market liquidity for securities comprising a CLO may be experienced due to the effects of the U.S. risk retention rules on market expectations or uncertainty, the relative appeal of other investments not impacted by the U.S. risk retention rules and other factors.
Risks Relating to Economic Conditions
Adverse economic conditions or increased competition for investment opportunities could delay deployment of our capital, reduce returns and result in losses.
Adverse economic conditions may make it difficult to find suitable investments promptly, efficiently or effectively in a manner that is most beneficial to our stockholders. Any delay in investment, or inability to find suitable investments, could adversely affect our performance, retard or reduce distributions and reduce our overall return to investors. We will compete for investments with other BDCs and investment funds (including private equity funds and mezzanine funds), as well as commercial banks and other traditional financial services companies and other sources of funding. Moreover, alternative investment vehicles, such as hedge funds, increasingly make investments in small to mid-sized private U.S. companies. As a result, competition for investment opportunities in private U.S. companies is intense and may intensify. Many of our competitors are substantially larger and have considerably greater financial, technical and marketing resources than we do. For example, some competitors may have a lower cost of capital and access to funding sources that are not available to us. In addition, some of our competitors may have higher risk tolerances or different risk assessments than we have. These characteristics could allow our competitors to consider a wider variety of investments, establish more relationships and offer better pricing and more flexible structuring for portfolio companies than we are able to do. We may lose investment opportunities if we do not match our competitors’ pricing, terms and structure and, if we do, we may not be able to achieve acceptable returns on our investments or may bear substantial risk of loss of capital. A significant part of our competitive advantage stems from the fact that the market for investments in private U.S. companies is underserved by traditional commercial banks and other financial sources. A significant increase in the number or the size of our competitors in this target market could force us to accept less attractive investment terms. Further, many of our competitors have greater experience operating under, or are not subject to, the regulatory restrictions imposed on us as a BDC.
Economic recessions or downturns could impair a company in which we invest and harm our operating results.
Many of our portfolio companies may be susceptible to economic slowdowns or recessions and may be unable to repay our loans or meet other obligations during these periods. Therefore, our non-performing assets are likely to increase, and the value of our portfolio is likely to decrease, during these periods. Adverse economic conditions also may decrease the value of collateral securing some of our loans and the value of our equity investments. Economic slowdowns or recessions could lead to financial losses in our portfolio and a decrease in revenues, net income and assets. Unfavorable economic conditions also could increase our funding costs, limit our access to the capital markets or result in a decision by lenders not to extend credit to us. These events could prevent us from increasing investments and harm our operating results.
A portfolio company’s failure to satisfy financial or operating covenants imposed by us or other lenders could lead to defaults and, potentially, termination of its loans and foreclosure on its secured assets, which could trigger cross-defaults under other agreements and jeopardize a portfolio company’s ability to meet its obligations under the debt or equity securities that we hold. We may incur expenses to the extent necessary to seek recovery upon default or to negotiate new terms, which may include the waiver of certain financial covenants, with a defaulting portfolio company. In addition, if one of our portfolio companies were to go bankrupt, even though we may have structured our interest as senior debt or preferred equity, depending on the facts and circumstances, including the extent to which we actually provided managerial assistance to that portfolio company, a bankruptcy court might re-characterize our debt or equity holding and subordinate all or a portion of our claim to those of other creditors.
In recent years, we have experienced a macroeconomic environment characterized by labor shortages, strikes, work stoppages, labor disputes, supply chain disruptions and accidents, changing interest rates, persistent inflation, foreign currency exchange volatility, volatility in global capital markets and concerns over actual and potential tariffs and sanctions, inflation and recession risk. The risks associated with our and our portfolio companies’ businesses are more severe during periods of economic slowdown or recession.
Changes in interest rates may adversely affect our cost of capital, net investment income and ability to borrow money.
A portion of the debt investments we make bears interest at fixed rates and other debt investments bear interest at variable rates with floors and the value of these investments could be negatively affected by increases in market interest rates. In addition, as the interest rate on our Credit Facility and Senior Secured Revolving Credit Facility is at a variable rate based on an index, an increase in interest rates would make it more expensive to use debt to finance our investments. As a result, an increase in market interest rates could both reduce the value of our portfolio investments and increase our cost of capital, which could reduce our net investment income or net increase in net assets resulting from operations. A portion of our floating rate investments may include features such as SOFR floors. To the extent we invest in credit instruments with SOFR floors, we may lose some of the benefits of incurring leverage. Specifically, if we issue preferred stock or debt (or otherwise borrow money), our costs of leverage will increase as rates increase. However, we may not benefit from the higher coupon payments resulting from increased interest rates if our investments in SOFR floors and rates do not rise to levels above the SOFR floors. In this situation, we will experience increased financing costs without the benefit of receiving higher income. This, in turn, may result in the potential for a decrease in the level of income available for dividends or other distributions made by us.
Future changes in laws or regulations governing our operations may adversely affect our business or cause us to alter our business strategy.
We and our portfolio companies will be subject to regulation at the local, state and federal level. New legislation may be enacted or new interpretations, rulings or regulations could be adopted, including those governing the types of investments we are permitted to make, any of which could harm us and our stockholders, potentially with retroactive effect.
Additionally, any changes to the laws and regulations governing our operations relating to permitted investments may cause us to alter our investment strategy to avail ourselves of new or different opportunities. Such changes could result in material differences to the strategies and plans set forth in this Annual Report and may result in our investment focus shifting from the areas of expertise of our Adviser to other types of investments in which our Adviser may have less expertise or little or no experience. Thus, any such changes, if they occur, could have a material adverse effect on our results of operations and the value of your investment.

Terrorist attacks, acts of war or natural disasters may affect any market for our common stock, impact the businesses in which we invest and harm our business, operating results and financial condition.
Terrorist acts, acts of war or natural disasters may disrupt our operations, as well as the operations of the businesses in which we invest. Such acts have created, and continue to create, economic and political uncertainties and have contributed to recent global economic instability. Future terrorist activities, military or security operations, or natural disasters could further weaken the domestic or global economies and create additional uncertainties, which may negatively affect the businesses in which we invest directly or indirectly and, in turn, could have a material adverse impact on our business, operating results and financial condition. Losses from terrorist attacks and natural disasters are generally uninsurable.
Risks Relating to Our Offering and Our Common Stock
Delays in the application of offering proceeds to our investment program may adversely affect our results.
To the extent that there are significant delays in the application of the initial or subsequent proceeds of any offering to our investment program, from time to time, due to market conditions, the relative lack of suitable investment candidates or the time needed for transaction due diligence and execution, it will be more difficult to achieve our investment objectives and our returns may be adversely affected.
If we conduct an offering and are unable to raise substantial funds, we will be limited in the number and type of investments we may make, and the value of your investment in us may be reduced in the event our assets under-perform.
To the extent that less than the maximum number of shares is subscribed for in any offering by us, the opportunity for diversification of our investments may be decreased and the returns achieved on those investments may be reduced as a result of allocating all of our expenses among a smaller capital base.
The success of any offering, and correspondingly our ability to implement our business strategy, is dependent upon the ability of our dealer manager to establish and maintain a network of licensed securities brokers-dealers and other agents. There is therefore no assurance that we or any dealer manager will be able to sell a sufficient number of shares to allow us to have adequate funds to construct a portfolio of a sufficiently broad array of assets. We may not be able to raise adequate proceeds through any offering to implement our investment strategy. As a result, we may be unable to achieve our investment objectives, and you could lose some or all of the value of your investment.
The shares sold in any offering will not be listed on an exchange or quoted through a quotation system for the foreseeable future, if ever. Therefore, if you purchase shares in our offering, you will have limited liquidity.
The shares offered by us in any offering are illiquid assets for which there is not expected to be any secondary market nor is it expected that any will develop in the foreseeable future. Therefore, if you purchase shares you will likely have limited ability to sell your shares. Accordingly, stockholders should consider that they may not have access to the money they invest for an indefinite period of time.
Compliance with the SEC’s Regulation Best Interest may negatively impact our ability to raise capital in our offering, which would harm our ability to achieve our investment objectives.
Broker-dealers must comply with Regulation Best Interest, which, among other requirements, enhances the existing standard of conduct for broker-dealers and establishes a “best interest” obligation for broker-dealers and their associated persons when making recommendations of any securities transaction or investment strategy involving securities to a retail customer. The obligations of Regulation Best Interest are in addition to, and may be more restrictive than, the suitability requirements discussed above. When making such a recommendation to a retail customer, a broker-dealer must, among other things, act in the best interest of the retail customer at the time a recommendation is made, without placing its interests ahead of its retail customer’s interests. A broker-dealer may satisfy the best interest standard imposed by Regulation Best Interest by meeting disclosure, care, conflict of interest and compliance obligations. In addition, broker-dealers are required to provide retail investors a brief relationship summary, or Form CRS, that summarizes for the retail investor key information about the broker-dealer. Form CRS is different from our prospectus, which contains detailed information regarding our offering and the Company.
Under Regulation Best Interest, high cost, high risk and complex products may require greater scrutiny by broker-dealers and their salespersons before they recommend such products. There are likely alternatives to us that are reasonably available to you, through your broker or otherwise, and those alternatives may be less costly or have lower investment risk. Among other alternatives, listed BDCs may be reasonable alternatives to an investment in our common stock, and may feature characteristics like lower cost, less complexity, and lesser or different risks. Investments in listed securities also often involve nominal or zero commissions at the time of initial purchase. Currently, there is no administrative or case law interpreting Regulation Best Interest and the full scope of its applicability on brokers participating in our offering cannot be determined at this time.

The impact of Regulation Best Interest on brokers participating in our offering cannot be determined at this time, but it may negatively impact whether brokers and their associated persons recommend our offering to retail customers. Such brokers and their associated persons may determine that Regulation Best Interest requires such brokers and their associated persons to not recommend the Company to their customers because doing so may not be in the customers’ best interest, which would negatively impact our ability to raise capital in our offering. If Regulation Best Interest reduces our ability to raise capital in our offering, it would harm our ability to create a diversified portfolio of investments and achieve our investment objectives and would result in our fixed operating costs representing a larger percentage of our gross income.
Although we have offered to repurchase your shares on a quarterly basis through our share repurchase program, the terms of any such repurchases will be limited. As a result, you will have limited opportunities to sell your shares.
Under our share repurchase program, on a quarterly basis we may offer to repurchase shares on such terms as may be determined by our Board of Directors unless, in the judgment of the independent members of our Board of Directors, such repurchases would not be in the best interests of our stockholders or would violate applicable law. However, the share repurchase program will include numerous restrictions that limit your ability to sell your shares. We currently intend to limit the number of shares to be repurchased during any calendar year to the number of shares we can repurchase with the cash retained as a result of issuing shares under our distribution reinvestment plan to those stockholders who have elected to receive their distributions in the form of additional shares rather than in cash. At the discretion of our Board of Directors, we may also use cash on hand, cash available from borrowings and cash from principal repayments or other liquidation of debt and equity securities as of the end of the applicable period to repurchase shares. We do not expect to repurchase shares in any calendar year in excess of 10% of the weighted average number of shares outstanding in the prior calendar year, or 2.5% in each quarter. We further anticipate that we will offer to repurchase such shares at the net asset value per share of the Company, except that the Company deducts 2.00% from such net asset value for shares that have not been outstanding for at least one year. To the extent that the number of shares submitted to us for repurchase exceeds the number of shares that we are able to purchase, we will repurchase shares on a pro rata basis, not on a first-come, first-served basis. Our assets may be depleted to fulfill repurchases under our share repurchase program.
We will have no obligation to repurchase shares if the repurchase would violate applicable restrictions on distributions under federal or Maryland law that prohibit distributions that would cause a corporation to fail to meet statutory tests of solvency. These limits may prevent us from accommodating all repurchase requests made in any year. Our Board of Directors may amend, suspend or terminate the share repurchase program upon 30 days’ notice. We will notify you of such developments (1) in our SEC filings or (2) by means of a separate mailing to you, accompanied by disclosure in a current or periodic report under the Exchange Act. In addition, although we have adopted a share repurchase program, we have discretion to not repurchase your shares, to suspend the plan, and to cease repurchases. Further, the plan has many limitations and should not be relied upon as a method to sell shares promptly and at a desired price.
The timing of our share repurchase offers pursuant to our share repurchase program may be at a time that is disadvantageous to our stockholders.
When we make quarterly repurchase offers pursuant to the share repurchase program, we may offer to repurchase shares at a price that is lower than the price you paid for shares in any offering. As a result, to the extent you have the ability to sell your shares to us as part of our share repurchase program, the price at which you may sell your shares, which we expect to be the net offering price or net asset value per share, as applicable, in effect as of the date of such repurchase, may be lower than what you paid in connection with your purchase of shares in any offering.
In addition, if you choose to participate in our share repurchase program, you will be required to provide us with notice of your intent to participate prior to knowing what the net asset value per share will be on the repurchase date. Although you will have the ability to withdraw your repurchase request prior to the repurchase date, to the extent you seek to sell your shares to us as part of our periodic share repurchase program, you will be required to do so without knowledge of what the repurchase price of our shares will be on the repurchase date.
We may be unable to invest a significant portion of the net proceeds of any offering on acceptable terms in the timeframe contemplated by this Annual Report.
Delays in investing the net proceeds of any offering may impair our performance. We cannot assure you that we will be able to identify any investments that meet our investment objectives or that any investment that we make will produce a positive return. We may be unable to invest the net proceeds of any offering on acceptable terms within the time period that we anticipate or at all, which could harm our financial condition and operating results.
We anticipate that, depending on market conditions, it generally will take us between 30-90 days for us to fully invest the initial proceeds we receive in connection with any offering in securities meeting our investment objectives and providing sufficient diversification of our portfolio. During this period, we will invest the net proceeds of any offering primarily in cash, cash equivalents, U.S. government securities, repurchase agreements and high-quality debt instruments maturing in one year or less from the time of investment, which may produce returns that are significantly lower than the returns which we expect to achieve when our portfolio is fully invested in securities meeting our investment objectives. As a result, any distributions that we pay during this period may be substantially lower than the distributions that we may be able to pay when our portfolio is fully invested in securities meeting our investment objectives.
Your interest in us will be diluted if we issue additional shares, which could reduce the overall value of your investment.
Potential investors in our offering do not have preemptive rights to any shares we issue in the future. Pursuant to our charter, a majority of our entire Board of Directors may amend our charter to increase the number of our authorized shares of stock without stockholder approval. After your purchase of our shares, our Board of Directors may elect to sell additional shares in this or future public offerings, issue equity interests in private offerings or issue share-based awards to our independent directors or to members of, or professionals utilized by, our Adviser or Administrator. To the extent we issue additional equity interests after your purchase of our shares, your percentage ownership interest in us will be diluted. In addition, depending upon the terms and pricing of any additional offerings and the value of our investments, you may also experience dilution in the book value and fair value of your shares.
Our Distribution Reinvestment Plan will dilute the interest of those who do not opt-in.
We currently have a distribution reinvestment plan that requires participants to opt-in to re-invest distributions paid. For those investors who do not opt in to the distribution reinvestment plan their interest in us will be diluted over time, relative to those investors who do opt-in to have their distributions used to purchase additional shares of our common stock.
We may issue preferred stock as a means to access additional capital, which could adversely affect common stockholders and subject us to specific regulation under the 1940 Act.
We may issue preferred stock as a means to increase flexibility in structuring future financings and acquisitions. However, preferred stock has rights and preferences that would adversely affect the holders of common stock, including preferences as to cash distributions and preferences upon the liquidation or dissolution of the Company. As well, every issuance of preferred stock will be required to comply with the requirements of the 1940 Act. The 1940 Act requires, among other things, that (1) immediately after issuance and before any distribution is made with respect to our common stock and before any purchase of common stock is made, such preferred stock together with all other senior securities must not exceed an amount equal to 50% of our total assets after deducting the amount of such distribution or purchase price, as the case may be, and (2) the holders of shares of preferred stock, if any are issued, must be entitled as a class to elect two directors at all times and to elect a majority of the directors if distributions on such preferred stock are in arrears by two years or more. Certain matters under the 1940 Act require the separate vote of the holders of any issued and outstanding preferred stock.
Certain provisions of our charter and bylaws as well as provisions of the Maryland General Corporation Law could deter takeover attempts and have an adverse impact on the value of our common stock.
Our charter and bylaws, as well as certain statutory and regulatory requirements, contain certain provisions that may have the effect of discouraging a third party from attempting to acquire us. Under the Maryland General Corporation Law, “control shares” acquired in a “control share acquisition” have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquirer, by officers or by employees who are directors of the corporation. Our bylaws contain a provision exempting from the Control Share Acquisition Act under the Maryland General Corporation Law any and all acquisitions by any person of our shares of stock. Our Board of Directors may amend the bylaws to remove that exemption in whole or in part without stockholder approval if our Board of Directors determines that removing that exemption is in our best interest and the best interests of our stockholders. The Control Share Acquisition Act (if we amend our bylaws to be subject to that Act) may discourage others from trying to acquire control of us and increase the difficulty of consummating any offer. Under the Maryland General Corporation Law, specified “business combinations,” including certain mergers, consolidations, issuances of equity securities and other transactions, between a Maryland corporation and any person who owns 10% or more of the voting power of the corporation’s outstanding voting stock, and certain other parties, (each an “interested stockholder”), or an affiliate of the interested stockholder, are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter any of the specified business combinations must be approved by a super majority vote of the stockholders unless, among other conditions, the corporation’s common stockholders receive a minimum price for their shares.
Under the Maryland General Corporation Law, certain statutory provisions permit a corporation that is subject to the Exchange Act and that has at least three outside directors to be subject to certain corporate governance provisions that may be inconsistent with the corporation’s charter and bylaws. Among other provisions, a Board of Directors may classify itself without the vote of stockholders. Further, the Board of Directors, by electing into certain statutory provisions and notwithstanding any contrary provision in the charter or bylaws, may (i) provide that a special meeting of stockholders will be called only at the request of stockholders entitled to cast at least a majority of the votes entitled to be cast at the meeting, (ii) reserve for itself the right to fix the number of directors, and (iii) retain for itself the exclusive power to fill vacancies created by the death, removal or resignation of a director and (iv) require the approval of two-thirds of votes entitled to be cast in the election of the directors in order to remove a director. Our Board of Directors has already elected to be subject to the statutory provision providing for a classified board of directors and that our Board of Directors has the sole power to fill any vacancy, and unrelated to these statutory provisions, our charter and bylaws already provide that its Board of Directors has the sole power to set the size of its Board of Directors. A corporation may be prohibited by its charter or by resolution of its Board of Directors from electing any of the provisions of the statute. We are not prohibited from implementing any or all of the remaining provisions of the statute.
Additionally, our Board of Directors may, without stockholder action, authorize the issuance of shares of stock in one or more classes or series, including preferred stock; and our Board of Directors may, without stockholder action, amend our charter to increase the aggregate number of shares of stock or the number of shares of stock of any class or series that we have authority to issue. These anti-takeover provisions may inhibit a change of control in circumstances that could give the holders of our common stock the opportunity to realize a premium over the value of our common stock.
Special considerations for certain benefit plan investors.
We intend to conduct our affairs so that our assets should not be deemed to constitute “plan assets” under ERISA and the Plan Asset Regulations. In this regard, until such time as all classes of our common stock are considered “publicly offered securities” within the meaning of the Plan Asset Regulations, we intend to limit investment in each class of our common stock by “benefit plan investors” to less than 25% of the total value of each class of our common stock (within the meaning of the Plan Asset Regulations).
If, notwithstanding our intent, the assets of the Company were deemed to be “plan assets” of any common shareholder that is a “benefit plan investor” under the Plan Asset Regulations, this would result, among other things, in (i) the application of the prudence and other fiduciary responsibility standards of ERISA to investments made by the Company, and (ii) the possibility that certain transactions in which the Company might seek to engage could constitute “prohibited transactions” under ERISA and Section 4975 of the Code. If a prohibited transaction occurs for which no exemption is available, our investment adviser and/or any other fiduciary that has engaged in the prohibited transaction could be required to (i) restore to the “benefit plan investor” any profit realized on the transaction and (ii) reimburse the covered plan for any losses suffered by the “benefit plan investor” as a result of the investment. In addition, each disqualified person (within the meaning of Section 4975 of the Code) involved could be subject to an excise tax equal to 15% of the amount involved in the prohibited transaction for each year the transaction continues and, unless the transaction is corrected within statutorily required periods, to an additional tax of 100%. The fiduciary of a “benefit plan investor” who decides to invest in the Company could, under certain circumstances, be liable for prohibited transactions or other violations as a result of their investment in the Company or as co-fiduciaries for actions taken by or on behalf of the Company or our investment adviser. With respect to a “benefit plan investor” that is an individual retirement account (an “IRA”) that invests in the Company, the occurrence of a prohibited transaction involving the individual who established the IRA, or their beneficiaries, would cause the IRA to lose its tax-exempt status.
Until such time as all the classes of our common stock constitute “publicly traded securities” within the meaning of the Plan Asset Regulations, we have the power to (a) exclude any common shareholder or potential shareholder from purchasing our common stock; (b) prohibit any redemption of our common stock; and (c) redeem some or all common stock held by any holder if, and to the extent that, our Board of Directors determines that there is a substantial likelihood that such holder’s purchase, ownership or redemption of common stock would result in our assets to be characterized as “plan assets,” for purposes of the fiduciary responsibility or prohibited transaction provisions of ERISA or Section 4975 of the Code, and all common stock shall be subject to such terms and conditions.
Prospective investors should consult with their own advisors as to the consequences of making an investment in the Company.
Risks Relating to Debt Financing
Our use of borrowed money, including through the Senior Secured Revolving Credit Facility, will magnify the potential for gain or loss on amounts invested in our common stock and may increase the risk of investing in our common stock.
We recently established a senior secured revolving credit agreement (the "Senior Secured Revolving Credit Facility") with Sumitomo Mitsui Banking Corporation which we intend to use to make investments. The lenders under the Senior Secured Revolving Credit Facility have a first priority security interest in substantially all of our assets and certain of our subsidiaries. The use of borrowings and other types of financing, also known as leverage, magnify the potential for gain or loss on amounts invested and, therefore, increase the risks associated with investing in our shares. If we use leverage to partially finance our investments, through borrowing from banks and other lenders we, and therefore you, will experience increased risks of investing in our common stock. Any lenders and debt holders would have fixed dollar claims on our assets that are superior to the claims of our stockholders. If the value of our assets increases, then leverage would cause the net asset value attributable to our common stock to increase more sharply than it would have had we not leveraged. Conversely, if the value of our assets decreases, leverage would cause net asset value to decline more sharply than it otherwise would have had we not leveraged. Similarly, any increase in our income in excess of interest payable on the borrowed funds would cause our net investment income to increase more than it would without the leverage, while any decrease in our income would cause net investment income to decline more sharply than it would have had we not borrowed. Such a decline could negatively affect our ability to make distributions to stockholders. Leverage is generally considered a speculative investment technique. In addition, the decision to utilize leverage will increase our assets and, as a result, will increase the amount of base management fees payable to or Adviser.
Our use of borrowed funds to make investments will expose us to risks typically associated with leverage.
We may borrow money or incur debt to leverage our capital structure. As a result:
•shares of our common stock would be exposed to incremental risk of loss; therefore, a decrease in the value of our investments would have a greater negative impact on the value of our common stock than if it did not use leverage;
•any depreciation in the value of our assets may magnify losses associated with an investment and could totally eliminate the value of an asset to us;
•if we do not appropriately match the assets and liabilities of our business and interest or dividend rates on such assets and liabilities, adverse changes in interest rates could reduce or eliminate the incremental income we make with the proceeds of any leverage;
•our ability to pay dividends on our common stock may be restricted if our asset coverage ratio, as provided in the 1940 Act, is not at least 150%, and any amounts used to service indebtedness would not be available for such dividends;
•any credit facility we may enter into would be subject to periodic renewal by our lenders, whose continued participation cannot be guaranteed;
•any credit facility we may enter into may include covenants restricting our operating flexibility or affecting our investment or operating policies, and may require us to pledge assets or provide other security for such indebtedness; and
•we, and indirectly our stockholders, will bear the entire cost of issuing and paying interest on any debt.
Illustration. The following table illustrates the effect of leverage on returns from an investment in our common stock assuming various annual returns, net of interest expense. The calculations in the table below are hypothetical and actual returns may be higher or lower than those appearing below. The calculation assumes (i) $102.9 million in total assets, (ii) an average cost of funds of 7.30%, (iii) $45.5 million in debt outstanding and (iv) $40.0 million of shareholders’ equity.

Assumed Return on Our Portfolio (net of expenses)	(10.0)%	(5.0)%	—%	5.0%	10.0%
Corresponding Return to Stockholder	(34.0)%	(21.2)%	(8.3)%	4.6%	17.4%
If we default under our Senior Secured Revolving Credit Facility or any subsequent credit facility or are unable to amend, repay or refinance any such facility on commercially reasonable terms, or at all, we may suffer material adverse effects on our business, financial condition, results of operations and cash flows.
All of our assets are pledged as collateral under the Senior Secured Revolving Credit Facility. In the event of a default under the Senior Secured Revolving Credit Facility or any other future borrowing facility, our business could be adversely affected as we may be forced to sell all or a portion of our investments quickly and prematurely at what may be disadvantageous prices to us in order to meet our outstanding payment obligations and/or support covenants and working capital requirements under any credit or borrowing facility, any of which would have a material adverse effect on our business, financial condition, results of operations and cash flows.
Following any such default, the agent for the lenders under any such credit or borrowing facility could assume control of the disposition of any or all of our assets, including the selection of such assets to be disposed and the timing of such disposition, which would have a material adverse effect on our business, financial condition, results of operations and cash flows. In addition, if the lender exercises our right to sell the assets pledged under a credit facility, such sales may be completed at distressed sale prices, thereby diminishing or potentially eliminating the amount of cash available to us after repayment of our outstanding borrowings. Moreover, such deleveraging of us could significantly impair our ability to effectively operate our business in the manner in which we expect. As a result, we could be forced to curtail or cease new investment activities and lower or eliminate any dividends that it may pay to our stockholders.
Incurring leverage creates conflicts of interests for our investment adviser.
Under the Investment Advisory Agreement, the base management fee payable to the Adviser is based on our average total assets (including amounts borrowed for investment purposes). Consequently, the Adviser may benefit when we incur additional debt or increases the use of leverage to acquire additional assets. This fee structure may encourage the Adviser to cause us to borrow more money to finance additional investments. In addition, under the Investment Advisory Agreement, the Adviser could receive an income incentive fee based on our performance. As a result, the Adviser could be encouraged to use additional leverage or take additional risk to increase the return on our investments.
Risks Relating to Business Development Companies
The requirement that we invest a sufficient portion of our assets in qualifying assets could preclude us from investing in accordance with our current business strategy; conversely, the failure to invest a sufficient portion of our assets in qualifying assets could result in our failure to maintain our status as a BDC.
As a BDC, we may not acquire any assets other than “qualifying assets” unless, at the time of and after giving effect to such acquisition, at least 70% of our total assets are qualifying assets. See “Item 1. Business”. Therefore, we may be precluded from investing in what we believe are attractive investments if such investments are not qualifying assets. Conversely, if we fail to invest a sufficient portion of our assets in qualifying assets, we could lose our status as a BDC, which would have a material adverse effect on our business, financial condition and result of operations. Similarly, these rules could prevent us from making additional investments in companies in which we have invested, which could result in the dilution of our position, or could require us to dispose of investments at an inopportune time in order to comply with the 1940 Act. If we were forced to sell non-qualifying investments in the portfolio for compliance purposes, the proceeds from such sale could be significantly less than the current value of such investments. Further, any failure by us to comply with the requirements imposed on BDCs by the 1940 Act could cause the SEC to bring an enforcement action against us or expose us to the claims of private litigants. In addition, if approved by a majority of our stockholders, we may elect to withdraw our status as a BDC. If we withdraw our election or otherwise fail to qualify, or maintain our qualification, as a BDC, we may be subject to substantially greater regulation under the 1940 Act as a closed-end investment company. Compliance with such regulations would significantly decrease our operating flexibility and could significantly increase our operating costs.
We may incur additional leverage.
On March 23, 2018, the Small Business Credit Availability Act (the “SBCAA”) was signed into law. The SBCAA, among other things, modified the applicable provisions of the 1940 Act to reduce the required asset coverage ratio applicable to a BDC from 200% to 150% subject to certain approval, time and disclosure requirements (including either stockholder approval or approval of a “required majority” of its Board of Directors).
At the 2019 Annual Meeting, TPIC’s stockholders approved a proposal allowing us to modify our asset coverage ratio requirement from 200% to 150%, which became applicable to the Company effective as of March 16, 2019, the day immediately after the 2019 Annual Meeting. As a result, we are required to make certain disclosures on our website and in SEC filings regarding, among other things, the receipt of approval to increase our leverage, our leverage capacity and usage, and risks related to leverage.
Leverage magnifies the potential for loss on investments in our indebtedness and on invested equity capital. As we use leverage to partially finance our investments, you will experience increased risks of investing in our securities. If the value of our assets increases, then leveraging would cause the net asset value attributable to our common stock to increase more sharply than it would have had we not leveraged. Conversely, if the value of our assets decreases, leveraging would cause net asset value to decline more sharply than it otherwise would have had we not leveraged our business. Similarly, any increase in our income in excess of interest payable on the borrowed funds would cause our net investment income to increase more than it would without the leverage, while any decrease in our income would cause net investment income to decline more sharply than it would have had we not borrowed. Such a decline could negatively affect our ability to pay common stock dividends, scheduled debt payments or other payments related to our securities. Leverage is generally considered a speculative investment technique. See “Item 1A. Risks Relating to Debt Financing.”
U.S. Federal Income Tax Risks
Legislative or other actions relating to taxes could have a negative effect on us.
The rules dealing with the U.S. federal income taxation are constantly under review by persons involved in the legislative process and by the IRS and the U.S. Treasury Department. New legislation and any U.S. Treasury regulations, administrative interpretations or court decisions interpreting such legislation could significantly and negatively affect our ability to qualify for tax treatment as a RIC or the U.S. federal income tax consequences to us and our stockholders of such qualification, or could have other adverse consequences. Stockholders are urged to consult with their tax advisor regarding tax legislative, regulatory, or administrative developments and proposals and their potential effect on an investment in our securities.
We may be subject to U.S. federal income tax if we fail to qualify as a RIC.
To maintain RIC tax treatment under the Code, we must meet the following annual distribution, source-of-income and asset-diversification requirements. See “Item 1. Business - Certain U.S. Federal Income Tax Considerations.”

•The annual distribution requirement for a RIC generally will be satisfied if we distribute to our stockholders with respect to each taxable year at least 90% of our net ordinary income and realized net short-term capital gain in excess of realized net long-term capital loss, if any. We will be subject to U.S. federal income tax imposed at corporate rates on any of our undistributed income or gain. Because we may use debt financing, we are subject to an asset coverage ratio requirement under the 1940 Act and may in the future become subject to certain financial covenants under loan and credit agreements that could, under certain circumstances, restrict us from making distributions necessary to satisfy the distribution requirement. If we are unable to obtain cash from other sources or are prohibited from making distributions, we could fail to qualify as a RIC and thus become subject to corporate-level U.S. federal income tax.
•The source-of-income requirement generally will be satisfied if we obtain at least 90% of our gross income for each year from dividends, interest, gains from the sale of stock or securities or similar sources.
•The asset-diversification requirement will be satisfied if we meet certain asset-diversification requirements at the end of each quarter of our taxable year. To satisfy this requirement, (i) at least 50% of the value of our assets must consist of cash, cash equivalents, U.S. Government securities, securities of other RICs, and other securities, if such other securities of any one issuer do not represent more than 5% of the value of our total assets and we do not hold more than 10% of the outstanding voting securities of the issuer, and (ii) no more than 25% of the value of our assets can be invested in (a) the securities, other than U.S. government securities or securities of other RICs, of any one issuer, (b) the securities, other than securities of other RICs, of any two or more issuers that are controlled, as determined under applicable Code rules, by us and that are engaged in the same or similar or related trades or businesses, or (c) the securities of certain “qualified publicly-traded partnerships.” Failure to meet these requirements may result in our having to dispose of certain investments quickly in order to prevent the loss of RIC status. Because most of our investments will be in private companies, and therefore will be relatively illiquid, any such dispositions could be made at disadvantageous prices and could result in substantial losses.
If we fail to qualify as a RIC for any reason and are subject to U.S. federal income tax, the resulting taxes could substantially reduce our net assets, the amount of income available for distribution and the amount of our distributions. We may also be subject to certain U.S. federal excise taxes, as well as state, local and foreign taxes.
We may have difficulty paying our required distributions if we recognize income before or without receiving cash representing such income.
For U.S. federal income tax purposes, we may be required to recognize taxable income in circumstances in which we do not receive a corresponding payment in cash. For example, if we hold debt obligations that are treated under applicable tax rules as having original issue discount (such as debt instruments with PIK interest, or issued with warrants, or, in certain cases, with increasing interest rates), we must include in income each year a portion of the original issue discount that accrues over the life of the obligation, regardless of whether cash representing such income is received by us in the same taxable year. We may also have to include in income other amounts that we have not yet received in cash, such as deferred loan origination fees that are paid after origination of the loan or are paid in non-cash compensation such as warrants or stock. We anticipate that a portion of our income may constitute original issue discount or other income required to be included in taxable income prior to receipt of cash. Further, we may elect to amortize market discounts and include such amounts in our taxable income in the current year, instead of upon disposition, as an election not to do so would limit our ability to deduct interest expenses for tax purposes.
Because any original issue discount or other amounts accrued will be included in our investment company taxable income for the year of the accrual, we may be required to make a distribution to our stockholders in order to satisfy the annual distribution requirement, even though we will not have received any corresponding cash amount. As a result, we may have difficulty meeting the annual distribution requirement necessary to obtain and maintain RIC tax treatment under the Code. We may have to sell some of our investments at times and/or at prices we would not consider advantageous, raise additional debt or equity capital or forgo new investment opportunities for this purpose. If we are not able to obtain cash from other sources, we may fail to qualify as a RIC and thus become subject to U.S. federal income tax. For additional discussion regarding the tax implications of a RIC, see “Item 1. Business - Certain U.S. Federal Income Tax Considerations—Taxation as a RIC.”
You may receive shares of our common stock as distributions, which could result in adverse tax consequences to you.
In order to satisfy the annual distribution requirement applicable to RICs, we may have the ability to declare a portion of a distribution in shares of our common stock instead of in cash. Based on certain guidance issued by the IRS, distributions from a publicly offered RIC that are payable in stock or cash at the election of shareholders will be treated as taxable dividends that may satisfy our minimum distribution requirements even if the total amount of cash to be distributed is limited, provided that at least 20% of such dividend is payable in cash. If too many shareholders elect to receive their distribution in cash, we must allocate the cash available for distribution among the shareholders electing to receive cash (with the balance of the distribution paid in shares of our common stock). Taxable shareholders receiving such dividends will be required to include the full amount of the dividend as ordinary income (or as long-term capital gain to the extent such distribution is properly reported as a capital gain dividend) to the extent of our current and accumulated earnings and profits for U.S. federal income tax purposes. As a result, a U.S. taxable shareholder may be required to pay U.S. federal income tax with respect to such dividends in excess of any cash received.
You may have current tax liability on distributions you elect to reinvest in our common stock but would not receive cash from such distributions to pay such tax liability.
If you participate in our distribution reinvestment plan, you will be deemed to have received, and for U.S. federal income tax purposes will be taxed on, the amount reinvested in our common stock to the extent the amount reinvested was not a tax-free return of capital. As a result, unless you are a tax-exempt entity, you may have to use funds from other sources to pay your tax liability on the value of our common stock received from the distribution.
If we do not qualify as a “publicly offered regulated investment company,” as defined in the Code, you will be taxed as though you received a distribution of some of our expenses.
A “publicly offered regulated investment company” is a regulated investment company whose shares are either (i) continuously offered pursuant to a public offering, (ii) regularly traded on an established securities market or (iii) held by at least 500 persons at all times during the taxable year. If we are not a publicly offered regulated investment company for any period, a non-corporate stockholder’s pro rata portion of our affected expenses, including our management fees, will be treated as an additional distribution to the stockholder and will not be deductible by such stockholder. While we anticipate that we will constitute a publicly offered regulated investment company for our current taxable year, there can be no assurance that we will in fact so qualify for any of our taxable years.
Our investments in CLO vehicles may be subject to special anti-deferral provisions that could result in us incurring tax or recognizing income prior to receiving cash distributions related to such income.
The CLO vehicles in which we will invest generally will constitute PFICs. Because we will acquire investments in PFICs, we may be subject to U.S. federal income tax on a portion of any “excess distribution” or gain from the disposition of such investments. Additional charges in the nature of interest may be imposed on us in respect of deferred taxes arising from such distributions or gains. This additional tax and interest may apply even if we make a distribution in an amount equal to any "excess distribution" or gain from the disposition of such shares as a taxable dividend by us to our shareholders. Certain elections may be available to mitigate or eliminate such tax on excess distributions, but such elections (if available) will generally require us to recognize our share of the PFIC’s income for each year regardless of whether we receive any distributions from such PFIC. We must nonetheless distribute such income to maintain our status as a RIC.
If we hold more than 10% of the shares in a foreign corporation that is treated as a controlled foreign corporation (“CFC”), we may be treated as receiving a deemed distribution (taxable as ordinary income) each year from such foreign corporation in an amount equal to our pro rata share of the corporation’s income for the tax year (including both ordinary earnings and capital gains). If we are required to include such deemed distributions from a CFC in our income, we will be required to distribute such income to maintain our RIC tax treatment regardless of whether or not the CFC makes an actual distribution during such year.
If we are required to include amounts in income prior to receiving distributions representing such income, we may have to sell some of our investments at times and/or at prices we would not consider advantageous, raise additional debt or equity capital or forgo new investment opportunities in order to raise cash to make our required distributions. If we are not able to obtain cash from other sources, we may fail to qualify as a RIC and thus become subject to U.S. federal income tax. For additional discussion regarding the tax implications of a RIC, see “Certain U.S. Federal Income Tax Considerations.”
General Risk Factors
We will experience fluctuations in our quarterly operating results.
We will experience fluctuations in our quarterly operating results due to a number of factors, including our ability or inability to make investments in companies that meet our investment criteria, the interest rates payable on the debt securities we acquire, the default rate on such securities, the level of our expenses, variations in and the timing of our recognition of realized and unrealized gains or losses, the degree to which we encounter competition in our markets and general economic conditions. As a result of these factors, results for any period should not be relied on as being indicative of our performance in future periods.
Global economic, political and market conditions may adversely affect our business, results of operations and financial condition, including our revenue growth and profitability.
Downgrades by rating agencies to the U.S. government’s credit rating or concerns about its credit and deficit levels in general could cause interest rates and borrowing costs to rise, which may negatively impact both the perception of credit risk associated with our debt portfolio and our ability to access the debt markets on favorable terms. In addition, a decreased U.S. government credit rating could create broader financial turmoil and uncertainty, which may weigh heavily on our financial performance and the value of our common stock.

Deterioration in the economic conditions in the Eurozone and globally, including instability in financial markets, may pose a risk to our business. In recent years, financial markets have been affected at times by a number of global macroeconomic and political events, including the following: large sovereign debts and fiscal deficits of several countries in Europe and in emerging markets jurisdictions, levels of non‑performing loans on the balance sheets of European banks, the potential effect of any European country leaving the Eurozone, the effect of the United Kingdom leaving the European Union (the “EU”), and market volatility and loss of investor confidence driven by political events. The decision made in the United Kingdom to leave the EU has led to volatility in global financial markets and may lead to weakening in consumer, corporate and financial confidence in the United Kingdom and Europe. Market and economic disruptions have affected, and may in the future affect, consumer confidence levels and spending, personal bankruptcy rates, levels of incurrence and default on consumer debt and home prices, among other factors. We cannot assure you that market disruptions in Europe, including the increased cost of funding for certain governments and financial institutions, will not impact the global economy, and we cannot assure you that assistance packages will be available, or if available, be sufficient to stabilize countries and markets in Europe or elsewhere affected by a financial crisis. To the extent uncertainty regarding any economic recovery in Europe negatively impacts consumer confidence and consumer credit factors, our business, financial condition and results of operations could be significantly and adversely affected.
The Chinese capital markets have also experienced periods of instability over the past several years. The current political climate has also intensified concerns about a potential trade war between the U.S. and China in connection with each country’s recent or proposed tariffs on the other country’s products. These market and economic disruptions and the potential trade war with China have affected, and may in the future affect, the U.S. capital markets, which could adversely affect our business, financial condition or results of operations.
Various social and political circumstances in the U.S. and around the world (including wars and other forms of conflict such as the renewed hostilities in the Middle East, rising trade tensions between the United States and China, and other uncertainties regarding actual and potential shifts in the U.S. and foreign, trade, economic and other policies with other countries, terrorist acts, security operations and catastrophic events such as fires, floods, earthquakes, tornadoes, hurricanes and global health epidemics), may also contribute to increased market volatility and economic uncertainties or deterioration in the U.S. and worldwide. Specifically, Russia’s military incursion into Ukraine, the response of the United States and other countries, and the potential for wider conflict, has increased volatility and uncertainty in the financial markets and may adversely affect the Company. Immediately following Russia’s invasion, the United States and other countries imposed wide-ranging economic sanctions on Russia, individual Russian citizens, and Russian banking entities and other businesses, including those in the energy sector. These unprecedented sanctions have been highly disruptive to the Russian economy and, given the interconnectedness of today’s global economy, could have broad and unforeseen macroeconomic implications. The ultimate nature, extent and duration of Russia’s military actions (including the potential for cyberattacks and espionage), and the response of state governments and businesses, cannot be predicted at this time. However, further escalation of the conflict could result in significant market disruptions, and negatively affect global supply chains, inflation and global growth. These and any related events could negatively impact our business, financial condition or results of operations.
Additionally, the Federal Reserve has raised interest rates multiple times since March 2022 and rates may remain elevated in 2024. These developments, along with the United States government’s credit and deficit concerns, global economic uncertainties and market volatility, could cause interest rates to be volatile, which may negatively impact the performance of the Company.
We are dependent on information systems and systems failures could significantly disrupt our business, which may, in turn, negatively affect our liquidity, financial condition or results of operations.
Our business is dependent on our and third parties’ communications and information systems. Further, in the ordinary course of our business we or our Adviser may engage certain third party service providers to provide us with services necessary for our business. Any failure or interruption of those systems or services, including as a result of the termination or suspension of an agreement with any third-party service providers, could cause delays or other problems in our business activities. Our financial, accounting, data processing, backup or other operating systems and facilities may fail to operate properly or become disabled or damaged as a result of a number of factors including events that are wholly or partially beyond our control and adversely affect our business. There could be:
•sudden electrical or telecommunications outages;
•natural disasters such as earthquakes, tornadoes and hurricanes;
•disease pandemics;
•events arising from local or larger scale political or social matters, including terrorist acts; and
•cyber-attacks.

These events, in turn, could have a material adverse effect on our business, financial condition and operating results and negatively affect the market price of our common stock and our ability to pay dividends to our stockholders.
Cybersecurity risks and cyber incidents may adversely affect our business or the business of our portfolio companies by causing a disruption to our operations or the operations of our portfolio companies, a compromise or corruption of our confidential information or the confidential information of our portfolio companies and/or damage to our business relationships or the business relationships of our portfolio companies, all of which could negatively impact the business, financial condition and operating results of us or our portfolio companies.
A cyber incident is considered to be any adverse event that threatens the confidentiality, integrity or availability of the information resources of us or our portfolio companies. These incidents may be an intentional attack or an unintentional event and could involve gaining unauthorized access to our information systems or those of our portfolio companies for purposes of misappropriating assets, stealing confidential information, corrupting data or causing operational disruption. We and our Adviser’s employees have been and expect to continue to be the target of fraudulent calls, emails and other forms of activities. The result of these incidents may include disrupted operations, misstated or unreliable financial data, liability for stolen assets or information, increased cybersecurity protection and insurance costs, litigation and damage to business relationships. The costs related to cyber or other security threats or disruptions may not be fully insured or indemnified by other means. As our and our portfolio companies’ reliance on technology has increased, so have the risks posed to our information systems, both internal and those provided by Prospect Capital Management and third-party service providers, and the information systems of our portfolio companies. Prospect Capital Management has implemented processes, procedures and internal controls to help mitigate cybersecurity risks and cyber intrusions, but these measures, as well as our increased awareness of the nature and extent of a risk of a cyber incident, do not guarantee that a cyber incident will not occur and/or that our financial results, operations or confidential information will not be negatively impacted by such an incident. Cyber-security has become a top priority for regulators around the world, and some jurisdictions have enacted laws requiring companies to notify individuals of data security breaches involving certain types of personal data. In addition, state and federal laws and regulations related to BDC and RIC cyber-security compliance continue to evolve and change. These changes may require substantial investments in new technology, software and personnel, which could affect our profitability. These changes may also result in enhanced and unforeseen consequences for cyber-related breaches and incidents, which may further adversely affect our profitability. If we fail to comply with the relevant laws and regulations, we could suffer financial losses, a disruption of our business, liability to investors, regulatory intervention or reputational damage.
We are subject to risks associated with artificial intelligence and machine learning technology.
Recent technological advances in artificial intelligence and machine learning technology pose risks to our Company and our portfolio companies. We and our portfolio companies could be exposed to the risks of artificial intelligence and machine learning technology if third-party service providers or any counterparties, whether or not known to us, also use artificial intelligence and machine learning technology in their business activities. We and our portfolio companies may not be in a position to control the use of artificial intelligence and machine learning technology in third-party products or services.
Use of artificial intelligence and machine learning technology could include the input of confidential information in contravention of applicable policies, contractual or other obligations or restrictions, resulting in such confidential information becoming partly accessible by other third-party artificial intelligence and machine learning technology applications and users.
Independent of its context of use, artificial intelligence and machine learning technology is generally highly reliant on the collection and analysis of large amounts of data, and it is not possible or practicable to incorporate all relevant data into the model that artificial intelligence and machine learning technology utilizes to operate. Certain data in such models will inevitably contain a degree of inaccuracy and error-potentially materially so-and could otherwise be inadequate or flawed, which would be likely to degrade the effectiveness of artificial intelligence and machine learning technology. To the extent that we or our portfolio companies are exposed to the risks of artificial intelligence and machine learning technology use, any such inaccuracies or errors could have adverse impacts on our Company or our investments.
Artificial intelligence and machine learning technology and its applications, including in the private investment and financial sectors, continue to develop rapidly, and it is impossible to predict the future risks that may arise from such developments.
Inflation can adversely impact our cost of capital and the value of our portfolio investments.
Inflation risk is the risk that the value of assets or income from investments will be worth less in the future as inflation decreases the value of money. Recently, inflation levels have been at their highest point in nearly 40 years and the Federal Reserve has begun an aggressive campaign to raise certain benchmark interest rates in an effort to combat inflation. As inflation increases, the real value of our common stock and distributions therefore may decline. In addition, during any periods of rising inflation, the interest rates of debt securities we issue would likely increase, which would tend to further reduce returns to common stockholder; likewise, as interest rates increase, the value of our debt investments would decrease, though this effect can be less pronounced for floating rate instruments. This could also lead to decreased asset coverage for our outstanding debt and preferred stock. Inflation rates may change frequently and significantly as a result of various factors, including unexpected shifts in the domestic or global economy and changes in economic policies, and our investments may not keep pace with inflation, which may result in losses to our stockholders. This risk is greater for fixed-income instruments with longer maturities.
The prolonged Russian invasion of Ukraine and the resulting international response may have a material adverse impact on us and our portfolio companies.
As a result of Russia's military invasion of Ukraine in February 2022, the United States and other countries imposed broad-reaching political and economic sanctions on Russia, certain Russian allies believed to be providing them military or financial support, on private and public companies domiciled in Russia, including public issuers and banking and financial institutions, and on a variety of individuals. These sanctions, combined with equivalent measures taken by foreign businesses ceasing operations in Russia, continue to adversely impact global financial markets, disrupt global supply chains, and impair the value and liquidity of issuers that continue to maintain exposure to Russia and its allies, Russian investments and sectors that can be impacted by restrictions on Russian imports and exports, such as the oil and gas industry.
It is not possible to predict the duration or extent of longer-term consequences of this conflict, which could include further sanctions, retaliatory measures taken by Russia, embargoes, regional instability, geopolitical shifts and adverse effects on or involving macroeconomic conditions, supply chains, inflation, security conditions, currency exchange rates and financial markets around the globe. However, the consequences of the conflict between Russia and Ukraine could result in a worsening economic downturn and/or recession, globally and/or locally in the U.S. or other economies, reduce business activity, spawn additional conflicts (whether in the form of traditional military action, reignited "cold" wars or in the form of virtual warfare such as cyberattacks) with similar and perhaps wider ranging impacts and consequences and have an adverse impact on our returns and net asset value. Such consequences also may increase our funding cost or limit our access to the capital markets.
Until we raise sufficient capital to build an investment portfolio that generates sufficient revenue to cover our operating expenses, our continued operations are dependent upon the ELA entered into with the Adviser.
As of June 30, 2025, we have not raised sufficient capital to build an investment portfolio that generates sufficient revenue to cover our operating expenses and have only been able to fund distributions to shareholders and pay a portion of our expenses through the ELA entered into with the Adviser. The ELA provides that the Adviser will be required to waive its investment advisory fees under the Investment Advisory Agreement until June 30, 2025, to the extent that the payment of such fees would cause our operating expenses to exceed an annual rate, expressed as a percentage of our average quarterly net assets, equal to 4.00%. See "Notes to Consolidated Financial Statements - Note 14 - Subsequent Events" for additional information.
Trade negotiations and related government actions may create regulatory uncertainty for our portfolio companies and our investment strategies and adversely affect the profitability of our portfolio companies.

In recent years, the U.S. government has indicated its intent to alter its approach to international trade policy and in some cases to renegotiate, or potentially terminate, certain existing bilateral or multi-lateral trade agreements and treaties with foreign countries, and has made proposals and taken actions related thereto. For example, the U.S. government has imposed, and may in the future further increase, tariffs on certain foreign goods, including from China, such as steel and aluminum. Some foreign governments, including China, have instituted retaliatory tariffs on certain U.S. goods. Most recently, the current U.S. presidential administration has imposed or sought to impose significant increases to tariffs on goods imported into the U.S., including from China, Canada and Mexico. Tariffs on imported goods could further increase costs, decrease margins, reduce the competitiveness of products and services offered by current and future portfolio companies and adversely affect the revenues and profitability of portfolio companies whose businesses rely on goods imported from such impacted jurisdictions.

There is uncertainty as to further actions that may be taken under the current U.S. presidential administration with respect to U.S. trade policy. Further governmental actions related to the imposition of tariffs or other trade barriers, or changes to international trade agreements or policies, could further increase costs, decrease margins, reduce the competitiveness of products and services offered by current and future portfolio companies and adversely affect the revenues and profitability of companies whose businesses rely on goods imported from outside of the United States.

Item 1B. Unresolved Staff Comments
Not applicable.
Item 1C. Cybersecurity

Cybersecurity Risk Management and Strategy
As an externally managed, closed-end management investment company that has elected to be regulated as a BDC under the 1940 Act, our day-to-day operations are managed by the Adviser, Administrator and our executive officers under the oversight of our Board of Directors. As such, we rely on the cybersecurity policies and procedures implemented by Prospect Capital Management for assessing, identifying and managing material risks to our business from cybersecurity threats. Below are details of Prospect Capital Management's cybersecurity program that are relevant to us.
Prospect Capital Management has processes in place for assessing, identifying, and managing material risks from potential unauthorized occurrences on, or through, our electronic information systems that could adversely affect the confidentiality, integrity, or availability of our information systems or the information residing on those systems.
In accordance with the Prospect Capital Management Information Technology Operations and Procedures, the cross-functional Change Advisory Board (“CAB”) governs and oversees the advancement and implementation of policies and procedures to reasonably prevent security incidents. Prospect Capital Management’s cybersecurity program also includes review and assessment by third parties of the cybersecurity processes and systems. These third parties assess and report on Prospect Capital Management’s compliance with applicable laws and regulations and its internal incident response preparedness, including benchmarking to best practices and industry frameworks and helping to identify areas for continued focus and improvement.
Prospect Capital Management uses processes to oversee and identify material risks from cybersecurity threats, including those associated with the use of third-party service providers. Additionally, Prospect Capital Management uses systems and processes designed to reduce the impact of a security incident at a third-party service provider. As part of its risk management process. Prospect Capital Management, also maintains an incident response plan that is utilized when cybersecurity incidents impacting us, our Adviser, or our Administrator are detected.
Prospect Capital Management conducts regular phishing tests in which educational materials are provided in each test for those who fail. Prospect Capital Management is implementing security awareness training which will be conducted annually for staff with a high failure rate on the phishing tests.
In the last three fiscal years, we are not aware of any material risks from cybersecurity threats that have materially affected or are reasonably likely to materially affect us, including our business strategy, results of operations, or financial condition. However, future incidents could have a material impact on our business strategy, results of operations or financial condition. For additional discussion on risks posed by cybersecurity threats, see "Item 1A. Risk Factors - Risks Relating to Our Business and Structure."
Board of Directors Oversight of Cybersecurity Risks
Our Board of Directors provides strategic oversight on cybersecurity matters, including risks associated with cybersecurity threats. Our Board of Directors receives periodic updates from the CCO, which incorporates updates provided by the Adviser regarding the overall state of the Adviser’s cybersecurity program, information on the current threat landscape, and risks from cybersecurity threats and cybersecurity incidents impacting us.
Management's Role in Cybersecurity Risk Management
Our management, including our CCO, manage our cybersecurity program. The CCO supervises our oversight function generally and relies on the Adviser’s technology team to assist with assessing and managing material risks from cybersecurity threats. The CCO has been responsible for this oversight function as our CCO for more than five years and has worked in the financial services industry for more than 20 years, during which time the CCO has gained expertise in assessing and managing risks applicable to us.
Our management is informed about and monitors the prevention, detection, mitigation, and remediation of cybersecurity incidents impacting us, including through the receipt of notifications from service providers and reliance on communications with risk management, legal, information technology, and/or compliance personnel of the Adviser.
Item 2. Properties
We do not own any real estate or other physical properties materially important to our operation. Our principal executive offices are located at 10 East 40th Street, New York, New York 10016, where we occupy our office space pursuant to our Administration Agreement with Prospect Administration. The office facilities are leased by our Administrator. We believe that our office facilities are suitable and adequate for our business as currently conducted.
Item 3. Legal Proceedings
From time to time, we may become involved in various investigations, claims and legal proceedings that arise in the ordinary course of our business. These matters may relate to intellectual property, employment, tax, regulation, contract or other matters. The resolution of such matters as may arise will be subject to various uncertainties and, even if such claims are without merit, could result in the expenditure of significant financial and managerial resources. We are not aware of any material legal proceedings as of June 30, 2025.

Item 4. Mine Safety Disclosures
Not applicable.

PART II
Item 5. Market for Registrant's Common Equity, Related Shareholder Matters and Issuer Purchases of Equity Securities
Continuous Public Multi-Class Offering of Common Stock
We currently issue three classes of our common stock: Class I shares, Class S shares and Class D shares. The share classes have different ongoing shareholder servicing and/or distribution fees. Other than the differences in ongoing shareholder servicing and/or distribution fees, each class of common stock has the same economics and voting rights. Our common stock is not listed for trading on a stock exchange or other securities market and there is no established public trading market for our common stock.
As of September 3, 2025, there was 1 holder of record of our Class I common stock, 0 holders of record of our Class S common stock and 0 holders of record of our Class D common stock.
We determine our NAV for each class of shares as of the last day of each calendar month. Share issuances related to monthly subscriptions are effective the first calendar day of each month. The NAV per share for each class of shares is determined by dividing the value of total assets attributable to the class minus liabilities attributable to the share class by the total number of each share class of common stock outstanding at the date as of which the determination is made.
Market Information
There is no established public trading market for our common stock, and we do not expect one to develop. Therefore, there is a risk that a shareholder may not be able to sell our stock at a time or price acceptable to the shareholder, or at all.
Results of Our Prior Continuous Public Offering of Common Stock
Through our offerings, we have sold 1,693,142 shares of our Class A and Class I common stock for gross proceeds of approximately $24,205,784. During the year ended June 30, 2025, the Company accepted a subscription from the Adviser for the sale of $10 million of the Company’s Class A common stock and a total of 2,096,436 shares were issued. During the year ended June 30, 2024, the Company accepted a subscription from the Adviser for the sale of $20 million of the Company’s Class A common stock and a total of 4,179,952 shares were issued.
As of June 30, 2025, 8,895,933 shares of our common stock were outstanding as a result of both our prior public offering and our Private Offering.
Holders
Set forth below is a chart describing the authorized classes and the single class of our securities outstanding as of September 3, 2025:

(1) Title of Class	(2) Amount Authorized	(3) Amount Held by Us or for Our Account	(4) Amount Outstanding Exclusive of Amount Under Column (3)
Class A Common Stock	37,500,000	—	8,983,852
Class S Common Stock	12,500,000	—	—
Class D Common Stock	12,500,000	—	—
Class I Common Stock	12,500,000	—	2,237

As of September 3, 2025, we had 808 record holders of our Class A common stock and 1 record holder of our Class I common stock. No shares of our common stock have been authorized for issuance under any equity compensation plan.
Repurchase Program
We do not currently intend to list our shares on any securities exchange and we do not expect a public market for our shares to develop in the foreseeable future, if ever. Therefore, stockholders should not expect to be able to sell their shares promptly or at a desired price. No stockholder will have the right to require us to repurchase any of his or her shares. Because no public market exists for our shares, and none is expected to develop, stockholders should not expect to be able to liquidate their investment prior to any listing, liquidation or other liquidity event, other than through our share repurchase program, or, in limited circumstances, as a result of transfers of shares to other eligible investors.
We currently operate a share repurchase program. Repurchases are made on such terms as may be determined by our Board of Directors in its complete and absolute discretion unless, in the judgment of the independent directors of our Board of Directors, such repurchases would not be in the best interests of our stockholders or would violate applicable law. Under the Maryland General Corporation Law, a Maryland corporation may not make a distribution to stockholders, including pursuant to our share repurchase program, if, after giving effect to the distribution, (i) the corporation would not be able to pay its indebtedness in the ordinary course or (ii) the corporation’s total assets would be less than its total liabilities plus preferential amounts payable on dissolution with respect to preferred stock. We anticipate conducting such repurchase offers in accordance with the requirements of Rule 13e-4 of the Exchange Act and the 1940 Act. In months in which we repurchase shares, we expect to conduct repurchases on the same date that we hold our closings for the sale of shares in our offering.
The Board also will consider the following factors, among others, in making its determination regarding whether to cause us to offer to repurchase shares and under what terms:
•The effect of such repurchases on our qualification as a RIC (including the consequences of any necessary asset sales);
•The liquidity of our assets (including fees and costs associated with disposing of assets);
•Our investment plans and working capital requirements;
•The relative economies of scale with respect to our size;
•Our history in repurchasing shares or portions thereof; and
•The condition of the securities markets.
We currently intend to limit the number of shares to be repurchased during any calendar year to the number of shares we can repurchase with the cash retained as a result of issuing shares under our distribution reinvestment plan to those stockholders who have elected to receive their distributions in the form of additional shares rather than in cash. At the discretion of our Board of Directors, we may also use cash on hand, cash available from borrowings and cash from liquidation of securities investments as of the end of the applicable period to repurchase shares. In addition, we do not expect to repurchase shares in any calendar year in excess of 10% of the weighted average number of shares outstanding in the prior calendar year, or 2.5% in each quarter though the actual number of shares that we offer to repurchase may be less in light of the limitations noted above. Our Board of Directors reserves the right, in its sole discretion, to limit the number of shares to be repurchased by applying the limitations on the number of shares to be repurchased, noted above. We further anticipate that we will offer to repurchase such shares at a price equal to the net asset value per share, on each date of repurchase. If the amount of repurchase requests exceeds the number of shares we seek to repurchase, we will repurchase shares on a pro-rata basis. As a result, we may repurchase less than the full amount of shares that you submit for repurchase. If we do not repurchase the full amount of your shares that you have requested to be repurchased, or we determine not to make repurchases of our shares, you may not be able to dispose of your shares. Any periodic repurchase offers will be subject in part to our available cash and compliance with the 1940 Act.
The Board of Directors will require that we repurchase shares or portions thereof from you pursuant to written tender offer materials only on terms they determine to be fair to us and to all of our stockholders. Repurchases of your shares by us will be paid in cash. Repurchases will be effective after receipt and acceptance by us of all eligible written submissions of shares from our stockholders. Our Adviser, our directors and their respective affiliates are prohibited from receiving a fee in any repurchase by us of our shares.
When the Board of Directors determines that we will offer to repurchase shares, we will furnish tender offer materials to you describing the terms of repurchase, and containing information you should consider in deciding whether and how to participate in the repurchase opportunity.
Any tender offer presented to our stockholders will remain open for a minimum of 20 business days following the commencement of the tender offer. In the materials that we will send to our stockholders, we will include the date that the tender offer will expire. All tenders for repurchase requests must be received prior to the expiration of the tender offer in order to be valid. If there are any material revisions to the tender offer materials (not including the price at which shares may be tendered) sent to our stockholders, we will send revised materials reflecting such changes and will extend the tender offer period by a minimum of an additional five business days. If the price at which shares may be tendered is changed, we will extend the tender offer period by a minimum of an additional ten business days.
In order to submit shares to be tendered, stockholders will be required to complete a letter of transmittal, which will be included in the materials sent to our stockholders, as well as any other documents required by the letter of transmittal. At any time prior to the expiration of the tender offer, stockholders may withdraw their tenders by submitting a notice of withdrawal to us. If shares have not been accepted for payment by us, tenders may be withdrawn any time prior to 40 business days following the expiration of the tender offer.
We will not repurchase shares, or fractions thereof, if such repurchase will cause us to be in violation of the securities or other laws of the United States, Maryland or any other relevant jurisdiction.
If any of our Adviser’s affiliates holds shares, any such affiliates may tender shares in connection with any repurchase offer we make on the same basis as any other stockholder. Except for the initial capital contribution of our Adviser, our Adviser will not tender its shares for repurchase as long as our Adviser remains our investment adviser.
You have the option of placing a transfer on death, or “TOD,” designation on your shares purchased in our offering. A TOD designation transfers ownership of your shares to your designated beneficiary upon your death. This designation may only be made by individuals, not entities, who are the sole or joint owners with right of survivorship of the shares. However, this option is not available to residents of the states of Louisiana or North Carolina. If you would like to place a TOD designation on your shares, you must check the TOD box on the subscription agreement and you must complete and return the transfer on death form available upon request to us in order to effect the designation.
Completed Share Repurchases
Below is a summary of transactions with respect to shares of common stock during each tender offer during the fiscal years ended June 30, 2025, 2024, and 2023:

Quarterly Offer Date	Repurchase Effective Date	Class A Shares Repurchased	Class I Shares Repurchased	Percentage of Shares Tendered That Were Repurchased	Repurchase Price Per Share	Aggregate Consideration for Repurchased Shares

Year ended June 30, 2025
September 30, 2024	September 23, 2024	47,845	—	15%	$4.67	$223,438
December 31, 2024	November 25, 2024	102,793	—	45%	$4.56	468,729
March 31, 2025	February 21, 2025	151,171	—	100%	$4.61	696,902
June 30, 2025	May 20, 2025	155,049	—	100%	$4.46	691,519
Total for the year ended June 30, 2025		456,858	—			$2,080,588

Year ended June 30, 2024
September 30, 2023	July 31, 2023	19,963	—	7%	$6.09	$121,569
December 31, 2023	November 9, 2023	21,112	—	7%	$5.37	113,371
March 31, 2024	February 26, 2024	23,273	—	8%	$4.82	112,179
June 30, 2024	May 14, 2024	21,698	—	8%	$4.72	102,413
Total for the year ended June 30, 2024		86,046	—			$449,532

Year ended June 30, 2023
September 30, 2022	August 1, 2022	21,818	—	9%	$6.99	$152,505
December 31, 2022	November 7, 2022	23,434	—	11%	$6.65	155,832
Total for the year ended June 30, 2023		45,252	—			$308,337
Recent Sales of Unregistered Securities
In order to satisfy the reinvestment portion of our dividends for the year ended June 30, 2025, we issued the following shares of common stock to stockholders of record on the dates noted below as part of our distribution reinvestment plan. These issuances were not subject to the registration requirements of the Securities Act of 1933, as amended.

Record Date	Date of Issuance	Number of Shares	Purchase Price per Share
June 28, 2024	July 8, 2024	30,674	$4.72
July 26, 2024	August 2, 2024	42,346	$4.77
August 30, 2024	September 9, 2024	57,020	$4.77
September 27, 2024	October 4, 2024	48,901	$4.67
October 25, 2024	November 1, 2024	49,358	$4.65
December 2, 2024	December 9, 2024	62,612	$4.56
December 27, 2024	January 6, 2025	50,502	$4.56
January 31, 2025	February 7, 2025	63,530	$4.56
February 28, 2025	March 7, 2025	49,909	$4.61
March 28, 2025	April 4, 2025	50,222	$4.61
April 25, 2025	May 2, 2025	50,247	$4.61
May 30, 2025	June 6, 2025	37,424	$4.46
June 27, 2025	July 7, 2025	30,084	$4.46
On June 28, 2024, the Company accepted a subscription agreement from the Adviser for the sale of $10.0 million of the Company's Class A common stock at a purchase price per share equal to the Company's net asset value per share as of June 30, 2024. A total of 2,096,436 shares were issued as of July 1, 2024. The offer and sale of these shares are exempt from the registration requirements of the Securities Act of 1933, as amended, pursuant to Section 4(a)(2) thereof and Regulation D thereunder.
Distributions
General
Subject to our Board of Directors’ sole discretion and applicable legal restrictions, our Board of Directors authorizes and declares a monthly distribution amount per share of our common stock. We will then calculate each stockholder’s specific distribution amount for the month using record and declaration dates, and your distributions will begin to accrue on the date we accept your subscription for shares of our common stock. From time to time, we may also pay interim distributions at the discretion of our Board of Directors. Each year a statement on Internal Revenue Service Form 1099-DIV (or any successor form) identifying the source of the distribution (i.e., (i) paid from investment company taxable income, which is generally our net ordinary income plus our realized net short-term capital gains in excess of realized net long-term capital gains, (ii) paid from net capital gain, which is our realized net long-term capital gains in excess of realized net-short term capital losses, and/or (iii) a return of paid-in capital surplus, which is generally a nontaxable distribution) will be mailed to our stockholders. We can offer no assurance that we will achieve results that will permit the payment of any distributions or that our Board of Directors will declare any distributions.
We may fund our cash distributions to stockholders from any sources of funds legally available to us, including offering proceeds, borrowings, net investment income from operations, capital gains proceeds from the sale of assets, non-capital gains proceeds from the sale of assets, dividends or other distributions paid to us on account of preferred and common equity investments in portfolio companies and expense reimbursements from our Adviser. We have not established limits on the amount of funds we may use from available sources to make distributions.
It is possible that a portion of the distributions we make will represent a return of capital. A return of capital generally is a return of stockholders’ investment rather than a return of earnings or gains derived from our investment activities and will be made after deducting the fees and expenses payable in connection with our continuous public offering, including any fees payable to our Adviser. Moreover, a return of capital will generally not be taxable, but will reduce each stockholder’s cost basis in our common stock, and will result in a higher reported capital gain or lower reported capital loss when the common stock on which such return of capital was received is sold. Stockholders will be notified of the sources of our distributions (i.e., paid from ordinary income, paid from net capital gains on the sale of securities, and/or a return of capital). See “Item 1. Business - Certain U.S. Federal Income Tax Considerations—Taxation as a RIC.”
We intend to make our regular distributions in the form of cash, out of assets legally available for distribution, unless stockholders elect to receive their distributions in additional shares of our common stock under our distribution reinvestment plan. Although distributions paid in the form of additional shares of common stock to stockholders who elect to participate in our dividend reinvestment plan will generally be subject to U.S. federal, state and local taxes in the same manner as cash distributions, such stockholders will not receive any corresponding cash distributions with which to pay any such applicable taxes. Stockholders receiving distributions in the form of additional shares of common stock will be treated as receiving a distribution in the amount of the fair market value of our shares of common stock. If stockholders hold shares in the name of a broker or financial intermediary, they should contact such broker or financial intermediary regarding their option to elect to receive distributions in additional shares of our common stock under our distribution reinvestment plan in lieu of cash.
To maintain RIC tax treatment, we generally must, among other things, distribute at least 90% of our net ordinary income and realized net short-term capital gain in excess of realized net long-term capital loss, if any. In order to avoid certain excise taxes imposed on RICs, we currently intend to distribute, or be deemed to distribute, during each calendar year an amount at least equal to the sum of (1) 98% of our net ordinary income for the calendar year, (2) 98.2% of our recognized capital gain in excess of recognized capital loss for the one-year period ending on October 31 of the calendar year and (3) any ordinary income or capital gains recognized, but not distributed, in preceding years and on which we paid no U.S. federal income tax. We can offer no assurance that we will achieve results that will permit the payment of any distributions and, if we issue senior securities, we will be prohibited from paying distributions if doing so causes us to fail to maintain the asset coverage ratios stipulated by the 1940 Act or if distributions are limited by the terms of any of our borrowings. See “Item 1. Business - Certain U.S. Federal Income Tax Considerations—Taxation as a RIC.”
We have adopted an “opt in” distribution reinvestment plan for our common stockholders. As a result, if we make a distribution, then stockholders will receive distributions in cash unless they specifically “opt in” to the distribution reinvestment plan so as to have their cash distributions reinvested in additional shares of our common stock.
The following tables reflect the cash distributions per share that were declared and paid on common stock by PFLOAT during the fiscal years ended June 30, 2025, 2024, and 2023, respectively:

Fiscal Year 2025		Distributions
Record Date	Payment Date	PFLOAT Class A Common Stock, per share	PFLOAT Class A Common Stock, Amount Distributed	PFLOAT Class I Common Stock, per share	PFLOAT Class I Common Stock, Amount Distributed
July 26, 2024	August 2, 2024	$0.02724	$239,396	$—	$—
August 30, 2024	September 9, 2024	0.03650	322,325	—	—
September 27, 2024	October 4, 2024	0.03048	269,443	—	—
October 25, 2024	November 1, 2024	0.03048	270,933	0.03048	68
December 2, 2024	December 9, 2024	0.03780	333,979	0.03780	84
December 27, 2024	January 6, 2025	0.03024	269,075	0.03024	68
January 31, 2025	February 7, 2025	0.03780	338,255	0.03780	84
February 28, 2025	March 7, 2025	0.02992	265,119	0.02992	67
March 28, 2025	April 4, 2025	0.02992	266,613	0.02992	67
April 25, 2025	May 2, 2025	0.02992	268,116	0.02992	67
May 30, 2025	June 6, 2025	0.02145	189,957	0.02145	48
June 27, 2025	July 7, 2025	0.01716	152,614	0.01716	38
Total for the Year Ended June 30, 2025			$3,185,825		$591

Fiscal Year 2024		Distributions
Record Date	Payment date	PFLOAT Class A Common Stock, per share	PFLOAT Class A Common Stock, Amount Distributed
July 28, 2023	August 4, 2023	$0.03260	$78,129
August 25, 2023	September 1, 2023	0.03260	78,313
September 29, 2023	October 6, 2023	0.04095	98,612
October 27, 2023	November 3, 2023	0.03276	79,119
November 24, 2023	December 1, 2023	0.02920	70,070
December 29, 2023	January 5, 2024	0.03650	87,789
January 26, 2024	February 2, 2024	0.02920	70,440
February 23, 2024	March 1, 2024	0.02740	122,458
March 29, 2024	April 5, 2024	0.03425	153,671
April 26, 2024	May 3, 2024	0.02740	181,238
May 31, 2024	June 7, 2024	0.03405	225,515
June 28, 2024	July 8, 2024	0.02724	181,455
Total for the Year Ended June 30, 2024			$1,426,809

Fiscal year 2023		Distributions
Record Date	Payment date	PFLOAT Class A Common Stock, per share	PFLOAT Class A Common Stock, Amount Distributed
July 29, 2022	August 5, 2022	$0.05305	$126,365
August 26, 2022	September 2, 2022	0.04244	100,522
September 30, 2022	October 7, 2022	0.04720	112,104
October 28, 2022	November 4, 2022	0.03776	89,974
November 25, 2022	December 2, 2022	0.03580	84,685
December 30, 2022	January 6, 2023	0.04475	106,123
January 27, 2023	February 3, 2023	0.03580	85,162
February 24, 2023	March 3, 2023	0.03344	79,752
March 31, 2023	April 7, 2023	0.04180	99,949
April 28, 2023	May 5, 2023	0.03344	80,192
May 26, 2023	June 2, 2023	0.03260	78,362
June 30, 2023	July 7, 2023	0.04075	98,197
Total for the Year Ended June 30, 2023			$1,141,387

PFLOAT Distributions
While our fiscal year end for financial reporting purposes is June 30 of each year, our tax year end is December 31 of each year. The information presented in this item is based on our tax year end for each period presented, unless otherwise specified.
For income tax purposes, distributions made to stockholders are reported as ordinary income, capital gains, non-taxable return of capital, or combination thereof.
The tax character of distributions paid to the Company's shareholders during the tax years ended December 31, 2024 and 2023 were as follows:

	Tax Year Ended
	December 31, 2024		December 31, 2023
Ordinary income	$2,340,249		$—
Return of capital	349,435		948,614
Total distributions paid to stockholders	$2,689,684	(1)	$948,614	(2)
(1)    For the tax year ended December 31, 2024, $87,789 of the 2023 declared distributions are allocable to 2024 for federal income tax purposes and are reported on the 2024 Form 1099-DIV. For the tax year ended December 31, 2024, $38,250 of the 2024 declared distributions are allocable to 2025 for federal income tax purposes and will be reported on the 2025 Form 1099-DIV.
(2)    For the tax year ended December 31, 2023, $22,758 of the 2022 declared distributions are allocable to 2023 for federal income tax purposes and was reported on the 2023 Form 1099-DIV. For the tax year ended December 31, 2023, $87,789 of the 2023 declared distributions are allocable to 2024 for federal income tax purposes and are reported on the 2024 Form 1099-DIV.

Item 6: Reserved

Item 7: Management’s Discussion and Analysis of Financial Condition and Results of Operations
The following discussion should be read in conjunction with our consolidated financial statements and related notes and other financial information appearing elsewhere in this annual report on Form 10-K (the "Annual Report"). In addition to historical information, the following discussion and other parts of this Annual Report contain forward-looking information that involves risks and uncertainties. Our actual results may differ significantly from any results expressed or implied by these forward-looking statements due to the factors discussed in Part I, "Item 1A. Risk Factors" and "Forward-Looking Statements" appearing elsewhere herein.
The terms "PFLOAT," the "Company," "we," "us" and "our" mean Prospect Floating Rate and Alternative Income Fund, Inc. unless the context specifically requires otherwise.
Overview
We are an externally managed, non-diversified, closed-end management investment company that has elected to be regulated as a business development company ("BDC") under the Investment Company Act of 1940, as amended (the "1940 Act"). Our investment objective is to generate current income and, as a secondary objective, capital appreciation by targeting investment opportunities with favorable risk-adjusted returns. Under normal market conditions, we will invest at least 80% of our net assets (plus any borrowings for investment purposes) in floating rate loans and other income producing investments. We will provide shareholders with 60 days' advanced notice prior to changing this 80% investment policy. We intend to meet our investment objective by primarily lending to and investing in the debt of privately-owned U.S. middle market companies, which we define as companies with annual revenue between $50 million and $2.5 billion. We have elected and intend to continue to qualify annually to be taxed for U.S. federal income tax purposes as a regulated investment company ("RIC") under the Internal Revenue Code of 1986, as amended (the "Code").
On November 5, 2021, we amended and restated the Investment Advisory Agreement (the "Amended and Restated Advisory Agreement") to reduce the base management fee and eliminate the incentive fee payable to the Adviser thereunder, effective as of January 1, 2022 and until the one-year anniversary of the listing of the Company’s common stock on a national securities exchange. The Amended and Restated Advisory Agreement was most recently approved by our Board of Directors, including all of our directors who are not “interested persons” (as defined in the 1940 Act), on June 14, 2024.
For additional information regarding the Amended and Restated Advisory Agreement, please refer to "Investment Advisory Fees" below.
Our Adviser
Our Adviser is a Delaware limited liability company and is registered as an investment adviser under the Advisers Act. Our Adviser is led by John F. Barry III and M. Grier Eliasek, two senior executives with significant investment advisory and business experience. Mr. Barry currently controls our Adviser.
Fourth Quarter Highlights
Investment Transactions
We seek to be a long-term investor with our portfolio companies. During the three and twelve month periods ended June 30, 2025, we purchased $5,407,235 and $48,155,370, respectively, in investment securities (excluding short-term securities). During the same three and twelve month periods ended June 30, 2025, there was a noncash restructured investment in the amount of $919,060 and $5,279,071, respectively.
During the same three and twelve month periods ended June 30, 2025, sales and redemptions of investment securities (excluding short-term securities) were $3,563,848 and $20,414,660, respectively, resulting in a total net portfolio growth of $1,843,387 and $27,740,710, respectively, for the three and twelve months ended June 30, 2025.
Debt Issuances and Redemptions
On September 21, 2023, the Company entered into a senior secured revolving credit agreement (the "Senior Secured Revolving Credit Facility"), by and among the Company, as borrower, the lenders party thereto, and Sumitomo Mitsui Banking Corporation, as administrative agent. As of June 30, 2025, there was a $45,500,000 balance on the Senior Secured Revolving Credit Facility. See Note 10 within the accompanying notes to the consolidated financial statements for further discussion.
Equity Issuances
As part of the distribution reinvestment plan, we issued 50,222, 50,247, and 37,424 shares of our common stock on April 4, May 2, and June 6, respectively.
On March 24, 2025, under our share repurchase program, we made a tender offer to purchase up to the number of shares of our issued and outstanding Class A and Class I common stock we could repurchase with the cash we retained during the quarter ended December 31, 2024 as a result of issuing shares through our distribution reinvestment plan to those shareholders who elected to receive their distributions in the form of additional shares rather than in cash. The total cash retained during the quarter ended December 31, 2024 as a result of issuing shares through our distribution reinvestment plan prior to this tender offer was approximately $745,316. The tender offer was for cash at a price equal to the net asset value per share as of April 30, 2025. The offer expired at 4:00 P.M., Eastern Time on April 29, 2025 and a total of 155,049 shares were validly tendered and not withdrawn pursuant to the offer as of such date. In accordance with the terms of the offer, the Company purchased all 155,049 shares validly tendered and not withdrawn at a price equal to $4.46 per share for an aggregate purchase price of approximately $691,519.

On June 26, 2025, under our share repurchase program, we made a tender offer to purchase up to the number of shares of our issued and outstanding Class A and Class I common stock we could repurchase with the cash we retained during the quarter ended March 31, 2025 as a result of issuing shares through our distribution reinvestment plan to those shareholders who elected to receive their distributions in the form of additional shares rather than in cash. The total cash retained during the quarter ended March 31, 2025 as a result of issuing shares through our distribution reinvestment plan prior to this tender offer was approximately $751,301. The tender offer was for cash at a price equal to the net asset value per share as of July 31, 2025. The offer expired at 4:00 P.M., Eastern Time on July 30, 2025, and a total of 65,840 shares were validly tendered and not withdrawn pursuant to the offer as of such date. In accordance with the terms of the offer, the Company purchased all 65,840 shares validly tendered and not withdrawn at a price equal to $4.53 per share for an aggregate purchase price of approximately $298,257.
Investments
Our investment objective is to generate current income and, as a secondary objective, capital appreciation by targeting investment opportunities with favorable risk-adjusted returns. Under normal market conditions, we will invest at least 80% of our net assets (plus any borrowings for investment purposes) in floating rate loans and other income producing investments. We intend to meet our investment objective by primarily lending to and investing in the debt of privately-owned U.S. middle market companies. We may on occasion invest in smaller or larger companies if an attractive opportunity presents itself, especially when there are dislocations in the capital markets. We expect to focus primarily on directly originating senior secured first lien loans and senior secured second lien loans and making investments in syndicated senior secured first lien loans, syndicated senior secured second lien loans, and to a lesser extent, subordinated debt, of middle market companies in a broad range of industries. Syndicated secured loans refer to commercial loans provided by a group of lenders that are structured, arranged, and administered by one or several commercial or investment banks, known as arrangers. These loans are then sold (or syndicated) to other banks or institutional investors. Syndicated secured loans may have a first priority lien on a borrower’s assets (i.e., senior secured first lien loans), a second priority lien on a borrower’s assets (i.e., senior secured second lien loans), or a lower lien or unsecured position on the borrower’s assets (i.e., subordinated debt). We expect our target credit investments will typically have initial maturities between three and ten years and generally range in size between $1 million and $100 million, although the investment size will vary with the size of our capital base. We expect that the majority of our debt investments will bear interest at floating interest rates, but our portfolio may also include fixed-rate investments. We also expect to make our investments directly through the primary issuance by the borrower or in the secondary market. "Risk-adjusted returns" refers to a measure of investment return per unit of risk and provides a framework to compare and evaluate investment opportunities with differing risk/return profiles. The term "risk-adjusted returns" does not imply that we employ low-risk strategies or that an investment should be considered a low-risk or no risk investment.
We will generally source our investments primarily through our Adviser. We believe the investment management team of our Adviser has a significant amount of experience in the credit business, including originating, underwriting, principal investing and loan structuring. Our Adviser has access to over 120 professionals, approximately 50 of whom perform investment advisory functions.
We expect to dynamically allocate our assets in varying types of investments based on our analysis of the credit markets, which may result in our portfolio becoming more concentrated in particular types of credit instruments (such as senior secured loans) and less invested in other types of credit instruments. The loans in which we intend to invest are often rated by a nationally recognized ratings organization, and generally carry a rating below investment grade (rated lower than "Baa3" by Moody’s Investors Service or lower than "BBB-" by Standard & Poor’s Corporation - also known as "high yield" or "junk bonds"). However, we may also invest in non-rated debt securities.
To seek to enhance our returns, we may employ leverage as market conditions permit and at the discretion of our Adviser, but in no event will leverage employed exceed the maximum amount permitted by the 1940 Act.
As part of our investment objective to generate current income, we expect that at least 70% of our investments will consist primarily of directly originated or syndicated senior secured first lien loans, directly originated or syndicated senior secured second lien loans, and to a lesser extent, subordinated debt. We expect that up to 30% of our investments will consist of other securities, including private equity (both common and preferred), dividend-paying equity, royalties, and the equity and junior debt tranches of collateralized loan obligations ("CLOs"), which we also refer to as subordinated structured notes ("SSNs"). The senior secured loans underlying our CLO investments are expected typically to be BB or B rated (non-investment grade, which are often referred to as "high yield" or "junk") and in limited circumstances, unrated, senior secured loans.
As a BDC, we are subject to certain regulatory restrictions in making our investments. For example, we have in the past and expect in the future to co-invest on a concurrent basis with certain affiliates, consistent with applicable regulations and our allocation procedures. On January 13, 2020, (amended on August 2, 2022), the parent company of the Adviser received an exemptive order from the SEC (the "Order") granting the ability to negotiate terms, other than price and quantity, of co-investment transactions with other funds managed by our Adviser or certain affiliates, including us, Prospect Capital Corporation and Priority Income Fund, Inc., subject to certain conditions included therein. Under the terms of the Order permitting us to co-invest with other funds managed by our Adviser or its affiliates, a majority of our independent directors who have no financial interest in the transaction must make certain conclusions in connection with a co-investment transaction, including that (1) the terms of the proposed transaction, including the consideration to be paid, are reasonable and fair to us and our stockholders and do not involve overreaching of us or our stockholders on the part of any person concerned and (2) the transaction is consistent with the interests of our stockholders and is consistent with our investment objective and strategies. The Order also imposes reporting and record keeping requirements and limitations on transactional fees. We may only co-invest with certain entities affiliated with our Adviser in negotiated transactions originated by our Adviser or its affiliates in accordance with such Order and existing regulatory guidance. See Note 4 of the Consolidated Financial Statements. These co-investment transactions may give rise to conflicts of interest or perceived conflicts of interest among us and the other participating accounts. To mitigate these conflicts, our Adviser and its affiliates will seek to allocate portfolio transactions for all of the participating investment accounts, including us, on a fair and equitable basis, taking into account such factors as the relative amounts of capital available for new investments, the applicable investment programs and portfolio positions, the clients for which participation is appropriate and any other factors deemed appropriate. We intend to make all of our investments in compliance with the 1940 Act and in a manner that will not jeopardize our status as a BDC or RIC.
As a BDC, we are permitted under the 1940 Act to borrow funds to finance portfolio investments. To enhance our opportunity for gain, we intend to employ leverage as market conditions permit. At the 2019 Annual Meeting, Triton Pacific Investment Corporation, Inc.’s ("TPIC") stockholders approved a proposal allowing us to modify our asset coverage ratio requirement from 200% to 150%. As a result, we were allowed to increase our leverage capacity effective as of March 16, 2019. The use of leverage, although it may increase returns, may also increase the risk of loss to our investors, particularly if the level of our leverage is high and the value of our investments declines.
Revenues
We generate revenue in the form of dividends, interest and capital gains on the debt securities, equity interests and CLOs that we hold. In addition, we may generate revenue from our portfolio companies in the form of commitment, origination, structuring or diligence fees, monitoring fees, fees for providing managerial assistance and possibly consulting fees and performance-based fees. Any such fees will be recognized as earned.
Expenses
Our primary operating expenses will be the payment of advisory fees and other expenses under the Investment Advisory Agreement with the Adviser. The advisory fees will compensate our Adviser for its work in identifying, evaluating, negotiating, executing, monitoring and servicing our investments.
We will bear all other expenses of our operations and transactions, including (without limitation) fees and expenses relating to:
•    corporate and organizational expenses relating to offerings of our common stock, subject to limitations included in the investment advisory and management services agreement;
•    the cost of calculating our net asset value, including the cost of any third-party valuation services;
•    the cost of effecting sales and repurchase of shares of our common stock and other securities;
•    investment advisory fees;
•    fees payable to third parties relating to, or associated with, making investments and valuing investments, including fees and expenses associated with performing due diligence reviews of prospective investments;
•    transfer agent and custodial fees;
•    fees and expenses associated with marketing efforts;
•    federal and state registration fees;
•    federal, state and local taxes;
•    independent directors’ fees and expenses;

•    costs of proxy statements, stockholders’ reports and notices;
•    fidelity bond, directors and officers/errors and omissions liability insurance and other insurance premiums;
•    direct costs such as printing, mailing, long distance telephone, and staff;
•    fees and expenses associated with independent audits and outside legal costs, including compliance with the Sarbanes-Oxley Act;
•    costs associated with our reporting and compliance obligations under the 1940 Act and applicable federal and state securities laws;
•    brokerage commissions for our investments;
•    legal, accounting and other costs associated with structuring, negotiating, documenting and completing our investment transactions;
•    all other expenses incurred by our Adviser, in performing its obligations, subject to the limitations included in the Investment Advisory Agreement; and
•    all other expenses incurred by either our Administrator or us in connection with administering our business, including payments to our Administrator under the Administration Agreement (as defined herein) that will be based upon our allocable portion of its overhead and other expenses incurred in performing its obligations under the Administration Agreement, including rent and our allocable portion of the costs of compensation and related expenses of our CCO and chief financial officer and their respective staffs.
Reimbursement of our Administrator for Administrative Services
We will reimburse our Administrator for the administrative expenses necessary for its performance of services to us. Such costs will be reasonably allocated to us on the basis of assets, revenues, time records or other reasonable methods. However, such reimbursement is made in an amount equal to the lower of the Administrator’s actual costs or the amount that we would be required to pay for comparable administrative services in the same geographic location. We will not reimburse our Administrator for any services for which it receives a separate fee or for rent, depreciation, utilities, capital equipment or other administrative items allocated to a controlling person of our Administrator.
Portfolio and Investment Activity
We seek to be a long-term investor with our portfolio companies. During the three and twelve month periods ended June 30, 2025, we purchased $5,407,235 and $48,155,370, respectively, in investment securities (excluding short-term securities). During the same three and twelve month periods ended June 30, 2025, there was a noncash restructured investment in the amount of $919,060 and $5,279,071, respectively.
During the same three and twelve month periods ended June 30, 2025, sales and redemptions of investment securities (excluding short-term securities) were $3,563,848 and $20,414,660, respectively, resulting in a total net portfolio growth of $1,843,387 and $27,740,710, respectively, for the three and twelve months ended June 30, 2025.
As of June 30, 2025, our investment portfolio, with a total fair value of $85,016,596, consisted of interests in 66 investments (96% in senior secured loans, 3% in equity/other and 1% in CLO - subordinated notes).
Our financial condition, including the fair value and performance of certain of our portfolio investments, may be materially impacted after June 30, 2025 by circumstances and events that are not yet known. To the extent our portfolio investments are adversely impacted by the renewed hostilities in the Middle East, the ongoing conflict between Russia and Ukraine, rising interest rates, inflationary pressures, or by other factors, we may experience a material adverse impact on our future net investment income, the underlying value of our investments, our financial condition and the financial condition of our portfolio investments. For additional information concerning risks and their potential impact on our business and our operating results, see “Part I, Item 1A. Risk Factors”.
During the three and twelve month periods ended June 30, 2024, we purchased $29,707,463 and $48,266,763, respectively, in investment securities (excluding short-term securities). During the same three and twelve month periods ended June 30, 2024, there was a noncash restructured investment in the amount of $0 and $997,560, respectively.
During the same three and twelve month periods ended June 30, 2024, sales and redemptions of investment securities (excluding short-term securities) were $4,070,861 and $7,966,315, respectively, resulting in a total net portfolio growth of $25,636,602 for the three months ended June 30, 2024 and a total net portfolio growth of $40,300,448 for the twelve months ended June 30, 2024.
As of June 30, 2024, our investment portfolio, with a total fair value of $59,455,010, consisted of interests in 50 investments (94% in senior secured loans, 1% in equity/other and 5% in CLO - subordinated notes).

Portfolio Holdings
As of June 30, 2025, our investment portfolio, with a total fair value of $85,016,596, consisted of interests in 27 portfolio companies and 22 structured subordinated notes. The following table presents certain selected information regarding our portfolio composition and weighted average yields as of June 30, 2025 and June 30, 2024:

	As of June 30, 2025			As of June 30, 2024
	Amortized Cost	Fair Value	As Percent of Total Fair Value	Amortized Cost	Fair Value	As Percent of Total Fair Value
Senior Secured Loans-First Lien	$79,543,576	$77,495,655	91%	$55,535,790	$54,095,336	91%
Senior Secured Loans-Second Lien	4,339,325	4,249,570	5%	1,800,331	1,559,701	3%
Structured subordinated notes	864,921	709,261	1%	3,443,826	2,956,672	5%
Common Equity/Other	3,279,862	2,061,100	2%	1,717,943	743,301	1%
Preferred Equity	377,122	501,010	1%	50,000	100,000	—%
Total	$88,404,806	$85,016,596	100%	$62,547,890	$59,455,010	100%

Number of portfolio companies	27			21
Number of Structured subordinated notes	22			24

% Variable Rate (based on fair value)(1)	94%			100%
% Fixed Rate (based on fair value)(1)	6%			—%

% Weighted Average Yield Variable Rate (based on principal outstanding)(1)(2)	11.14%			10.94%
% Weighted Average Yield Fixed Rate (based on principal outstanding)(1)	10.64%			—%
% Weighted Average Yield on Structured Subordinated Notes (based on cost)	—%			2.65%
% Weighted Average Yield on Fixed Rate Debt, Variable Rate Debt and Structured Subordinated Notes (based on cost)(3)	11.17%			10.62%
% Weighted Average Yield (based on cost) for the entire portfolio	10.70%			10.32%

(1) The interest rate by type information is calculated using the Company’s debt portfolio and excludes equity investments.
(2) The interest rate by type information is calculated using the Company’s debt portfolio and excludes structured subordinated notes.
(3) The interest rate by type information is calculated excluding the Company’s equity investments.

The table below describes investments by industry classification and enumerates the percentage, by fair value, of the total portfolio assets in such industries as of June 30, 2025 and June 30, 2024:

	June 30, 2025
Industry	Investments at Amortized Cost	Percentage of Portfolio	Investments at Fair Value	Percentage of Portfolio
Healthcare & Pharmaceuticals	$22,729,225	26%	$22,902,129	27%
Automotive	8,691,552	10%	8,145,766	9%
Telecommunications	8,197,147	9%	7,355,550	9%
Consumer Goods: Non-Durable	5,975,572	7%	5,069,461	6%
Beverage, Food & Tobacco	4,820,318	5%	4,954,278	6%
High Tech Industries	4,867,983	6%	4,915,366	6%
Services: Consumer	5,340,440	6%	4,655,664	5%
Transportation: Cargo	4,386,823	5%	4,466,250	5%
Consumer Goods: Durable	4,222,652	5%	4,296,202	5%
Services: Business	4,492,864	5%	4,184,835	5%
Media: Advertising, Printing & Publishing	3,293,835	4%	3,413,576	4%
Wholesale	2,957,298	3%	2,916,144	3%
Banking	2,926,825	3%	2,682,544	3%
Finance	2,600,000	3%	2,600,000	3%
Media: Diversified and Production	1,839,325	2%	1,749,570	2%
Structured Finance	864,921	1%	709,261	1%
Retail	198,026	—%	—	—%
Total	$88,404,806	100%	$85,016,596	100%

	June 30, 2024
Industry	Investments at Amortized Cost	Percentage of Portfolio	Investments at Fair Value	Percentage of Portfolio
Healthcare & Pharmaceuticals	$19,518,610	31%	$19,061,883	32%
Automotive	5,940,679	10%	5,943,941	10%
Services: Consumer	5,755,102	9%	5,470,250	9%
Hotel, Gaming & Leisure	4,813,157	8%	4,806,257	8%
Services: Business	4,654,857	7%	4,286,146	7%
Media: Broadcasting & Subscription	3,343,548	5%	3,451,274	6%
Telecommunications	3,261,044	5%	3,031,539	5%
Banking	2,979,693	5%	2,991,303	5%
High Tech Industries	2,952,217	5%	2,985,077	5%
Structured Finance	3,443,831	6%	2,956,672	5%
Beverage, Food & Tobacco	2,889,240	5%	2,876,123	5%
Media: Diversified and Production	1,800,331	3%	1,559,701	3%
Consumer goods: Non-Durable	997,560	1%	28,375	—%
Retail	198,026	—%	6,469	—%
Total	$62,547,895	100%	$59,455,010	100%
As of June 30, 2025 and June 30, 2024, we did not "control" any of our portfolio companies, as defined in the 1940 Act.

The following table shows the composition of our investment portfolio by level of control as of June 30, 2025 and June 30, 2024:

	June 30, 2025				June 30, 2024
Level of Control	Cost	% of Portfolio	Fair Value	% of Portfolio	Cost	% of Portfolio	Fair Value	% of Portfolio
Non-Control/Non-Affiliate	$88,404,806	100%	$85,016,596	100%	$62,547,890	100%	$59,455,010	100%
Total Investments	$88,404,806	100%	$85,016,596	100%	$62,547,890	100%	$59,455,010	100%

Net Asset Value
During the year ended June 30, 2025, our net asset value increased by $8,724,577, while our net asset value per share decreased by $0.19. For the year ended June 30, 2025, the decrease in net asset value per share was primarily attributable to an increase in net realized and net change in unrealized losses on investments of $2,395,545, or $0.27 per weighted average share. For the year ended June 30, 2025, the increase in net asset value of $8,714,523 was primarily attributable to capital contributions of $10,000,000 which was partially offset by net realized and net change in unrealized losses on investments of $2,395,545. For the year ended June 30, 2025, our net asset value per share further increased by $0.05 due to distributions to the common shareholders less than our net investment income. The following table shows the calculation of net asset value per share as of June 30, 2025 and June 30, 2024.

NET ASSET VALUE PER SHARE	June 30, 2025	June 30, 2024
Class A Shares:
Net assets	$39,978,083	$31,263,560
Common Shares outstanding ($0.001 par value, 37,500,000 authorized)	8,893,696	6,661,373
Net asset value per share	$4.50	$4.69

Class I Shares:
Net assets	$10,054	—
Common Shares outstanding ($0.001 par value, 12,500,000 authorized)	2,237	—
Net asset value per share	$4.50	—

Results of Operations
Investment Income
For the years ended June 30, 2025, 2024, and 2023, we generated $9,397,546, $3,020,157, and $3,290,629, respectively, in investment income in the form of interest and fees earned on our debt portfolio. Such revenues were primarily cash income and non-cash portions related to the accretion of discounts and PIK. Investment income was lower for the years ended June 30, 2024 and 2023 compared to the year ended 2025, as we held fewer investments generating interest income for those periods. For the year ended June 30, 2025, our income from our structured subordinated notes decreased due to 22 investments with an effective yield estimated to be 0%, as expected future cash flows are anticipated to not be sufficient to repay these investments at cost as well as many investments exiting the reinvestment period.
For the years ended June 30, 2025, 2024, and 2023, PIK interest included in interest income totaled $498,497, $153,085, and $19,781, respectively. For the year ended June 30, 2025, PIK interest included in interest income was higher due to amendments on five additional investments which now have partial PIK interest.
Operating Expenses
Total operating expenses before expense limitation support totaled $7,356,881, $3,682,527 and $3,223,344 for the years ended June 30, 2025, 2024, and 2023, respectively. These operating expenses consisted primarily of interest and credit facility expense, offering costs, base management fees, administrator costs, legal expense, valuation services and audit and tax expense.
The base management fees for the years ended June 30, 2025, 2024, and 2023, respectively, were $1,228,769, $447,554, and $422,681. Base management fees were higher for the year ended June 30, 2025 compared to the years ended June 30, 2024 and

2023, due to the increase in purchases of our common stock. During the year ended June 30, 2025, average total gross assets increased due to the sale of the Company's Class A common stock and an increase in investments held. Management fees for the years ended June 30, 2025, 2024, and 2023 were waived.
The interest and credit facility expense for the years ended June 30, 2025, 2024, and 2023, respectively, were $3,745,639, $1,243,672, and $1,258,907. The interest and credit facility expenses were higher for the year ended June 30, 2025 compared to the years ended June 30, 2024 and 2023, due to an increase in the average outstanding credit facility balance. For the year ended June 30, 2025, the average stated interest rate (i.e., rate in effect plus the spread) was 7.30% under the Senior Secured Revolving Credit Facility. For the years ended June 30, 2024 and 2023, the average stated interest rate was 7.80% and 6.26%, respectively, under the Senior Secured Revolving Credit Facility and the Credit Facility combined. For the years ended June 30, 2025 and 2024, average outstanding borrowings under the Senior Secured Revolving Credit Facility and Credit Facility were $44,141,918 and $8,199,454, respectively, and for the year ended June 30, 2023, average outstanding borrowings under the Credit Facility were $16,677,151.
The offering costs for the years ended June 30, 2025, 2024, and 2023, respectively, were $521,345, $82,489, and $4,585. The offering costs for the year ended June 30, 2025 were higher compared to the years ended June 30, 2024 and 2023, due to the commencement of our Multi-Class Offering and the amortization of the initial costs associated with our registration statement that was declared effective by the SEC on May 10, 2024.
The legal expenses for the years ended June 30, 2025, 2024, and 2023, respectively, were $188,284, $90,036, and $148,626. The legal expenses for the year ended June 30, 2025 were higher compared to the years ended June 30, 2024 and 2023 due to additional costs associated with launching our Multi-Class Offering.
The valuation services for the years ended June 30, 2025, 2024, and 2023, respectively, were $57,043, $35,491 and $26,688. The valuation costs for the year ended June 30, 2025 were higher in aggregate compared to the years ended June 30, 2024 and 2023 due to an increase in investments held.
The audit expenses for the years ended June 30, 2025, 2024, and 2023, respectively, were $375,750, $208,624 and $305,533. The audit costs for the year ended June 30, 2025 were higher compared to the years ended June 30, 2024 and 2023 due to the additional procedures related to the re-issuance of the prior year audit opinion from the previous auditor.
The general and administrative expense for the years ended June 30, 2025, 2024, and 2023, respectively, were $98,933, $177,599 and $65,942. The general and administrative expense for the year ended June 30, 2024 was higher compared to the years ended June 30, 2025 and 2023, due to costs associated with proxy and other SEC filings.
Pursuant to the expense limitation support payment (discussed below), the sponsor reimbursed the Company $1,160,344, $447,555 and $422,681 for the years ended June 30, 2025, 2024, and 2023, respectively.
Pursuant to the waiver of administrative costs, the Administrator reimbursed the Company $365,000 for the year ended June 30, 2025. The Administrator did not reimburse the Company for the years ended June 30, 2024 and June 30, 2023.
Net Investment Income (Loss)
Our net investment income (loss) totaled $3,634,434, $(214,815), and $489,966 for the years ended June 30, 2025, 2024, and 2023, respectively. The net investment income for the year ended June 30, 2025 was higher due to an increase in the number of investments generating interest income.
Net Realized Gains/Losses from Investments
We measure realized gains or losses by the difference between the net proceeds from the disposition and the amortized cost basis of investment, without regard to unrealized gains or losses previously recognized.
For the years ended June 30, 2025, 2024, and 2023, we received proceeds from sales and repayments on unaffiliated investments of $20,414,660, $7,966,315 and $12,219,301 respectively, from which we realized losses of $169,821, $2,087,522 and $848,927, respectively. During the year ended June 30, 2024, we recognized a realized loss from debt extinguishment of $66,844 related to the termination of the Credit Facility. During the year ended June 30, 2025, our Research Now Group, LLC and Dynata, LLC First Lien Term Loan was restructured to new First Lien Debt and Common Stock of New Insight Holdings, Inc. A portion of the cost basis exchanged was written-off for tax purposes and we recorded a realized loss of $297,076 to our investment in Research Now Group, LLC and Dynata, LLC. During the year ended June 30, 2025, we recognized a realized loss of $1,850,522 on our Structured Subordinated Notes.
Net Unrealized Gains/Losses on Investments
For the years ended June 30, 2025, 2024, and 2023, net change in unrealized gains (losses) totaled $(295,330), $9,960, and $(726,332), respectively. For the year ended June 30, 2025, the fair value of our investments was negatively impacted by macro-economic challenges such as reduced demand, economic volatility, and inflationary pressures.

Financial Condition, Liquidity and Capital Resources
We generate cash primarily from cash flows from fees (such as management fees), interest and dividends earned from our investments and principal repayments and proceeds from sales of our investments. Our primary use of funds is investments in companies, payments of our expenses and distributions to holders of our common stock.
Because many of our operating costs are not proportional to our size, including accounting/auditing, legal, insurance and administrative costs (which includes the reimbursement of the compensation of the chief financial officer, CCO, treasurer, secretary and other administrative personnel of our Administrator), we must raise sufficient capital in order to build a portfolio that generates sufficient revenue to cover our expenses. As of June 30, 2025, we have not raised sufficient capital to build a large enough portfolio to generate sufficient revenue to cover our operating expenses. We have entered into an Expense Limitation Agreement ("ELA") with our Adviser, which, as a result of our Adviser waiving fees that we would otherwise be required to pay to it, has allowed us to make distributions to shareholders and pay some expenses. However, after December 31, 2026, our Adviser will no longer be contractually obligated to waive fees. Our Adviser, in its capacity as an affiliate of our former adviser, has in the past agreed to voluntarily waive fees, but there is no guarantee that it will do so and, if it does not, we will be required to sell our investments to cover our expenses.
We previously publicly offered for sale a maximum amount of $300,000,000 in shares of common stock on a "best efforts" basis. Triton Pacific was not required to sell any specific number or dollar amount of shares but would use its best efforts to sell the shares offered. The minimum investment in shares of our common stock in the offering was $5,000. Effective February 19, 2021, the offering was terminated and, as a result, the dealer manager agreement terminated in accordance with its terms and Triton Pacific ceased serving as our dealer manager effective as of such date. Effective September 19, 2022, we engaged Preferred Capital Securities, LLC (the "Dealer Manager") as our dealer manager for our Private Offering. We are relying on the exemption provided by Rule 506(b) of Regulation D and Section 4(a)(2) of the Securities Act in connection with our Private Offering.
We are conducting our continuous Multi-Class Offering of our Class S shares, Class D shares, and Class I shares, in a maximum aggregate amount of $300,000,000. Because the Multi-Class Offering is a "best efforts" offering, the Dealer Manager is only required to use its best efforts to sell the shares, which means that no underwriter, broker or other person will be obligated to purchase any shares.
We may borrow funds to make investments at any time, including before we have fully invested the proceeds of any offering, to the extent we determine that additional capital would allow us to take advantage of investment opportunities, or if our Board of Directors determines that leveraging our portfolio would be in our best interests and the best interests of our stockholders. We have not yet decided, however, whether, and to what extent, we will finance portfolio investments using debt. We do not currently anticipate issuing any preferred stock.
The North American Securities Administrators Association, in its Omnibus Guidelines Statement of Policy adopted on March 29, 1992 and as amended on May 7, 2007 and from time to time, requires that our sponsor and its affiliates have an aggregate financial net worth, exclusive of home, automobile and home furnishings, of 5% of the first $20,000,000 of both the gross amount of securities currently being offered and the gross amount of any originally issued direct participation program sold by our sponsor and its affiliates within the last 12 months, plus 1% of all amounts in excess of the first $20,000,000. Based on these requirements, our sponsor and its affiliates have an aggregate net worth in excess of those amounts required by the Omnibus Guidelines Statement of Policy.
For the years ended June 30, 2025, 2024, and 2023, our operating activities (used) provided $(24,044,909), $(27,411,792), and $17,149,447 of cash, respectively. The change is primarily driven by an increase in purchases, an increase in interest receivable, an increase in a payable for accrued legal and administrator fees, an increase in the amortization of deferred financing costs and an increase in due to administrator.
For the years ended June 30, 2025, 2024, and 2023, operating activities included the purchases of investments of $48,155,370, $48,266,763 and $—, respectively.
For the years ended June 30, 2025, 2024, and 2023, operating activities included the repayments and sales of portfolio investments of $20,414,660, $7,966,315, and $12,219,301, respectively.
Financing activities provided/(used) $25,137,688, $37,025,657 and $(12,824,459) of cash during the years ended June 30, 2025, 2024, and 2023, respectively, which included dividend payments of $472,923, $538,291, and $616,122, respectively, and borrowings under the Secured Revolving Credit Facility of $46,100,000, $44,000,000, and $0, respectively.
For the years ended June 30, 2025, 2024, and 2023, we repaid $28,400,000, $24,800,000, and $11,900,000, respectively, under the Secured Revolving Credit Facility and the Credit Facility.

Credit Facility
On May 16, 2019, the Company established a $50 million senior secured revolving credit facility (the "Credit Facility") with Royal Bank of Canada, a Canadian chartered bank, acting as administrative agent. In connection with the Credit Facility, TP Flexible Funding, LLC (the "SPV"), as borrower, and each of the other parties thereto entered into a Revolving Loan Agreement, dated as of May 16, 2019 (the "Loan Agreement").
The Credit Facility had a maturity of May 21, 2029 and, initially, bore interest at a rate of three-month LIBOR plus 1.55%. On May 11, 2020, in connection with an extension of the ramp period for the Credit Facility from May 15, 2020 to November 15, 2020, the Company agreed to the increased interest rate of three-month LIBOR plus 2.20% on the Credit Facility for the period from May 16, 2020 through November 15, 2020. Effective November 10, 2020, the end date of the ramp period of the Credit Facility was extended again, from November 15, 2020 to May 14, 2021. As a result, the interest rate on borrowings under the Credit Facility of the three-month LIBOR plus 2.20% was extended through May 14, 2021. On May 11, 2021, the end date of the ramp period of the Credit Facility was further extended from May 14, 2021 to November 15, 2021. As a result, the interest rate on borrowings under the Credit Facility of the three-month LIBOR plus 2.20% was extended through November 15, 2021. On August 26, 2021, the end date of the ramp period of the Credit Facility was further extended from November 15, 2021 to August 25, 2022. In exchange, the interest rate on borrowings under the Credit Facility of the three-month LIBOR plus 2.20% was extended permanently. On July 6, 2022, the end date of the ramp period of the Credit Facility was further extended from August 25, 2022 to August 25, 2023. In connection with such extension, the interest rate on borrowings under the Credit Facility was amended from three-month LIBOR plus 2.20% to Secured Overnight Financing Rate ("SOFR") plus 2.20%. On March 24, 2023, (i) the end date of the ramp period of the Credit Facility was further extended from August 25, 2023 to October 25, 2023 and (ii) the Loan Agreement was amended to require sales of collateral and/or receipt of capital contributions in a combined amount to have generated proceeds (on a trade date basis) (x) during the period from March 24, 2023 through April 30, 2023, in the Initial Amount (the "Initial Amount") of $4,000,000, and (y) during each month thereafter in an amount equal to $2,000,000 (the "Required Amount") with any amount in excess of the total Required Amount plus the Initial Amount contributing to the Required Amount for the next month. In connection with such extension and amendment, the interest rate on borrowings under the Credit Facility was reduced from SOFR plus 2.20% to SOFR plus 1.55%. The Credit Facility was secured by substantially all of the SPV’s properties and assets. Under the Loan Agreement, the SPV made certain customary representations and warranties and was required to comply with various covenants, including reporting requirements and other customary requirements for similar credit facilities. The Loan Agreement included usual and customary events of default for credit facilities of this nature. On November 7, 2022, Royal Bank of Canada granted a waiver of any non-compliance with certain waterfall provisions in the Loan Agreement that may have occurred prior to November 7, 2022. Further non-compliance with certain waterfall provisions was permitted through January 31, 2023.
Senior Secured Revolving Credit Facility
On September 21, 2023, the Company entered into a senior secured revolving credit agreement (the "Senior Secured Revolving Credit Facility"), by and among the Company, as borrower, the lenders party thereto, and SMBC, as administrative agent. In conjunction with the closing of the Senior Secured Revolving Credit Facility, we terminated the Credit Facility. As of June 30, 2025, there was a $45,500,000 balance on the Senior Secured Revolving Credit Facility.
The Senior Secured Revolving Credit Facility provides for borrowings in U.S. dollars and certain agreed upon foreign currencies in an initial aggregate amount of up to $20,000,000 with an option for the Company to request, at one or more times, that existing and/or new lenders, at their election, provide up to $150,000,000 in aggregate. The Senior Secured Revolving Credit Facility provides for swingline loans in an aggregate principal amount at any time outstanding that will not exceed $5,000,000. On January 30, 2024, the Company entered into the first amendment (the "First Amendment") to the Senior Secured Revolving Credit Facility. Among other changes, the First Amendment amends the original Senior Secured Revolving Credit Facility to provide for an increase in the aggregate commitment from $20,000,000 to $65,000,000. On February 1, 2024, there was an automatic commitment increase which increased the aggregate commitment from $65,000,000 to $75,000,000. Availability under the Senior Secured Revolving Credit Facility will terminate on the earlier of the commitment termination date of September 19, 2025 ("Commitment Termination Date") or the date of termination of the revolving commitments thereunder, and the outstanding loans under the Senior Secured Revolving Credit Facility will mature on September 21, 2026. The Senior Secured Revolving Credit Facility also requires mandatory prepayment of interest and principal upon certain events, including after the date of termination of the revolving commitments thereunder from asset sales, extraordinary receipts, returns of capital, equity issuances, and incurrence of indebtedness, with certain exceptions and minimum amount thresholds.
Borrowings under the Senior Secured Revolving Credit Facility are subject to compliance with a borrowing base test. Amounts drawn under the Senior Secured Revolving Credit Facility in U.S. dollars will bear interest at either term SOFR plus a credit spread adjustment of 0.10% plus 2.5%, or the prime rate plus 1.5%. The Company may elect either the term SOFR or prime rate at the time of drawdown, and loans denominated in U.S. dollars may be converted from one rate to another at any time at the Company’s option, subject to certain conditions. Amounts drawn under the Senior Secured Revolving Credit Facility in other permitted currencies will bear interest at the relevant rate specified therein plus 2.5%.

During the period commencing on September 21, 2023 and ending on the earlier of the Commitment Termination Date or the date of termination of the revolving commitments under the Senior Secured Revolving Credit Facility, the Company will pay a commitment fee of 0.375% per annum (based on the immediately preceding quarter’s average usage) on the daily unused amount of the commitments then available thereunder.
In connection with the Senior Secured Revolving Credit Facility, the Company has made certain representations and warranties and must comply with various covenants and reporting requirements customary for facilities of this type. In addition, the Company must comply with the following financial covenants with respect to the Company and its consolidated subsidiaries: (a) the Company must maintain a minimum shareholders’ equity, measured as of each fiscal quarter end; and (b) the Company must maintain at all times an asset coverage ratio not less than 150%.
The Senior Secured Revolving Credit Facility contains events of default customary for facilities of this type. Upon the occurrence of an event of default, the administrative agent, at the request of the required lenders, may terminate the commitments and declare the outstanding advances and all other obligations under the Senior Secured Revolving Credit Facility immediately due and payable.
The Company’s obligations under the Senior Secured Revolving Credit Facility are guaranteed by Prospect Flexible Funding, LLC, a subsidiary of the Company, and will be guaranteed by certain domestic subsidiaries of the Company that are formed or acquired by the Company in the future. The Company’s obligations under the Senior Secured Revolving Credit Facility are secured by a first priority security interest in substantially all of the assets of the Company and certain of the Company’s subsidiaries.
As of June 30, 2025, we had $45,500,000 outstanding on our Senior Secured Revolving Credit Facility. As of June 30, 2025, the investments used as collateral for the Senior Secured Revolving Credit Facility had an aggregate fair value of $85,016,596, which represents 100% of our total investments for the period. As of June 30, 2025, cash balances of $1,511,158 were used as collateral for the Senior Secured Revolving Credit Facility. The fair value of the Senior Secured Revolving Credit Facility was $45,500,000 and is categorized as Level 3 under ASC 820 (as defined herein) as of June 30, 2025. The fair value of the Senior Secured Revolving Credit Facility approximates its carrying value as the Senior Secured Revolving Credit Facility is repriced to a market rate of interest frequently.
As of June 30, 2024, we had $27,800,000 outstanding on our Senior Secured Revolving Credit Facility. As of June 30, 2024, the investments used as collateral for the Senior Secured Revolving Credit Facility had an aggregate fair value of $59,455,010, which represents 100% of our total investments for the period. As of June 30, 2024, cash balances of $5,417,977 were used as collateral for the Senior Secured Revolving Credit Facility. The fair value of the Senior Secured Revolving Credit Facility was $27,800,000 and is categorized as Level 3 under ASC 820 as of June 30, 2024. The fair value of the Senior Secured Revolving Credit Facility is equal to its carrying value as the Senior Secured Revolving Credit Facility is repriced to a market rate of interest frequently.
In connection with the origination of the Senior Secured Revolving Credit Facility, we incurred $1,205,721 in fees, all of which are being amortized over the term of the Senior Secured Revolving Credit Facility. As of June 30, 2025, $530,441 remains to be amortized and is reflected as deferred financing costs on the Consolidated Statements of Assets and Liabilities.
During the years ended June 30, 2025, 2024, and 2023, we recorded $3,745,639, $979,148 and $0, respectively, of interest costs and amortization of financing costs on the Senior Secured Revolving Credit Facility as interest expense.
For the years ended June 30, 2025, 2024, and 2023, the average stated interest rate (i.e., rate in effect plus the spread) was 7.30%, 7.80%, and 6.26% respectively, under the Senior Secured Revolving Credit Facility and Credit Facility/Senior Secured Revolving Credit Facility.
For the years ended June 30, 2025, 2024, and 2023, average outstanding borrowings under the Senior Secured Revolving Credit Facility and Credit Facility/Senior Secured Revolving Credit Facility was $44,141,918, $8,199,454, and $16,677,151, respectively.
Refer to Recent Developments regarding the Senior Secured Revolving Credit Facility.
Recent Developments
Management has evaluated all known subsequent events through the date of issuance of these consolidated financial statements and notes the following:
Issuance of Common Stock
For the period beginning July 1, 2025 and ending September 3, 2025, the Company issued 90,155 shares of its Class A common stock pursuant to its distribution reinvestment plan in the amount of $402,091.

Repurchase Offer

On June 26, 2025, under our share repurchase program, we made a tender offer to purchase up to the number of shares of our issued and outstanding Class A and Class I common stock we could repurchase with the cash we retained during the quarter ended March 31, 2025 as a result of issuing shares through our distribution reinvestment plan to those shareholders who elected to receive their distributions in the form of additional shares rather than in cash. The total cash retained during the quarter ended March 31, 2025 as a result of issuing shares through our distribution reinvestment plan prior to this tender offer was approximately $751,301. The tender offer was for cash at a price equal to the net asset value per share as of July 31, 2025. The offer expired at 4:00 P.M., Eastern Time on July 30, 2025, and a total of 65,840 shares were validly tendered and not withdrawn pursuant to the offer as of such date. In accordance with the terms of the offer, the Company purchased all 65,840 shares validly tendered and not withdrawn at a price equal to $4.53 per share for an aggregate purchase price of approximately $298,257.
Investment Activity
During the period beginning July 1, 2025 and ending September 3, 2025, the Company sold 9 investments in portfolio companies totaling $14,469,469.
During the period beginning July 1, 2025 and ending September 3, 2025, the Company made an investment in portfolio companies totaling $4,100,000.
On August 1, 2025, Amneal Pharmaceuticals LLC fully repaid the $1,405,660 First Lien Term Loan to us at par.
On August 15, 2025, Druid City Infusion, LLC repaid the $953,750 First Lien Term Loan to us at par.
Senior Secured Revolving Credit Facility and OZK Credit Facility
On July 8, 2025, we drew $3,400,000 on the Senior Secured Revolving Credit Facility. On July 25, 2025, August 4, 2025 and August 7, 2025, we repaid $4,700,000, 3,000,000 and 7,400,000 on the Senior Secured Revolving Credit Facility, respectively.
On August 12, 2025, the Company, as servicer, entered into a $75 million senior secured revolving credit facility (the “OZK Credit Facility”) with Bank OZK, as facility agent, the Company’s wholly-owned financing subsidiary, Prospect Flexible Funding, LLC, as borrower, and the lenders party thereto.
In conjunction with the closing of the OZK Credit Facility, we terminated the Senior Secured Revolving Credit Facility. On August 18, 2025 and August 20, 2025, we repaid $5,800,000 and $1,000,000 on the OZK Credit Facility, respectively. On August 27, 2025, we drew $4,000,000 on the OZK Credit Facility. As of September 3, 2025, there was no balance on the Senior Secured Revolving Credit Facility. As of September 3, 2025, there was a $40,200,000 outstanding OZK Credit Facility balance.
The OZK Credit Facility is scheduled to mature on August 10, 2029 and generally bears interest at a rate of one-month SOFR + 2.50%. The OZK Credit Facility is secured by assets of the borrower. Under the Loan and Servicing Agreement, dated as of August 12, 2025 (the “Loan Agreement”), the borrower has made certain customary representations and warranties and is required to comply with various covenants, including borrowing restrictions, reporting requirements and other customary requirements for similar credit facilities. The Loan Agreement includes usual and customary events of default for credit facilities of this nature.
Expense Limitation Agreement
On July 25, 2025, the Company entered into a Sixth Amended and Restated Expense Limitation Agreement (the "Sixth Amended and Restated ELA") with the Adviser, which amended and restated the ELA, which was previously amended and restated on July 7, 2021, August 23, 2022, April 24, 2023 May 13, 2024, and February 12, 2025 to extend the period during which the Adviser has agreed to waive its investment advisory fees under the Investment Advisory Agreement, dated April 20, 2021, by and between the Company and the Adviser, and also requires the Adviser to reimburse the Company for certain other expenses in order to limit the Company’s operating expenses to an annual rate, expressed as a percentage of the Company’s average quarterly net assets, equal to 0.00%. The Sixth Amended and Restated ELA is in effect from July 1, 2025 until the quarter ending December 31, 2026. The Sixth Amended and Restated ELA permits for expenses waived or reimbursed by the Adviser to be recouped by the Adviser in accordance with the terms of the Sixth Amended and Restated ELA. However, pursuant to the terms of the Sixth Amended and Restated ELA, given the 0.00% annual rate, the expenses waived or reimbursed by the Adviser under the Sixth Amended and Restated ELA will effectively not be subject to recoupment. Other than these changes, the terms and conditions of the Fifth Amended and Restated ELA are identical to those of the ELA.

Distributions
General
We elected to be treated, beginning with our fiscal year ended December 31, 2012, and intend to qualify annually thereafter, as a RIC under the Code. To maintain RIC tax treatment, we generally must, among other things, distribute at least 90% of our net ordinary income and net short-term capital gains in excess of net long-term capital losses, if any, to our stockholders. In order to avoid certain excise taxes imposed on RICs, we must distribute during each calendar year an amount at least equal to the sum of: (i) 98% of our ordinary income for the calendar year, (ii) 98.2% of our recognized capital gains in excess of recognized capital losses for the one-year period generally ending on October 31 of the calendar year and (iii) any ordinary income or capital gains recognized but not distributed in preceding years and on which we paid no federal income tax.
While we intend to distribute any income and capital gains in the manner necessary to minimize imposition of the 4% U.S. federal excise tax, we may retain sufficient amounts of our taxable income and capital gains such that we may be unable to avoid entirely the imposition of the tax. In that event, we will be subject to U.S. federal income tax imposed at corporate rates on any retained income, and we will also be liable for the U.S. federal excise tax but only on the amount by which we do not meet the foregoing distribution requirement.
Our Board of Directors has authorized, and has declared, cash distributions on our common stock on a monthly basis since the second quarter of 2015 (in our capacity as TPIC). The amount of each such distribution is subject to our Board of Directors’ discretion and applicable legal restrictions related to the payment of distributions. We calculate each stockholder’s specific distribution amount for the month using record and declaration dates, and distributions will begin to accrue on the date we accept subscriptions for shares of our common stock. From time to time, we may also pay interim distributions at the discretion of our Board of Directors. Each year a statement on Internal Revenue Service Form 1099-DIV (or any successor form) identifying the source of the distribution (i.e., (i) paid from investment company taxable income, which is generally our net ordinary income plus our realized net short-term capital gains in excess of realized net long-term capital gains, (ii) paid from net capital gain on the sale of securities, which is our realized net long-term capital gains in excess of realized net-short term capital losses, and/or (iii) a return of paid-in capital surplus, which is generally a nontaxable distribution) will be mailed to our stockholders. Our distributions may exceed our earnings, especially during the period before we have substantially invested the proceeds from our Private Offering. As a result, a portion of the distributions we make may represent a return of capital for tax purposes.
We have adopted an "opt in" distribution reinvestment plan for our common stockholders. As a result, when we make a distribution, stockholders will receive distributions in cash unless they specifically "opt in" to the distribution reinvestment plan so as to have their cash distributions reinvested in additional shares of our common stock. Any distributions reinvested under the plan will nevertheless remain taxable to U.S. stockholders.
Related Party Transactions
License Agreement
We entered into a license agreement with an affiliate of our Adviser, pursuant to which the affiliate granted us a non-exclusive, royalty free license to use the "Prospect" name. Under this license agreement, we have the right to use such name for so long as our Adviser or another affiliate of the Adviser is our investment adviser. Other than with respect to this limited license, we have no legal right to the "Prospect" name or logo.
Investment Advisory Agreement
We have entered into the Investment Advisory Agreement with our Adviser, pursuant to which we would pay our Adviser a fee for its services under the Investment Advisory Agreement consisting of two components - a base management fee and an incentive fee. Under the Amended and Restated Advisory Agreement, we reduced the base management fee from an annual rate of 1.75% to 1.20% and eliminated the incentive fee payable thereunder, effective as of January 1, 2022 and until the one-year anniversary of the listing of our common stock on a national securities exchange (the "Listing Anniversary"). Until such January 1, 2022 effective date, the advisory fees payable to the Adviser were as set forth in the Investment Advisory Agreement. The cost of any advisory fees payable to the Adviser will ultimately be borne by our stockholders. See "-Investment Advisory Fees."
Certain members of our senior management hold an equity interest in our Adviser.  Members of our senior management also serve as principals of other investment managers affiliated with our Adviser that do and may in the future manage investment funds, accounts or other investment vehicles with investment objectives similar to ours.
Administration Agreement
The Administrator, an affiliate of the Adviser, became the administrator for the Company pursuant to an administrative agreement, as amended and restated as of June 17, 2019 (the "Administration Agreement"). The Administrator performs, oversees and arranges for the performance of administrative services necessary for the operation of the Company. These services include, but are not limited to, accounting, finance and legal services. For providing these services, facilities and personnel, the Company reimburses the Administrator for the Company’s actual and allocable portion of expenses and overhead incurred by the Administrator in performing its obligations under the Administration Agreement, including rent and the Company’s allocable portion of the costs of its CCO and chief financial officer and their respective staffs.
For the years ended June 30, 2025, 2024, and 2023, allocation of overhead from the Administrator to the Company was $601,000, $887,058, and $568,825, respectively, of which $365,00 was waived by the Administrator during the year ended June 30, 2025.
During the years ended June 30, 2025, 2024, and 2023, $70,000, $59,000, and $35,000, respectively, of US Bank, BNY and Sumitomo Mitsui Banking Corporation ("SMBC") fees are being included within the Administrator costs incurred by the Company.
As of June 30, 2025 and June 30, 2024, $2,015,442 and $1,766,942, respectively, was payable to the Administrator, US Bank, BNY and SMBC by the Company.
Co-Investments
On January 13, 2020, (amended on August 2, 2022), the parent company of the Adviser received the Order, which superseded a prior co-investment exemptive order granted on February 10, 2014, granting the ability to negotiate terms other than price and quantity of co-investment transactions with other funds managed by the Adviser or certain affiliates, including Prospect Capital Corporation ("PSEC"), Priority Income Fund, Inc. ("PRIS") and Prospect Enhanced Yield Fund ("PENF"), where co-investing would otherwise be prohibited under the 1940 Act, subject to the conditions included therein.
Under the terms of the relief permitting us to co-invest with other funds managed by our Adviser or its affiliates, a "required majority" (as defined in Section 57(o) of the 1940 Act) of the Company’s independent directors must make certain conclusions in connection with a co-investment transaction, including that (1) the terms of the proposed transaction, including the consideration to be paid, are reasonable and fair to the Company and its stockholders and do not involve overreaching of the Company or its stockholders on the part of any person concerned and (2) the transaction is consistent with the interests of the Company’s stockholders and is consistent with the Company’s investment objective and strategies. In certain situations where co-investment with one or more funds managed by the Adviser or its affiliates is not covered by the Order, such as when there is an opportunity to invest in different securities of the same issuer, the personnel of the Adviser or its affiliates will need to decide which fund will proceed with the investment. Such personnel will make these determinations based on policies and procedures, which are designed to reasonably ensure that investment opportunities are allocated fairly and equitably among affiliated funds over time and in a manner that is consistent with applicable laws, rules and regulations. Moreover, except in certain circumstances, when relying on the Order, the Company will be unable to invest in any issuer in which one or more funds managed or owned by the Adviser or its affiliates has previously invested.
Officers and Directors
Certain officers and directors of the Company are also officers and directors of the Adviser and its affiliates. There were no fees paid to the independent directors of the Company as the Company did not exceed the minimum net asset value required (i.e., greater than $100 million) to receive a fee for the years ended June 30, 2025, 2024, and 2023. The officers do not receive any direct compensation from the Company.
Dealer Manager Agreement
On May 13, 2024, the Company entered into the dealer manager agreement (“Dealer Manager Agreement”) with the Dealer Manager.
Pursuant to the terms of the Dealer Manager Agreement, the Company pays the Dealer Manager over time a shareholder servicing and/or distribution fee with respect to our outstanding Class S and Class D shares equal to 0.85% and 0.25%, respectively, per annum of the aggregate NAV of our outstanding Class S and Class D shares, including any Class S and Class D shares issued pursuant to our distribution reinvestment plan, which is included in the 10% underwriting compensation limit as discussed in “Item 1. Business – Compensation of the Dealer Manager and Selected Broker-Dealers.” The shareholder servicing and/or distribution fees are paid monthly in arrears. The Dealer Manager reallows (pays) all or a portion of the shareholder servicing and/or distribution fees to participating brokers for ongoing shareholder services performed by such participating brokers.
Our Adviser or an affiliate may also pay directly, or reimburse the Dealer Manager if the Dealer Manager pays on our behalf, any organization and offering expenses (other than any underwriting compensation, including upfront selling commissions and shareholder servicing and/or distribution fees, subject to FINRA Rule 2310). Additionally, our Adviser will pay the Dealer Manager a distribution services fee of 0.848% of the sales price of each share sold, except for sales arranged by our Adviser, an affiliate of our Adviser, or their respective personnel.

Expense Limitation Agreement
On and effective April 20, 2021, the Company entered into a new expense limitation agreement with the Adviser, which was amended and restated on July 7, 2021 to extend the period during which the Adviser will be required to waive its investment advisory fees under the Investment Advisory Agreement, from September 30, 2021 to June 30, 2022 (the "First Amended and Restated ELA"). On August 23, 2022, the Company entered into the Second Amended and Restated Expense Limitation Agreement (the "Second Amended and Restated ELA") to extend the period during which the Adviser will be required to waive its investment advisory fees under the Investment Advisory Agreement from June 30, 2022 to December 31, 2022. On April 24, 2023, the Company entered into the Third Amended and Restated Expense Limitation Agreement (the "Third Amended and Restated ELA" to extend the period during which the Adviser will be required to waive its investment advisory fees under the Investment Advisory Agreement from December 31, 2022 to June 30, 2024. On May 13, 2024, we entered into a Fourth Amended and Restated Expense Limitation Agreement (the "Fourth Amended and Restated ELA" and, together with the First Amended and Restated ELA, the Second Amended and Restated ELA, and the Third Amended and Restated ELA, the "ELA") to extend the period during which the Adviser will be required to waive its investment advisory fees under the Investment Advisory Agreement from June 30, 2024 to December 31, 2024, as discussed below. Other than this change, the terms and conditions of the Fourth Amended and Restated ELA are identical to those of the First Amended and Restated ELA, the Second Amended and Restated ELA, and the Third Amended and Restated ELA. The ELA has an initial term ending on December 31, 2024 and may be continued thereafter for successive one-year periods in accordance with its terms. Pursuant to the terms of each expense limitation agreement the applicable investment adviser, in its sole discretion, could waive a portion or all of the investment advisory fees that it was entitled to receive under its investment advisory agreement with the Company in order to limit the Company's operating expenses to an annual rate, expressed as a percentage of the Company's average quarterly net assets, equal to 8.00%. In addition, under the ELA, the Adviser has agreed to waive its investment advisory fees to the extent necessary to limit the Company's operating expenses to such annual rate from the effective date of the ELA through December 31, 2024.
Expense Limitation Agreement
Expense Limitation Agreement with the Adviser
Pursuant to the ELA, our Adviser will waive a portion or all of the investment advisory fees that it is entitled to receive pursuant to the Investment Advisory Agreement, from the effective date of the ELA through June 30, 2025, in order to limit our Operating Expenses (as defined below) to an annual rate, expressed as a percentage of our average quarterly net assets, equal to 4.00% (the "Annual Limit"). After June 30, 2025, such waiver may be made at our Adviser’s option and in its sole discretion. Even if the Adviser decides to voluntarily waive its investment advisory fees for a quarter ended after June 30, 2025, there is no guarantee that the Adviser will continue to do so. For purposes of the ELA, the term "Operating Expenses" with respect to the Company, is defined to include all expenses necessary or appropriate for the operation of the Company, including but not limited to our Adviser’s base management fee, any and all costs and expenses that qualify as line item "organization and offering" expenses in the consolidated financial statements of the Company as the same are filed with the SEC and other expenses described in the Investment Advisory Agreement, but does not include any portfolio transaction or other investment-related costs (including brokerage commissions, dealer and underwriter spreads, prime broker fees and expenses and dividend expenses related to short sales), interest expenses and other financing costs, extraordinary expenses and acquired fund fees and expenses. Upfront shareholder transaction expenses (such as sales commissions, dealer manager fees, and similar expenses) are not Operating Expenses. Our Adviser waived fees, pursuant to the ELA, in an amount of $1,228,769, $447,554, and $422,681 for the years ended June 30, 2025, 2024, and 2023, respectively.
Any amount waived pursuant to the ELA is subject to repayment to our Adviser (an "ELA Reimbursement") by us within the three years of the date on which the waiver was made by our Adviser. If the ELA is terminated or expires pursuant to its terms, our Adviser will maintain its right to repayment for any waiver it has made under the ELA, subject to the Repayment Limitations (discussed below).
Any ELA Reimbursement can be made solely in the event that we have sufficient excess cash on hand at the time of any proposed ELA Reimbursement and shall be limited to the lesser of (i) the excess of the Annual Limit applicable to such quarter over the Company’s actual Operating Expenses for such quarter and (ii) the amount of ELA Reimbursement which, when added to the Company’s expenses for such quarter, permits the Company to pay the then-current aggregate quarterly distribution to its shareholders, at a minimum annualized rate of at least 6.00% (based on the gross offering prices of Company shares) (the "Distribution") from the sum of (x) the Company’s net investment income (loss) for such quarter plus (y) the Company’s net realized gains (losses) for such quarter (collectively, the "Repayment Limitations"). For the purposes of the calculations pursuant to (i) and (ii) of the preceding sentence, any ELA Reimbursement will be treated as an expense of the Company for such quarter, without regard to the GAAP treatment of such expense. In the event that the Company is unable to make a full payment of any ELA Reimbursements due for any applicable quarter because the Company does not have sufficient excess cash on hand, any such unpaid amount shall become a payable of the Company for accounting purposes and shall be paid when the Company has sufficient cash on hand (subject to the Repayment Limitations); provided, that in the case of any

ELA Reimbursements, such payment shall be made no later than the date that is three years after the date on which the applicable waiver was made by our Adviser.
Investment Advisory Fees
Overview
On April 20, 2021, the Company entered into the Investment Advisory Agreement with the Adviser, which was unanimously approved by the Company’s Board of Directors, including by all of the directors who are not "interested persons" (as defined in the 1940 Act), on February 18, 2021, subject to stockholder approval of the Investment Advisory Agreement. The Company’s stockholders approved the Investment Advisory Agreement at a Special Meeting of Stockholders held on March 31, 2021.
On November 5, 2021, we amended and restated the Investment Advisory Agreement to reduce the base management fee and eliminate the incentive fee payable to the Adviser thereunder, effective as of January 1, 2022 and until the one-year anniversary of the listing of the Company’s common stock on a national securities exchange. The Amended and Restated Advisory Agreement was most recently approved by our Board of Directors, including all of our directors who are not "interested persons" (as defined in the 1940 Act), on June 14, 2024.
The Investment Advisory Agreement, as amended and restated, is further discussed below.
Investment Advisory Agreement
Pursuant to the Investment Advisory Agreement, we paid the Adviser a fee for investment advisory and management services consisting of a base management fee and an incentive fee. The cost of both the base management fee payable to the Adviser and any incentive fees it earns is ultimately borne by our stockholders. See "Amended and Restated Advisory Agreement" below for additional information.
Base Management Fee. The base management fee was calculated at an annual rate of 1.75% (0.4375% quarterly) of our average total assets, which includes any borrowings for investment purposes. For the first quarter of our operations following the date of Investment Advisory Agreement, the base management fee was calculated based on the average value of our total assets as of the date of the Investment Advisory Agreement and at the end of the calendar quarter in which the date of the Investment Advisory Agreement fell, and was appropriately adjusted for any share issuances or repurchases during the then current calendar quarter. Subsequently, the base management fee is payable quarterly in arrears, and is calculated based on the average value of our total assets at the end of the two most recently completed calendar quarters, and is appropriately adjusted for any share issuances or repurchases during the then current calendar quarter. Base management fees for any partial month or quarter is appropriately pro-rated. At the Adviser’s option, the base management fee for any period may be deferred, without interest thereon, and paid to the Adviser at any time subsequent to any such deferral as the Adviser determines.
Incentive Fee. The incentive fee consisted of two parts: (1) the subordinated incentive fee on income and (2) the capital gains incentive fee.
Subordinated Incentive Fee on Income. The first part of the incentive fee, which is referred to as the subordinated incentive fee on income, is calculated and payable quarterly in arrears based upon our "pre-incentive fee net investment income" for the immediately preceding calendar quarter. For purposes of this fee, "pre-incentive fee net investment income" means interest income, dividend income and distribution cash flows from equity investments and any other income (including any other fees, such as commitment, origination, structuring, diligence and consulting fees or other fees that we receive) accrued during the calendar quarter, minus operating expenses for the quarter (including the base management fee, expenses reimbursed under the Investment Advisory Agreement and the Administration Agreement, any interest expense and dividends paid on any issued and outstanding preferred shares, but excluding the organization and offering expenses and incentive fees on income and capital gains). Pre-incentive fee net investment income includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with payment-in-kind interest and zero coupon securities), accrued income that we have not yet received in cash. Pre-incentive fee net investment income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation. The subordinated incentive fee on income is subject to a quarterly fixed preferred return to investors, expressed as a rate of return on the value of our net assets at the end of the immediately preceding calendar quarter, of 1.5% (6.0% annualized), subject to a "catch up" feature. Operating expenses are included in the calculation of the subordinated incentive fee on income.
We will pay our Adviser a subordinated incentive fee on income for each calendar quarter as follows:
•    No incentive fee will be payable to our Adviser in any calendar quarter in which our pre-incentive fee net investment income does not exceed the preferred return rate of 1.5%.
•    100% of our pre-incentive fee net investment income with respect to that portion of such pre-incentive fee net investment income, if any, that exceeds the preferred return but is less than or equal to 1.875% in any calendar quarter (7.5% annualized). We refer to this portion of our pre-incentive fee net investment income (which exceeds the preferred return but is less than or equal to 1.875%) as the "catch-up." The effect of the "catch-up" provision is that, if our pre-incentive fee net investment income reaches 1.875% in any calendar quarter, our Adviser will receive 20.0% of our pre-incentive fee net investment income as if a preferred return did not apply.
•    20.0% of the amount of our pre-incentive fee net investment income, if any, that exceeds 1.875% in any calendar quarter (7.5% annualized) will be payable to our Adviser. This reflects that once the preferred return is reached and the catch-up is achieved, 20.0% of all pre-incentive fee net investment income thereafter will be allocated to our Adviser.
Capital Gains Incentive Fee. The second part of the incentive fee, which is referred to as the capital gains incentive fee, is determined and payable in arrears as of the end of each calendar year (or upon termination of the Investment Advisory Agreement, as of the termination date), and equals 20.00% of our realized capital gains for the calendar year, if any, computed net of all realized capital losses and unrealized capital depreciation at the end of such year; provided that the incentive fee determined as of December 31, 2021 will be calculated for a period of shorter than twelve calendar months to take into account any net realized capital gains, if any, computed net of all realized capital losses and unrealized capital depreciation for the period commencing as of the date of the Investment Advisory Agreement and ending on December 31, 2021. In determining the capital gains incentive fee payable to the Adviser, we calculate the aggregate realized capital gains, aggregate realized capital losses and aggregate unrealized capital depreciation, as applicable, with respect to each investment that has been in our portfolio. For the purpose of this calculation, an "investment" is defined as the total of all rights and claims which may be asserted against a portfolio company arising from our participation in the debt, equity, and other financial instruments issued by that company. Aggregate realized capital gains, if any, equal the sum of the differences between the aggregate net sales price of each investment and the aggregate amortized cost basis of such investment when sold or otherwise disposed. Aggregate realized capital losses equal the sum of the amounts by which the aggregate net sales price of each investment is less than the aggregate amortized cost basis of such investment when sold or otherwise disposed. Aggregate unrealized capital depreciation equals the sum of the differences, if negative, between the aggregate valuation of each investment and the aggregate amortized cost basis of such investment as of the applicable calendar year-end. At the end of the applicable calendar year, the amount of capital gains that serves as the basis for our calculation of the capital gains incentive fee involves netting aggregate realized capital gains against aggregate realized capital losses on a since-inception basis and then reducing this amount by the aggregate unrealized capital depreciation. If this number is positive, then the capital gains incentive fee payable is equal to 20.00% of such amount, less the aggregate amount of any capital gains incentive fees paid since inception. Operating expenses are not taken into account when determining capital gains incentive fees.
Amended and Restated Advisory Agreement
On November 5, 2021, we amended and restated the Investment Advisory Agreement to reduce the base management fee from an annual rate of 1.75% (0.4375% quarterly) to 1.20% (0.30% quarterly) and eliminate the incentive fee payable thereunder, effective as of January 1, 2022 and until the Listing Anniversary.
Following the Listing Anniversary (1) the base management fee will be calculated at an annual rate of 1.75% (0.4375% quarterly), commencing with the first base management fee calculation that occurs after such anniversary, and (2) the Adviser will be entitled to receive the same incentive fee, including the subordinated incentive fee on income and the capital gains incentive fee, as set forth in the Investment Advisory Agreement and discussed above, commencing with the first calendar quarter after such anniversary. The Amended and Restated Advisory Agreement became effective on January 1, 2022. Until such effective date, the advisory fees payable to the Adviser were as set forth in the Investment Advisory Agreement. See "Investment Advisory Agreement" above.
The Adviser agrees to waive $68,425 of the base management fees due and payable by the Company to the Adviser under the Investment Advisory Agreement for the quarterly period ended June 30, 2025.
During the years ended June 30, 2025, 2024, and 2023, the total base management fee incurred by the Adviser was $1,228,769, $447,554, and $422,681, respectively, which were waived by the Adviser. As of June 30, 2025 and June 30, 2024, the total base management fee due to the Adviser after the waiver was $0 and $0, respectively.
There were no incentive fees payable as of June 30, 2025 or June 30, 2024. During the years ended June 30, 2025, 2024, and 2023, there were no incentive fees incurred.
Asset Coverage
In accordance with the 1940 Act, the Company is currently only allowed to borrow amounts such that its "asset coverage," as defined in the 1940 Act, is at least 150% after such borrowing. "Asset coverage" generally refers to a company’s total assets, less all liabilities and indebtedness not represented by "senior securities," as defined in the 1940 Act, divided by total senior securities representing indebtedness and, if applicable, preferred stock. "Senior securities" for this purpose includes borrowings from banks or other lenders, debt securities and preferred stock.

On March 23, 2018, an amendment to Section 61(a) of the 1940 Act was signed into law to permit BDCs to reduce the minimum "asset coverage" ratio from 200% to 150%, so long as certain approval and disclosure requirements are satisfied. In addition, for BDCs like the Company whose securities are not listed on a national securities exchange, the Company is also required to offer to repurchase its outstanding shares at the rate of 25% per quarter over four calendar quarters. Under the existing 200% minimum asset coverage ratio, the Company is permitted to borrow up to one dollar for investment purposes for every one dollar of investor equity, and under the 150% minimum asset coverage ratio, the Company will be permitted to borrow up to two dollars for investment purposes for every one dollar of investor equity. In other words, Section 61(a) of the 1940 Act, as amended, permits BDCs to potentially increase their debt-to-equity ratio from a maximum of 1 to 1 to a maximum of 2 to 1.
At the 2019 Annual Meeting, stockholders approved the application to the Company of the 150% minimum asset coverage ratio set forth in Section 61(a)(2) of the 1940 Act. As a result, and subject to certain additional disclosure requirements and the repurchase obligations described above, the minimum asset coverage ratio applicable to the Company was reduced from 200% to 150%, effective as of March 16, 2019.
Below is our annual asset coverage since June 30, 2019. As of June 30, 2025, our asset coverage ratio stood at 188% based on the outstanding principal amount of our senior securities representing indebtedness.

Revolving Credit Facility	Total Amount Outstanding	Asset Coverage per Unit(1)	Involuntary Liquidating Preference per Unit(2)	Average Market Value per Unit(2)
June 30, 2025	$45,500,000	$1,879	—	—
June 30, 2024	$27,800,000	$2,125	—	—
June 30, 2023	$8,600,000	$2,709	—	—
June 30, 2022	$20,500,000	$1,815	—	—
June 30, 2021	$21,000,000	$1,950	—	—

(1) The asset coverage ratio is calculated as our consolidated total assets, less all liabilities and indebtedness not represented by senior securities, divided by secured senior securities representing indebtedness. This asset coverage ratio is multiplied by $1,000 to determine the Asset Coverage Per Unit.
(2) This column is inapplicable.

Critical Accounting Estimates
We prepare our financial statements in accordance with U.S. GAAP. In applying many of these accounting principles, we make estimates that affect the reported amounts of assets, liabilities, revenues and expenses in our consolidated financial statements. We base our estimates on historical experience and other factors that we believe are reasonable under the circumstances. Changes in the economic environment, financial markets and any other parameters used in determining such estimates could cause actual results to differ materially. These estimates, however, are subjective and subject to change, and actual results may differ materially from our current estimates due to the inherent nature of these estimates.
Our critical accounting estimates, including those relating to the valuation of our investment portfolio, are described below. The critical accounting estimates should be read in conjunction with our risk factors as disclosed in "Item 1A. Risk Factors" in this Annual Report. See Note 2 to our consolidated financial statements for more information on how fair value of our investment portfolio is determined, and Note 8 to our consolidated financial statements for information about the inputs and assumptions used to measure fair value of our investment portfolio.
Fair value of Financial Instruments
To value our investments, we follow the guidance of ASC 820, Fair Value Measurement ("ASC 820"), that defines fair value, establishes a framework for measuring fair value in conformity with GAAP, and requires disclosures about fair value measurements. In accordance with ASC 820, the fair value of our investments is defined as the price that we would receive upon selling an investment in an orderly transaction to an independent buyer in the principal or most advantageous market in which that investment is transacted.
ASC 820 classifies the inputs used to measure these fair values into the following hierarchy:
Level 1. Quoted prices in active markets for identical assets or liabilities, accessible by us at the measurement date.
Level 2. Quoted prices for similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active, or other observable inputs other than quoted prices.
Level 3. Unobservable inputs for the asset or liability.

In all cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to each investment. All of our investments carried at fair value are classified as Level 2 or Level 3 as of June 30, 2025 and June 30, 2024, with a significant portion of our investments classified as Level 3.
Investments
We determine the fair value of our investments on a quarterly basis, with changes in fair value reflected as a net change in unrealized gains (losses) from investments in the Consolidated Statement of Operations.
The Company applies the SEC’s Rule 2a-5 in determining fair value of its investments. Rule 2a-5 establishes a consistent, principles-based framework for boards of directors to use in creating their own specific processes in order to determine fair values in good faith.
Investments for which market quotations are readily available must be valued at such market quotations. In order to validate market quotations, management and the independent valuation firm look at a number of factors to determine if the quotations are representative of fair value, including the source and nature of the quotations. In determining the range of values for debt instruments where market quotations are not readily available, we perform a multiple step valuation process with our investment professionals alongside our independent valuation firms. The independent valuation firms prepare valuations for each investment which are presented by the independent valuation firms to the Audit Committee of our Board of Directors. The Audit Committee makes a recommendation to the Board of Directors of the value for each investment and the Board of Directors approves the values with the input of the Adviser quarterly. For intra-quarter valuations, the Adviser as valuation designee takes the most recent quarterly valuations approved by the Board of Directors, calculates the estimated earnings per share for each investment in order to adjust the valuation of each investment for income that is expected to be realized and considers other factors that should be taken into account in order to adjust the valuations, including, market changes in expected returns for similar investments; performance improvement or deterioration which would change the margin added to the base interest rate charged; the nature and realizable value of any collateral; the issuer’s ability to make payments and its earnings and discounted cash flow; the markets in which the issuer does business; comparisons to publicly traded securities; and other relevant factors.
Management and the independent valuation firm may consider various factors in determining the fair value of our investments. One prominent factor is the enterprise value of a portfolio company determined by applying a market approach such as using earnings before interest, taxes, depreciation and amortization ("EBITDA") multiples, net income and/or book value multiples for similar guideline public companies and/or similar recent investment transactions and/or an income approach, such as the discounted cash flow technique. If relevant, management and the independent valuation firms will consider the pricing indicated by external events such as a purchase or sale transaction to corroborate the valuation.
Changes in market yields, discount rates, capitalization rates or EBITDA multiples, each in isolation, may change the fair value measurement of certain of our investments. Generally, an increase in market yields, discount rates or capitalization rates, or a decrease in EBITDA (or other) multiples may result in a decrease in the fair value measurement of certain of our investments.
Our investments that are classified as Level 3 are primarily valued utilizing a discounted cash flow, enterprise value ("EV") waterfall, or asset recovery analysis. The discounted cash flow converts future cash flows or earnings to a range of fair values from which a single estimate may be derived utilizing an appropriate discount rate. The fair value measurement is based on the net present value indicated by current market expectations about those future amounts. Under the EV waterfall, the EV of a portfolio company is first determined and allocated over the portfolio company’s securities in order of their preference relative to one another (i.e., "waterfall" allocation). To determine the EV, we typically use a market (multiples) valuation approach that considers relevant and applicable market trading data of guideline public companies, transaction metrics from precedent merger and acquisitions transactions, and/or a discounted cash flow. The asset recovery analysis is intended to approximate the net recovery value of an investment based on, among other things, assumptions regarding liquidation proceeds based on a hypothetical liquidation of a portfolio company’s assets.
In determining the range of values for our investments in CLOs, the independent valuation firm uses a discounted multi-path cash flow model. Various risk factors are sensitized in the multi-path cash flow model using Monte Carlo simulations to generate probability-weighted (i.e., multi-path) cash flows for the underlying assets and liabilities. These cash flows are discounted using appropriate market discount rates, and relevant data in the CLO market and certain benchmark credit indices are considered, to determine the value of each CLO investment.
At June 30, 2025, $52,562,069, $6,758,562, and $25,695,965 of our total investments were valued using the discounted cash flow, enterprise value waterfall, and market quotes, respectively, compared to $38,732,046, $2,768,603, and $17,954,361 of our total investments, which were valued using the discounted cash flow, enterprise value waterfall, and market quotes, respectively, at June 30, 2024.

Due to the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the fair value of our investments may fluctuate from period to period. Additionally, the fair value of our investments may differ significantly from the values that would have been used had a ready market existed for such investments and may differ materially from the values that we may ultimately realize. Further, such investments are generally subject to legal and other restrictions on resale or otherwise are less liquid than publicly traded securities. If we were required to liquidate a portfolio investment in a forced or liquidation sale, we could realize significantly less than the value at which we have recorded it. In addition, changes in the market environment and other events that may occur over the life of the investments may cause the gains or losses ultimately realized on these investments to be different than the unrealized gains or losses reflected in the currently assigned valuations.
Recent Accounting Pronouncements
For discussion of recent accounting pronouncements, refer to Note 2 within the accompanying notes to the consolidated financial statements.
Item 7A: Quantitative and Qualitative Disclosures About Market Risk.
We are subject to financial market risks, including inflation, changes in interest rates and equity price risk. The impact of global health epidemics, wars and civil disorder and other events outside our control, including, but not limited to, the renewed hostilities in the Middle East and the conflict between Russia and Ukraine, and the effects of this volatility could materially impact our market risks. For additional information concerning risks and their potential impact on our business and our operating results, see "Part 1: Item 1A. Risk Factors" in this Annual Report.
Interest rate sensitivity refers to the change in our earnings that may result from changes in the level of interest rates impacting some of the loans in our portfolio which have floating interest rates. Additionally, because we fund a portion of our investments with borrowings, our net investment income is affected by the difference between the rate at which we invest and the rate at which we borrow. As a result, there can be no assurance that a significant change in market interest rates will not have a material adverse effect on our net investment income. See "Part 1: Item 1A. Risk Factors - Risks Relating to Our Business and Structure - Rising interest rates may adversely affect the value of our portfolio investments which could have an adverse effect on our business, financial condition and results of operations" in this Annual Report.
Our debt investments may be based on floating rates or fixed rates. For our floating rate loans, the rates are determined from the SOFR, EURO Interbank Offer Rate, the Federal Funds Rate or the Prime Rate. The floating interest rate loans may be subject to a SOFR floor. Our loans typically have durations of one, three or six months after which they reset to current market interest rates. As of June 30, 2025, 94% (based on fair value) of our investments paid variable interest rates and 6% paid fixed rates (considering interest rate flows for floating rate instruments, excluding our investments in equity and structured subordinated notes). A rise in the general level of interest rates can be expected to lead to higher interest rates applicable to certain variable rate investments we hold and to declines in the value of any fixed rate investments we may hold in the future.
The Senior Secured Revolving Credit Facility is based on floating SOFR or prime rate. Amounts drawn under the Senior Secured Revolving Credit Facility in U.S. dollars will bear interest at either term SOFR plus a credit spread adjustment of 0.10% plus 2.5%, or the prime rate plus 1.5%. The outstanding balance of the Senior Secured Revolving Credit Facility is $45,500,000 as of June 30, 2025.
The following table shows the estimated annual impact of changes in interest rates (considering interest rate flows for floating rate instruments, excluding our investments in equity, fixed rate instruments and structured subordinated notes) on our interest income, interest expense and net interest income, assuming no changes in our investment portfolio in effect as of June 30, 2025:

Interest Rate Basis Point Change	Interest Income	Interest Expense	Net Investment Income
Up 300 basis points	$2,370,819	$1,365,000	$1,005,819
Up 200 basis points	$1,580,546	$910,000	$670,546
Up 100 basis points	$790,273	$455,000	$335,273
Down 100 basis points	$(765,273)	$(455,000)	$(310,273)
Down 200 basis points	$(1,405,891)	$(910,000)	$(495,891)
Down 300 basis points	$(1,918,494)	$(1,365,000)	$(553,494)

Because we may borrow money to make investments, our net investment income may be dependent on the difference between the rate at which we borrow funds and the rate at which we invest these funds. In periods of increasing interest rates, our cost of funds would increase, which may reduce our net investment income. As a result, there can be no assurance that a significant change in market interest rates will not have a material adverse effect on our net investment income.
We may also face risk due to the lack of liquidity in the marketplace which could prevent us from raising sufficient funds to adequately invest in a broad pool of assets. We are subject to other financial market risks, including changes in interest rates. However, at this time, with no portfolio investments, this risk is immaterial.
In addition, we may have risk regarding portfolio valuation. For discussion of critical accounting policies, estimates and risks regarding our portfolio valuation, refer to "Critical Accounting Estimates" above.

Item 8. Financial Statements and Supplementary Data

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the shareholders and the Board of Directors of Prospect Floating Rate and Alternative Income Fund, Inc.

Opinion on the Financial Statements and Financial Highlights
We have audited the accompanying consolidated statements of assets and liabilities of Prospect Floating Rate and Alternative Income Fund, Inc. (the "Company"), including the consolidated schedules of investments, as of June 30, 2025 and 2024, the related consolidated statements of operations, changes in net assets, cash flows, and the financial highlights for the years then ended, and the related notes. In our opinion, the financial statements and financial highlights present fairly, in all material respects, the financial position of the Company as of June 30, 2025 and 2024, and the results of its operations, changes in net assets, cash flows, and the financial highlights for the years then ended in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion
These financial statements and financial highlights are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's financial statements and financial highlights based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements and financial highlights are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements and financial highlights, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements and financial highlights. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements and financial highlights. Our procedures included confirmation of investments owned as of June 30, 2025 and 2024, by correspondence with the custodian, loan agents, and borrowers; when replies were not received, we performed other auditing procedures. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matter
The critical audit matter communicated below is a matter arising from the current-period audit of the financial statements that was communicated or required to be communicated to the audit committee and that (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Fair Valuation of Level 3 Investments - Refer to Notes 2 and 8 to the financial statements

Critical Audit Matter Description

The Company held certain portfolio investments classified as Level 3 investments including First and Second Lien debt and Equity. The Company's determination of fair value for these Level 3 investments involved subjective judgments and estimates including the selection of valuation methodologies and unobservable inputs.

We identified the valuation of Level 3 investments as a critical audit matter given the significant judgments made by the Company to estimate the fair value. This required a high degree of auditor judgment and extensive audit effort, including the need to involve fair value specialists who possess significant valuation experience, to evaluate the appropriateness of the valuation methodologies and the significant unobservable inputs used by the Company in the determination of fair value.

How the Critical Audit Matter Was Addressed in the Audit

Our audit procedures related to the valuation of Level 3 investments included the following, among others:

•We tested the design and implementation of the Company's controls over the valuation of Level 3 investments, including those over the selection of valuation methodologies and development of unobservable inputs.

PROSPECT FLOATING RATE AND ALTERNATIVE INCOME FUND, INC.
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES
•We evaluated the appropriateness of the valuation methodologies and the reasonableness of the significant unobservable inputs. For a selection of Level 3 investments, we utilized the assistance of our fair value specialists to perform our audit procedures.

•With the assistance of our fair value specialists, we developed independent fair value estimates and compared our estimates to the Company's concluded values for a selection of Level 3 investments.

•We evaluated management's ability to reasonably estimate fair value by comparing management's historical estimates of fair value to subsequent transactions, taking into account changes in market or investment specific conditions, where applicable.

/s/ DELOITTE & TOUCHE LLP

New York, New York
September 3, 2025

We served as the Company's auditor from 2023.

Report of Independent Registered Public Accounting Firm
Shareholders and the Board of Directors                                        Prospect Floating Rate and Alternative Income Fund, Inc.                             New York, New York
Opinion on the Consolidated Financial Statements

We have audited the accompanying consolidated statements of operations, changes in net assets, and cash flows of Prospect Floating Rate and Alternative Income Fund, Inc. (the “Company”) for the year ended June 30, 2023, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the results of its operations, changes in its net assets, and its cash flows for the year ended June 30, 2023, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audit included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audit provides a reasonable basis for our opinion.

/s/ BDO USA, P.C.

We served as the Company's auditor from 2013 to 2023.

New York, New York
September 27, 2023

PROSPECT FLOATING RATE AND ALTERNATIVE INCOME FUND, INC.
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

Assets	June 30, 2025	June 30, 2024

Investments at fair value:
Non-control/non-affiliate investments (amortized cost of $88,404,806 and $62,547,890, respectively) (Note 7 and 8)	$85,016,596	$59,455,010
Cash and cash equivalents	16,499,200	15,406,421
Interest receivable	564,755	365,038
Deferred financing costs (Note 10)	530,441	910,312
Prepaid expenses and other assets	133,985	99,578
Deferred offering costs	106,129	457,656
Receivable for repayments of portfolio investments	74,284	5,141
Total Assets	102,925,390	76,699,156

Liabilities
Senior Secured Revolving Credit Facility (Note 10)	45,500,000	27,800,000
Payable for open trades	14,988,042	15,065,919
Due to Administrator (Note 4)	2,015,442	1,766,942
Distributions payable	152,652	181,454
Accrued audit fees	133,750	130,000
Accrued expenses	68,489	117,142
Accrued legal fees	49,068	223,723
Interest payable	29,810	150,416
Total Liabilities	62,937,253	45,435,596
Commitments and Contingencies (Note 9)
Net Assets	$39,988,137	$31,263,560

Components of Net Assets
Common Stock, par value $0.001 per share (75,000,000 shares authorized; 8,895,933 and 6,661,373 Class A and Class I shares issued and outstanding, respectively) (Note 3)	$8,897	$6,662
Paid-in capital in excess of par (Note 3 and Note 6)	53,680,378	43,901,672
Distributions in excess of earnings (Note 6)	(13,701,138)	(12,644,774)
Net Assets	$39,988,137	$31,263,560

See notes to consolidated financial statements

PROSPECT FLOATING RATE AND ALTERNATIVE INCOME FUND, INC.
CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES

NET ASSET VALUE PER SHARE	June 30, 2025	June 30, 2024

Class A Shares:
Net assets	$39,978,083	$31,263,560
Common Shares outstanding ($0.001 par value, 37,500,000 authorized)	8,893,696	6,661,373
Net asset value per share	$4.50	$4.69

Class I Shares:
Net assets	$10,054	—
Common Shares outstanding ($0.001 par value, 12,500,000 authorized)	2,237	—
Net asset value per share	$4.50	—

Class S Shares:
Net assets	—	—
Common Shares outstanding ($0.001 par value, 12,500,000 authorized)	—	—
Net asset value per share	—	—

Class D Shares:
Net assets	—	—
Common Shares outstanding ($0.001 par value, 12,500,000 authorized)	—	—
Net asset value per share	—	—

See notes to consolidated financial statements

PROSPECT FLOATING RATE AND ALTERNATIVE INCOME FUND, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended June 30,
	2025	2024	2023
Investment Income
Interest income from non-control/non-affiliate investments	$8,899,049	$2,867,072	$3,270,848
PIK interest income from non-control/non-affiliate investments	498,497	153,085	19,781
Total Investment Income	9,397,546	3,020,157	3,290,629

Operating Expenses
Interest expense and credit facility expenses (Note 10)	3,745,639	1,243,672	1,258,907
Base management fees (Note 4)	1,228,769	447,554	422,681
Administrator Costs (Note 4)	671,000	946,720	568,825
Offering costs	521,345	82,489	4,585
Audit and tax expense	375,750	208,624	305,533
Transfer agent’s fees and expenses	358,725	312,643	240,077
Legal expense	188,284	90,036	148,626
Insurance expense	111,393	137,699	181,480
General and administrative	98,933	177,599	65,942
Valuation services	57,043	35,491	26,688
Total Operating Expenses	7,356,881	3,682,527	3,223,344
Expense limitation reimbursement (Note 4)	(1,160,344)	(447,555)	(422,681)
Waiver of Administrator Costs and Base Management Fees (Note 4)	(433,425)	—	—
Total Net Operating Expenses	5,763,112	3,234,972	2,800,663
Net Investment Income (Loss)	3,634,434	(214,815)	489,966

Net Realized Losses and Net Change in Unrealized Gains/(Losses) on Investments
Net realized losses:
Non-control/non-affiliate investments	(2,100,215)	(2,087,522)	(848,927)
Net realized losses	(2,100,215)	(2,087,522)	(848,927)
Net change in unrealized gains/(losses):
Non-control/non-affiliate investments	(295,330)	9,960	(726,332)
Net change in unrealized gains/(losses)	(295,330)	9,960	(726,332)
Net Realized Losses and Net Change in Unrealized Losses on Investments	(2,395,545)	(2,077,562)	(1,575,259)
Extinguishment of debt	—	(66,844)	—
Net Increase/(Decrease) in Net Assets Resulting from Operations	$1,238,889	$(2,359,221)	$(1,085,293)

See notes to consolidated financial statements

PROSPECT FLOATING RATE AND ALTERNATIVE INCOME FUND, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS

	Common Stock
For the Twelve Months Ended June 30, 2025	Common Stock Outstanding - Class A(1)	Common Stock Outstanding - Class I(1)	Par	Paid-in Capital in Excess of Par	Distributable Earnings (Loss)	Net Assets
Balance as of June 30, 2024(2)	6,661,373	$—	$6,662	$43,901,672	$(12,644,774)	$31,263,560
Net increase in net assets resulting from operations
Net investment income (losses)	—	—	—	—	3,634,434	3,634,434
Net realized gains (losses) on investments	—	—	—	—	(2,100,215)	(2,100,215)
Net change in unrealized gains (losses) on investments	—	—	—	—	(295,330)	(295,330)
Net increase (decrease) from operations	—	—	—	—	1,238,889	1,238,889
Distributions to Shareholders (Note 6)
Class A:
Distributions from earnings	—	—	—	—	(2,650,001)	(2,650,001)
Return of capital distributions	—	—	—	(535,824)	—	(535,824)
Net increase (decrease) from distributions	—	—	—	(535,824)	(2,650,001)	(3,185,825)
Class I:
Distributions from earnings	—	—	—	—	(560)	(560)
Return of capital distributions	—	—	—	(31)	—	(31)
Net increase (decrease) from distributions	—	—	—	(31)	(560)	(591)
Capital Transactions
Class A:
Shares issued	2,096,436	—	2,096	9,997,904	—	10,000,000
Shares issued through reinvestment of distributions	592,745	—	593	2,741,699	—	2,742,292
Repurchase of common shares	(456,858)	—	(456)	(2,080,132)	—	(2,080,588)
Net increase (decrease) from share transactions	2,232,323	—	2,233	10,659,471	—	10,661,704
Class I:
Shares issued	—	2,237	2	10,398	—	10,400
Shares issued through reinvestment of distributions	—	—	—	—	—	—
Repurchase of common shares	—	—	—	—	—	—
Net increase (decrease) from share transactions	—	2,237	2	10,398	—	10,400
Tax Reclassification of Net Assets (Note 6)	—	—	—	(355,308)	355,308	—
Balance as of June 30, 2025	8,893,696	$2,237	$8,897	$53,680,378	$(13,701,138)	$39,988,137
(1) In connection with the Multi-Class Offering, the Company authorized the issuance of separate classes of its common stock and designated such classes Class S, Class D and Class I common stock. The registration statement was declared effective by the SEC on May 10, 2024, however, as of June 30, 2025, there are no shares of Class S or Class D common stock outstanding.
(2) Certain reclassifications have been made in the presentation of prior year and prior quarter amounts to conform to the presentation for the fiscal year ended June 30, 2024. In addition, we have not yet finalized return of capital estimates for the current period. See Note 2 and 6 within the accompanying notes to the consolidated financial statements for further discussion.

See notes to consolidated financial statements

PROSPECT FLOATING RATE AND ALTERNATIVE INCOME FUND, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN NET ASSETS (continued)

	Common Stock
For the Year Ended June 30, 2024	Shares	Par	Paid-in Capital in Excess of Par	Distributable Earnings (Loss)	Net Assets
Balance as of June 30, 2023(1)	2,409,452	$2,410	$24,597,524	$(9,906,072)	$14,693,862
Net increase in net assets resulting from operations
Net investment loss	—	—	—	(214,815)	(214,815)
Net realized (losses) on investments	—	—	—	(2,087,522)	(2,087,522)
Net realized (losses) on the extinguishment of debt	—	—	—	(66,844)	(66,844)
Net change in unrealized gains (losses) on investments	—	—	—	9,960	9,960
Distributions to Shareholders (Note 5)
Distributions from earnings	—	—	—	(620,357)	(620,357)
Return of capital distributions	—	—	(806,452)	—	(806,452)
Capital Transactions
Shares issued (Note 3)	4,179,952	4,180	19,995,820	—	20,000,000
Shares issued through reinvestment of distributions (Note 3)	158,015	158	805,102	—	805,260
Repurchase of common stock (Note 3)	(86,046)	(86)	(449,446)	—	(449,532)
Tax Reclassification of Net Assets (Note 6)	—	—	(497,760)	497,760	—
Total Increase (Decrease) for the year ended June 30, 2024	4,251,921	4,252	19,047,264	(2,481,818)	16,569,698
Balance as of June 30, 2024	6,661,373	$6,662	$43,644,788	$(12,387,890)	$31,263,560

(1) Certain reclassifications have been made in the presentation of prior year and prior quarter amounts to conform to the presentation for the current fiscal year. In addition, we have not yet finalized return of capital estimates for the current period. See Note 2 and 6 within the accompanying notes to the consolidated financial statements for further discussion.

	Common Stock
For the Year Ended June 30, 2023	Shares	Par	Paid-in Capital in Excess of Par	Distributable Earnings (Loss)	Net Assets
Balance as of June 30, 2022(1)	2,375,890	$2,376	$25,188,341	$(8,489,742)	$16,700,975
Net increase in net assets resulting from operations
Net investment income	—	—	—	489,966	489,966
Net realized (losses) on investments	—	—	—	(848,927)	(848,927)
Net change in unrealized (losses) on investments	—	—	—	(726,332)	(726,332)
Distributions to Shareholders (Note 6)
Distributions from earnings	—	—	—	(486,866)	(486,866)
Return of capital distributions	—	—	(654,521)	—	(654,521)
Capital Transactions
Shares issued					—
Shares issued through reinvestment of distributions	78,814	79	527,825	—	527,904
Repurchase of common stock	(45,252)	(45)	(308,292)	—	(308,337)
Tax Reclassification of Net Assets (Note 6)	—	—	(155,829)	155,829	—
Total Increase (Decrease) for the year ended June 30, 2023	33,562	34	(590,817)	(1,416,330)	(2,007,113)
Balance as of June 30, 2023	2,409,452	$2,410	$24,597,524	$(9,906,072)	$14,693,862
(1) Certain reclassifications have been made in the presentation of prior year and prior quarter amounts to conform to the presentation for the current fiscal year. In addition, we have not yet finalized return of capital estimates for the current period. See Note 2 and 6 within the accompanying notes to the consolidated financial statements for further discussion.
See notes to consolidated financial statements

PROSPECT FLOATING RATE AND ALTERNATIVE INCOME FUND, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended June 30,
	2025	2024	2023
Cash flows from operating activities:
Net increase/(decrease) in net assets resulting from operations	$1,238,889	$(2,359,221)	$(1,085,293)
Adjustments to reconcile net increase (decrease) in net assets resulting from operations to net cash provided by (used in) operating activities:
Purchases of investments	(48,155,370)	(48,266,763)	—
Repayments and sales of portfolio investments	20,414,660	7,966,315	12,219,301
Net realized losses on investments	2,100,215	2,087,522	848,927
Net Reductions to Subordinated Structured Notes and related investment cost	699,953	752,365	227,394
Amortization of offering costs	521,344	82,489	—
Payment-in-kind interest	(498,497)	(153,085)	(19,781)
Amortization of premiums (accretion of purchase discounts) on investments, net	(417,680)	83,879	(107,296)
Amortization of deferred financing costs	399,072	439,387	222,554
Net change in unrealized (gains)/losses on investments	295,330	(9,960)	726,332
Deferred financing costs	—	—	(47,987)
Settlement of Treasury Bills	(199)	(98)	(67)
Net realized losses on extinguishment of debt	—	66,844	—
Changes in other assets and liabilities:
(Increase) Decrease in operating assets
Interest receivable	(199,717)	(195,343)	46,562
Prepaid expenses and other assets	(34,407)	63,498	61,319
Receivable for repayments of portfolio investments	(69,143)	2,413	26,386
Receivable for investments sold	—	1,361,436	(1,361,436)
Increase (Decrease) in operating liabilities
Due to Administrator (Note 5)	248,500	898,308	512,509
Accrued legal fees	(344,473)	(385,381)	(99,509)
Interest payable	(120,606)	78,422	(24,718)
Payable for open trades	(77,877)	10,067,981	4,997,938
Accrued audit fees	3,750	(39,400)	41,260
Accrued expenses	(48,653)	46,600	(30,013)
Tax payable	—	—	(4,935)
Net cash provided by/(used in) operating activities	(24,044,909)	(27,411,792)	17,149,447
Cash flows from financing activities:
Gross proceeds from shares sold	10,010,400	20,000,000	—
Distributions paid to stockholders	(472,923)	(538,291)	(616,122)
Repurchase of common stock	(2,080,588)	(449,532)	(308,337)
Borrowings under Senior Secured Revolving Credit Facility (Note 10)	46,100,000	44,000,000	—
Repayments under Senior Secured Revolving Credit Facility (Note 10)	(28,400,000)	(16,200,000)	—
Repayments under Credit Facility (Note 10)	—	(8,600,000)	(11,900,000)
Financing costs paid and deferred	(19,201)	(1,186,520)	—
Net cash provided by/(used in) financing activities	25,137,688	37,025,657	(12,824,459)
Net increase (decrease) in cash, cash equivalents and restricted cash	1,092,779	9,613,865	4,324,988
Cash, cash equivalents and restricted cash at beginning of year	15,406,421	5,792,556	1,467,568
Cash, cash equivalents and restricted cash at end of year	$16,499,200	$15,406,421	$5,792,556
Supplemental disclosures:
Cash paid for interest	$3,467,173	$725,862	$1,061,071
Non-cash financing activities:
Value of shares issued through reinvestment of distributions	$2,742,292	$805,259	$527,904
Unpaid deferred offering costs (Note 5)	—	(540,145)	(356,816)
Beginning of the year
Cash and cash equivalents	$15,406,421	$5,730,723	$1,467,568
Restricted cash	—	61,833	—
Cash, cash equivalents and restricted cash at beginning of year	$15,406,421	$5,792,556	$1,467,568

See notes to consolidated financial statements

PROSPECT FLOATING RATE AND ALTERNATIVE INCOME FUND, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

End of the year
Cash and cash equivalents	$16,499,200	$15,406,421	$5,730,723
Restricted cash	—	—	61,833
Cash, cash equivalents and restricted cash at end of year	$16,499,200	$15,406,421	$5,792,556
See notes to consolidated financial statements

PROSPECT FLOATING RATE AND ALTERNATIVE INCOME FUND, INC.
CONSOLIDATED SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2025

						June 30, 2025
Portfolio Company / Security Type	Industry (r)(u)	Acquisition Date	Coupon/Yield (b)	Floor	Legal Maturity	Principal/ Quantity	Amortized Cost (d)	Fair Value (c)	% of Net Assets
Non-Control/Non-Affiliate Investments (less than 5.00% voting control):
Senior Secured Loans-First Lien(f)(k)
Aventiv Technologies, LLC - Third Out Super Priority First Lien Term Loan (i)(j)(m)(n)	Telecommunications	3/28/2024	9.65% (3M SOFR+5.09%)	1.00	3/31/2026	$3,202,711	$3,174,893	$2,287,376	5.72%
Aventiv Technologies, LLC - Second Out Super Priority First Lien Term Loan(h)(m)(n)		6/28/2024	12.06% (3M SOFR+7.50%)	1.00	3/31/2026	84,422	84,514	84,422	0.21%
Aventiv Technologies, LLC - Second Out Super Priority First Lien Term Loan Bridge(h)(j)(n)		12/23/2024	14.59% (3M SOFR+10.00%)	1.00	3/31/2026	95,193	93,354	95,193	0.24%
Amneal Pharmaceuticals LLC(i)	Healthcare & Pharmaceuticals	4/22/2024	9.83% (1M SOFR+5.50%)	—	5/4/2028	2,905,660	2,893,170	2,960,287	7.40%
BCPE North Star US Holdco 2, Inc.(i)(j)	Beverage, Food & Tobacco	2/2/2022	8.44% (3M SOFR+4.00%)	0.75	6/9/2028	5,009,381	4,820,318	4,954,278	12.39%
Burgess Point Purchaser Corporation(i)	Automotive	7/26/2024	9.65% (1M SOFR+5.35%)	0.50	7/25/2029	2,969,543	2,821,071	2,551,135	6.38%
CareerBuilder, LLC(h)(j)(m)(o)	Services: Consumer	4/13/2023	6.94% (1M SOFR+2.50%) plus 4.25% PIK	1.00	7/31/2026	745,615	719,993	10,066	0.03%
Discovery Point Retreat, LLC(h)	Healthcare & Pharmaceuticals	6/14/2024	12.31% (3M SOFR+7.75%)	3.25	6/14/2029	3,940,000	3,940,000	3,940,000	9.85%
DRI Holding Inc.(h)(j)	Media: Advertising, Printing & Publishing	12/21/2021	9.68% (1M SOFR+5.25%)	0.50	12/21/2028	3,415,967	3,293,835	3,413,576	8.54%
Druid City Infusion, LLC - First Lien Term Loan(h)	Healthcare & Pharmaceuticals	9/30/2024	11.80% (3M SOFR+7.50%)	3.00	10/4/2029	4,963,043	4,963,043	4,963,043	12.41%
Druid City Infusion, LLC - First Lien Convertible Note to Druid City Intermediate, Inc.(h)(m)		9/30/2024	6.00% plus 2.00% PIK	—	10/4/2033	50,752	50,752	80,929	0.20%
Emerge Intermediate, Inc.(h)(m)(n)	Healthcare & Pharmaceuticals	2/26/2024	6.00% plus 4.50% PIK	1.00	8/31/2027	5,186,659	5,186,659	4,843,302	12.11%
First Brands Group(i)	Automotive	2/8/2024	9.54% (3M SOFR+5.00%)	1.00	3/30/2027	1,969,152	1,967,705	1,865,771	4.67%
		3/8/2024	9.54% (3M SOFR+5.00%)	1.00	3/30/2027	3,939,631	3,902,776	3,728,860	9.32%
Global Tel*Link Corporation (d/b/a ViaPath Technologies)(h)	Telecommunications	8/6/2024	11.83% (1M SOFR+7.50%)	3.00	8/6/2029	4,962,500	4,844,386	4,888,559	12.23%
Imperative Worldwide, LLC (f/k/a MAGNATE WORLDWIDE, LLC)(h)	Transportation: Cargo	12/3/2024	9.80% (3M SOFR+5.50%)	0.75	12/30/2028	4,466,250	4,386,823	4,466,250	11.17%
iQOR Holdings, Inc.(h)	Services: Consumer	6/11/2024	11.81% (3M SOFR+7.50%)	2.50	6/11/2029	4,570,447	4,570,447	4,570,447	11.43%
MoneyGram International, Inc.(h)	Banking	4/23/2024	9.07% (3M SOFR+4.75%)	0.50	6/1/2030	2,962,500	2,926,825	2,682,544	6.71%
New WPCC Parent, LLC (h)(m)(t)	Healthcare & Pharmaceuticals	5/8/2025	13.80% (3M SOFR+9.50%)	2.00	5/9/2030	825,238	825,238	825,238	2.06%
PlayPower, Inc.-First Lien Term Loan(h)	Consumer goods: Durable	8/28/2024	9.55% (3M SOFR+5.25%)	0.75	8/28/2030	4,310,859	4,222,652	4,296,202	10.74%
PlayPower, Inc.-First Lien Revolving Line of Credit - Commitment(h)(q)						—	—	—	—%
Recovery Solutions Parent, LLC(h)	Healthcare & Pharmaceuticals	1/27/2025	11.80% (3M SOFR+7.50%)	2.00	1/27/2030	681,533	391,227	681,533	1.70%
Research Now Group, LLC & Dynata, LLC- First Lien First Out Term Loan(h)(j)	Services: Business	7/15/2024	9.59% (3M SOFR+5.00%)	1.00	7/15/2028	2,955,013	2,926,551	2,923,690	7.31%
Research Now Group, LLC & Dynata, LLC- First Lien Second Out Term Loan(h)		7/15/2024	10.09% (3M SOFR+5.50%)	1.00	10/15/2028	1,290,146	1,284,051	1,122,427	2.81%
S&S Holdings LLC(i)	Wholesale	7/16/2024	9.42% (3M SOFR+5.00%)	0.50	3/11/2028	2,968,992	2,957,298	2,916,144	7.30%
Shoes West, LLC (d/b/a Taos Footwear) - First Lien Term Loan(h)(s)	Consumer Goods: Non-Durable	1/23/2025	11.56% (3M SOFR+7.00%)	3.00	1/23/2030	4,726,250	4,726,250	4,726,250	11.82%
Shoes West, LLC (d/b/a Taos Footwear) - First Lien Convertible Note to Taos Footwear(h)(m)(s)			9.00% plus 2.00% PIK	—	1/23/2030	201,762	201,762	252,767	0.63%
Verify Diagnostics, LLC(h)(x)	Healthcare & Pharmaceuticals	5/14/2025	14.58% (3M SOFR+10.28%)	3.50	5/15/2030	2,500,000	2,500,000	2,450,000	6.13%

See notes to consolidated financial statements

PROSPECT FLOATING RATE AND ALTERNATIVE INCOME FUND, INC.
CONSOLIDATED SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2025 (Continued)

						June 30, 2025
Portfolio Company / Security Type	Industry (r)(u)	Acquisition Date	Coupon/Yield (b)	Floor	Legal Maturity	Principal/ Quantity	Amortized Cost (d)	Fair Value (c)	% of Net Assets
Senior Secured Loans-First Lien (Continued)(f)(k)
WatchGuard Technologies, Inc.(h)(j)	High Tech Industries	2/8/2024	9.58% (1M SOFR+5.25%)	0.75	6/30/2029	$4,939,073	$4,867,983	$4,915,366	12.29%
Total Senior Secured Loans-First Lien							$79,543,576	$77,495,655	193.80%

Senior Secured Loans-Second Lien(f)(k)
QC Holdings, LLC(a)(h)(w)	Finance	6/30/2025	24.00% (3M SOFR+19.00%)	5.00	6/30/2030	$2,500,000	$2,500,000	$2,500,000	6.25%
Shutterfly Finance, LLC(i)(m)	Media: Diversified and Production	6/9/2023	9.33% (3M SOFR+5.00%)	1.00	10/1/2027	1,873,803	1,839,325	1,749,570	4.38%
Total Senior Secured Loans-Second Lien							$4,339,325	$4,249,570	10.63%

Structured Subordinated Notes (a)(f)(e)(h)(l)(k)
Apidos CLO XXIV	Structured Finance	5/17/2019	Residual Interest, current yield 0%	N/A	10/20/2030	$250,000	$102,206	$77,000	0.19%
Apidos CLO XXVI(v)	Structured Finance	7/25/2019	Residual Interest, current yield 0%	N/A	7/18/2029	250,000	96,650	80,000	0.20%
Carlyle Global Market Strategies CLO 2017-5, Ltd.(v)	Structured Finance	12/18/2017	Residual Interest, current yield 0%	N/A	1/22/2030	500,000	4,281	9,700	0.02%
Galaxy XIX CLO, Ltd.(v)	Structured Finance	12/5/2016	Residual Interest, current yield 0%	N/A	7/24/2030	246,767	—	—	—%
GoldenTree Loan Opportunities IX, Ltd.(v)	Structured Finance	7/19/2017	Residual Interest, current yield 0%	N/A	10/29/2029	250,000	—	—	—%
Madison Park Funding XIII, Ltd.(v)	Structured Finance	11/6/2015	Residual Interest, current yield 0%	N/A	4/22/2030	250,000	—	12,875	0.03%
Madison Park Funding XIV, Ltd.	Structured Finance	11/16/2015	Residual Interest, current yield 0%	N/A	10/22/2030	250,000	95,293	73,625	0.18%
Octagon Investment Partners XIV, Ltd.	Structured Finance	12/1/2017	Residual Interest, current yield —%	N/A	7/16/2029	850,000	—	—	—%
Octagon Investment Partners XV, Ltd.	Structured Finance	5/23/2019	Residual Interest, current yield 0%	N/A	7/19/2030	500,000	60,795	60,350	0.15%
Octagon Investment Partners XXI, Ltd.(j)	Structured Finance	1/6/2016	Residual Interest, current yield 0%	N/A	2/14/2031	387,538	112,058	86,576	0.22%
Octagon Investment Partners 30, Ltd.(v)	Structured Finance	11/16/2017	Residual Interest, current yield 0%	N/A	3/17/2030	475,000	7,365	16,340	0.04%
Octagon Investment Partners 31, Ltd.(v)	Structured Finance	12/20/2019	Residual Interest, current yield 0%	N/A	7/20/2030	250,000	2,425	2,200	0.01%
Octagon Investment Partners 36, Ltd.	Structured Finance	12/20/2019	Residual Interest, current yield 0%	N/A	4/15/2031	500,000	90,770	70,950	0.18%
Octagon Investment Partners 39, Ltd.	Structured Finance	1/9/2020	Residual Interest, current yield 0%	N/A	10/21/2030	250,000	76,834	57,300	0.14%
OZLM XII, Ltd.(v)	Structured Finance	1/17/2017	Residual Interest, current yield —%	N/A	4/30/2027	275,000	—	—	—%
Sound Point CLO II, Ltd.	Structured Finance	5/16/2019	Residual Interest, current yield 0%	N/A	1/26/2031	1,500,000	907	750	—%
Sound Point CLO VII-R, Ltd.	Structured Finance	8/23/2019	Residual Interest, current yield 0%	N/A	10/23/2031	150,000	—	—	—%
Sound Point CLO XVIII, Ltd.	Structured Finance	5/16/2019	Residual Interest, current yield 0%	N/A	1/21/2031	250,000	30,954	22,425	0.06%
THL Credit Wind River 2013-1 CLO, Ltd.	Structured Finance	11/1/2017	Residual Interest, current yield 0%	N/A	7/22/2030	325,000	14,976	10,693	0.03%
Venture XXXIV CLO, Ltd.	Structured Finance	7/30/2019	Residual Interest, current yield 0%	N/A	10/15/2031	250,000	73,912	54,800	0.14%
Voya IM CLO 2013-1, Ltd.(j)	Structured Finance	6/9/2016	Residual Interest, current yield 0%	N/A	10/15/2030	278,312	39,977	29,752	0.07%
See notes to consolidated financial statements

PROSPECT FLOATING RATE AND ALTERNATIVE INCOME FUND, INC.
CONSOLIDATED SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2025 (Continued)

						June 30, 2025
Portfolio Company / Security Type	Industry (r)(u)	Acquisition Date	Coupon/Yield (b)	Floor	Legal Maturity	Principal/ Quantity	Amortized Cost (d)	Fair Value (c)	% of Net Assets
Structured Subordinated Notes (a)(f)(e)(h)(l)(k)
Voya CLO 2016-1, Ltd.	Structured Finance	1/22/2016	Residual Interest, current yield 0%	N/A	1/21/2031	$250,000	$55,518	$43,925	0.11%
Total Structured Subordinated Notes							$864,921	$709,261	1.77%

Common Equity/Other(f)(g)(h)(k)
ACON IWP Investors I, L.L.C. - 472,357 units	Healthcare & Pharmaceuticals	4/30/2015	N/A	N/A	N/A		$472,357	$617,500	1.54%
AP Special Sits Camaro Holdings, LLC(y) - 553 units	Healthcare & Pharmaceuticals	1/2/2025	N/A	N/A	N/A		—	—	—%
FullBeauty Brands Holding, Common Stock - 72 units	Retail	2/7/2019	N/A	N/A	N/A		198,026	—	—%
iQOR Holdings, Inc. (Bloom Aggregator, LP) - 50 units	Services: Consumer	6/11/2024	N/A	N/A	N/A		50,000	75,151	0.19%
New WPCC Parent, LLC (Class A Common Stock) (t) - 18,449 units	Healthcare & Pharmaceuticals	5/8/2025	N/A	N/A	N/A		93,822	142,240	0.35%
QC Holdings Topco, LLC(a) - 1,000 units	Finance	6/30/2025	N/A	N/A	N/A		100,000	100,000	0.25%
Recovery Solutions Parent, LLC, Membership Interest - 37,391 units	Healthcare & Pharmaceuticals	1/27/2025	N/A	N/A	N/A		1,085,835	987,491	2.47%
Research Now Group, LLC & Dynata, LLC (Common Stock of New Insight Holdings, Inc) - 17,876 units	Services: Business	6/14/2024	N/A	N/A	N/A		282,262	138,718	0.35%
Rising Tide Holdings, Inc., Common Stock - 2,500 units	Consumer goods: Non-Durable	9/11/2023	N/A	N/A	N/A		997,560	—	—%
Total Common Equity/Other							$3,279,862	$2,061,100	5.15%

Preferred Stock(f)(g)(h)(k)
Discovery MSO HoldCo LLC(m)(p) - 53 units	Healthcare & Pharmaceuticals	6/14/2024	8.00% PIK	N/A	N/A		$50,000	$68,802	0.17%
New WPCC PARENT, LLC (Series A Preferred Stock) (t) - 17,452 units	Healthcare & Pharmaceuticals	5/8/2025	N/A	N/A	N/A		177,122	231,764	0.58%
Shoes West, LLC (d/b/a Taos Footwear) - Preferred Equity(m)(s) - 50 units	Consumer Goods: Non-Durable	1/23/2025	8.00% PIK	N/A	N/A		50,000	90,444	0.23%
Verify Diagnostic Holdings LLC - 100,000 units	Healthcare & Pharmaceuticals	5/14/2025	N/A	N/A	N/A		100,000	110,000	0.28%
Total Preferred Stock							$377,122	$501,010	1.25%

Total Portfolio Investments							$88,404,806	$85,016,596	212.60%
(a)    Indicates assets that Prospect Floating Rate and Alternative Income Fund, Inc. (the "Company") believes do not represent "qualifying assets" under Section 55(a) of the Investment Company Act of 1940, as amended (the "1940 Act"). Under the 1940 Act, we may not acquire any non-qualifying asset unless, at the time such acquisition is made, qualifying assets represent at least 70% of our total assets. Of the Company’s total investments as of June 30, 2025, 4% are non-qualifying assets as a percentage of total assets.
(b)    The majority of the investments bear interest at a rate that may be determined by reference to the Secured Overnight Financing Rate ("SOFR") which resets monthly, quarterly, or semiannually. For each such investment, the Company has provided the spread over SOFR or the prime lending rate ("Prime") and the current contractual interest rate in effect at June 30, 2025. Certain investments are subject to a SOFR or Prime interest rate floor. The one-month ("1M SOFR") and three-month ("3M SOFR") SOFR rates are based on the applicable SOFR rate for each investment on its reset date. As of June 30, 2025, the one-and-three month SOFR rates were 4.32% and 4.29%, respectively.
(c)    Fair value is determined by the Company’s Board of Directors (see Note 2).
(d)    See Note 6 for a discussion of the tax cost of the portfolio.
(e) The structured subordinated notes are considered equity positions in the Collateralized Loan Obligations ("CLOs"), which is referred to as "Subordinated Structured Notes", or "SSN". The CLO equity investments are entitled to recurring distributions which are generally equal to the excess cash flow generated from the underlying investments after payment of the contractual payments to debt holders and fund expenses. The current estimated yield is calculated using amortized cost based on the current projections of this excess cash flow taking into account assumptions which have been made regarding expected prepayments, losses and future reinvestment rates. These assumptions are periodically reviewed and adjusted. Ultimately, the actual yield may be higher or lower than the estimated yield if actual results differ from those used for the assumptions.
(f) Security is held by the Company and is pledged as collateral for the Senior Secured Revolving Credit Facility (see Note 10). The fair value of the investments used as collateral by the Company for the Senior Secured Revolving Credit Facility at June 30, 2025 was $85,016,596, representing 100% of our total investments.
(g) Represents non-income producing security that has not paid interest or dividends in the year preceding the reporting date.
(h)    Investment(s) is (are) valued using significant unobservable inputs and are categorized as Level 3 investments in accordance with ASC 820. See Notes 2 and 8 within the accompanying notes to the consolidated financial statements.
(i) Investment is categorized as Level 2 investments in accordance with ASC 820. See Note 2 within the accompanying notes to the consolidated financial statements.
See notes to consolidated financial statements

PROSPECT FLOATING RATE AND ALTERNATIVE INCOME FUND, INC.
CONSOLIDATED SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2025 (Continued)
(j)     Acquisition date represents the date of the Company's initial investment. Follow-on acquisitions have occurred on the following dates to arrive at the Company's current investment (excluding effects of capitalized PIK interest, premium/original issue discount amortization/accretion, and partial repayments):

Portfolio Company	Investment	Follow-On Acquisition Dates	Follow-On Acquisitions (Excluding initial investment cost)
Aventiv Technologies, LLC	Aventiv Technologies, LLC - Second Out Super Priority First Lien Term Loan Bridge	1/2/2025	$12,629
BCPE North Star US Holdco 2, Inc	Senior Secured Loans-First Lien	6/10/2024, 7/1/2024, 7/11/2024	4,048,942
CareerBuilder, LLC	Senior Secured Loans-First Lien	6/5/2020	690,000
DRI Holding, Inc.	Senior Secured Loans-First Lien	5/16/2024	2,415,300
Emerge Intermediate, Inc.	Senior Secured Loans-First Lien	6/14/2024	131,333
Octagon Investment Partners XXI, Ltd.	Structured Subordinated Notes	2/14/2019	35,015
Research Now Group, LLC & Dynata, LLC- First Lien Second Out Term Loan	Senior Secured Loans-First Lien	8/12/2024	2,925,712
Voya IM CLO 2013-1, Ltd.	Structured Subordinated Notes	10/17/2017, 7/1/2019	20,584
WatchGuard Technologies, Inc.	Senior Secured Loans-First Lien	6/26/2024, 7/17/2024	3,994,924
(k) The securities in which the Company has invested were acquired in transactions that were exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"). These securities may be resold only in transactions that are exempt from registration under the Securities Act.
(l) The effective yield has been estimated to be 0% as expected future cash flows are anticipated to not be sufficient to repay the investment at cost. If the expected investment proceeds increase, there is a potential for future investment income from the investment. Distributions, once received, will be recognized as return of capital, and when called, any remaining unamortized investment costs will be written off if the actual distributions are less than the amortized investment cost. To the extent that the cost basis of the SSN is fully recovered, any future distributions will be recorded as realized gains.
(m)     The interest rate on these investments, excluding those on non-accrual, contains a paid-in-kind ("PIK") provision, whereby the issuer has either the option or the obligation to make interest payments with the issuance of additional securities. The interest rate in the schedule represents the current interest rate in effect for these investments. The following table provides additional details on these PIK investments, including the maximum annual PIK interest rate allowed under the existing credit agreements, as of and for the year ended June 30, 2025:

Security Name	PIK Rate - Capitalized	PIK Rate - Paid as cash	Maximum Current PIK Rate
Aventiv Technologies, LLC - Third Out Super Priority First Lien Term Loan	9.65%	—%	9.65%	(A)
Aventiv Technologies, LLC - Second Out Super Priority First Lien Term Loan	12.06%	—%	12.06%	(A)
Discovery MSO HoldCo LLC	8.00%	—%	8.00%
Druid City Infusion, LLC - First Lien Convertible Note	2.00%	—%	2.00%
Emerge Intermediate, Inc.	4.50%	—%	4.50%
New WPCC Parent, LLC. - First Lien Term Loan	—%	8.00%	8.00%
QC Holdings TopCo, LLC - Second Lien Term Loan	—%	14.50%	14.50%	(B)
Shoes West, LLC (d/b/a Taos Footwear) - First Lien Convertible Note to Taos Footwear	2.00%	—%	2.00%
Shoes West, LLC (d/b/a Taos Footwear) - Preferred Equity	8.00%	—%	8.00%
(A) On December 29, 2023, the Aventiv Technologies, LLC Second Out Super Priority First Lien Term Loan and Second Out Super Priority First Lien Bridge Loan was amended to allow a portion of interest accruing in cash to be payable in kind. On March 28, 2025, the Aventiv Technologies, LLC Third Out Super Priority First Lien Term Loan was amended to allow a portion of interest accruing in cash to be payable in kind.
(B) The QC Holdings TopCo, LLC Senior Secured Term Loan Agreement dated June 30, 2025, allows for a portion of interest accruing in cash to be payable in kind. The first interest payment is due September 30, 2025.

(n) The Company has entered into an intercreditor agreement that entitles the Company to the “last out" tranche of the first lien secured loans, whereby the "first out" tranche will receive priority as to the "last out" tranche with respect to payments of principal, interest, and any other amounts due thereunder. Therefore, the Company receives a higher interest rate than the "first out" lenders and the Consolidated Schedule of Investments above reflects such higher rate.
(o)    Investment on non-accrual status as of the reporting date (See Note 2).
(p)    Discovery Point Retreat, LLC, Discovery MSO LLC, Eating Disorder Solutions of Texas LLC, and Discovery Point Retreat Waxahachie, LLC are joint borrowers on the First Lien Term Loan.
(q)    On August 28, 2024, PFLOAT committed to a $656,566 first-lien revolving line of credit, which is undrawn as of June 30, 2025.
(r)    The following table shows the composition of our investment portfolio at fair value by control designation, investment type and by industry as of June 30, 2025:

See notes to consolidated financial statements

PROSPECT FLOATING RATE AND ALTERNATIVE INCOME FUND, INC.
CONSOLIDATED SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2025 (Continued)

Industry	Senior Secured Loans-First Lien	Senior Secured Loans-Second Lien	Structured Subordinated notes	Equity(B)	Fair Value Total	Fair Value % of Net Assets
Healthcare & Pharmaceuticals	$20,744,332	$—	$—	$2,157,797	$22,902,129	57%
Automotive	8,145,766	—	—	—	8,145,766	20%
Telecommunications	7,355,550	—	—	—	7,355,550	18%
Consumer Goods: Non-Durable	4,979,017	—	—	90,444	5,069,461	13%
Beverage, Food & Tobacco	4,954,278	—	—	—	4,954,278	12%
High Tech Industries	4,915,366	—	—	—	4,915,366	12%
Services: Consumer	4,580,513	—	—	75,151	4,655,664	12%
Transportation: Cargo	4,466,250	—	—	—	4,466,250	11%
Services: Business	4,046,117	—	—	138,718	4,184,835	10%
Consumer Goods: Durable	4,296,202	—	—	—	4,296,202	11%
Media: Advertising, Printing & Publishing	3,413,576	—	—	—	3,413,576	9%
Wholesale	2,916,144	—	—	—	2,916,144	7%
Banking	2,682,544	—	—	—	2,682,544	7%
Finance	—	2,500,000	—	100,000	2,600,000	7%
Media: Diversified and Production	—	1,749,570	—	—	1,749,570	4%
Structured Finance (A)	—	—	709,261	—	709,261	2%
Total Portfolio	$77,495,655	$4,249,570	$709,261	$2,562,110	$85,016,596	213%

(A) Our SSN investments do not have industry concentrations and as such have been separated in the tables above.
(B) Equity, unless specifically stated otherwise, includes our investments in preferred stock, common stock, membership interests, net profits interests, net operating income interests, net revenue interests, overriding royalty interests, escrows receivable, and warrants.
The following shows the composition of our investment portfolio at amortized cost by control designation, investment type and by industry as of June 30, 2025:

Industry	Senior Secured Loans-First Lien	Senior Secured Loans-Second Lien	Structured Subordinated notes	Equity(B)	Amortized Cost Total
Healthcare & Pharmaceuticals	$20,750,089	$—	$—	$1,979,136	$22,729,225
Automotive	8,691,552	—	—	—	8,691,552
Telecommunications	8,197,147	—	—	—	8,197,147
Consumer Goods: Non-Durable	4,928,012	—	—	1,047,560	5,975,572
Services: Consumer	5,290,440	—	—	50,000	5,340,440
High Tech Industries	4,867,983	—	—	—	4,867,983
Beverage, Food & Tobacco	4,820,318	—	—	—	4,820,318
Services: Business	4,210,602	—	—	282,262	4,492,864
Transportation: Cargo	4,386,823	—	—		4,386,823
Consumer Goods: Durable	4,222,652	—	—		4,222,652
Media: Advertising, Printing & Publishing	3,293,835	—	—		3,293,835
Wholesale	2,957,298	—	—		2,957,298
Banking	2,926,825	—	—	—	2,926,825
Finance	—	2,500,000	—	100,000	2,600,000
Media: Diversified and Production	—	1,839,325	—	—	1,839,325
Structured Finance	—	—	864,921	—	864,921
Retail	—	—	—	198,026	198,026
Total Portfolio	$79,543,576	$4,339,325	$864,921	$3,656,984	$88,404,806

(A) Our SSN investments do not have industry concentrations and as such have been separated in the tables above.
(B) Equity, unless specifically stated otherwise, includes our investments in preferred stock, common stock, membership interests, net profits interests, net operating income interests, net revenue interests, overriding royalty interests, escrows receivable, and warrants.
(s) Shoes West, LLC and Shoes West Distribution, LLC are joint borrowers on the First Lien Term Loan A and First Lien Term Loan B.
(t) Our position in New WPCC Parent stemmed from a restructuring of Wellpath, Inc. of which we held a first lien term loan.
(u) As of June 30, 2025, certain industries classifications have been revised compared to June 30, 2024 to align with updated industry structures.
(v) Security was called for redemption and the liquidation of the underlying loan portfolio is ongoing.
(w) As of June 30, 2025, an affiliated fund of our Investment Advisor owns a 99.55% equity interest in QC Holdings TopCo, LLC (“QC TopCo”). QC TopCo owns 100% of QC Holdings, LLC (“QC Holdings”), representing 95.40% fully diluted ownership and a controlling beneficial interest in QC Holdings by the affiliated fund per the 1940 Act.
(x) The investment represents a unitranche loan with characteristics of a traditional first lien senior secured loan, but which pursuant to an agreement among lenders is divided among unaffiliated lenders into “first out” and “last out” tranches yielding different interest rates, where our investment is the “last out” tranche(s) of such unitranche loan, subject to payment priority in favor of a first out tranche held by an unaffiliated lender; or, the Company has entered into an intercreditor agreement that entitles the Company to the “last out” tranche of the first lien secured loans, whereby the
See notes to consolidated financial statements

PROSPECT FLOATING RATE AND ALTERNATIVE INCOME FUND, INC.
CONSOLIDATED SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2025 (Continued)
“first out” tranche will receive priority as to the “last out” tranche(s) with respect to payments of principal, interest, and any other amounts due thereunder. Therefore, the Company may receive a higher interest rate than the “first out” lenders and the Consolidated Schedule of Investments above reflects such higher rate, as applicable.
(y) We hold warrants in AP Special Sits Camaro Holdings, LLC which is the parent company of Careerbuilder LLC, in which we own a first-lien term loan investment.
See notes to consolidated financial statements

PROSPECT FLOATING RATE AND ALTERNATIVE INCOME FUND, INC.
CONSOLIDATED SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2024

						June 30, 2024
Portfolio Company / Security Type	Industry	Acquisition Date	Coupon/Yield (b)	Floor	Legal Maturity	Principal/ Quantity	Amortized Cost (d)	Fair Value (c)	% of Net Assets
Non-Control/Non-Affiliate Investments (less than 5.00% voting control):
Senior Secured Loans-First Lien(f)(k)
Aventiv Technologies, LLC (h)(j)(m)(n)	Telecommunications	3/28/2024	3M SOFR+1.00% (6.60%) Cash plus 4.09% PIK	1.00	7/31/2025	$2,965,507	$2,677,559	$2,440,316	7.81%
		6/28/2024	3M SOFR+ 7.50%(13.10%)	1.00	7/31/2025	175,362	175,373	175,362	0.56%
Amneal Pharmaceuticals LLC (i)	Healthcare & Pharmaceuticals	4/22/2024	1M SOFR+5.50% (10.84%)	—	5/4/2025	2,981,132	2,975,183	3,004,087	9.61%
BCPE North Star US Holdco 2, Inc.(i)(j)	Beverage, Food & Tobacco	2/2/2022	1M SOFR+4.00% (9.34%)	0.75	6/12/2028	2,957,453	2,889,240	2,876,123	9.20%
CareerBuilder, LLC (h)(j)(m)(o)	Services: Consumer	4/13/2023	3M SOFR+2.50% (6.75%) Cash plus 4.25% PIK	1.00	7/31/2026	714,056	706,375	421,293	1.35%
Discovery Point Retreat, LLC (h)	Healthcare & Pharmaceuticals	6/14/2024	3M SOFR+7.75%(13.35%)	3.25	6/14/2029	4,000,000	3,997,482	3,913,600	12.52%
DRI Holding Inc.(h)(j)	Media: Broadcasting & Subscription	12/21/2021	1M SOFR+5.25% (10.69%)	0.50	12/21/2028	3,451,274	3,343,548	3,451,274	11.04%
DTI Holdco, Inc.(i)(j)	Services: Business	4/21/2022	3M SOFR+4.75% (10.09%)	0.75	4/26/2029	2,723,046	2,692,552	2,723,046	8.71%
Emerge Intermediate, Inc.(h)	Healthcare & Pharmaceuticals	2/26/2024	1M SOFR+6.25% (11.60%)	1.00	2/26/2026	5,120,833	5,117,474	5,120,833	16.38%
First Brands Group (i)	Automotive	2/8/2024	3M SOFR+5.00%(10.59%)	1.00	3/30/2027	1,989,717	1,990,153	1,980,167	6.33%
		3/8/2024	3M SOFR+5.00% (10.59%)	1.00	3/30/2027	3,981,292	3,950,526	3,963,774	12.68%
Global Tel*Link Corporation (d/b/a ViaPath Technologies) (i)(j)	Telecommunications	4/5/2019	1M SOFR+4.25% (9.69%)	—	11/29/2025	417,699	408,112	415,861	1.33%
iQOR Holdings, Inc.(h)	Services: Consumer	6/11/2024	3M SOFR+7.50% (13.09%)	2.50	6/11/2029	5,000,000	4,998,727	5,000,000	15.99%
MoneyGram International, Inc.(i)	Banking	4/23/2024	3M SOFR+4.75% (10.08%)	0.50	6/1/2030	2,992,500	2,979,693	2,991,303	9.57%
NH Kronos Buyer, Inc.(h)	Healthcare & Pharmaceuticals	4/10/2024	3M SOFR+6.25% (11.73%)	1.00	11/1/2028	4,984,127	4,931,331	4,984,127	15.94%
PlayPower, Inc.(h)(j)	Hotel, Gaming & Leisure	2/5/2024	3M SOFR+5.50% (10.96%)	—	5/10/2026	4,966,680	4,813,157	4,806,257	15.37%
Research Now Group, LLC & Dynata, LLC (h)	Services: Business	4/2/2019	3M SOFR+7.50% (13.09%)	1.00	12/20/2024	1,909,853	1,904,479	1,504,009	4.81%	(o)
		6/3/2024	1M SOFR+8.75% (14.21%)	1.00	8/17/2024	59,150	57,826	59,091	0.19%
WatchGuard Technologies, Inc.(h)(j)	High Tech Industries	2/8/2024	1M SOFR+5.25% (10.59%)	0.75	6/30/2029	2,989,861	2,952,217	2,985,077	9.55%
Wellpath Holdings, Inc.(h)(j)(o)	Healthcare & Pharmaceuticals	4/2/2019	3M SOFR+5.50% (11.11%)	—	10/1/2025	1,991,497	1,974,783	1,279,736	4.09%
Total Senior Secured Loans-First Lien							$55,535,790	$54,095,336	173.03%

Senior Secured Loans-Second Lien (f)(h)(k)(m)
Shutterfly Finance, LLC	Media: Diversified and Production	6/9/2023	3M SOFR+1.00% (6.35%) Cash plus 4.00% PIK	1.00	10/1/2027	$1,822,720	$1,800,331	$1,559,701	4.99%
Total Senior Secured Loans-Second Lien							$1,800,331	$1,559,701	4.99%

See notes to consolidated financial statements

PROSPECT FLOATING RATE AND ALTERNATIVE INCOME FUND, INC.
CONSOLIDATED SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2024 (Continued)

						June 30, 2024
Portfolio Company / Security Type	Industry	Acquisition Date	Coupon/Yield (b)	Floor	Legal Maturity	Principal/ Quantity	Amortized Cost (d)	Fair Value (c)	% of Net Assets
Structured Subordinated Notes (a)(f)(e)(h)(k)
Apidos CLO XXIV	Structured Finance	5/17/2019	17.14%	N/A	10/20/2030	$250,000	$154,682	$146,300	0.47%
Apidos CLO XXVI (l)	Structured Finance	7/25/2019	—%	N/A	7/18/2029	250,000	144,189	115,900	0.37%
California CLO IX, Ltd.	Structured Finance	12/13/2019	18.68%	N/A	7/16/2032	500,000	245,264	241,200	0.77%
Carlyle Global Market Strategies CLO 2014-4-R, Ltd.(l)	Structured Finance	4/7/2017	—%	N/A	7/15/2030	250,000	127,852	116,350	0.37%
Carlyle Global Market Strategies CLO 2017-5, Ltd. (l)	Structured Finance	12/18/2017	—%	N/A	1/22/2030	500,000	299,146	265,500	0.85%
Galaxy XIX CLO, Ltd.(l)	Structured Finance	12/5/2016	—%	N/A	7/24/2030	250,000	84,976	75,300	0.24%
GoldenTree Loan Opportunities IX, Ltd.(l)	Structured Finance	7/19/2017	—%	N/A	10/29/2029	250,000	—	—	—%
Madison Park Funding XIII, Ltd.(l)	Structured Finance	11/6/2015	—%	N/A	4/22/2030	250,000	26,231	24,375	0.08%
Madison Park Funding XIV, Ltd.	Structured Finance	11/16/2015	3.52%	N/A	10/22/2030	250,000	172,319	139,250	0.45%
Octagon Investment Partners XIV, Ltd.(l)	Structured Finance	12/1/2017	—%	N/A	7/16/2029	850,000	19,839	17,170	0.05%
Octagon Investment Partners XV, Ltd.(l)	Structured Finance	5/23/2019	—%	N/A	7/19/2030	500,000	200,197	174,450	0.56%
Octagon Investment Partners XXI, Ltd.(j)	Structured Finance	1/6/2016	2.86%	N/A	2/14/2031	387,538	212,222	162,417	0.52%
Octagon Investment Partners 30, Ltd.(l)	Structured Finance	11/16/2017	—%	N/A	3/17/2030	475,000	187,914	165,253	0.53%
Octagon Investment Partners 31, Ltd.(l)	Structured Finance	12/20/2019	—%	N/A	7/20/2030	250,000	88,762	79,800	0.26%
Octagon Investment Partners 36, Ltd.(l)	Structured Finance	12/20/2019	—%	N/A	4/15/2031	500,000	299,532	247,150	0.79%
Octagon Investment Partners 39, Ltd.	Structured Finance	1/9/2020	3.49%	N/A	10/21/2030	250,000	192,728	169,775	0.54%
OZLM XII, Ltd.(l)	Structured Finance	1/17/2017	—%	N/A	4/30/2027	275,000	—	—	—%
Sound Point CLO II, Ltd.(l)	Structured Finance	5/16/2019	—%	N/A	1/26/2031	1,500,000	384,730	304,950	0.98%
Sound Point CLO VII-R, Ltd.(l)	Structured Finance	8/23/2019	—%	N/A	10/23/2031	150,000	40,750	33,855	0.11%
Sound Point CLO XVIII, Ltd.(l)	Structured Finance	5/16/2019	—%	N/A	1/21/2031	250,000	108,094	93,775	0.30%
THL Credit Wind River 2013-1 CLO, Ltd.(l)	Structured Finance	11/1/2017	—%	N/A	7/22/2030	325,000	53,943	47,190	0.15%
Venture XXXIV CLO, Ltd.(l)	Structured Finance	7/30/2019	—%	N/A	10/15/2031	250,000	185,875	152,525	0.49%
Voya IM CLO 2013-1, Ltd.(j)(l)	Structured Finance	6/9/2016	—%	N/A	10/15/2030	278,312	86,780	72,862	0.23%
Voya CLO 2016-1, Ltd.(l)	Structured Finance	1/22/2016	—%	N/A	1/21/2031	250,000	127,801	111,325	0.36%
Total Structured Subordinated Notes							$3,443,826	$2,956,672	9.46%

Common Equity/Other (a)(f)(g)(h)(k)
ACON IWP Investors I, L.L.C.	Healthcare & Pharmaceuticals	4/30/2015	N/A	N/A	N/A	$472,357	$472,357	$659,500	2.11%
FullBeauty Brands Holding, Common Stock	Retail	2/7/2019	N/A	N/A	N/A	72	198,026	6,469	0.02%
iQOR Holdings, Inc. (Bloom Aggregator, LP)	Services: Consumer	6/11/2024	N/A	N/A	N/A	50	50,000	48,957	0.16%
Rising Tide Holdings, Inc.	Consumer goods: Non-Durable	9/11/2023	N/A	N/A	N/A	2,500	997,560	28,375	0.09%
Total Common Equity/Other							$1,717,943	$743,301	2.38%

Preferred Stock (a)(f)(g)(h)(k)(p)
Discovery MSO HoldCo LLC	Healthcare & Pharmaceuticals	6/14/2024	N/A	N/A	N/A	48	$50,000	$100,000	0.32%
Total Preferred Stock							$50,000	$100,000	0.32%

Total Portfolio Investments							$62,547,890	$59,455,010	190.18%
(a)    Indicates assets that the Company believes do not represent "qualifying assets" under Section 55(a) of the Investment Company Act of 1940, as amended (the "1940 Act"). Under the 1940 Act, we may not acquire any non-qualifying asset unless, at the time such acquisition is made, qualifying assets represent at least 70% of our total assets. Of the Company’s total investments as of June 30, 2024, 6% are non-qualifying assets as a percentage of total assets.
(b)    The majority of the investments bear interest at a rate that may be determined by reference to the Secured Overnight Financing Rate ("SOFR") which resets monthly, quarterly, or semiannually. For each such investment, the Company has provided the spread over SOFR or the prime lending rate ("Prime") and the current contractual interest rate in effect at June 30, 2024. Certain investments are subject to a SOFR or Prime interest rate floor. The one-month ("1M SOFR") and three-month ("3M SOFR") SOFR rates are based on the applicable SOFR rate for each investment on its reset date. As of June 30, 2024, the one-and-three SOFR rates were 5.34% and 5.32%, respectively.
(c)    Fair value is determined by the Company’s Board of Directors (see Note 2).
(d)    See Note 6 for a discussion of the tax cost of the portfolio.
(e) The structured subordinated notes and preference/preferred shares are considered equity positions in the Collateralized Loan Obligations ("CLOs"), which is referred to as "Subordinated Structured Notes", or "SSN". The CLO equity investments are entitled to recurring distributions which are generally equal to the excess cash flow generated from the underlying investments after payment of the contractual payments to debt holders and fund expenses. The current estimated yield is calculated using amortized cost based on the current projections of this excess cash
See notes to consolidated financial statements

PROSPECT FLOATING RATE AND ALTERNATIVE INCOME FUND, INC.
CONSOLIDATED SCHEDULE OF INVESTMENTS AS OF JUNE 30, 2024 (Continued)
flow taking into account assumptions which have been made regarding expected prepayments, losses and future reinvestment rates. These assumptions are periodically reviewed and adjusted. Ultimately, the actual yield may be higher or lower than the estimated yield if actual results differ from those used for the assumptions.
(f) Security is held by the Company and is pledged as collateral for the Senior Secured Revolving Credit Facility (see Note 10). The fair value of the investments used as collateral by the Company for the Senior Secured Revolving Credit Facility at June 30, 2024 was $59,455,010, representing 100% of our total investments.
(g) Represents non-income producing security that has not paid interest or dividends in the year preceding the reporting date.
(h)    Investment(s) is (are) valued using significant unobservable inputs and are categorized as Level 3 investments in accordance with ASC 820. See Notes 2 and 8 within the accompanying notes to the consolidated financial statements.
(i) Investment is categorized as Level 2 investments in accordance with ASC 820. See Note 2 within the accompanying notes to the consolidated financial statements.
(j)     Acquisition date represents the date of the Company's initial investment. Follow-on acquisitions have occurred on the following dates to arrive at the Company's current investment (excluding effects of capitalized PIK interest, premium/original issue discount amortization/accretion, and partial repayments):

Portfolio Company	Investment	Follow-On Acquisition Dates	Follow-On Acquisitions (Excluding initial investment cost)
Aventiv Technologies, LLC	Senior Secured Loans-First Lien	8/2/2019, 3/4/2024, 4/2/2024, 6/28/2024	$1,779,308
BCPE North Star US Holdco 2, Inc	Senior Secured Loans-First Lien	6/10/2024	1,945,000
CareerBuilder, LLC	Senior Secured Loans-First Lien	6/5/2020	690,000
DRI Holding, Inc.	Senior Secured Loans-First Lien	5/16/2024	2,415,300
DTI Holdco, Inc.	Senior Secured Loans-First Lien	2/8/2024	2,000,000
Emerge Intermediate, Inc.	Senior Secured Loans-First Lien	6/14/2024	131,333
Octagon Investment Partners XXI, Ltd.	Structured Subordinated Notes	2/14/2019	35,015
PlayPower, Inc.	Senior Secured Loans-First Lien	2/29/2024, 3/1/2024, 5/6/2024	3,565,351
Global Tel*Link Corporation (d/b/a ViaPath Technologies)	Senior Secured Loans-First Lien	7/9/2019, 7/16/2019	1,436,250
Voya IM CLO 2013-1, Ltd.	Structured Subordinated Notes	10/17/2017, 7/1/2019	20,584
WatchGuard Technologies, Inc.	Senior Secured Loans-First Lien	6/26/2024	1,994,924
Wellpath Holdings, Inc.	Senior Secured Loans-First Lien	4/10/2019, 7/25/2019	1,327,000
(k) The securities in which the Company has invested were acquired in transactions that were exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"). These securities may be resold only in transactions that are exempt from registration under the Securities Act.
(l) The effective yield has been estimated to be 0% as expected future cash flows are anticipated to not be sufficient to repay the investment at cost. If the expected investment proceeds increase, there is a potential for future investment income from the investment. Distributions, once received, will be recognized as return of capital, and when called, any remaining unamortized investment costs will be written off if the actual distributions are less than the amortized investment cost. To the extent that the cost basis of the SSN is fully recovered, any future distributions will be recorded as realized gains.
(m)     The interest rate on these investments, excluding those on non-accrual, contains a paid-in-kind ("PIK") provision, whereby the issuer has either the option or the obligation to make interest payments with the issuance of additional securities. The interest rate in the schedule represents the current interest rate in effect for these investments. The following table provides additional details on these PIK investments, including the maximum annual PIK interest rate allowed under the existing credit agreements, as of and for the year ended June 30, 2024:

Security Name	PIK Rate - Capitalized	PIK Rate - Paid as cash	Maximum Current PIK Rate
Aventiv Technologies, LLC - First Lien Term Loan	4.09%	—%	4.09%
CareerBuilder, LLC - First Lien Term Loan	4.25%	—%	4.25%	(A)
Shutterfly Finance, LLC - Second Lien Term Loan	4.00%	—%	4.00%

(A) On June 28, 2024, the CareerBuilder, LLC First Lien Loan was amended to allow for a portion of interest accruing in cash to be payable in kind.
(n) The Company has entered into an intercreditor agreement that entitles the Company to the “last out" tranche of the first lien secured loans, whereby the "first out" tranche will receive priority as to the "last out" tranche with respect to payments of principal, interest, and any other amounts due thereunder. Therefore, the Company receives a higher interest rate than the "first out" lenders and the Consolidated Schedule of Investments above reflects such higher rate.
(o)    Investment on non-accrual status as of the reporting date (See Note 2).
(p)    Discovery Point Retreat, LLC, Discovery MSO LLC, Eating Disorder Solutions of Texas LLC, and Discovery Point Retreat Waxahachie, LLC are joint borrowers on the First Lien Term Loan.

See notes to consolidated financial statements

PROSPECT FLOATING RATE AND ALTERNATIVE INCOME FUND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - NATURE OF OPERATIONS
Prospect Floating Rate and Alternative Income Fund, Inc. (the "Company", "PFLOAT", "our", "us", "we"), incorporated in Maryland on April 29, 2011, is an externally managed, non-diversified, closed-end management investment company that has elected to be regulated as a business development company ("BDC") under the Investment Company Act of 1940, as amended (the "1940 Act"). Our investment objective is to generate current income and, as a secondary objective, capital appreciation by targeting investment opportunities with favorable risk-adjusted returns. Under normal market conditions, we will invest at least 80% of our net assets (plus any borrowings for investment purposes) in floating rate loans and other income producing investments. We intend to meet our investment objective by primarily lending to and investing in the debt of privately-owned U.S. middle market companies, which we define as companies with annual revenue between $50 million and $2.5 billion. We expect that at least 70% of our portfolio of investments will consist primarily of directly originated or syndicated senior secured first lien loans, directly originated or syndicated senior secured second lien loans, and to a lesser extent, subordinated debt, and that up to 30% of our portfolio of investments will consist of other securities, including private equity (both common and preferred), dividend-paying equity, royalties, and the equity and junior debt tranches of a type of pools of broadly syndicated loans known as collateralized loan obligations ("CLOs"), which we also refer to as subordinated structured notes ("SSNs"). Pursuant to our Articles of Incorporation, as amended, restated and supplemented, the Company is authorized to issue 75,000,000 shares of common stock with a par value of $0.001 per share. Additionally, the Company is authorized to issue 25,000,000 shares of preferred stock with a par value of $0.001 per share. Effective September 19, 2022, the Company engaged Preferred Capital Securities, LLC (the "Dealer Manager") as the Company’s dealer manager for the Company’s offering to "accredited investors" (within the meaning of Rule 501(a) under the Securities Act of 1933, as amended (the "Securities Act")) of shares of its common stock (the "Private Offering") on the terms and conditions set forth in the Company’s confidential private placement memorandum. The Company is relying on the exemption provided by Rule 506(b) of Regulation D and Section 4(a)(2) of the Securities Act in connection with the Private Offering. On September 13, 2023, the Company filed with the SEC an initial registration statement on Form N-2 for the offer and sale of up to $300,000,000 shares of its Class S, Class D and Class I common stock (the "Multi-Class Offering"). In connection with the Multi-Class Offering, the Company authorized the issuance of separate classes of its common stock and designated such classes Class S, Class D and Class I common stock, respectively. The registration statement was declared effective by the SEC on May 10, 2024.
On April 20, 2021, we entered into the Investment Advisory Agreement with the Adviser, which was unanimously approved by the Company’s Board of Directors, including by all of the directors who are not "interested persons" (as defined in the 1940 Act), on February 18, 2021, subject to stockholder approval of the Investment Advisory Agreement. The Company’s stockholders approved the Investment Advisory Agreement at a Special Meeting of Stockholders held on March 31, 2021.
On November 5, 2021, we amended and restated the Investment Advisory Agreement (the "Amended and Restated Advisory Agreement") to reduce the advisory fees payable thereunder, effective as of January 1, 2022 and until the one-year anniversary of the listing of our common stock on a national securities exchange. The Amended and Restated Advisory Agreement was unanimously approved by our Board of Directors, including by all of the directors who are not "interested persons" (as defined in the 1940 Act), and became effective on January 1, 2022. The Amended and Restated Advisory Agreement was most recently approved by our Board of Directors, including all of our directors who are not "interested persons" (as defined in the 1940 Act), on June 14, 2024. See "Note 4 - Related Party Transactions and Arrangements - Investment Advisory Agreement" for additional information.
The Adviser was formed in Delaware as a private investment management firm and is registered as an investment adviser with the SEC under the Investment Advisers Act of 1940, as amended, or the Advisers Act. The Adviser oversees the management of our activities and is responsible for making the investment decisions with respect to our investment portfolio, subject to the oversight of our Board of Directors.
On May 16, 2019, we formed a wholly-owned subsidiary, TP Flexible Funding, LLC (the "SPV"), a Delaware limited liability company and a bankruptcy remote special purpose entity, which holds certain of our portfolio loan investments that were used as collateral for the Credit Facility (as defined in Note 10) at the SPV. This subsidiary has been consolidated since operations commenced. On and effective August 5, 2020, the Company changed the name of the SPV to Prospect Flexible Funding, LLC.
We consolidate certain of our wholly owned and substantially wholly owned holding companies formed by us in order to facilitate our investment strategy. The following company is included in our consolidated financial statements and is referred to as the “Consolidated Holding Company”: Prospect Discovery Holdings I, Inc.

PROSPECT FLOATING RATE AND ALTERNATIVE INCOME FUND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
NOTE 2 - SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation and Consolidation. The accompanying consolidated financial statements have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) pursuant to the requirements for reporting on Form 10-K, ASC 946, Financial Services - Investment Companies (“ASC 946”), and Articles 3, 6, and 12 of Regulation S-X. Under the 1940 Act, ASC 946, and the regulations pursuant to Article 6 of Regulation S-X, we are precluded from consolidating any entity other than another investment company or an operating company which provides substantially all of its services to benefit us. Our consolidated financial statements include the accounts of PFLOAT, the SPV and the Consolidated Holding Company. All intercompany balances and transactions have been eliminated in consolidation.
Management Estimates and Assumptions. The preparation of the consolidated financial statements in accordance with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the consolidated financial statements and the reported amounts of income, expenses, and gains and losses during the reported period. Changes in the economic environment, financial markets, creditworthiness of the issuers of our investment portfolio and any other parameters used in determining these estimates could cause actual results to differ, and these differences could be material.
Cash, Cash Equivalents and Restricted Cash. All cash and restricted cash balances are maintained with high credit quality financial institutions. Cash, cash equivalents and restricted cash consist of demand deposits and highly liquid investments (e.g., U.S. treasury notes) with original maturities of three months or less. Cash held at financial institutions may exceed the Federal Deposit Insurance Corporation ("FDIC") insured limit. The Company has not incurred any losses on these accounts, and the credit risk exposure is mitigated by the financial strength of the banking institutions where the amounts are held. The Company had restrictions prior to September 21, 2023 on the uses of the cash held by Prospect Flexible Funding, LLC based on the terms of the Credit Facility (as defined in Note 10). As a result, we have no restricted cash as of June 30, 2025 and June 30, 2024. Cash, cash equivalents and restricted cash are carried at cost, which approximates fair value. Cash equivalents are classified as Level 1 in the fair value hierarchy. As of June 30, 2025 and June 30, 2024, cash equivalents were $14,988,042 and $9,988,444, respectively.
Investment Transactions. Investments are recognized when we assume an obligation to acquire a financial instrument and assume the risks for gains or losses related to that instrument. Specifically, we record all security transactions on a trade date basis. We determine the fair value of our investments on a quarterly basis (as discussed in Investment Valuation below), with quarter over quarter fluctuations in fair value reflected as a net change in unrealized gains (losses) from investments in the Consolidated Statements of Operations. Investments are derecognized when we assume an obligation to sell a financial instrument and forego the risks for gains or losses related to that instrument. Realized gains or losses on the sale of investments are calculated using the specific identification method. Amounts for investments and or cash equivalents traded but not yet settled are reported in payable for open trades or receivable for investments sold in the Consolidated Statements of Assets and Liabilities. Amounts for principal repayments from our investments are reported in receivable for repayments of portfolio investments. As of June 30, 2025, we had one asset going through foreclosure. As of June 30, 2024, we did not have any assets going through foreclosure.
Investment Valuation. As a BDC, and in accordance with the 1940 Act, we fair value our investment portfolio on a quarterly basis, with any unrealized gains and losses reflected in net increase (decrease) in net assets resulting from operations on our Consolidated Statements of Operations. To value our investments, we follow the guidance of ASC 820, Fair Value Measurement ("ASC 820"), that defines fair value, establishes a framework for measuring fair value in conformity with GAAP, and requires disclosures about fair value measurements. In accordance with ASC 820, the fair value of our investments is defined as the price that we would receive upon selling an investment in an orderly transaction to an independent buyer in the principal or most advantageous market in which that investment is transacted.
ASC 820 classifies the inputs used to measure these fair values into the following hierarchy:
Level 1. Quoted prices in active markets for identical assets or liabilities, accessible by us at the measurement date.
Level 2. Quoted prices for similar assets or liabilities in active markets, or quoted prices for identical or similar assets or liabilities in markets that are not active, or other observable inputs other than quoted prices.
Level 3. Unobservable inputs for the asset or liability.
In all cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls has been determined based on the lowest level of input that is significant to the fair value measurement. Our assessment of the significance of a particular input to the fair value measurement in its entirety requires judgment and considers factors specific to each investment.
Our Board of Directors has established procedures for the valuation of our investment portfolio. These procedures are detailed below.

PROSPECT FLOATING RATE AND ALTERNATIVE INCOME FUND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Investments for which market quotations are readily available are valued at such market quotations.
For most of our investments, market quotations are not available. With respect to investments for which market quotations are not readily available or when such market quotations are deemed not to represent fair value, due to factors such as volume and frequency of price quotes, our Board of Directors has approved a multi-step valuation process each quarter, as described below.
1. Each portfolio company or investment is reviewed by our investment professionals with independent valuation firms engaged by our Board of Directors.
2. The independent valuation firms prepare independent valuations for each investment based on their own independent assessments and issue their report.
3. The Audit Committee of our Board of Directors reviews and discusses with the independent valuation firms the valuation reports, and then makes a recommendation to the Board of Directors of the value for each investment.
4. The Board of Directors discusses valuations and determines the fair value of each investment in our portfolio in good faith based on the input of the Adviser, the respective independent valuation firm and the Audit Committee.
For intra-quarter periods and pursuant to Rule 2a-5, the Board of Directors has designated the Adviser as the valuation designee (the "Valuation Designee") for the purpose of performing fair value determinations for investments for which market quotations are not readily available, or when such market quotations are deemed not to represent fair value. The Board of Directors has approved a multi-step valuation process for such intra-quarter investment valuations, as described below, and such investments are classified in Level 3 of the fair value hierarchy:
1.The Adviser will start with the most recent quarterly valuations determined pursuant to the process described above.
2.The Adviser will calculate the estimated earnings per share for each investment in order to adjust the valuation of that investment for income that is expected to be realized.
3.The Adviser will consider other factors that should be taken into account in order to adjust the valuations, including, market changes in expected returns for similar investments; performance improvement or deterioration which would change the margin added to the base interest rate charged; the nature and realizable value of any collateral; the issuer’s ability to make payments and its earnings and discounted cash flow; the markets in which the issuer does business; comparisons to publicly traded securities; and other relevant factors.
Our non-CLO investments that are classified as Level 3 are valued utilizing a yield technique, enterprise value ("EV") technique, net asset value technique, asset recovery technique, discounted cash flow technique, or a combination of techniques, as appropriate. The yield technique uses loan spreads for loans and other relevant information implied by market data involving identical or comparable assets or liabilities. Under the EV technique, the EV of a portfolio company is first determined and allocated over the portfolio company’s securities in order of their preference relative to one another (i.e., "waterfall" allocation). To determine the EV, we typically use a market (multiples) valuation approach that considers relevant and applicable market trading data of guideline public companies, transaction metrics from precedent merger and acquisitions transactions, and/or a discounted cash flow technique. The net asset value technique, an income approach, is used to derive a value of an underlying investment by dividing a relevant earnings stream by an appropriate capitalization rate. For this purpose, we consider capitalization rates for similar properties as may be obtained from guideline public companies and/or relevant transactions. The asset recovery technique is intended to approximate the net recovery value of an investment based on, among other things, assumptions regarding liquidation proceeds based on a hypothetical liquidation of a portfolio company’s assets. The discounted cash flow technique converts future cash flows or earnings to a range of fair values from which a single estimate may be derived utilizing an appropriate discount rate. The fair value measurement is based on the net present value indicated by current market expectations about those future amounts.
In applying these methodologies, additional factors that we consider in valuing our investments may include, as we deem relevant: security covenants, call protection provisions, and information rights; the nature and realizable value of any collateral; the portfolio company’s ability to make payments; the principal markets in which the portfolio company does business; publicly available financial ratios of peer companies; the principal market; and enterprise values, among other factors.
Our investments in CLOs are classified as Level 3 fair value measured securities under ASC 820 and are valued using a discounted multi-path cash flow model. The CLO structures are analyzed to identify the risk exposures and to determine an appropriate call date (i.e., expected maturity). These risk factors are sensitized in the multi-path cash flow model using Monte Carlo simulations, which is a simulation used to model the probability of different outcomes, to generate probability-weighted (i.e., multi-path) cash flows from the underlying assets and liabilities. These cash flows are discounted using appropriate market discount rates, and relevant data in the CLO market as well as certain benchmark credit indices are considered, to determine the value of each CLO investment. In addition, we generate a single-path cash flow utilizing our best estimate of expected cash receipts, and assess the reasonableness of the implied discount rate that would be effective for the value derived from the multi-path cash flows. We are not responsible for and have no influence over the asset management of the portfolios underlying the

PROSPECT FLOATING RATE AND ALTERNATIVE INCOME FUND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
CLO investments we hold, as those portfolios are managed by non-affiliated third-party CLO collateral managers. The main risk factors are default risk, prepayment risk, interest rate risk, downgrade risk, and credit spread risk.
Investment Risks
Our investments are subject to a variety of risks. Those risks include the following:
Market Risk
Market risk represents the potential loss that can be caused by a change in the fair value of the financial instrument.
Credit Risk
Credit risk represents the risk that we would incur if the counterparties failed to perform pursuant to the terms of their agreements with us.
Credit Spread Risk
Credit spread risk represents the risk that with higher interest rates comes a higher risk of defaults.
Default Risk
Default risk is the risk that a borrower will be unable to make the required payments on their debt obligation.
Downgrade Risk
Downgrade risk results when rating agencies lower their rating on a bond which are usually accompanied by bond price declines.
Liquidity Risk
Liquidity risk represents the possibility that we may not be able to rapidly adjust the size of our investment positions in times of high volatility and financial stress at a reasonable price.
Interest Rate Risk
Interest rate risk represents a change in interest rates, which could result in an adverse change in the fair value of an interest-bearing financial instrument.
Prepayment Risk
Many of our debt investments allow for prepayment of principal without penalty. Downward changes in interest rates may cause prepayments to occur at a faster than expected rate, thereby effectively shortening the maturity of the security and making us less likely to fully earn all of the expected income of that security and reinvesting in a lower yielding instrument.
Other Risks
Political developments, including civil conflicts and war, sanctions or other measures by the United States or other governments, natural disasters, public health crises and other events outside the Company’s control can directly or indirectly have a material adverse impact on the Company and our portfolio companies.
Structured Credit Related Risk
CLO investments may be riskier and less transparent to us than direct investments in underlying companies. CLOs typically will have no significant assets other than their underlying senior secured loans. Therefore, payments on CLO investments are and will be payable solely from the cash flows from such senior secured loans.
Investment Classification. We are a non-diversified company within the meaning of the 1940 Act. As required by the 1940 Act, we classify our investments by level of control. As defined in the 1940 Act, "Control Investments" are those where there is the ability or power to exercise a controlling influence over the management or policies of a company. Control is generally deemed to exist when a company or individual possesses or has the right to acquire within 60 days or less, a beneficial ownership of more than 25% of the voting securities of an investee company. Under the 1940 Act, "Affiliate Investments" are defined by a lesser degree of influence and are deemed to exist through the possession outright or via the right to acquire within 60 days or less, beneficial ownership of 5% or more of the outstanding voting securities of another person. "Non-Control/Non-Affiliate Investments" are those that are neither Control Investments nor Affiliate Investments.
As a BDC, we must not acquire any assets other than "qualifying assets" specified in the 1940 Act unless, at the time the acquisition is made, at least 70% of our total assets are qualifying assets (with certain limited exceptions). As of June 30, 2025 and June 30, 2024, our qualifying assets as a percentage of total assets stood at 96.04% and 94.23%, respectively.

PROSPECT FLOATING RATE AND ALTERNATIVE INCOME FUND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Revenue Recognition. Interest income, adjusted for amortization of premium and accretion of discount, is recorded on an accrual basis. Accretion of such purchase discounts or amortization of such premiums is calculated using the effective interest method as of the settlement date and adjusted only for material amendments or prepayments. Upon the prepayment of a loan or bond, any unamortized discount or premium is recorded as interest income. The Company records dividend income on the ex-dividend date. The Company does not accrue as a receivable interest or dividends on loans and securities if it has reason to doubt its ability to collect such income. Loans are placed on non-accrual status when there is reasonable doubt that principal or interest will be collected. Unpaid accrued interest is generally reversed when a loan is placed on non-accrual status. Interest payments received on non-accrual loans are either applied to the cost basis or interest income, depending upon management’s judgment of the collectability of the loan receivable. Non-accrual loans are restored to accrual status when past due principal and interest is paid and in management’s judgment, is likely to remain current and future principal and interest collections when due are probable. Interest received and applied against cost while a loan is on non-accrual, and payment-in-kind ("PIK") interest capitalized but not recognized while on non-accrual, is recognized prospectively on the effective yield basis through maturity of the loan when placed back on accrual status, to the extent deemed collectible by management. As of June 30, 2025, approximately 0.01% of our total assets at fair value were on non-accrual status. As of June 30, 2024, approximately 1.96% of our total assets at fair value were on non-accrual status. Upfront structuring fees are recorded as fee income when earned. The Company records prepayment premiums on loans and securities as fee income when it receives such amounts.
Some of our loans and other investments may have contractual PIK interest or dividends. PIK income computed at the contractual rate is accrued into income and reflected as receivable up to the capitalization date. PIK investments offer issuers the option at each payment date of making payments in cash or in additional securities. When additional securities are received, they typically have the same terms, including maturity dates and interest rates as the original securities issued. On these payment dates, we capitalize the accrued interest (reflecting such amounts in the basis as additional securities received). PIK generally becomes due at maturity of the investment or upon the investment being called by the issuer. At the point that we believe PIK is not fully expected to be realized, the PIK investment will be placed on non-accrual status. When a PIK investment is placed on non-accrual status, the accrued, uncapitalized interest or dividends are reversed from the related receivable through interest or dividend income, respectively. We do not reverse previously capitalized PIK interest or dividends. Upon capitalization, PIK is subject to the fair value estimates associated with their related investments. PIK investments on non-accrual status are restored to accrual status if we believe that PIK is expected to be realized.
Interest income from investments in Structured Subordinated Notes (typically preferred shares, income notes or subordinated notes of CLO funds) is recorded based on an estimation of an effective yield to expected maturity utilizing assumed future cash flows in accordance with ASC 325-40, Beneficial Interest in the Securitized Financial Assets. The Company monitors the expected cash inflows from CLO equity investments, including the expected residual payments, and the estimated effective yield is determined and updated periodically.
The Company modified its accounting policy during the year ended June 30, 2024, with respect to the timing of when it recognizes realized losses for certain CLO equity investments for which the Company determines that a CLO’s expected remaining cash flows do not exceed amortized cost basis. In such situations, the amortized cost basis of the CLO is written down and recognized as a realized loss.
Due from and to Adviser. Amounts due from the Adviser are for amounts waived under the ELA, respectively (as such terms are defined in Note 4) and amounts due to the Adviser are for base management fees, incentive fees, operating expenses and offering and organization expenses paid on our behalf. All balances due from and to the Adviser are settled quarterly.
Payment-In-Kind Interest. The Company has certain investments in its portfolio that contain a PIK interest provision, which represents contractual interest or dividends that are added to the principal balance and recorded as income. For the years ended June 30, 2025, 2024, and 2023, PIK interest included in interest income totaled $498,497, $153,085 and $19,781, respectively. To maintain regulated investment company ("RIC") tax treatment, and to avoid corporate tax, substantially all of this income must be paid out to the stockholders in the form of distributions, even though the Company has not yet collected the cash.
Offering Costs and Expenses. The Company will incur certain costs and expenses in connection with offering shares of its common stock. These costs and expenses principally relate to certain costs and expenses for advertising and sales, printing and marketing costs, professional and filing fees. Offering costs incurred by the Company were capitalized to deferred offering costs on the Consolidated Statements of Assets and Liabilities and will be amortized to expense over the 12 month period following the effectiveness of the registration to sell shares of its common stock on a straight line basis.
Allocation of Income, Expenses, Gains and Losses. Income, expenses (other than those attributable to a specific class), gains and losses are allocated to each class of shares based upon the relative proportion of net assets represented by such class. Operating expenses directly attributable to a specific class are charged against the operations of that class.
Dividends and Distributions. Dividends and distributions to common stockholders are recorded on the record date. The amount, if any, to be paid as a monthly dividend or distribution is approved by our Board of Directors quarterly and generally depends on our earnings, financial condition, maintenance of our tax treatment as a RIC, compliance with applicable BDC

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
regulations and such other factors as our Board of Directors deems relevant from time to time. Net realized capital gains, if any, are distributed at least annually. Our distributions may exceed our earnings, and therefore, portions of the distributions that we make may be a return of the money originally invested and represent a return of capital distribution to shareholders for tax purposes.
Financing Costs. We record origination expenses related to our Credit Facility and Senior Secured Revolving Credit Facility (both as defined herein) as deferred financing costs. These expenses are deferred and amortized as part of interest expense using the straight-line method over the stated life of the obligation of our Credit Facility and Senior Secured Revolving Credit Facility. (See Note 10 for further discussion.)
Per Share Information. Net increase or decrease in net assets resulting from operations per share is calculated using the weighted average number of common stock outstanding for the period presented. (See Note 11 for further discussion.)
Net Realized and Net Change in Unrealized Gains or Losses. Gains or losses on the sale of investments are calculated by using the specific identification method. The Company measures realized gains or losses by the difference between the net proceeds from the repayment or sale and the amortized cost basis of the investment, without regard to unrealized appreciation or depreciation previously recognized, but considering unamortized upfront fees. Net change in unrealized gains or losses reflects the change in portfolio investment values during the reporting period, including any reversal of previously recorded unrealized gains or losses when gains or losses are realized.
Federal and State Income Taxes. The Company has elected to be treated as a RIC under Subchapter M of the Internal Revenue Code of 1986, as amended (the "Code"), and intends to continue to comply with the requirements of the Code applicable to RICs. As a RIC, the Company is required to distribute at least 90% of its investment company taxable income and intends to distribute (or retain through a deemed distribution) all of its investment company taxable income and net capital gain to stockholders; therefore, the Company has made no provision for income taxes. The character of income and gains that the Company will distribute is determined in accordance with income tax regulations that may differ from GAAP. Book and tax basis differences relating to stockholder dividends and distributions and other permanent book and tax differences are reclassified to paid-in capital.
If the Company does not distribute (or is not deemed to have distributed) at least 98% of its annual ordinary income and 98.2% of its net capital gains in the calendar year earned, it will generally be required to pay an excise tax equal to 4% of the amount by which 98% of its annual ordinary income and 98.2% of its capital gains exceeds the distributions from such taxable income for the year. To the extent that the Company determines that its estimated current year annual taxable income will be in excess of estimated current year dividend distributions from such taxable income, it accrues excise taxes, if any, on estimated excess taxable income. As of June 30, 2025, the Company expects to have no excise tax due for the 2024 calendar year. As of June 30, 2025, the Company has accrued $0 of excise tax for this period.
If the Company fails to satisfy the annual distribution requirement or otherwise fails to qualify as a RIC in any taxable year, it would be subject to tax on all of its taxable income at regular corporate income tax rates. The Company would not be able to deduct distributions to stockholders, nor would it be required to make distributions. Distributions would generally be taxable to the Company’s individual and other non-corporate taxable stockholders as ordinary dividend income eligible for the reduced maximum rate applicable to qualified dividend income to the extent of its current and accumulated earnings and profits, provided certain holding period and other requirements are met. Subject to certain limitations under the Code, corporate distributions would be eligible for the dividends-received deduction. To qualify again to be taxed as a RIC in a subsequent year, the Company would be required to distribute to its shareholders its accumulated earnings and profits attributable to non-RIC years. In addition, if the Company failed to qualify as a RIC for a period greater than two taxable years, then, in order to qualify as a RIC in a subsequent year, it would be required to elect to recognize and pay tax on any net built-in gain (the excess of aggregate gain, including items of income, over aggregate loss that would have been realized if we had been liquidated) or, alternatively, be subject to taxation on such built-in gain recognized for a period of five years.
The Company follows ASC 740, Income Taxes ("ASC 740"). ASC 740 provides guidance for how uncertain tax positions should be recognized, measured, presented, and disclosed in the consolidated financial statements. ASC 740 requires the evaluation of tax positions taken or expected to be taken in the course of preparing our tax returns to determine whether the tax positions are "more-likely-than-not" of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold are recorded as a tax benefit or expense in the current year. As of June 30, 2025, the Company did not record any unrecognized tax benefits or liabilities. Management’s determinations regarding ASC 740 may be subject to review and adjustment at a later date based upon factors including, but not limited to, an on-going analysis of tax laws, regulations and interpretations thereof. Although the Company files both federal and state income tax returns, its major tax jurisdiction is federal. The Company’s federal tax returns for the tax years ended December 31, 2021 and thereafter remain subject to examination by the Internal Revenue Service.
Taxable Subsidiaries. Certain of our consolidated subsidiaries are subject to U.S. federal and state corporate-level income taxes. As of June 30, 2025, and June 30, 2024, no net tax benefit or expense was recorded since they did not result in a material

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
provision for income taxes. As of June 30, 2025, and June 30, 2024, the net deferred tax asset or liability was not material to the financial statements after taking into account valuation allowances.
Recent Accounting Pronouncements
The Company considers the applicability and impact of all accounting standard updates ("ASU") issued by the Financial Accounting Standards Board ("FASB"). ASUs not listed were assessed by the Company and either determined to be not applicable or expected to have minimal impact on its consolidated financial statements.

NOTE 3 - SHARE TRANSACTIONS
Below is a summary of transactions with respect to shares of common stock of the Company during the years ended June 30, 2025, 2024, and 2023:

	Year Ended June 30, 2025
	PFLOAT Class A Common Stock		PFLOAT Class I Common Stock
	Shares	Amount	Shares	Amount
Shares issued	2,096,436	$10,000,000	2,237	$10,400
Shares issued through reinvestment of distributions	592,745	2,742,292	—	—
Repurchase of common stock	(456,858)	(2,080,588)	—	—
Net increase/(decrease) from capital transactions	2,232,323	$10,661,704	2,237	$10,400

	Year Ended June 30, 2024		Year Ended June 30, 2023
	PFLOAT Class A Common Stock		PFLOAT Class A Common Stock
	Shares	Amount	Shares	Amount
Shares issued	4,179,952	$20,000,000	$—	$—
Shares issued through reinvestment of distributions	158,015	$805,260	$78,814	$527,904
Repurchase of common stock	(86,046)	(449,532)	(45,252)	(308,337)
Net increase/(decrease) from capital transactions	4,251,921	$20,355,728	33,562	$219,567
On June 28, 2024, the Company accepted a subscription agreement from the Adviser for the sale of $10.0 million of the Company’s Class A common stock at a purchase price per Share equal to the Company’s net asset value per Share as of June 30, 2024. A total of 2,096,436 shares were issued on July 1, 2024. The offer and sale of these shares are exempt from the registration requirements of the Securities Act pursuant to Section 4(a)(2) thereof and Regulation D thereunder.
Share Repurchase Program
The Company may conduct quarterly tender offers pursuant to its share repurchase program. The Company’s Board of Directors will consider the following factors, among others, in making its determination regarding whether to cause the Company to offer to repurchase shares of common stock and under what terms:
•    the effect of such repurchases on the Company’s qualification as a RIC (including the consequences of any necessary asset sales);
•    the liquidity of the Company’s assets (including fees and costs associated with disposing of assets);
•    the Company’s investment plans and working capital requirements;
•    the relative economies of scale with respect to the Company’s size;
•    the Company’s history in repurchasing shares of common stock or portions thereof; and
•    the condition of the securities markets.
The Company currently intends to limit the number of shares of common stock to be repurchased during any calendar year to the number of shares of common stock it can repurchase with the cash retained as a result of issuing shares under its distribution reinvestment plan to those stockholders who have elected to receive their distributions in the form of additional shares rather than in cash. At the discretion of the Company’s Board of Directors, the Company may also use cash on hand, cash available from borrowings and cash from the liquidation of securities investments as of the end of the applicable period to repurchase shares of common stock. In addition, the Company will limit the number of shares of common stock to be repurchased in any

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
calendar year to 10% of the weighted average number of shares of common stock outstanding in the prior calendar year, or 2.5% in each calendar quarter, though the actual number of shares of common stock that the Company offers to repurchase may be less in light of the limitations noted above.
Our Board of Directors reserves the right, in its sole discretion, to limit the number of shares to be repurchased for each class by applying the limitations on the number of shares to be repurchased, noted above, on a per class basis. We further anticipate that we will offer to repurchase such shares on each date of repurchase at a price equal to the net asset value per share on each date of repurchase. If the amount of repurchase requests exceeds the number of shares we seek to repurchase, we will repurchase shares on a pro-rata basis. As a result, we may repurchase less than the full amount of shares that stockholders submit for repurchase. If we do not repurchase the full amount of the shares that stockholders have requested to be repurchased, or we determine not to make repurchases of our shares, stockholders may not be able to dispose of their shares. Any periodic repurchase offers will be subject in part to our available cash and compliance with the 1940 Act.
Below is a summary of transactions with respect to shares of common stock during each tender offer:

Quarterly Offer Date	Repurchase Effective Date	Class A Shares Repurchased	Class I Shares Repurchased	Percentage of Shares Tendered That Were Repurchased	Repurchase Price Per Share	Aggregate Consideration for Repurchased Shares

Year ended June 30, 2025
September 30, 2024	September 23, 2024	47,845	—	15%	$4.67	$223,438
December 31, 2024	November 25, 2024	102,793	—	45%	$4.56	468,729
March 31, 2025	February 21, 2025	151,171	—	100%	$4.61	696,902
June 30, 2025	May 20, 2025	155,049	—	100%	$4.46	691,519
Total for the year ended June 30, 2025		456,858	—			$2,080,588

Year ended June 30, 2024
September 30, 2023	July 31, 2023	19,963	—	7%	$6.09	$121,569
December 31, 2023	November 9, 2023	21,112	—	7%	$5.37	113,371
March 31, 2024	February 26, 2024	23,273	—	8%	$4.82	112,179
June 30, 2024	May 14, 2024	21,698	—	8%	$4.72	102,413
Total for the year ended June 30, 2024		86,046	—			$449,532

Year ended June 30, 2023
September 30, 2022	August 1, 2022	21,818	—	9%	$6.99	$152,505
December 31, 2022	November 7, 2022	23,434	—	11%	$6.65	155,832
Total for the year ended June 30, 2023		45,252	—			$308,337

PROSPECT FLOATING RATE AND ALTERNATIVE INCOME FUND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
NOTE 4 - RELATED PARTY TRANSACTIONS AND ARRANGEMENTS
Administration Agreement
The Administrator, an affiliate of the Adviser, became the administrator for the Company pursuant to an administrative agreement, as amended and restated as of June 17, 2019 (the "Administration Agreement"). The Administrator performs, oversees and arranges for the performance of administrative services necessary for the operation of the Company. These services include, but are not limited to, accounting, finance and legal services. For providing these services, facilities and personnel, the Company reimburses the Administrator for the Company’s actual and allocable portion of expenses and overhead incurred by the Administrator in performing its obligations under the Administration Agreement, including rent and the Company’s allocable portion of the costs of its CCO and chief financial officer and their respective staffs.
For the years ended June 30, 2025, 2024, and 2023, allocation of overhead from the Administrator to the Company was $601,000, $887,058, and $568,825, respectively, of which $365,000 was waived by the Administrator during the year ended June 30, 2025.
During the years ended June 30, 2025, 2024, and 2023, $70,000, $59,000, and $35,000, respectively, of US Bank, BNY and Sumitomo Mitsui Banking Corporation ("SMBC") fees are being included within the Administrator costs incurred by the Company.
As of June 30, 2025 and June 30, 2024, $2,015,442 and $1,766,942, respectively, was payable to the Administrator, US Bank, BNY and SMBC by the Company.
Investment Advisory Agreement
On April 20, 2021, the Company entered into the Investment Advisory Agreement with the Adviser, which was unanimously approved by the Company’s Board of Directors, including by all of the directors who are not "interested persons" (as defined in the 1940 Act), on February 18, 2021, subject to stockholder approval of the Investment Advisory Agreement. The Company’s stockholders approved the Investment Advisory Agreement at a Special Meeting of Stockholders held on March 31, 2021.
On November 5, 2021, we amended and restated the Investment Advisory Agreement to reduce the advisory fees payable thereunder, effective as of January 1, 2022 and until the one-year anniversary of the listing of our common stock on a national securities exchange (the "Listing Anniversary"), as further discussed below. The Amended and Restated Advisory Agreement was unanimously approved by our Board of Directors, including by all of the directors who are not "interested persons" (as defined in the 1940 Act), and became effective on January 1, 2022. Under the Amended and Restated Advisory Agreement, we reduced the base management fee from an annual rate of 1.75% to 1.20% and eliminated the incentive fee payable thereunder, effective as of January 1, 2022 and until the Listing Anniversary. Until such effective date, the advisory fees payable to the Adviser were as set forth in the Investment Advisory Agreement. The Amended and Restated Advisory Agreement has an initial two-year term and may be continued thereafter for successive one-year periods if such continuance is approved in the manner provided for under Section 15 of the 1940 Act.
The Investment Advisory Agreement, as amended and restated, is further discussed below.
Investment Advisory Agreement
Pursuant to the Investment Advisory Agreement, we pay the Adviser a fee for investment advisory and management services consisting of a base management fee and an incentive fee. The cost of both the base management fee payable to the Adviser and any incentive fees it earns will ultimately be borne by our stockholders. See "Amended and Restated Advisory Agreement" below for additional information.
Base Management Fee
The base management fee was calculated at an annual rate of 1.75% (0.4375% quarterly) of our average total assets, which includes any borrowings for investment purposes. For the first quarter of our operations commencing with the date of the Investment Advisory Agreement, the base management fee was calculated based on the average value of our total assets as of the date of the Investment Advisory Agreement and at the end of the calendar quarter in which the date of the Investment Advisory Agreement fell, and was appropriately adjusted for any share issuances or repurchases during the then current calendar quarter. Subsequently, the base management fee is payable quarterly in arrears, and is calculated based on the average value of our total assets at the end of the two most recently completed calendar quarters, and is appropriately adjusted for any share issuances or repurchases during the then current calendar quarter. Base management fees for any partial month or quarter is appropriately pro-rated. At the Adviser’s option, the base management fee for any period may be deferred, without interest thereon, and paid to the Adviser at any time subsequent to any such deferral as the Adviser determines.
Incentive Fee
The incentive fee consisted of two parts: (1) the subordinated incentive fee on income and (2) the capital gains incentive fee.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Incentive Fee- Subordinated Incentive Fee on Income
The first part of the incentive fee, which is referred to as the subordinated incentive fee on income, is calculated and payable quarterly in arrears based upon our "pre-incentive fee net investment income" for the immediately preceding calendar quarter. For purpose of this fee "pre-incentive fee net investment income" means interest income, dividend income and distribution cash flows from equity investments and any other income (including any other fees, such as commitment, origination, structuring, diligence and consulting fees or other fees that we receive) accrued during the calendar quarter, minus operating expenses for the quarter (including the base management fee, expenses reimbursed under the Investment Advisory Agreement and the Administration Agreement, any interest expense and dividends paid on any issued and outstanding preferred shares, but excluding the organization and offering expenses and incentive fees on income and capital gains). Pre-incentive fee net investment income includes, in the case of investments with a deferred interest feature (such as original issue discount, debt instruments with payment-in-kind interest and zero coupon securities), accrued income that we have not yet received in cash. Pre-incentive fee net investment income does not include any realized capital gains, realized capital losses or unrealized capital appreciation or depreciation. Pre-incentive fee net investment income, expressed as a rate of return on the value of our net assets at the end of the immediately preceding calendar quarter, is compared to a preferred return, or "hurdle," of 1.5% per quarter (6.0% annualized) and a "catch-up" feature measured as of the end of each calendar quarter as discussed below. The subordinated incentive fee on income for each calendar quarter is paid to our Adviser as follows: (1) no incentive fee is payable to our Adviser in any calendar quarter in which our pre-incentive fee net investment income does not exceed the fixed preferred return rate of 1.5%; (2) 100% of our pre-incentive fee net investment income with respect to that portion of such pre-incentive fee net investment income, if any, that exceeds the fixed preferred return but is less than or equal to 1.875% in any calendar quarter (7.5% annualized); and (3) 20.0% of the amount of our pre-incentive fee net investment income, if any, that exceeds 1.875% in any calendar quarter (7.5% annualized). This reflects that once the fixed preferred return is reached and the catch-up is achieved, 20.0% of all pre-incentive fee net investment income thereafter is allocated to our Adviser. These calculations are appropriately prorated for any period of less than three months and adjusted for any share issuances or repurchases during the current quarter.
Incentive Fee- Capital Gains Incentive Fee
The second part of the incentive fee, which is referred to as the capital gains incentive fee, is determined and payable in arrears as of the end of each calendar year (or upon termination of the Investment Advisory Agreement, as of the termination date), and equals 20.00% of our realized capital gains for the calendar year, if any, computed net of all realized capital losses and unrealized capital depreciation at the end of such year; provided that the incentive fee determined as of December 31, 2021 will be calculated for a period of shorter than twelve calendar months to take into account any net realized capital gains, if any, computed net of all realized capital losses and unrealized capital depreciation for the period commencing as of the date of the Investment Advisory Agreement and ending on December 31, 2021. In determining the capital gains incentive fee payable to our Adviser, we calculate the aggregate realized capital gains, aggregate realized capital losses and aggregate unrealized capital depreciation, as applicable, with respect to each investment that has been in our portfolio. For the purpose of this calculation, an "investment" is defined as the total of all rights and claims which may be asserted against a portfolio company arising from our participation in the debt, equity, and other financial instruments issued by that company. Aggregate realized capital gains, if any, equal the sum of the differences between the aggregate net sales price of each investment and the aggregate amortized cost basis of such investment when sold or otherwise disposed. Aggregate realized capital losses equal the sum of the amounts by which the aggregate net sales price of each investment is less than the aggregate amortized cost basis of such investment when sold or otherwise disposed. Aggregate unrealized capital depreciation equals the sum of the differences, if negative, between the aggregate valuation of each investment and the aggregate amortized cost basis of such investment as of the applicable calendar year-end. At the end of the applicable calendar year, the amount of capital gains that serves as the basis for our calculation of the capital gains incentive fee involves netting aggregate realized capital gains against aggregate realized capital losses on a since-inception basis and then reducing this amount by the aggregate unrealized capital depreciation. If this number is positive, then the capital gains incentive fee payable is equal to 20.00% of such amount, less the aggregate amount of any capital gains incentive fees paid since inception. Operating expenses are not taken into account when determining capital gains incentive fees.
Amended and Restated Advisory Agreement
On November 5, 2021, we amended and restated the Investment Advisory Agreement to reduce the base management fee from an annual rate of 1.75% (0.4375% quarterly) to 1.20% (0.30% quarterly) and eliminate the incentive fee payable thereunder, effective as of January 1, 2022 and until the Listing Anniversary. As such, until the Listing Anniversary, the base management fee will be calculated at an annual rate of 1.20% (0.30% quarterly) and the Adviser will not be entitled to any incentive fee. Following the Listing Anniversary (1) the base management fee will be calculated at an annual rate of 1.75% (0.4375% quarterly), commencing with the first base management fee calculation that occurs after such anniversary, and (2) the Adviser will be entitled to receive the same incentive fee, including the subordinated incentive fee on income and the capital gains incentive fee, as set forth in the Investment Advisory Agreement and discussed above, commencing with the first calendar

PROSPECT FLOATING RATE AND ALTERNATIVE INCOME FUND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
quarter after such anniversary. The Amended and Restated Advisory Agreement became effective on January 1, 2022. Until such effective date, the advisory fees payable to the Adviser were as set forth in the Investment Advisory Agreement. See "Investment Advisory Agreement" above.
The Adviser agreed to waive $68,425 of the base management fees due and payable by the Company to the Adviser under the Investment Advisory Agreement for the quarterly period ended June 30, 2025.
During the years ended June 30, 2025, 2024, and 2023, the total base management fee incurred by the Adviser was $1,228,769, $447,554, and $422,681, respectively, which was waived by the Adviser. As of June 30, 2025 and June 30, 2024, the total base management fee due to the Adviser after the waiver was $0 and $0, respectively.
Co-Investments
On January 13, 2020, (amended on August 2, 2022), the parent company of the Adviser received an exemptive order from the SEC (the "Order"),which superseded a prior co-investment exemptive order granted on February 10, 2014, granting the ability to negotiate terms other than price and quantity of co-investment transactions with other funds managed by the Adviser or certain affiliates, including Prospect Capital Corporation ("PSEC") and Priority Income Fund, Inc. ("PRIS"), where co-investing would otherwise be prohibited under the 1940 Act, subject to the conditions included therein.
Under the terms of the relief permitting us to co-invest with other funds managed by our Adviser or its affiliates, a "required majority" (as defined in Section 57(o) of the 1940 Act) of the Company’s independent directors must make certain conclusions in connection with a co-investment transaction, including that (1) the terms of the proposed transaction, including the consideration to be paid, are reasonable and fair to the Company and its stockholders and do not involve overreaching of the Company or its stockholders on the part of any person concerned and (2) the transaction is consistent with the interests of the Company’s stockholders and is consistent with the Company’s investment objective and strategies. In certain situations where co-investment with one or more funds managed by the Adviser or its affiliates is not covered by the Order, such as when there is an opportunity to invest in different securities of the same issuer, the personnel of the Adviser or its affiliates will need to decide which fund will proceed with the investment. Such personnel will make these determinations based on policies and procedures, which are designed to reasonably ensure that investment opportunities are allocated fairly and equitably among affiliated funds over time and in a manner that is consistent with applicable laws, rules and regulations. Moreover, except in certain circumstances, when relying on the Order, the Company will be unable to invest in any issuer in which one or more funds managed or owned by the Adviser or its affiliates has previously invested.
Officers and Directors
Certain officers and directors of the Company are also officers and directors of the Adviser and its affiliates. There were no fees paid to the independent directors of the Company as the Company did not exceed the minimum net asset value required (i.e., greater than $100 million) to receive a fee for the years ended June 30, 2025, 2024, and 2023. The officers do not receive any direct compensation from the Company.
Expense Limitation and Expense Reimbursement Agreements
Expense Limitation Agreement with the Adviser
On and effective April 20, 2021, we entered into a new expense limitation agreement with the Adviser, as amended and restated on July 7, 2021, to extend the period during which the Adviser was required to waive its investment advisory fees under the Investment Advisory Agreement, from September 30, 2021 to June 30, 2022 (the "First Amended and Restated ELA"). On August 23, 2022, we entered into the Second Amended and Restated Expense Limitation Agreement (the "Second Amended and Restated ELA") to extend the period during which the Adviser was required to waive its investment advisory fees under the Investment Advisory Agreement from June 30, 2022 to December 31, 2022. On April 24, 2023, we entered into a Third Amended and Restated Expense Limitation Agreement (the "Third Amended and Restated ELA") to extend the period during which the Adviser was required to waive its investment advisory fees under the Investment Advisory Agreement from December 31, 2022 to June 30, 2024. On May 13, 2024, we entered into a Fourth Amended and Restated Expense Limitation Agreement (the "Fourth Amended and Restated ELA") to extend the period during which the Adviser will be required to waive its investment advisory fees under the Investment Advisory Agreement from June 30, 2024 to December 31, 2024. Other than the change in time periods, the terms and conditions of the Fourth Amended and Restated ELA are identical to those of the First Amended and Restated ELA, the Second Amended and Restated ELA, and the Third Amended and Restated ELA. On February 12, 2025, we entered into a Fifth Amended and Restated Expense Limitation Agreement (the "Fifth Amended and Restated ELA" and, together with the First Amended and Restated ELA, the Second Amended and Restated ELA, the Third Amended and Restated ELA, and the Fourth Amended and Restated ELA, the "ELA") to extend the period during which the Adviser will be required to waive its investment advisory fees under the Investment Advisory Agreement from December 31, 2024 to June 30, 2025 as well as reduce the Annual Limit (as defined below) from 8.00% to 4.00%, as discussed below.

PROSPECT FLOATING RATE AND ALTERNATIVE INCOME FUND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Pursuant to the Fifth Amended and Restated ELA, our Adviser will be required to waive a portion or all of the investment advisory fees that it is entitled to receive pursuant to the Investment Advisory Agreement, commencing with the quarter ended December 31, 2024 through June 30, 2025, in order to limit our Operating Expenses (as defined below) to an annual rate, expressed as a percentage of our average quarterly net assets, equal to 4.00% (the "Annual Limit"). After June 30, 2025, such waiver may be made at our Adviser’s option and in its sole discretion. Even if the Adviser decides to voluntarily waive its investment advisory fees for a quarter ended after June 30, 2025, there is no guarantee that the Adviser will continue to do so. For purposes of the ELA, the term "Operating Expenses" with respect to the Company, is defined to include all expenses necessary or appropriate for the operation of the Company, including but not limited to our Adviser’s base management fee, any and all costs and expenses that qualify as line item "organization and offering" expenses in the consolidated financial statements of the Company as the same are filed with the SEC and other expenses described in the Investment Advisory Agreement, but does not include any portfolio transaction or other investment-related costs (including brokerage commissions, dealer and underwriter spreads, prime broker fees and expenses and dividend expenses related to short sales), interest expenses and other financing costs, extraordinary expenses and acquired fund fees and expenses. Upfront shareholder transaction expenses, such as sales commissions, dealer manager fees and similar expenses, are not Operating Expenses. Our Adviser waived fees, pursuant to the ELA, in an amount of $1,160,344, $447,555, and $422,681 for the years ended June 30, 2025, 2024, and 2023, respectively.
Any amount waived pursuant to the ELA is subject to repayment to our Adviser (an "ELA Reimbursement") by us within three years of the date on which the waiver was made by our Adviser and subject to the terms of the ELA. If the ELA is terminated or expires pursuant to its terms, our Adviser will maintain its right to repayment for any waiver it has made under the ELA, subject to the Repayment Limitations (discussed below).
Any ELA Reimbursement can be made solely in the event that we have sufficient excess cash on hand at the time of any proposed ELA Reimbursement and shall be limited to the lesser of (i) the excess of the Applicable Annual Limit, as defined below, applicable to such quarter over the Company’s actual Operating Expenses for such quarter and (ii) the amount of ELA Reimbursement which, when added to the Company’s expenses for such quarter, permits the Company to pay the then-current aggregate quarterly distribution to its shareholders, at a minimum annualized rate of at least 6.00% (based on the gross offering prices of Company shares) (the "Distribution") from the sum of (x) the Company’s net investment income (loss) for such quarter plus (y) the Company’s net realized gains (losses) for such quarter (collectively, the "Repayment Limitations"). For the purposes of the calculations pursuant to (i) and (ii) of the preceding sentence, any ELA Reimbursement will be treated as an expense of the Company for such quarter. In the event that the Company is unable to make a full payment of any ELA Reimbursements due for any applicable quarter because the Company does not have sufficient excess cash on hand, any such unpaid amount shall become a payable of the Company for accounting purposes and shall be paid when the Company has sufficient cash on hand (subject to the Repayment Limitations); provided, that in the case of any ELA Reimbursements, such payment shall be made no later than the date that is three years after the date on which the applicable waiver was made by our Adviser. For purposes of the Repayment Limitations, the “Applicable Annual Limit” is the lesser of (i) the Annual Limit in place at the time that the waiver was made or (ii) any Annual Limit in place at the time of such ELA Reimbursement.

Period Ended	ELA Reimbursement Payable to the Adviser	ELA Reimbursement Payment to the Adviser	Unreimbursed ELA Reimbursement	Operating Expense Ratio	Annualized Distribution Rate	Eligible to be Repaid Through
June 30, 2022	118,220	—	118,220	3.52%	7.87%	June 30, 2025
September 30, 2022	112,434	—	112,434	3.48%	7.38%	September 30, 2025
December 31, 2022	105,950	—	105,950	3.30%	7.49%	December 31, 2025
March 31, 2023	105,279	—	105,279	3.33%	7.18%	March 31, 2026
June 30, 2023	99,018	—	99,018	2.79%	6.97%	June 30, 2026
September 30, 2023	83,359	—	83,359	4.06%	7.85%	September 30, 2026
December 31, 2023	74,073	—	74,073	5.00%	7.43%	December 31, 2026
March 31, 2024	105,128	—	105,128	3.14%	7.51%	March 31, 2027
June 30, 2024	184,993	—	184,993	2.75%	7.57%	June 30, 2027
September 30, 2024	289,161	—	289,161	2.82%	7.64%	September 30, 2027
December 31, 2024	314,020	—	314,020	2.06%	8.59%	December 31, 2027
March 31, 2025	312,824	—	312,824	2.36%	8.72%	March 31, 2028
June 30, 2025	244,340	—	244,340	2.03%	4.97%	June 30, 2028
Total	$2,148,799		$2,148,799

PROSPECT FLOATING RATE AND ALTERNATIVE INCOME FUND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Dealer Manager Agreement
On May 13, 2024, we entered into the dealer manager agreement (“Dealer Manager Agreement”) with the Dealer Manager. Pursuant to the terms of the Dealer Manager Agreement, we pay the Dealer Manager over time a shareholder servicing and/or distribution fee with respect to our outstanding Class S and Class D shares equal to 0.85% and 0.25%, respectively, per annum of the aggregate NAV of our outstanding Class S and Class D shares, including any Class S and Class D shares issued pursuant to our distribution reinvestment plan, which is included in the 10% underwriting compensation limit. The shareholder servicing and/or distribution fees are paid monthly in arrears. The Dealer Manager reallows (pays) all or a portion of the shareholder servicing and/or distribution fees to participating brokers for ongoing shareholder services performed by such participating brokers.
Our Adviser or an affiliate may also pay directly, or reimburse the Dealer Manager if the Dealer Manager pays on our behalf, any organization and offering expenses (other than any underwriting compensation, including upfront selling commissions and shareholder servicing and/or distribution fees, subject to FINRA Rule 2310). Additionally, our Adviser will pay the Dealer Manager a distribution services fee of 0.848% of the sales price of each share sold, except for sales arranged by our Adviser, an affiliate of our Adviser, or their respective personnel.
License Agreement
We entered into a license agreement with an affiliate of our Adviser, pursuant to which the affiliate granted us a non-exclusive, royalty free license to use the "Prospect" name. Under this license agreement, we have the right to use such name for so long as our Adviser or another affiliate of the Adviser is our investment adviser. Other than with respect to this limited license, we have no legal right to the "Prospect" name or logo.
NOTE 5 - DISTRIBUTIONS
The following table reflects the cash distributions per share that the Company declared on its common stock during the years ended June 30, 2025, 2024, and 2023:

	Distributions
For the Year Ended June 30, 2025	PFLOAT Class A Common Stock, per share	PFLOAT Class A Common Stock, Amount Distributed	PFLOAT Class I Common Stock, per share	PFLOAT Class I Common Stock, Amount Distributed
July 26, 2024	$0.02724	$239,396	$—	$—
August 30, 2024	0.03650	322,325	—	—
September 27, 2024	0.03048	269,443	—	—
October 25, 2024	0.03048	270,932	0.03048	68
December 2, 2024	0.03780	333,979	0.03780	84
December 27, 2024	0.03024	269,075	0.03024	68
January 31, 2025	0.03780	338,255	0.03780	84
February 28, 2025	0.02992	265,119	0.02992	67
March 28, 2025	0.02992	266,613	0.02992	67
April 25, 2025	0.02992	268,116	0.02992	67
May 30, 2025	0.02145	189,958	0.02145	48
June 27, 2025	0.01716	152,614	0.01716	38
Total for the Year Ended June 30, 2025		$3,185,825		$591

PROSPECT FLOATING RATE AND ALTERNATIVE INCOME FUND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Distributions
For the Year Ended June 30, 2024	PFLOAT Class A Common Stock, per share	PFLOAT Class A Common Stock, Amount Distributed
July 28, 2023	$0.03260	$78,129
August 25, 2023	0.03260	78,313
September 29, 2023	0.04095	98,612
October 27, 2023	0.03276	79,119
November 24, 2023	0.02920	70,070
December 29, 2023	0.03650	87,789
January 26, 2024	0.02920	70,440
February 23, 2024	0.02740	122,458
March 29, 2024	0.03425	153,671
April 26, 2024	0.02740	181,238
May 31, 2024	0.03405	225,515
June 28, 2024	0.02724	181,455
Total for the Year Ended June 30, 2024		$1,426,809

	Distributions
For the Year Ended June 30, 2023	PFLOAT Class A Common Stock, per share	PFLOAT Class A Common Stock, Amount Distributed
July 29, 2022	$0.05305	$126,365
August 26, 2022	0.04244	100,522
September 30, 2022	0.04720	112,104
October 28, 2022	0.03776	89,974
November 25, 2022	0.03580	84,685
December 30, 2022	0.04475	106,123
January 27, 2023	0.03580	85,162
February 24, 2023	0.03344	79,752
March 31, 2023	0.04180	99,949
April 28, 2023	0.03344	80,192
May 26, 2023	0.03260	78,362
June 30, 2023	0.04075	98,197
Total for the Year Ended June 30, 2023		$1,141,387

The Company has adopted an "opt in" distribution reinvestment plan for its stockholders. As a result, if the Company makes a cash distribution, its stockholders will receive distributions in cash unless they specifically "opt in" to the distribution reinvestment plan so as to have their cash distributions reinvested in additional shares of the Company’s common stock. However, certain state authorities or regulators may impose restrictions from time to time that may prevent or limit a stockholder’s ability to participate in the distribution reinvestment plan.
The Company may fund its cash distributions to stockholders from any sources of funds legally available to it, including offering proceeds, borrowings, net investment income from operations, capital gains proceeds from the sale of assets, non-capital gains proceeds from the sale of assets, dividends or other distributions paid to the Company on account of preferred and common equity investments in portfolio companies and expense reimbursements from the Adviser. The Company has not established limits on the amount of funds it may use from available sources to make distributions.
During the years ended June 30, 2025, 2024, and 2023, the Company's officers and directors did not purchase any shares of our stock. During the year ended June 30, 2025, the Company accepted subscriptions from the Adviser for the sale of $10.0 million of the Company’s Class A common stock and a total of 2,096,436 shares were issued.
NOTE 6 - INCOME TAXES
While our fiscal year end for financial reporting purposes is June 30 of each year, our tax year end is December 31 of each year. The information presented in this footnote is based on our tax year end for each period presented, unless otherwise specified.

PROSPECT FLOATING RATE AND ALTERNATIVE INCOME FUND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
For income tax purposes, distributions made to stockholders are reported as ordinary income, capital gains, non-taxable return of capital, or combination thereof.
The tax character of distributions paid to the Company's shareholders during the tax years ended December 31, 2024 and 2023 were as follows:

	Tax Year Ended
	December 31, 2024		December 31, 2023
Ordinary income	$2,046,754		$—
Return of capital	642,930		948,614
Total distributions paid to stockholders	$2,689,684	(1)	$948,614	(2)
(1)    For the tax year ended December 31, 2024, $87,789 of the 2023 declared distributions are allocable to 2024 for federal income tax purposes and are reported on the 2024 Form 1099-DIV. For the tax year ended December 31, 2024, $38,250 of the 2024 declared distributions are allocable to 2025 for federal income tax purposes and will be reported on the 2025 Form 1099-DIV.
(2)    For the tax year ended December 31, 2023, $22,758 of the 2022 declared distributions are allocable to 2023 for federal income tax purposes and are reported on the 2023 Form 1099-DIV. For the tax year ended December 31, 2023, $87,789 of the 2023 declared distributions are allocable to 2024 for federal income tax purposes and were reported on the 2024 Form 1099-DIV.
As of September 12, 2024 when our prior annual report on Form 10-K was filed for the fiscal year ended June 30, 2024, we estimated our distributions for the fiscal and tax years disclosed therein to be distributions of ordinary income. Subsequent to September 12, 2024, we obtained more information from our underlying investments as to the character of the distributions for the tax year ended December 31, 2024, which resulted in changes to distributions previously disclosed in our annual report on Form 10-K for the fiscal year ended June 30, 2024. As a result of these changes, our total distributable loss on our Consolidated Statements of Assets and Liabilities in our annual report on Form 10-K for the fiscal year ended June 30, 2024 changed from $12,387,890 to $12,644,774, with $256,884 being reclassified to ordinary income from return of capital.
As of September 27, 2023 when our prior Form 10-K was filed for the year ended June 30, 2023, we estimated our distributions for the fiscal and tax years disclosed therein to be distributions of ordinary income. Subsequent to our filing date, we obtained more information from our underlying investments as to the character of the distributions for the tax year ended December 31, 2023, which resulted in changes to distributions previously disclosed in our Form 10-K filing.
The Company's cost basis of investments as of June 30, 2025 for tax purposes was $88,771,185, resulting in an estimated net unrealized loss of $3,754,589. The gross unrealized gains and losses as of June 30, 2025 were $1,675,136 and $5,429,725, respectively. The Company's cost basis of investments as of June 30, 2024 for tax purposes was $61,391,979, resulting in an estimated net unrealized loss of $1,936,968. The gross unrealized gains and losses as of June 30, 2024 were $892,350 and $2,829,318, respectively.
Taxable income generally differs from net increase (decrease) in net assets resulting from operations for financial reporting purposes due to temporary and permanent differences in the recognition of income and expenses, and generally excludes net unrealized gains or losses, as unrealized gains or losses are generally not included in taxable income until they are realized. The following reconciles the net increase (decrease) in net assets resulting from operations to taxable income for the tax years ended December 31, 2024 and 2023.

	Tax Year Ended December 31, 2024	Tax Year Ended December 31, 2023
Net increase (decrease) in net assets resulting from operations	$102,228	$(1,662,664)
Net realized (gains) losses on investments	3,366,992	983,058
Net change in unrealized (gains) losses on investments	(1,783,495)	442,632
Other temporary book-to-tax differences	(33,001)	(260,786)
Permanent differences	355,308	(8,210)
Taxable income (loss) before deductions for distributions	$2,008,032	$(505,970)

PROSPECT FLOATING RATE AND ALTERNATIVE INCOME FUND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Capital losses in excess of capital gains earned in a tax year may generally be carried forward and used to offset capital gains, subject to certain limitations. For the tax year ended December 31, 2024 and December 31, 2023, we had capital loss carryforwards of $7,727,035 and $6,570,844, respectively, available for use in later tax years. The unused balance each year will be carried forward and utilized as gains are realized, subject to limitations. While our ability to utilize losses in the future depends upon a variety of factors that cannot be known in advance, some of the Company’s capital loss carryforwards may become permanently unavailable due to limitations by the Code.
As of our most recent tax year ended December 31, 2024, we had no undistributed ordinary income in excess of cumulative distributions and no capital gain in excess of cumulative distributions.

Tax Year Ended December 31, 2024
Undistributed ordinary income	$—
Undistributed long-term capital gains	$—
Capital loss carryforwards	$(7,727,035)
In general, we make certain adjustments to the classification of net assets as a result of permanent book-to-tax differences, which may include merger-related items, differences in the book and tax basis of certain assets and liabilities, amortization of offering costs, expense payments, nondeductible federal excise taxes and net operating losses, among other items. During the tax year ended December 31, 2024, we increased overdistributed net investment income by $355,308 and decreased capital in excess of par value by $355,308. During the tax year ended December 31, 2023, we increased overdistributed net investment income by $497,760 and decreased capital in excess of par value by $497,760. Due to the difference between our fiscal and tax year end, the reclassifications for the taxable year ended December 31, 2024 were recorded in the fiscal year ending June 30, 2025 and the reclassifications for the taxable year ended December 31, 2023 were recorded in the fiscal year ended June 30, 2024.
NOTE 7 - INVESTMENT PORTFOLIO
The original cost basis of debt and equity securities acquired, including follow-on investments for existing portfolio companies, payment-in-kind interest, and structuring fees, totaled $49,036,002 and $49,475,658 during the years ended June 30, 2025 and 2024, respectively.
The original cost basis of debt and equity securities disposed from noncash restructured investments totaled $5,279,071 and $997,560 during the years ended June 30, 2025 and 2024, respectively.
Debt repayments and considerations from sales of debt and equity securities, excluding noncash restructured investments, of approximately $20,414,660 and $7,966,315 were received during the years ended June 30, 2025 and 2024, respectively.
Debt repayments and considerations from sales of debt and equity securities, including noncash restructured investments, of approximately $26,402,278 and $8,963,875 were received during the years ended June 30, 2025 and 2024, respectively.
As of June 30, 2025 and June 30, 2024, 91% and 99%, respectively, of the Company's portfolio was invested in floating rate investments based on fair value, totaling $77,277,488 and $58,611,709, respectively. As of June 30, 2025 and June 30, 2024, 90% and 97% respectively, of the Company's portfolio was invested in floating rate investments based on amortized cost, totaling $79,308,649 and $60,779,947, respectively.

PROSPECT FLOATING RATE AND ALTERNATIVE INCOME FUND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The following tables summarize the composition of the Company’s investment portfolio at amortized cost and fair value as of June 30, 2025 and June 30, 2024:

	June 30, 2025
	Investments at Amortized Cost(1)	Investments at Fair Value	Fair Value Percentage of Total Portfolio
Senior Secured Loans-First Lien	$79,543,576	$77,495,655	91%
Senior Secured Loans-Second Lien	4,339,325	4,249,570	5%
Structured Subordinated Notes	864,921	709,261	1%
Common Equity/Other	3,279,862	2,061,100	2%
Preferred Equity	377,122	501,010	1%
Total Portfolio Investments	$88,404,806	$85,016,596	100%

	June 30, 2024
	Investments at Amortized Cost(1)	Investments at Fair Value	Fair Value Percentage of Total Portfolio
Senior Secured Loans-First Lien	$55,535,790	$54,095,336	91%
Senior Secured Loans-Second Lien	1,800,331	1,559,701	3%
Structured Subordinated Notes	3,443,826	2,956,672	5%
Common Equity/Other	1,717,943	743,301	1%
Preferred Equity	50,000	100,000	—%
Total Portfolio Investments	$62,547,890	$59,455,010	100%

(1) Amortized cost represents the original cost adjusted for PIK interest and the amortization of premiums and/or accretion of discounts, as applicable, on investments.

PROSPECT FLOATING RATE AND ALTERNATIVE INCOME FUND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The table below describes investments by industry classification and enumerates the percentage, by fair value, of the total portfolio assets in such industries as of June 30, 2025 and June 30, 2024:

	June 30, 2025
Industry	Investments at Fair Value	Percentage of Portfolio
Healthcare & Pharmaceuticals	$22,902,129	27%
Automotive	8,145,766	10%
Telecommunications	7,355,550	9%
Consumer Goods: Non-Durable	5,069,461	6%
Beverage, Food & Tobacco	4,954,278	6%
High Tech Industries	4,915,366	6%
Services: Consumer	4,655,664	5%
Transportation: Cargo	4,466,250	5%
Consumer Goods: Durable	4,296,202	5%
Services: Business	4,184,835	5%
Media: Advertising, Printing & Publishing	3,413,576	4%
Wholesale	2,916,144	3%
Banking	2,682,544	3%
Finance	2,600,000	3%
Media: Diversified and Production	1,749,570	2%
Structured Finance	709,261	1%
Total	$85,016,596	100%

	June 30, 2024
Industry	Investments at Fair Value	Percentage of Portfolio
Healthcare & Pharmaceuticals	$19,061,883	32%
Automotive	5,943,941	10%
Services: Consumer	5,470,250	9%
Hotel, Gaming & Leisure	4,806,257	8%
Services: Business	4,286,146	7%
Media: Broadcasting & Subscription	3,451,274	6%
Telecommunications	3,031,539	5%
Banking	2,991,303	5%
High Tech Industries	2,985,077	5%
Structured Finance	2,956,672	5%
Beverage, Food & Tobacco	2,876,123	5%
Media: Diversified and Production	1,559,701	3%
Consumer goods: Non-Durable	28,375	—%
Retail	6,469	—%
Total	$59,455,010	100%

PROSPECT FLOATING RATE AND ALTERNATIVE INCOME FUND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
NOTE 8 - FAIR VALUE OF FINANCIAL INSTRUMENTS
The following table presents the fair value of our investments that are measured at fair value on a recurring basis disaggregated into the three levels of the ASC 820 valuation hierarchy as of June 30, 2025 and June 30, 2024, respectively:

	As of June 30, 2025
	Level 1	Level 2	Level 3	Total
Portfolio Investments
Senior Secured Loans-First Lien	$—	$21,263,851	$56,231,804	$77,495,655
Senior Secured Loans-Second Lien	—	1,749,570	2,500,000	4,249,570
Preferred Equity	—	—	501,010	501,010
Structured Subordinated Notes	—	—	709,261	709,261
Common Equity/Other	—	—	2,061,100	2,061,100
Total Portfolio Investments	$—	$23,013,421	$62,003,175	$85,016,596

	As of June 30, 2024
	Level 1	Level 2	Level 3	Total
Portfolio Investments
Senior Secured Loans-First Lien	$—	$17,954,361	$36,140,975	$54,095,336
Senior Secured Loans-Second Lien	—	—	1,559,701	1,559,701
Structured Subordinated Notes	—	—	2,956,672	2,956,672
Common Equity/Other	—	—	743,301	743,301
Preferred Equity	—	—	100,000	100,000
Total Portfolio Investments	$—	$17,954,361	$41,500,649	$59,455,010

Investments for which market quotations are readily available are typically valued at such market quotations. In order to validate market quotations, management and the independent valuation firm look at a number of factors to determine if the quotations are representative of fair value, including the source and nature of the quotations. These investments are classified as Level 1 or Level 2 in the fair value hierarchy.
The fair value of debt investments specifically classified as Level 2 in the fair value hierarchy are generally valued by an independent pricing agent or more than one principal market maker, if available, otherwise a principal market maker or a primary market dealer. We generally value over-the-counter securities by using the prevailing bid and ask prices from dealers during the relevant period end, which were provided by an independent pricing agent and screened for validity by such service.
In determining the range of values for debt instruments where market quotations are not available, and are therefore classified as Level 3 in the fair value hierarchy, except CLOs and debt investments in controlling portfolio companies, management and the independent valuation firm estimated corporate and security credit ratings and identified corresponding yields to maturity for each loan from relevant market data. A discounted cash flow technique was then applied using the appropriate yield to maturity as the discount rate, to determine a range of values. In determining the range of values for equity investments of portfolio companies , the enterprise value was determined by applying a market approach such as using earnings before interest, taxes, depreciation and amortization ("EBITDA") multiples, net income and/or book value multiples for similar guideline public companies and/or similar recent investment transactions and/or an income approach, such as the discounted cash flow technique. The enterprise value technique may also be used to value debt investments which are credit impaired. For stressed debt and equity investments, asset recovery analysis was used.
In determining the range of values for our investments in CLOs, the independent valuation firm uses a discounted multi-path cash flow model. The valuations were accomplished through the analysis of the CLO deal structures to identify the risk exposures from the modeling point of view as well as to determine an appropriate call date (i.e., expected maturity). These risk factors are sensitized in the multi-path cash flow model using Monte Carlo simulations to generate probability-weighted (i.e., multi-path) cash flows for the underlying assets and liabilities. These cash flows are discounted using appropriate market discount rates, which consider relevant data in the CLO market and certain benchmark credit indices, to determine the value of each CLO investment. In addition, we generate a single-path cash flow utilizing our best estimate of expected cash receipts, and assess the reasonableness of the implied discount rate that would be effective for the value derived from the corresponding multi-path cash flow model.

PROSPECT FLOATING RATE AND ALTERNATIVE INCOME FUND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Our portfolio consists of residual interests in CLOs, which involve a number of significant risks. CLOs are typically very highly levered (10 - 14 times), and therefore the residual interest tranches that we invest in are subject to a higher degree of risk of total loss. In particular, investors in CLO residual interests indirectly bear risks of the underlying loan investments held by such CLOs. We generally have the right to receive payments only from the CLOs, and generally do not have direct rights against the underlying borrowers or the entity that sponsored the CLOs. While the CLOs we target generally enable the investor to acquire interests in a pool of senior loans without the expenses associated with directly holding the same investments, the prices of indices and securities underlying our CLOs will rise or fall. These prices (and, therefore, the prices of the CLOs) will be influenced by the same types of political and economic events that affect issuers of securities and capital markets generally. The failure by a CLO investment in which we invest to satisfy financial covenants, including with respect to adequate collateralization and/or interest coverage tests, could lead to a reduction in its payments to us. In the event that a CLO fails certain tests, holders of debt senior to us would be entitled to additional payments that would, in turn, reduce the payments we would otherwise be entitled to receive. Separately, we may incur expenses to the extent necessary to seek recovery upon default or to negotiate new terms with a defaulting CLO or any other investment we may make. If any of these occur, it could materially and adversely affect our operating results and cash flows.
The interests we have acquired in CLOs are generally thinly traded or have only a limited trading market. CLOs are typically privately offered and sold, even in the secondary market. As a result, investments in CLOs may be characterized as illiquid securities. In addition to the general risks associated with investing in debt securities, CLO residual interests carry additional risks, including, but not limited to: (i) the possibility that distributions from collateral securities will not be adequate to make interest or other payments; (ii) the quality of the collateral may decline in value or default; (iii) our investments in CLO tranches will likely be subordinate to other senior classes of note tranches thereof; and (iv) the complex structure of the security may not be fully understood at the time of investment and may produce disputes with the CLO investment or unexpected investment results. Our net asset value may also decline over time if our principal recovery with respect to CLO residual interests is less than the cost of those investments. Our CLO investments and/or the CLOs’ underlying senior secured loans may prepay more quickly than expected, which could have an adverse impact on our value. These investments are classified as Level 3 in the fair value hierarchy.
An increase in interest rates would materially increase the CLO’s financing costs. Since most of the collateral positions within the CLOs have interest rate floors, there may not be corresponding increases in investment income (if interest rates increase but stay below the interest rate floor of such investments) resulting in materially smaller distribution payments to the residual interest investors.
We hold more than a 10% interest in certain foreign corporations that are treated as controlled foreign corporations ("CFC") for U.S. federal income tax purposes (including our residual interest tranche investments in CLOs). Therefore, we are treated as receiving a deemed distribution (taxable as ordinary income) each year from such foreign corporations in an amount equal to our pro rata share of the corporation’s income for that tax year (including both ordinary earnings and capital gains). We are required to include such deemed distributions from a CFC in our taxable income and we are required to distribute at least 90% of such income to maintain our RIC status, regardless of whether or not the CFC makes an actual distribution during such year.
If we acquire shares in "passive foreign investment companies" ("PFICs") (including residual interest tranche investments in CLOs that are PFICs), we may be subject to federal income tax on a portion of any "excess distribution" or gain from the disposition of such shares even if such income is distributed as a taxable dividend to our stockholders. Certain elections may be available to mitigate or eliminate such tax on excess distributions, but such elections (if available) will generally require us to recognize our share of the PFIC’s income for each year regardless of whether we receive any distributions from such PFICs. We must nonetheless distribute such income to maintain our status as a RIC.
Legislation known as FATCA and regulations thereunder impose a withholding tax of 30% on payments of U.S. source interest and dividends to certain non-U.S. entities, including certain non-U.S. financial institutions and investment funds, unless such non-U.S. entity complies with certain reporting requirements regarding its United States account holders and its United States owners. Most CLOs in which we invest will be treated as non-U.S. financial entities for this purpose, and therefore will be required to comply with these reporting requirements to avoid the 30% withholding. If a CLO in which we invest fails to properly comply with these reporting requirements, it could reduce the amounts available to distribute to residual interest and junior debt holders in such CLO vehicle, which could materially and adversely affect our operating results and cash flows.
If we are required to include amounts in income prior to receiving distributions representing such income, we may have to sell some of our investments at times and/or at prices management would not consider advantageous, raise additional debt or equity capital or forgo new investment opportunities for this purpose.
A portion of the Company’s portfolio is concentrated in CLOs, which is subject to a risk of loss if that sector experiences a market downturn. The Company is subject to credit risk in the normal course of pursuing its investment objectives. The Company’s maximum risk of loss from credit risk for the portfolio of CLO investments is the inability of the CLOs collateral managers to return up to the cost value due to defaults occurring in the underlying loans of the CLOs.

PROSPECT FLOATING RATE AND ALTERNATIVE INCOME FUND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Investments in CLOs residual interests generally offer less liquidity than other investment grade or high-yield corporate debt, and may be subject to certain transfer restrictions. The Company’s ability to sell certain investments quickly in response to changes in economic and other conditions and to receive a fair price when selling such investments may be limited, which could prevent the Company from making sales to mitigate losses on such investments. In addition, CLOs are subject to the possibility of liquidation upon an event of default of certain minimum required coverage ratios, which could result in full loss of value to the CLOs interests and junior debt investors.
The fair value of the Company’s investments may be significantly affected by changes in interest rates. The Company’s investments in senior secured loans through CLOs are sensitive to interest rate levels and volatility. In the event of a significant rising interest rate environment and/or economic downturn, loan defaults may increase and result in credit losses which may adversely affect the Company’s cash flow, fair value of its investments and operating results. In the event of a declining interest rate environment, a faster than anticipated rate of prepayments is likely to result in a lower than anticipated yield.
The significant unobservable input used to value our investments based on the yield technique and discounted cash flow technique is the market yield (or applicable discount rate) used to discount the estimated future cash flows expected to be received from the underlying investment, which includes both future principal and interest/dividend payments. Increases or decreases in the market yield (or applicable discount rate) would result in a decrease or increase, respectively, in the fair value measurement. Management and the independent valuation firms may consider the following factors when selecting market yields or discount rates: risk of default, rating of the investment and comparable company investments, and call provisions.
The significant unobservable inputs used to value our investments based on the EV analysis may include market multiples of specified financial measures such as EBITDA, net income, or book value of identified guideline public companies, implied valuation multiples from precedent M&A transactions, and/or discount rates applied in a discounted cash flow technique. The independent valuation firm identifies a population of publicly traded companies with similar operations and key attributes to that of the portfolio company. Using valuation and operating metrics of these guideline public companies and/or as implied by relevant precedent transactions, a range of multiples of the latest twelve months EBITDA, or other measure such as net income or book value, is typically calculated. The independent valuation firm utilizes the determined multiples to estimate the portfolio company’s EV generally based on the latest twelve months EBITDA of the portfolio company (or other meaningful measure). Increases or decreases in the multiple would result in an increase or decrease, respectively, in EV which would result in an increase or decrease in the fair value measurement of the debt of controlled companies and/or equity investment, as applicable. In certain instances, a discounted cash flow analysis may be considered in estimating EV, in which case, discount rates based on a weighted average cost of capital and application of the capital asset pricing model may be utilized.
Changes in market yields, discount rates, EBITDA multiples, each in isolation, may change the fair value measurement of certain of our investments. Generally, an increase in market yields, discount rates, or a decrease in EBITDA (or other) multiples may result in a decrease in the fair value measurement of certain of our investments.
Due to the inherent uncertainty of determining the fair value of investments that do not have a readily available market value, the fair value of our investments may fluctuate from period to period. Additionally, the fair value of our investments may differ significantly from the values that would have been used had a ready market existed for such investments and may differ materially from the values that we may ultimately realize. Further, such investments are generally subject to legal and other restrictions on resale or otherwise are less liquid than publicly traded securities. If we were required to liquidate a portfolio investment in a forced or liquidation sale, we could realize significantly less than the value at which we have recorded it.
In addition, changes in the market environment and other events that may occur over the life of the investments may cause the gains or losses ultimately realized on these investments to be different than the unrealized gains or losses reflected in the currently assigned valuations.
Changes in Valuation Techniques

During the year ended June 30, 2025, the valuation methodology for Aventiv Technologies, LLC (f/k/a Securus Technologies Holdings, Inc.) (“Aventiv”) for the Third Out Super Priority First Lien Term Loan changed from a combination of the yield analysis and market quotes to relying solely on market quotes, since market quotes were more active in the current period. The valuation methodology for the Second Out Super Priority First Lien Term Loan changed from the yield analysis and a combination of the yield analysis and waterfall recovery analysis, respectively, to solely the waterfall recovery analysis, given the performance of Aventiv. The fair value of our investment in Aventiv's Third Out Super Priority First Lien Term Loan and Second Out Super Priority First Lien Term Loan decreased to $2,287,376 and $84,422, respectively, as of June 30, 2025, a discount of $887,516 and $93, respectively, from its amortized cost, compared to the $237,243 and $9, unrealized discount, respectively, recorded at June 30, 2024.

PROSPECT FLOATING RATE AND ALTERNATIVE INCOME FUND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
During the year ended June 30, 2025, the valuation methodology for Discovery Point Retreat, LLC for the Series A Preferred Stock changed from relying solely on the enterprise value waterfall, to relying on a combination of the enterprise value waterfall and Black-Scholes Option Pricing Method, to consider the optionality of the equity position given PFLOAT's limited control. As a result of this methodology change, the fair value of our investment in Discovery Point Retreat's Series A Preferred Stock decreased to $68,802 as of June 30, 2025, a premium of $18,802 from its amortized cost, compared to the $50,000 unrealized premium recorded at June 30, 2024.
During the year ended June 30, 2025, the valuation methodology for Shutterfly Finance, LLC for the Second Lien Term Loan changed from a combination of the yield analysis and market quotes, to relying solely on market quotes, since market quotes were more active in the current period. As a result of the quoted prices, the fair value of our investment in the Second Lien Term Loan increased to $1,749,570, as of June 30, 2025, a discount of $89,755 from its amortized cost, compared to the $240,629 unrealized discount recorded at June 30, 2024.
The following table shows industries that comprise of greater than 10% of our portfolio at fair value as of June 30, 2025 and June 30, 2024:

	June 30, 2025
	Cost	Fair Value	% of Portfolio
Healthcare & Pharmaceuticals	$22,729,225	$22,902,129	27%
All Other Industries	65,675,581	62,114,467	73%
Total	$88,404,806	$85,016,596	100%

	June 30, 2024
	Cost	Fair Value	% of Portfolio
Healthcare & Pharmaceuticals	$19,518,610	$19,061,883	32%
All Other Industries	43,029,280	40,393,127	68%
Total	$62,547,890	$59,455,010	100%
As of June 30, 2025, investments in California and Texas comprised 12.0% and 10.8%, respectively, of our investments at fair value, with a cost of $10,111,172 and $10,269,586, respectively, and a fair value of $10,232,607 and $9,158,337, respectively.
As of June 30, 2024, investments in Texas and New Jersey comprised 16.2% and 13.7%, respectively, of our investments at fair value, with a cost of $9,880,107 and $8,092,657, respectively, and a fair value of $9,620,581 and $8,124,920, respectively.
The following is a reconciliation for the years ended June 30, 2025 and 2024 of investments for which significant unobservable inputs (Level 3) were used in determining fair value:

PROSPECT FLOATING RATE AND ALTERNATIVE INCOME FUND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Non-Control/Non-Affiliate Investments (less than 5.00% voting control)
	Senior Secured Loans - First Lien	Senior Secured Loans - Second Lien	Structured Subordinated Notes	Preferred Equity	Common Equity/Other	Total
Fair Value at June 30, 2024	$36,140,975	$1,559,701	$2,956,672	$100,000	$743,301	$41,500,649
Net realized gains (losses) on investments	—	—	(1,850,522)	—	(297,076)	(2,147,598)
Net change in unrealized gains (losses) on investments	392,967	61,814	331,497	73,887	(244,120)	616,045
Net realized and unrealized gains (losses) on investments	392,967	61,814	(1,519,025)	73,887	(541,196)	(1,531,553)
Purchases of investments	34,383,512	2,500,000	—	327,123	100,000	37,310,635
Payment-in-kind interest	279,107	37,865	—	—	—	316,972
Accretion (amortization) of purchase discount and premium, net	298,155	(13,130)	—	—	—	285,025
Net Reductions to Subordinated Structured Notes and related investment cost	—	—	(699,953)	—	—	(699,953)
Repayments and sales of portfolio investments	(13,947,422)	(17,640)	(28,433)	—	—	(13,993,495)
Transfers within Level 3(2)	(1,758,995)	—	—	—	1,758,995	—
Transfers into Level 3(1)	12,610,017	—	—	—	—	12,610,017
Transfers out of Level 3(1)	(12,166,512)	(1,628,610)	—	—	—	(13,795,122)
Fair Value at June 30, 2025	$56,231,804	$2,500,000	$709,261	$501,010	$2,061,100	$62,003,175

Net change in unrealized gains (losses) attributable to Level 3 investments still held at the end of the period	$(562,398)	$61,814	$315,931	$73,887	$(244,120)	$(354,886)

(1) Transfers are assumed to have occurred at the beginning of the quarter during which the asset was transferred. During the year ended June 30, 2025, one of our first lien loans and one of our second lien loans transferred out of Level 3 to Level 2 due to an increase in the level of market activity during the period. During the year ended June 30, 2025, two of our first lien loans transferred out of Level 2 to Level 3 due to a decrease in the level of market activity during the period and thus this investment was valued using observable inputs such as market yield analysis and indicative dealer quotes.

(2) Includes reorganizations and restructuring of investments.

PROSPECT FLOATING RATE AND ALTERNATIVE INCOME FUND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

	Non-Control/Non-Affiliate Investments (less than 5.00% voting control)
	Senior Secured Loans - First Lien	Senior Secured Loans - Second Lien	Senior Secured Notes	Structured Subordinated Notes	Preferred Equity	Equity/Other	Total
Fair Value at June 30, 2023	$13,232,914	$1,416,049	$271,899	$4,386,757	$—	$478,096	$19,785,715
Net realized gains on investments	(82,766)	—	(677,630)	(1,194,612)	—	—	(1,955,008)
Net change in unrealized gains (losses) on investments	(669,587)	101,624	480,967	516,892	50,000	(454,675)	25,221
Net realized and unrealized gains (losses) on investments	(752,353)	101,624	(196,663)	(677,720)	50,000	(454,675)	(1,929,787)
Purchases of investments	30,262,994	—	—	—	50,000	50,000	30,362,994
Restructuring of investments	(669,880)	—	—	—	—	669,880	—
Payment-in-kind interest	76,725	76,360	—	—	—	—	153,085
Accretion (amortization) of purchase discount and premium, net	(34,648)	(16,692)	(236)	—	—	—	(51,576)
Net Reductions to Subordinated Structured Notes and related investment cost	—	—	—	(752,365)	—	—	(752,365)
Repayments and sales of portfolio investments	(3,531,915)	(17,640)	(75,000)	—	—	—	(3,624,555)
Transfers into Level 3(1)	1,152,405	—	—	—	—	—	1,152,405
Transfers out of Level 3(1)	(3,595,267)	—	—	—	—	—	(3,595,267)
Fair Value at June 30, 2024	$36,140,975	$1,559,701	$—	$2,956,672	$100,000	$743,301	$41,500,649

Net change in unrealized gains (losses) attributable to Level 3 investments still held at the end of the period	(1,157,921)	101,624	—	516,892	50,000	(454,675)	$(944,080)

(1)Transfers are assumed to have occurred at the beginning of the quarter during which the asset was transferred. During the year ended June 30, 2024, four of our first lien loans transferred out of Level 3 to Level 2 due to a more significant level of market activity during the period and thus these investments were valued using observable inputs such as trades from an independent pricing service. During the year ended June 30, 2024, one of our first lien loans transferred out of Level 2 to Level 3 due to a less significant level of market activity during the period and thus for this investment there was less observable inputs such as trades from independent pricing services.

PROSPECT FLOATING RATE AND ALTERNATIVE INCOME FUND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The following table provides quantitative information regarding significant unobservable inputs used in the fair value measurement of Level 3 investments as of June 30, 2025:

			Unobservable Inputs
Asset Category	Fair Value	Primary Valuation Technique	Inputs	Range				Weighted Average

Senior Secured First Lien Debt	$51,519,112	Discounted Cash Flow (Yield Analysis)	Market yield	7.84%	to	15.85%		10.88%
Senior Secured First Lien Debt	179,615	Enterprise Value Waterfall (Market Approach)	EBITDA multiple	4.75x	to	7.75x		6.25x
		Enterprise Value Waterfall (Discounted cash flow)	Discount Rate	15.00%	to	17.00%		16.00%
Senior Secured First Lien Debt	2,682,544	Market Quotes	Indicative Dealer Quotes	89.68%	to	91.43%		90.55%
Senior Secured First Lien Debt	252,767	Discounted Cash Flow (Yield Analysis)	Market yield	17.21%	to	17.21%		17.21%
		Option Pricing Model	Expected Volatility	45.00%	to	55.00%		55.00%
Senior Secured First Lien Debt	80,929	Discounted Cash Flow (Yield Analysis)	Market yield	26.38%	to	26.38%		26.38%
		Option Pricing Model	Expected Volatility	45%	to	55%		55%
		Enterprise Value Waterfall (Market Approach)	EBITDA multiple	8.00x	to	9.00x		9.00x
Senior Secured First Lien Debt	1,506,771	Enterprise Value Waterfall (Market Approach)	EBITDA multiple	5.50x	to	7.50x		6.45x
Senior Secured First Lien Debt	10,066	Liquidation Scenario	EBITDA multiple	1.00x	to	1.00x		1.00x
Senior Secured Loans-Second Lien	2,500,000	Enterprise Value Waterfall (Market Approach)	Purchase Price	N/A	to	N/A		N/A
Common Equity/Other	1,961,100	Enterprise Value Waterfall (Market Approach)	EBITDA multiple	4.00x	to	9.00x		7.22x
Common Equity/Other	100,000	Enterprise Value Waterfall (Market Approach)	Purchase Price	N/A	to	N/A		N/A
Common Equity/Warrants	—	Enterprise Value Waterfall (Market Approach)	Revenue multiple	0.00x	to	0.45x		0.00x
Preferred Equity	178,802	Option Pricing Model	Expected Volatility	55.00%	to	70.00%		64.00%
		Enterprise Value Waterfall (Market approach)	EBITDA multiple	3.25x	to	6.75x		4.90x
Preferred Equity	322,208	Enterprise Value Waterfall (Market approach)	EBITDA multiple	5.50x	to	7.25x		6.35x
Subordinated Structured Notes	709,261	Discounted Cash Flow	Discount rate	15.21%	to	17.32%	(1)(2)	16.61%	(1)(2)
	$62,003,175
(1) Represents the implied discount rate based on our internally generated single-cash flows that is derived from the fair value estimated by the corresponding multi-path cash flow model utilized by the independent valuation firm.
(2) Excludes investments that have been called for redemption or are currently marked to zero fair market value.

PROSPECT FLOATING RATE AND ALTERNATIVE INCOME FUND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
The following table provides quantitative information regarding significant unobservable inputs used in the fair value measurement of Level 3 investments as of June 30, 2024:

			Unobservable Inputs
Asset Category	Fair Value	Primary Valuation Technique	Inputs	Range				Weighted Average

Senior Secured First Lien Debt	$34,215,673	Discounted Cash Flow (Yield Analysis)	Market yield	8.72%	to	27.54%		12.46%
Senior Secured Second Lien Debt	1,559,701	Discounted Cash Flow (Yield Analysis)	Market yield	15.60%	to	18.10%		16.8%
Senior Secured First Lien Debt	1,925,302	Enterprise Value Waterfall (Market Approach)	EBITDA multiple	4.50x	to	7.50x		5.33x
Preferred Equity	100,000	Enterprise Value Waterfall (Market Approach)	EBITDA multiple	6.00x	to	7.00x		6.50x
Common Equity/Other	714,926	Enterprise Value Waterfall (Market Approach)	EBITDA multiple	4.75x	to	9.00x		8.26x
Common Equity/Other	28,375	Enterprise Value Waterfall (Market Approach)	Revenue multiple	0.40x	to	0.70x		0.55x
Subordinated Structured Notes	2,956,672	Discounted Cash Flow	Discount rate	6.13%	to	21.09%	(1)(2)	12.97%	(1)(2)
	$41,500,649
(1)Represents the implied discount rate based on our internally generated single-cash flows that is derived from the fair value estimated by the corresponding multi-path cash flow model utilized by the independent valuation firm.

(2) Excludes investments that have been called for redemption or are currently marked to zero fair market value.
For the years ended June 30, 2025, 2024, and 2023, there were $382,135, $328,250, and $0 structuring fees recognized as part of interest income on the Consolidated Statements of Operations.
For the years ended June 30, 2025, 2024, and 2023, there were accelerated original issue discounts due to repayments of $295,824, $0, and $9,966 respectively, included in interest income. For the years ended June 30, 2025, 2024, and 2023, there was no early repayment income included in interest income.
Financial Instruments Disclosed, But Not Carried at Fair Value
The following table presents the carrying value and fair value of the Company’s financial liabilities disclosed, but not carried, at fair value as of June 30, 2025 and the level of each financial liability within the fair value hierarchy:

	Carrying value	Fair Value	Level 1	Level 2	Level 3
Senior Secured Revolving Credit Facility(1)	$45,500,000	$45,500,000	$—	$—	$45,500,000
	$45,500,000	$45,500,000	$—	$—	$45,500,000

(1)As of June 30, 2025, the fair value of the Senior Secured Revolving Credit Facility was $45,500,000, the balance outstanding, and is categorized as Level 3 under ASC 820. The fair value of the Senior Revolving Credit Facility approximates the carrying value since the Senior Secured Revolving Credit Facility bears a floating rate and re-prices to market frequently.

NOTE 9 - COMMITMENTS AND CONTINGENCIES
The Company enters into contracts that contain a variety of indemnification provisions. The Company’s maximum exposure under these arrangements is unknown; however, the Company has not had prior claims or losses pursuant to these contracts. Management has reviewed the Company’s existing contracts and expects the risk of loss to the Company to be remote.
The Company has a conditional obligation to reimburse the Adviser for any payments made by the Adviser under the Expense Limitation Agreement. The Expense Limitation Agreement payments are subject to repayment by the Company within the three years following the end of the quarter in which the payment was made by the Adviser; provided that any such repayments shall be subject to the then-applicable expense limitation, if any, and the limit that was in effect at the time when the Adviser made the payment that is subject to repayment.
The Company is not currently subject to any material legal proceedings and, to the Company’s knowledge, no material legal proceedings are threatened against the Company. From time to time, the Company may be a party to certain legal proceedings

PROSPECT FLOATING RATE AND ALTERNATIVE INCOME FUND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
in the ordinary course of business, including proceedings relating to the enforcement of the Company’s rights under contracts with its portfolio companies. While the outcome of any legal proceedings cannot be predicted with certainty, the Company does not expect that any such proceedings will have a material adverse effect upon its financial condition or results of operations.
Undrawn committed revolver loans to our portfolio companies incur commitment and unused fees of 0.50%. As of June 30, 2025 and June 30, 2024, we had $656,566 and $0, respectively, of undrawn revolver loan commitments to our portfolio companies. The fair value of our undrawn committed revolvers and delayed draw term loans was $0 and $0 as of June 30, 2025 and June 30, 2024, respectively, as they were all floating rate instruments that repriced frequently.
NOTE 10 - REVOLVING CREDIT FACILITIES
Credit Facility
On May 16, 2019, the Company established a $50 million senior secured revolving credit facility (the "Credit Facility”) with Royal Bank of Canada, a Canadian chartered bank, acting as administrative agent. In connection with the Credit Facility, the SPV, as borrower, and each of the other parties thereto entered into a Revolving Loan Agreement, dated as of May 16, 2019 (the "Loan Agreement").
The Credit Facility had a maturity of May 21, 2029 and, initially, bore interest at a rate of three-month LIBOR plus 1.55%. On May 11, 2020, in connection with an extension of the ramp period for the Credit Facility from May 15, 2020 to November 15, 2020, the Company agreed to the increased interest rate of three-month LIBOR plus 2.20% on the Credit Facility for the period from May 16, 2020 through November 15, 2020. Effective November 10, 2020, the end date of the ramp period of the Credit Facility was extended again, from November 15, 2020 to May 14, 2021. As a result, the interest rate on borrowings under the Credit Facility of the three-month LIBOR plus 2.20% was extended through May 14, 2021. On May 11, 2021, the end date of the ramp period of the Credit Facility was further extended from May 14, 2021 to November 15, 2021. As a result, the interest rate on borrowings under the Credit Facility of the three-month LIBOR plus 2.20% was extended through November 15, 2021. On August 26, 2021, the end date of the ramp period of the Credit Facility was further extended from November 15, 2021 to August 25, 2022. In exchange, the interest rate on borrowings under the Credit Facility of the three-month LIBOR plus 2.20% was extended permanently. On July 6, 2022, the end date of the ramp period of the Credit Facility was further extended from August 25, 2022 to August 25, 2023. In connection with such extension, the interest rate on borrowings under the Credit Facility was amended from three-month LIBOR plus 2.20% to Secured Overnight Financing Rate ("SOFR") plus 2.20%. On March 24, 2023, (i) the end date of the ramp period of the Credit Facility was further extended from August 25, 2023 to October 25, 2023 and (ii) the Loan Agreement was amended to require sales of collateral and/or receipt of capital contributions in a combined amount to have generated proceeds (on a trade date basis) (x) during the period from March 24, 2023 through April 30, 2023, in the Initial Amount (the "Initial Amount") of $4,000,000, and (y) during each month thereafter in an amount equal to $2,000,000 (the "Required Amount") with any amount in excess of the total Required Amount plus the Initial Amount contributing to the Required Amount for the next month. In connection with such extension and amendment, the interest rate on borrowings under the Credit Facility was reduced from SOFR plus 2.20% to SOFR plus 1.55%. The Credit Facility was secured by substantially all of the SPV’s properties and assets. Under the Loan Agreement, the SPV made certain customary representations and warranties and was required to comply with various covenants, including reporting requirements and other customary requirements for similar credit facilities. The Loan Agreement included usual and customary events of default for credit facilities of this nature. On November 7, 2022, Royal Bank of Canada granted a waiver of any non-compliance with certain waterfall provisions in the Loan Agreement that may have occurred prior to November 7, 2022. Further non-compliance with certain waterfall provisions was permitted through January 31, 2023.
During the years ended June 30, 2025, 2024, and 2023, we recorded $0, $264,524, and $1,258,907, respectively, of interest costs and amortization of financing costs on the Credit Facility as interest expense. During the years ended June 30, 2025, 2024, and 2023, we realized a loss on the extinguishment of debt in the amount of $0, $66,844 and $0, respectively.
Senior Secured Revolving Credit Facility
On September 21, 2023, the Company entered into a senior secured revolving credit agreement (the "Senior Secured Revolving Credit Facility"), by and among the Company, as borrower, the lenders party thereto, and SMBC, as administrative agent. In conjunction with the closing of the Senior Secured Revolving Credit Facility, we terminated the Credit Facility. As of June 30, 2025, there was a $45,500,000 balance on the Senior Secured Revolving Credit Facility.
The Senior Secured Revolving Credit Facility provides for borrowings in U.S. dollars and certain agreed upon foreign currencies in an initial aggregate amount of up to $20,000,000 with an option for the Company to request, at one or more times, that existing and/or new lenders, at their election, provide up to $150,000,000 in aggregate. The Senior Secured Revolving Credit Facility provides for swingline loans in an aggregate principal amount at any time outstanding that will not exceed $5,000,000. On January 30, 2024, the Company entered into the first amendment (the "First Amendment") to the Senior Secured Revolving Credit Facility. Among other changes, the First Amendment amends the original Senior Secured Revolving Credit Facility to provide for an increase in the aggregate commitment from $20,000,000 to $65,000,000. On February 1, 2024,

PROSPECT FLOATING RATE AND ALTERNATIVE INCOME FUND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
there was an automatic commitment increase which increased the aggregate commitment from $65,000,000 to $75,000,000. Availability under the Senior Secured Revolving Credit Facility will terminate on the earlier of the commitment termination date of September 19, 2025 ("Commitment Termination Date") or the date of termination of the revolving commitments thereunder, and the outstanding loans under the Senior Secured Revolving Credit Facility will mature on September 21, 2026. The Senior Secured Revolving Credit Facility also requires mandatory prepayment of interest and principal upon certain events, including after the date of termination of the revolving commitments thereunder from asset sales, extraordinary receipts, returns of capital, equity issuances, and incurrence of indebtedness, with certain exceptions and minimum amount thresholds.
Borrowings under the Senior Secured Revolving Credit Facility are subject to compliance with a borrowing base test. Amounts drawn under the Senior Secured Revolving Credit Facility in U.S. dollars will bear interest at either term SOFR plus a credit spread adjustment of 0.10% plus 2.5%, or the prime rate plus 1.5%. The Company may elect either the term SOFR or prime rate at the time of drawdown, and loans denominated in U.S. dollars may be converted from one rate to another at any time at the Company’s option, subject to certain conditions. Amounts drawn under the Senior Secured Revolving Credit Facility in other permitted currencies will bear interest at the relevant rate specified therein plus 2.5%.
During the period commencing on September 21, 2023 and ending on the earlier of the Commitment Termination Date or the date of termination of the revolving commitments under the Senior Secured Revolving Credit Facility, the Company will pay a commitment fee of 0.375% per annum (based on the immediately preceding quarter’s average usage) on the daily unused amount of the commitments then available thereunder.
In connection with the Senior Secured Revolving Credit Facility, the Company has made certain representations and warranties and must comply with various covenants and reporting requirements customary for facilities of this type. In addition, the Company must comply with the following financial covenants with respect to the Company and its consolidated subsidiaries: (a) the Company must maintain a minimum shareholders’ equity, measured as of each fiscal quarter end; and (b) the Company must maintain at all times an asset coverage ratio not less than 150%.
The Senior Secured Revolving Credit Facility contains events of default customary for facilities of this type. Upon the occurrence of an event of default, the administrative agent, at the request of the required lenders, may terminate the commitments and declare the outstanding advances and all other obligations under the Senior Secured Revolving Credit Facility immediately due and payable.
The Company’s obligations under the Senior Secured Revolving Credit Facility are guaranteed by Prospect Flexible Funding, LLC, a subsidiary of the Company, and will be guaranteed by certain domestic subsidiaries of the Company that are formed or acquired by the Company in the future. The Company’s obligations under the Senior Secured Revolving Credit Facility are secured by a first priority security interest in substantially all of the assets of the Company and certain of the Company’s subsidiaries.
As of June 30, 2025, we had $45,500,000 outstanding on our Senior Secured Revolving Credit Facility. As of June 30, 2025, the investments used as collateral for the Senior Secured Revolving Credit Facility had an aggregate fair value of $85,016,596, which represents 100% of our total investments for the period. As of June 30, 2025, cash balances of $1,511,158 were used as collateral for the Senior Secured Revolving Credit Facility. The fair value of the Senior Secured Revolving Credit Facility was $45,500,000 and is categorized as Level 3 under ASC 820 as of June 30, 2025. The fair value of the Senior Secured Revolving Credit Facility approximates its carrying value as the Senior Secured Revolving Credit Facility is repriced to a market rate of interest frequently.
As of June 30, 2024, we had $27,800,000 outstanding on our Senior Secured Revolving Credit Facility. As of June 30, 2024, the investments used as collateral for the Senior Secured Revolving Credit Facility had an aggregate fair value of $59,455,010, which represents 100% of our total investments for the period. As of June 30, 2024, cash balances of $5,417,977 were used as collateral for the Senior Secured Revolving Credit Facility. The fair value of the Senior Secured Revolving Credit Facility was $27,800,000 and is categorized as Level 3 under ASC 820 as of June 30, 2024. The fair value of the Senior Secured Revolving Credit Facility is equal to its carrying value as the Senior Secured Revolving Credit Facility is repriced to a market rate of interest frequently.
In connection with the origination of the Senior Secured Revolving Credit Facility, we incurred $1,205,721 in fees, all of which are being amortized over the term of the Senior Secured Revolving Credit Facility. As of June 30, 2025, $530,441 remains to be amortized and is reflected as deferred financing costs on the Consolidated Statements of Assets and Liabilities.
During the years ended June 30, 2025, 2024, and 2023, we recorded $3,745,639, $979,148 and $0, respectively, of interest costs and amortization of financing costs on the Senior Secured Revolving Credit Facility as interest expense.
For the years ended June 30, 2025, 2024, and 2023, the average stated interest rate (i.e., rate in effect plus the spread) was 7.30%, 7.80%, and 6.26% respectively, under the Senior Secured Revolving Credit Facility and Credit Facility/Senior Secured Revolving Credit Facility.

PROSPECT FLOATING RATE AND ALTERNATIVE INCOME FUND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
For the years ended June 30, 2025, 2024, and 2023, average outstanding borrowings under the Senior Secured Revolving Credit Facility and Credit Facility/Senior Secured Revolving Credit Facility was $44,141,918, $8,199,454, and $16,677,151, respectively.
Refer to Note 14 regarding subsequent events relating to the Senior Secured Revolving Credit Facility.

PROSPECT FLOATING RATE AND ALTERNATIVE INCOME FUND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
NOTE 11- FINANCIAL HIGHLIGHTS
The following is a schedule of financial highlights for each of the five years ended June 30, 2025:

	Year Ended	Year Ended	Year Ended	Year Ended	Year Ended
	June 30, 2025	June 30, 2024	June 30, 2023	June 30, 2022	June 30, 2021
Per Share Data(a):	Class A	Class A	Class A	Class A	Class A
Net asset value at beginning of year	$4.69	$6.10	$7.03	$8.36	$8.28
Net investment income (loss)	0.41	(0.06)	0.20	0.31	(0.08)
Net realized and unrealized (losses) gains on investments	(0.27)	(0.55)	(0.65)	(1.05)	0.82
Net realized (losses) on extinguishment of debt	—	(0.02)	—	—	—
Net increase (decrease) in net assets resulting from operations	0.14	(0.63)	(0.45)	(0.74)	0.74
Distributions(b)
Return of capital distributions(f)	(0.06)	(0.20)	(0.28)	(0.16)	(0.46)
Distributions from net investment income(f)	(0.30)	(0.19)	(0.20)	(0.43)	(0.19)
Total Distributions	(0.36)	(0.39)	(0.48)	(0.59)	(0.65)
Offering costs	—	—	—	—	—
Other(c)	0.03	(0.39)(e)	—	—	(0.01)
Net asset value at end of year	$4.50	$4.69	$6.10	$7.03	$8.36
Total return based on net asset value (d)	3.68%	(17.39)%	(6.67)%	(9.60)%	9.03%

Supplemental Data:
Net assets at end of year	$39,978,083	$31,263,560	$14,693,862	$16,700,975	$19,947,807
Average net assets	$38,598,862	$18,543,454	$15,303,274	$18,912,658	$20,055,524
Weighted average shares outstanding	8,882,943	3,787,892	2,383,649	2,380,229	2,377,461
Ratio to average net assets:
Total annual expenses	19.06%	19.86%	21.06%	15.70%	20.07%
Total annual expenses (after expense limitation agreement/expense waivers)	14.93%	17.45%	18.3%	12.47%	18.44%
Net investment income (loss)	9.41%	(1.16)%	3.20%	3.95%	(0.93)%

Portfolio Turnover	25.79%	26.67%	—%	35.34%	17.83%

(a) Calculated based on weighted average shares outstanding.
(b) The per share data for distributions is the actual amount of distributions paid or payable per share of common stock outstanding during the year. Distributions per share are rounded to the nearest $0.01.

(c) The amount shown represents the balancing figure derived from the other figures in the schedule, and is primarily attributable to the accretive effects from the sales of the Company’s shares and the effects of share repurchases during the year.
(d) Total return is based upon the change in net asset value per share between the opening and ending net asset values per share during the year and assumes that distributions are reinvested in accordance with the Company’s distribution reinvestment plan. The computation does not reflect the sales load for any class of shares. Total return based on market value is not presented since the Company’s shares are not publicly traded.
(e) The amounts shown for the year ended June 30, 2024 represent the balancing figure derived from the other figures in the schedule, and is primarily attributable to the effect from the accepted subscription agreement from the Adviser for the sale of $20 million of the Class A shares and the impact of the large influx of investments purchased during the year.

(f) The amounts reflected for the years ended June 30, 2024, 2023, 2022 and 2021 were updated based on tax information received subsequent to our Form 10-K filing for the years ended June 30, 2024, 2023, 2022 and 2021. Certain reclassifications have been made in the presentation of prior period amounts. See Note 2 and Note 6 within the accompanying notes to the consolidated financial statements for further discussion.

PROSPECT FLOATING RATE AND ALTERNATIVE INCOME FUND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Year Ended June 30,
2025 (f)
Per Share Data(a):	Class I
Net asset value at beginning of year	$4.65
Net investment income (loss)	0.34
Net realized and unrealized (losses) on investments	(0.23)
Net increase/(decrease) in net assets resulting from operations	0.11
Distributions(b)
Return of capital distributions	(0.06)
Distributions from net investment income	(0.21)
Total Distributions	(0.27)
Offering costs	—
Other(c)(e)	0.01
Net asset value at end of year	$4.50
Total return based on net asset value(d)	2.52%

Supplemental Data:
Net assets at end of year	$10,054
Average net assets	$10,168
Weighted average shares outstanding	2,237
Ratio to average net assets:
Total annual expenses(e)	18.25%
Total annual expenses (after expense limitation agreement/expense waivers)(e)	13.95%
Net investment income (loss)(e)	9.89%

Portfolio Turnover	16.05%

(a) Calculated based on weighted average shares outstanding.
(b) The per share data for distributions is the actual amount of distributions paid or payable per share of common stock outstanding during the period. Distributions per share are rounded to the nearest $0.01.

(c) The amount shown represents the balancing figure derived from the other figures in the schedule, and is primarily attributable to the accretive effects from the sales of the Company’s shares and the effects of share repurchases during the period.
(d) Total return is based upon the change in net asset value per share between the opening and ending net asset values per share during the period and assumes that distributions are reinvested in accordance with the Company’s distribution reinvestment plan. The computation does not reflect the sales load for any class of shares. Total return based on market value is not presented since the Company’s shares are not publicly traded.
(e) Annualized for the year ended June 30, 2025.
(f) In connection with the Multi-Class Offering, the Company authorized the issuance of separate classes of its common stock and designated such classes Class S, Class D and Class I common stock. The registration statement was declared effective by the SEC on May 10, 2024, however, as of June 30, 2025, there are no shares of Class S or Class D common stock outstanding. The year ended June 30, 2025 represents the period from October 1, 2024 (the date the stockholders were admitted into the Company) to June 30, 2025.

PROSPECT FLOATING RATE AND ALTERNATIVE INCOME FUND, INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)
Information about our senior securities is shown in the following table since June 30, 2019. As of June 30, 2025 and June 30, 2024, our asset coverage ratio stood at 188% and 213%, respectively, based on the outstanding principal amount of our senior securities representing indebtedness.

Revolving Credit Facility	Total Amount Outstanding	Asset Coverage per Unit(1)	Involuntary Liquidating Preference per Unit(2)	Average Market Value per Unit(2)
June 30, 2025	$45,500,000	$1,879
June 30, 2024	$27,800,000	$2,125	—	—
June 30, 2023	$8,600,000	$2,709	—	—
June 30, 2022	$20,500,000	$1,815	—	—
June 30, 2021	$21,000,000	$1,950	—	—

(1) The asset coverage ratio is calculated as our consolidated total assets, less all liabilities and indebtedness not represented by senior securities, divided by secured senior securities representing indebtedness. This asset coverage ratio is multiplied by $1,000 to determine the Asset Coverage Per Unit.
(2) This column is inapplicable.
NOTE 12 - NET INCREASE (DECREASE) IN NET ASSETS PER SHARE
The following information sets forth the computation of net increase in net assets resulting from operations per share during the years ended June 30, 2025, 2024, and 2023.

Class A Shares	Year Ended June 30,
	2025	2024	2023
Net increase/(decrease) in net assets resulting from operations	$1,238,642	$(2,359,221)	$(1,085,293)
Weighted average common stock outstanding	8,882,949	3,787,892	2,383,649
Net increase/(decrease) in net assets resulting from operations per share	$0.14	$(0.63)	$(0.45)

Class I Shares(a)	Year Ended June 30,
2025
Net increase/(decrease) in net assets resulting from operations	$246
Weighted average common stock outstanding	2,237
Net increase/(decrease) in net assets resulting from operations per share	$0.11
(a) In connection with the Multi-Class Offering, the Company authorized the issuance of separate classes of its common stock and designated such classes Class S, Class D and Class I common stock. The registration statement was declared effective by the SEC on May 10, 2024, however, as of March 31, 2025, there are no shares of Class S or Class D common stock outstanding. The year ended June 30, 2025 represents the period from October 1, 2024 (the date the stockholders were admitted into the Company) to June 30, 2025.

NOTE 13 - SEGMENT REPORTING

The Company operates through a single operating and reporting segment with an investment objective to generate both current income and capital appreciation. The chief operating decision maker (“CODM”) is the Company’s chief executive officer and the CODM assesses the performance and makes operating decisions of the Company on a consolidated basis primarily based on the Company’s net increase (decrease) in net assets resulting from operations applicable to common stockholders (“net income”). In addition to numerous other factors and metrics, the CODM utilizes net income as a key metric in determining the amount of dividends to be distributed to the Company’s common stockholders. As the Company’s operations comprise of a single reporting segment, the segment assets are reflected on the accompanying consolidated statements of assets and liabilities as “total assets” and the significant segment expenses are listed on the accompanying consolidated statement of operations.
NOTE 14 - SUBSEQUENT EVENTS
Management has evaluated all known subsequent events through the date of issuance of these consolidated financial statements and notes the following:
Issuance of Common Stock
For the period beginning July 1, 2025 and ending September 3, 2025, the Company issued 90,155 shares of its Class A common stock pursuant to its distribution reinvestment plan in the amount of $402,091.

Repurchase Offer

On June 26, 2025, under our share repurchase program, we made a tender offer to purchase up to the number of shares of our issued and outstanding Class A and Class I common stock we could repurchase with the cash we retained during the quarter ended March 31, 2025 as a result of issuing shares through our distribution reinvestment plan to those shareholders who elected to receive their distributions in the form of additional shares rather than in cash. The total cash retained during the quarter ended March 31, 2025 as a result of issuing shares through our distribution reinvestment plan prior to this tender offer was approximately $751,301. The tender offer was for cash at a price equal to the net asset value per share as of July 31, 2025. The offer expired at 4:00 P.M., Eastern Time, on July 30, 2025, and a total of 65,840 shares were validly tendered and not withdrawn pursuant to the offer as of such date. In accordance with the terms of the offer, the Company purchased all 65,840 shares validly tendered and not withdrawn at a price equal to $4.53 per share for an aggregate purchase price of approximately $298,257.
Investment Activity
During the period beginning July 1, 2025 and ending September 3, 2025, the Company sold 9 investments in portfolio companies totaling $14,469,469.
During the period beginning July 1, 2025 and ending September 3, 2025, the Company made an investment in portfolio companies totaling $4,100,000.
On August 1, 2025, Amneal Pharmaceuticals LLC fully repaid the $1,405,660 First Lien Term Loan to us at par.
On August 15, 2025, Druid City Infusion, LLC repaid the $953,750 First Lien Term Loan to us at par.
Senior Secured Revolving Credit Facility and OZK Credit Facility
On July 8, 2025, we drew $3,400,000 on the Senior Secured Revolving Credit Facility. On July 25, 2025, August 4, 2025 and August 7, 2025, we repaid $4,700,000, 3,000,000 and 7,400,000 on the Senior Secured Revolving Credit Facility, respectively.
On August 12, 2025, the Company, as servicer, entered into a $75 million senior secured revolving credit facility (the “OZK Credit Facility”) with Bank OZK, as facility agent, the Company’s wholly-owned financing subsidiary, Prospect Flexible Funding, LLC, as borrower, and the lenders party thereto.
In conjunction with the closing of the OZK Credit Facility, we terminated the Senior Secured Revolving Credit Facility. On August 18, 2025 and August 20, 2025, we repaid $5,800,000 and $1,000,000 on the OZK Credit Facility, respectively. On August 27, 2025 we drew $4,000,000 on the OZK Credit Facility. As of September 3, 2025, there was no balance on the Senior Secured Revolving Credit Facility. As of September 3, 2025, there was a $40,200,000 outstanding OZK Credit Facility balance.
The OZK Credit Facility is scheduled to mature on August 10, 2029 and generally bears interest at a rate of one-month SOFR + 2.50%. The OZK Credit Facility is secured by assets of the borrower. Under the Loan and Servicing Agreement, dated as of August 12, 2025, (the “Loan Agreement”), the borrower has made certain customary representations and warranties and is required to comply with various covenants, including borrowing restrictions, reporting requirements and other customary requirements for similar credit facilities. The Loan Agreement includes usual and customary events of default for credit facilities of this nature.
Expense Limitation Agreement
On July 25, 2025, the Company entered into a Sixth Amended and Restated Expense Limitation Agreement (the "Sixth Amended and Restated ELA") with the Adviser, which amended and restated the ELA, which was previously amended and restated on July 7, 2021, August 23, 2022, April 24, 2023 May 13, 2024, and February 12, 2025 to extend the period during which the Adviser has agreed to waive its investment advisory fees under the Investment Advisory Agreement, dated April 20, 2021, by and between the Company and the Adviser, and also requires the Adviser to reimburse the Company for certain other expenses in order to limit the Company’s operating expenses to an annual rate, expressed as a percentage of the Company’s average quarterly net assets, equal to 0.00%. The Sixth Amended and Restated ELA is in effect from July 1, 2025 until the quarter ending December 31, 2026. The Sixth Amended and Restated ELA permits for expenses waived or reimbursed by the Adviser to be recouped by the Adviser in accordance with the terms of the Sixth Amended and Restated ELA. However, pursuant to the terms of the Sixth Amended and Restated ELA, given the 0.00% annual rate, the expenses waived or reimbursed by the Adviser under the Sixth Amended and Restated ELA will effectively not be subject to recoupment. Other than these changes, the terms and conditions of the Fifth Amended and Restated ELA are identical to those of the ELA.
Item 9: Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
Not applicable.
Item 9A: Controls and Procedures

Evaluation of Disclosure Controls and Procedures
As of June 30, 2025, we evaluated the effectiveness of the design and operation of our disclosure controls and procedures (as defined in Rule 13a-15(e) of the Exchange Act). Based on that evaluation, our management, including the Chief Executive Officer and Chief Financial Officer, concluded that our disclosure controls and procedures were effective and provided reasonable assurance that information required to be disclosed in our periodic SEC filings is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms, and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosure. However, in evaluating the disclosure controls and procedures, management recognized that any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives, and management was necessarily required to apply its judgment in evaluating the cost-benefit relationship of such possible controls and procedures.
Report of Management on Internal Control Over Financial Reporting
Management is responsible for establishing and maintaining adequate internal control over financial reporting, and for performing an assessment of the effectiveness of internal control over financial reporting as of June 30, 2024. Internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. The Company’s internal control over financial reporting includes those policies and procedures that (i) pertain to assets of the Company; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the Company are being made only in accordance with authorizations of management and directors of the Company; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the Company’s assets that could have a material effect on the financial statements.
Management performed an assessment of the effectiveness of the Company’s internal control over financial reporting as of June 30, 2025, based upon criteria in Internal Control—Integrated Framework (2013) issued by the Committee of Sponsoring Organizations of the Treadway Commission (“COSO”). Based on this assessment, management has concluded that the Company’s internal control over financial reporting was effective as of June 30, 2025 based on Internal Control—Integrated Framework (2013) issued by COSO.
Inherent Limitations on Effectiveness of Controls
A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of its inherent limitations, internal control over financial reporting may not prevent or detect all control issues or misstatements. Accordingly, our controls and procedures are designed to provide reasonable, not absolute, assurance that the objectives of our control system are met. Projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become adequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.
Changes in Internal Control

There were no changes in our internal control over financial reporting during the quarter ended June 30, 2025, that have materially affected, or are reasonably likely to materially affect our internal control over financial reporting.
Item 9B. Other Information
During the year ended June 30, 2025, no director or officer of the Company adopted or terminated a "Rule 10b5-1 trading arrangement" or "non-Rule 10b5-1 trading arrangement," as each term is defined in Item 408 of Regulation S-K.

We have adopted insider trading policies and procedures governing the purchase, sale, and disposition of our securities by our officers and directors that are reasonably designed to promote compliance with insider trading laws, rules and regulations.
Item 9C. Disclosure Regarding Foreign Jurisdictions that Prevent Inspections
Not applicable.

PART III
Item 10. Directors, Executive Officers and Corporate Governance
The information required by Item 10 is hereby incorporated by reference from our 2025 Proxy Statement, to be filed with the SEC within 120 days following the end of our fiscal year.
Item 11. Executive Compensation

The information required by Item 11 is hereby incorporated by reference from our 2025 Proxy Statement, to be filed with the SEC within 120 days following the end of our fiscal year.

Item 12. Security Ownership of Certain Beneficial Owners and Management and Related Stockholder Matters
The information required by Item 12 is hereby incorporated by reference from our 2025 Proxy Statement, to be filed with the SEC within 120 days following the end of our fiscal year.

Item 13. Certain Relationships and Related Transactions, and Director Independence
The information required by Item 13 is hereby incorporated by reference from our 2025 Proxy Statement, to be filed with the SEC within 120 days following the end of our fiscal year.

Item 14. Principal Accounting Fees and Services
The information required by Item 14 is hereby incorporated by reference from our 2025 Proxy Statement, to be filed with the SEC within 120 days following the end of our fiscal year.

PART IV

Item 15. Exhibits, Financial Statement Schedules
The following documents are filed as part of this Annual Report:
1.Financial Statements – See the Index to Consolidated Financial Statements in Item 8 of this report.
2.Exhibits – The following exhibits are filed as part of this report or hereby incorporated by reference to exhibits previously filed with the SEC (according to the number assigned to them in Item 601 of Regulation S-K):
Exhibit No.
3.1     Fourth Amended Articles of Incorporation(21)
3.2     Articles Supplementary(20)
3.3     Articles Supplementary(14)
3.4    Articles of Merger of the Registrant(17)
3.5    Articles of Amendment(11)
3.6    Articles of Amendment(10)
3.7     Third Amended and Restated Bylaws(12)
3.8    Articles of Amendment(8)
3.9    Fourth Amended and Restated Bylaws(9)
4.1    Description of Securities (22)
10.1    First Amended and Restated Investment Advisory Agreement, by and between Prospect Flexible Income Fund, Inc.
and Prospect Capital Management L.P.(6)
10.2     Third Amended and Restated Expense Limitation Agreement, by and between Prospect Floating Rate and Alternative
Income Fund, Inc. and Prospect Capital Management L.P.(7)
10.3     Fourth Amended and Restated Expense Limitation Agreement, by and between Prospect Floating Rate and Alternative
Income Fund, Inc. and Prospect Capital Management L.P. (2)
10.4    Fifth Amended and Restated Expense Limitation Agreement, by and between Prospect Floating Rate and Alternative Income Fund, Inc. and Prospect Capital Management L.P.(24)
10.5    Sixth Amended and Restated Expense Limitation Agreement, by and between Prospect Floating Rate and Alternative Income Fund, Inc. and Prospect Capital Management L.P.(25)

10.6    Distribution Reinvestment Plan(1)
10.7     Form of Dealer Manager Agreement(3)
10.8     Senior Secured Revolving Credit Agreement, by and between Prospect Floating Rate and Alternative Income
Fund Inc. and Sumitomo Mitsui Banking Corporation (11)
10.9    First Amended and Restated Administration Agreement, by and between TP Flexible Income Fund, Inc. and Prospect
Administration LLC(15)
10.10    Agreement and Plan of Merger, dated August 10, 2018, between the Registrant and Pathway Capital Opportunity
Fund, Inc.(19)
10.11    Amended and Restated Agreement and Plan of Merger, dated February 12, 2019, between the Registrant and Pathway
Capital Opportunity Fund, Inc.(18)
10.12    License Agreement between the Registrant and Prospect Capital Investment Management, LLC(13)
10.13    Document Custody Agreement, by and between Prospect Floating Rate and Alternative Income Fund, Inc. and U.S
Bank National Association (4)
10.14    Securities Custody Agreement, by and between Prospect Floating Rate and Alternative Income Fund, Inc. and U.S
Bank Trust Company, National Association (5)
10.15    Loan and Servicing Agreement dated as of August 12, 2025 among Prospect Flexible Funding, LLC as Borrower, Prospect Floating Rate and Alternative Income Fund, Inc. as Servicer, the Lenders from time to time party thereto as Lenders, the Managing Agents from time to time party thereto as Managing Agents, U.S. Bank Trust Company, National Association as Calculation Agent, Paying Agent and Documentation Agent and Bank OZK as Facility Agent (26)
14.1    Amended Code of Ethics(16)
21.1    Subsidiaries (23)
31.1     Certification by Chief Executive Officer pursuant to Exchange Act Rule 13a-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 *
31.2     Certification by Chief Financial Officer pursuant to Exchange Act Rule 13a-14(a), as adopted pursuant to Section 302 of the Sarbanes-Oxley Act of 2002 *
32.1     Certification by Chief Executive Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 *
32.2    Certification by Chief Financial Officer pursuant to 18 U.S.C. Section 1350, as adopted pursuant to Section 906 of the Sarbanes-Oxley Act of 2002 *
101.INS Inline XBRL Instance Document - the instance document does not appear in the Interactive Data File because XBRL tags are embedded within the Inline XBRL document*
101.SCH Inline XBRL Taxonomy Extension Schema Document*
101.CAL Inline XBRL Taxonomy Extension Calculation Linkbase Document*
101.DEF Inline XBRL Taxonomy Extension Definition Linkbase Document*
101.LAB Inline XBRL Taxonomy Extension Label Linkbase Document*
101.PRE Inline XBRL Taxonomy Extension Presentation Linkbase Document*
104 Cover Page Interactive Data File (embedded within the Inline XBRL document)
________________________
*    Filed herewith.
(1)Incorporated by reference to Exhibit 2(e) to the Post-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-2 (SEC File No. 333-274497) filed with the SEC on June 7, 2024.

(2)Incorporated by reference to Exhibit 10.3 to the Registrant's Quarterly Report on Form 10-Q, filed with the SEC on May 13 , 2024.
(3)Incorporated by reference to Exhibit h(1) to the Pre-Effective Amendment No. 3 to the Registrant’s Registration Statement on Form N-2 (SEC File No. 333-274497) filed with the SEC on April 8, 2024.
(4)Incorporated by reference to Exhibit 10.10 to the Registrant's Annual Report on Form 10-K, filed with the SEC on September 27, 2023.
(5)Incorporated by reference to Exhibit 10.11 to the Registrant's Annual Report on Form 10-K, filed with the SEC on September 27, 2023.
(6)Incorporated by reference to Exhibit 10.5 to the Registrant's Annual Report on Form 10-K, filed with the SEC on September 6, 2023.
(7)Incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K, filed with the SEC on April 25, 2023.
(8)Incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K, filed with the SEC on September 21, 2022.
(9)Incorporated by reference to Exhibit 3.2 to the Registrant's Current Report on Form 8-K, filed with the SEC on September 21, 2022.
(10)Incorporated by reference to Exhibit 3.1 to the Registrant's Current Report on Form 8-K, filed with the SEC on January 11, 2022.
(11)Incorporated by reference to Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-Q, filed with the SEC on November 8, 2021.
(12)Incorporated by reference to Exhibit 2(a)(4) to the Post-Effective Amendment No. 3 to the Registrant’s Registration Statement on Form N-2 (SEC File No. 333-230251) filed with the SEC on August 6, 2020.
(13)Incorporated by reference to Exhibit 2(k)(5) to the Post-Effective Amendment No. 3 to the Registrant’s Registration Statement on Form N-2 (SEC File No. 333-230251) filed with the SEC on August 6, 2020.
(14)Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on September 23, 2019.
(15)Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on June 20, 2019.
(16)Incorporated by reference to Exhibit 14.1 to the Registrant’s Current Report on Form 8-K, filed on April 26, 2019.
(17)Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, filed with the SEC on April 1, 2019.
(18)Incorporated by reference to Annex A to the Registrant’s Amendment No. 1 to Registration Statement on Form N-14 (SEC File No. 333-226811) filed with the SEC on February 13, 2019.
(19)Incorporated by reference to Annex A to the Registrant’s Registration Statement on Form N-14 (SEC File No. 333-226811) filed with the SEC on August 13, 2018.
(20)Incorporated by reference to Exhibit 2(a)(1) to the Pre-Effective Amendment No. 1 to the Registrant’s Registration Statement on Form N-2 (SEC File No. 333-206730) filed with the SEC on March 3, 2016.
(21)Incorporated by reference to Exhibit 2(a) to the Post-Effective Amendment No. 7 to the Registrant’s Registration Statement on Form N-2 (SEC File No. 333-174873) filed with the SEC on November 1, 2013.
(22)Incorporated by reference to Exhibit 4.1 to the Registrant's Annual Report on Form 10-K, filed with the SEC on September 12, 2024.
(23)Incorporated by reference to Exhibit 21.1 to the Registrant's Annual Report on Form 10-K, filed with the SEC on September 12, 2024.
(24)Incorporated by reference to Exhibit 10.1 to the Registrant's Quarterly Report on Form 10-Q, filed with the SEC on February 13 , 2025.
(25)Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on July 25, 2025.
(26)Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K, filed on August 13, 2025.

Item 16. Form 10-K Summary
Not applicable.

SIGNATURES

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized on September 3, 2025.

PROSPECT FLOATING RATE AND ALTERNATIVE INCOME FUND, INC.

    By: /s/ M. Grier Eliasek
    M. Grier Eliasek
    Chief Executive Officer
    (Principal Executive Officer)

    By: /s/ Kristin Van Dask
    Kristin Van Dask
    Chief Financial Officer
    (Principal Accounting and Financial Officer)

Pursuant to the requirements of the Securities Exchange Act of 1934, this report has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

/s/ M. GRIER ELIASEK	/s/ ANDREW C. COOPER
M. Grier Eliasek	Andrew C. Cooper
Chief Executive Officer and Director	Director
(Principal Executive Officer)	September 3, 2025
September 3, 2025

/s/ KRISTIN L. VAN DASK	/s/ WILLIAM J. GREMP
Kristin L. Van Dask	William J. Gremp
Chief Financial Officer	Director
(Principal Accounting and Financial Officer)	September 3, 2025
September 3, 2025
/s/ EUGENE S. STARK
Eugene S. Stark
Director
September 3, 2025